Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-177262

Minimum Offering: 3,000,000 Shares

Maximum Offering: 4,000,000 Shares

Wheeler Real Estate Investment Trust, Inc.

Common Stock

This is the initial public offering of Wheeler Real Estate Investment Trust, Inc. We are offering a minimum of 3,000,000 shares and a maximum of 4,000,000 shares of our common stock.

The initial public offering price of our common stock is $5.25 per share. Currently, no established public trading market exists for our shares. At the completion of this offering our common stock will be listed on the Nasdaq Capital Market under the symbol “WHLR.” We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). We intend to elect to be taxed and to operate in a manner that will allow us to qualify as a real estate investment trust (“REIT”) for federal income tax purposes commencing with our taxable year ending December 31, 2012.

Investing in our common stock involves risks. You should read the section entitled “Risk Factors” beginning on page 15 of this prospectus for a discussion of certain risk factors that you should consider before investing in our common stock. Such risks include, amount others:

•	We have no operating history as a REIT or a publicly traded company, nor established financing sources, and may not be able to successfully operate as a REIT or a publicly traded company.
•	Our portfolio is dependent upon regional and local economic conditions and is geographically concentrated in the Mid-Atlantic, Southeast and Southwest.
•	Our estimated cash available for distribution is insufficient to cover our anticipated annual dividend, which will require us to use proceeds from this offering to fund distributions.
•	We expect to have approximately $25.2 million of indebtedness outstanding following this offering, which may expose us to the risk of default under our debt obligations.
•	Our success depends on key personnel and the loss of such key personnel could adversely affect our ability to manage our business or implement our growth strategies.
•	We may be unable to identify, acquire or operate properties successfully, which could harm our financial condition and ability to pay distributions.
•	Our Administrative Services Company will face conflicts of interest caused by its arrangements with us, which could result in actions that are not in the long-term best interests of our stockholders.
•	We may assume unknown liabilities in connection with our formation transactions, and any recourse against third parties may be limited.
•	Failure to qualify as a REIT would have significant adverse consequences to us and the value of our common stock.

		Total
	Per Share	Minimum Offering	Maximum Offering
Public offering price	$5.25	$15,750,000.00	$21,000,000.00
Placement fee(1)	$0.3675	$1,102,500.00	$1,470,000.00
Proceeds, before expenses, to us(2)	$4.8825	$14,647,500.00	$19,530,000.00

(1)

The placement fee will be 7% of the public offering price, or $0.3675 per share. The placement fee does not reflect additional compensation to the placement agents in the form of a non-accountable expense allowance of 1.5% or $0.07875 per share. See “Plan of Distribution.”

(2)	The total expenses of this offering, excluding the placement fee and expenses, are approximately $1,025,000.

The placement agents must sell the minimum number of securities offered (3,000,000 shares) if any are sold. The placement agents are required to use only its best efforts to sell the securities offered. The offering will terminate upon the earlier of: (i) a date mutually acceptable to us and our placement agents after which the minimum offering is sold or (ii) December 22, 2012. Until we sell at least 3,000,000 shares, all investor funds will be held in an escrow account at SunTrust Bank, Richmond, Virginia. If we do not sell at least 3,000,000 shares by December 22, 2012, all funds will be promptly returned to investors (within one business day) without interest or deduction. If we complete this offering, net proceeds will be delivered to our company on the closing date. If we complete this offering, then on the closing date, we will issue common stock to investors in the offering.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Wellington Shields & Co., LLC	Capitol Securities Management, Inc.

The date of this prospectus is November 13, 2012.

WHEELER

REAL ESTATE INVESTMENT TRUST

Initial Properties

Monarch Bank Branch
Virginia Beach, VA

AMSCOT

Amscot Building
Tampa, FL

The Shoppes at Eagle Harbor
Carrollton, VA

Riversedge North
Virginia Beach, VA

Walnut Hill Plaza
Petersburg, VA

Shoppes at TJ Maxx
Richmond, VA

Perimeter Square
Tulsa, OK

Lumber River Village
Lumberton, NC

You should rely only on the information contained in this document or to which we have referred you. We have not, and the placement agents have not, authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

We use market data, demographic data, industry forecasts and projections throughout this prospectus. We have obtained certain market and industry data from publicly available industry publications. These sources generally state that the information they provide has been obtained from sources believed to be reliable, but that the accuracy and completeness of the information are not guaranteed. The forecasts and projections are based on historical market data, and there is no assurance that any of the projected amounts will be achieved. We believe that the market and industry research others have performed are reliable, but we have not independently verified this information.

i

Prospectus Summary

You should read the following summary together with the more detailed information regarding our company and the historical and pro forma financial statements appearing elsewhere in this prospectus, including under the caption “Risk Factors.” References in this prospectus to “we,” “our,” “us” and “our company” refer to Wheeler Real Estate Investment Trust, Inc., a Maryland corporation, together with our consolidated subsidiaries, including Wheeler REIT, L.P., a Virginia limited partnership, of which we are the sole general partner (our “Operating Partnership”). References to our predecessor (“Predecessor”) refer to the five entities and properties that are under the common control of Jon S. Wheeler to be contributed to or purchased by our Operating Partnership pursuant to the formation transactions described elsewhere in this prospectus. Unless otherwise indicated, the information contained in this prospectus is as of June 30, 2012 and assumes the common units of limited partner interest in our Operating Partnership, or common units, to be issued in the formation transactions are valued at $5.25 per unit. Each common unit is redeemable for cash equal to the then-current market value of one share of common stock or, at our option, one share of our common stock, commencing 12 months following the completion of this offering. For the meanings of all defined terms used herein, please refer to the Glossary at page 160.

Wheeler Real Estate Investment Trust, Inc.

Overview

We are a Maryland corporation formed with the principle objective of acquiring, financing, developing, leasing, owning and managing income producing assets such as strip centers, neighborhood centers, grocery-anchored centers, community centers and free-standing retail properties. Our strategy is to opportunistically acquire and reinvigorate well-located, potentially dominant retail properties in secondary and tertiary markets that generate attractive risk-adjusted returns. We will target competitively protected properties in communities that have stable demographics and have historically exhibited favorable trends, such as strong population and income growth. We generally lease our properties to national and regional retailers that offer consumer goods and generate regular consumer traffic. We believe our tenants carry goods that are less impacted by fluctuations in the broader U.S. economy and consumers’ disposable income, generating more predictable property-level cash flows.

Upon consummation of this offering, we expect that our portfolio will be comprised of five retail shopping centers, two free-standing retail properties, and one office building. Five of these properties are located in Virginia, one is located in Florida, one is located in North Carolina and one is located in Oklahoma. As of June 30, 2012, our portfolio had a total gross leasable area (“GLA”) of 348,490 square feet and an occupancy level of approximately 90%.

We believe our markets, which currently include the Mid-Atlantic, Southeast and Southwest, are characterized by strong demographics and dynamic, diversified economies that will continue to generate jobs and future demand for commercial real estate.

We were formed as a Maryland corporation on June 23, 2011. Jon S. Wheeler, our Chairman and President, when combined with his affiliates, is our largest stockholder. Our administrative services will be provided externally by WHLR Management, LLC (our “Administrative Service Company”) which is wholly owned by Mr. Wheeler. Pursuant to the terms of an administrative services agreement between our Administrative Service Company and us, our Administrative Service Company will be responsible for identifying targeted real estate investments for our board of directors’ consideration; overseeing the management of the investments; handling the disposition of the real estate investments our board of directors has chosen to sell; and administering our day-to-day business operations, including but not limited to, leasing duties, property management, payroll and accounting functions. We will also benefit from Mr. Wheeler’s partially or wholly owned related businesses and platform that specializes in retail real estate investment and management. Mr. Wheeler’s organization includes (i) Wheeler Interests, LLC, an acquisition and asset management firm, (ii) Wheeler Real Estate, LLC, a real estate leasing management and administration firm, (iii) Wheeler Development, LLC, a full service real estate development firm, (iv) Wheeler Capital, LLC, a capital investment firm specializing in venture capital, financing, and small business loans, (v) Site Applications, LLC, a full service facility company equipped to handle all levels of building maintenance, and (vi) TESR, LLC, a tenant coordination company specializing in tenant relations and community events (collectively, our “Services Companies”).

Business and Growth Strategies

Our strategy is to opportunistically acquire and reinvigorate well-located, potentially dominant retail properties in secondary and tertiary markets that generate attractive risk-adjusted returns. Specifically, we intend to pursue the following strategies to achieve these objectives:

•

Maximize value through proactive asset management. We believe our market expertise, targeted leasing strategies and proactive approach to asset management will enable us to maximize the operating performance of our portfolio. We will continue to implement an active asset management program to increase the long-term value of each of our properties. This may include expanding existing tenants, re-entitling site plans to allow for additional outparcels, which are small tracts of land used for freestanding development not attached to the main buildings, and repositioning tenant mixes to maximize traffic, tenant sales and percentage rents. As we grow our portfolio, we will seek to maintain a diverse pool of assets with respect to both geographic distribution and tenant mix, helping to minimize our portfolio risk. We continually monitor our markets for opportunities to selectively dispose of properties where returns appear to have been maximized and redeploy proceeds into new acquisitions that have greater return prospects.

•

Pursue value oriented investment strategy targeting properties fitting within our acquisition profile. We will acquire retail properties based on identified market and property characteristics, including:

•	Property type. We focus our investment strategy on income producing assets such as:

•	Strip centers. A strip center is an attached row of stores or service outlets managed as a coherent retail entity.

•

Neighborhood centers. A neighborhood center is designed to provide convenience shopping for the day-to-day needs of consumers in the immediate neighborhood. Neighborhood centers are often anchored by a supermarket or drugstore.

•

Community centers. A community center typically offers a wider range of apparel and other soft goods relative to a neighborhood center and in addition to, or in lieu of, supermarkets and drugstores, may have discount department stores as anchor tenants.

•	Freestanding retail properties. A freestanding retail property constitutes any retail building that is typically occupied by a single tenant.

•

Anchor tenant type. We will target properties with anchor tenants that offer consumer goods that are less impacted by fluctuations in consumers’ disposable income. We believe nationally and regionally recognized anchor tenants that offer consumer goods provide more predictable property-level cash flows as they are typically higher credit quality tenants that generate stable revenues.

•

Lease terms. In the near term, we intend to acquire properties that feature one or more of the following characteristics in their tenants’ lease structure: properties with long-term leases (10 years remaining on primary lease term) for anchor tenants; properties under triple-net leases, which are leases where the tenant agrees to pay rent as well as all taxes, insurance and common area maintenance expenses that arise from the use of the property, thereby minimizing our expenses; and properties with leases which incorporate gross percentage rent and/or rental escalations that act as an inflation hedge while maximizing operating cash flows. As a longer-term strategy, we will look to acquire properties with shorter-term lease structures (2-3 years) for in-line tenants, which are tenants that rent smaller spaces around the anchor tenants within a property, that have below market rents that can be renewed at higher market rates.

•

Geographic markets and demographics. We plan to seek investment opportunities throughout the United States; however, we will focus on the Mid-Atlantic, Southeast and Southwest, which are characterized by attractive demographic and property fundamental trends. We will target competitively protected properties in communities that have stable demographics and have historically exhibited favorable trends, such as strong population and income growth.

•	Capitalize on network of relationships to pursue transactions. We plan to pursue transactions in our target markets through the relationships we have developed.

•

Leverage our experienced property management platform. Our management team, together with the management teams of our Services Companies, has over 150 years of combined experience managing, operating and leasing retail properties. We consider our Services Companies to be in the best position to oversee the day-to-day operations of our properties, which in turn helps us service our tenants. We feel this generates higher renewal and occupancy rates, minimizes rent interruptions, reduces renewal costs and helps us achieve stronger operating results. Along with this, a major component of our leasing strategy is to cultivate long-term relationships through consistent tenant dialogue in conjunction with a proactive approach to meeting the space requirements of our tenants.

•

Grow our platform through a comprehensive financing strategy. We believe our capital structure will provide us with sufficient financial capacity and flexibility to fund future growth. Based on current capitalization, we believe we will have access to multiple sources of financing that are currently unavailable to many of our private market peers or overleveraged public competitors, which will provide us with a competitive advantage. Over time, these financing alternatives may include follow-on offerings of our common stock, corporate level debt, preferred equity and credit facilities. Upon completion of this offering, we expect to have a ratio of debt to total market capitalization of approximately 46% assuming completion of the minimum offering, or 42% assuming completion of the maximum offering. Although we are not required by our governing documents to maintain this ratio at any particular level, our Board of Directors will review our ratio of debt to total capital on a quarterly basis, with the goal of maintaining a reasonable rate consistent with our expected ratio of debt to total market capitalization going forward.

Our Competitive Strengths

We believe the following competitive strengths distinguish us from other owners and operators of commercial real estate and will enable us to take advantage of new acquisition and development opportunities, as well as growth opportunities within our portfolio:

•

Portfolio of Retail Properties. We have acquired and developed a portfolio of properties located in business centers in Virginia, North Carolina, Florida and Oklahoma. The retail properties comprising our initial portfolio fit within our property acquisition profile of income producing assets such as strip centers, neighborhood centers, grocery-anchored centers, community centers and free-standing retail properties. These properties are located in local markets that exhibit stable demographics and have historically exhibited favorable trends, such as strong population and income growth. These properties represent the initial base of the larger portfolio that we expect to build over time.

•	Experienced Management Team. Our executive officers and the management teams of our Services Companies have significant experience in the commercial real estate industry.

•

Access to a Pipeline of Acquisition and Leasing Opportunities. We believe that our market knowledge and network of relationships in the real estate industry will provide us access to an ongoing pipeline of attractive acquisition and investment opportunities in and near our markets, while also facilitating our leasing efforts and providing us with opportunities to increase occupancy rates at our properties.

•

Broad Real Estate Expertise with Retail Focus. Our management team has experience and capabilities across the real estate sector with experience and expertise particularly in the retail asset class, which we believe provides for flexibility in pursuing attractive acquisition, development and repositioning opportunities.

Summary Risk Factors

You should consider carefully the risks discussed below and under the heading “Risk Factors” beginning on page 15 of this prospectus before purchasing our common stock. If any of these risks occur, our business, prospects, financial condition, liquidity, results of operations and ability to make distributions to our stockholders could be materially and adversely affected. In that case, the trading price of our common stock could decline and you could lose some or all of your investment. These risks include, among others, the following:

•	We have no operating history as a REIT or a publicly traded company, nor established financing sources, and may not be able to successfully operate as a REIT or a publicly traded company.
•	Our portfolio is dependent upon regional and local economic conditions and is geographically concentrated in the Mid-Atlantic, Southeast and Southwest.
•	Our estimated cash available for distribution is insufficient to cover our anticipated annual dividend, which will require us to use proceeds from this offering to fund distributions.
•	We expect to have approximately $25.2 million of indebtedness outstanding following this offering, which may expose us to the risk of default under our debt obligations.
•	Our success depends on key personnel and the loss of such key personnel could adversely affect our ability to manage our business or implement our growth strategies.
•	We may be unable to identify, acquire or operate properties successfully, which could harm our financial condition and ability to pay distributions.
•	Our Administrative Services Company will face conflicts of interest caused by its arrangements with us, which could result in actions that are not in the long-term best interests of our stockholders.
•	We may assume unknown liabilities in connection with our formation transactions, and any recourse against third parties may be limited.
•	Failure to qualify as a REIT would have significant adverse consequences to us and the value of our common stock.

Real estate investments are subject to various risks and fluctuations and cycles in value and demand, many of which are beyond our control. Our economic performance and the value of our properties can be affected by many of these factors, including, among others, the following:

•	adverse changes in financial conditions of buyers, sellers and tenants of our properties, including bankruptcies, financial difficulties, or lease defaults by our tenants;

•	local real estate conditions, such as an oversupply of, or a reduction in demand for, retail space or retail goods, and the availability and creditworthiness of current and prospective tenants;

•

vacancies or ability to rent space on favorable terms, including possible market pressures to offer tenants rent abatements, tenant improvements, early termination rights or below-market renewal options;

•

changes in operating costs and expenses, including, without limitation, increasing labor and material costs, insurance costs, energy prices, environmental restrictions, real estate taxes, and costs of compliance with laws, regulations and government policies, which we may be restricted from passing on to our tenants;

•	fluctuations in interest rates, which could adversely affect our ability, or the ability of buyers and tenants of properties, to obtain financing on favorable terms or at all; and

•	competition from other real estate investors with significant capital, including other real estate operating companies, publicly traded REITs and institutional investment funds.

Our Properties

Our Portfolio

Upon completion of this offering and consummation of the formation transactions, we will own eight properties located in the Mid-Atlantic, Southeast, and Southwest markets, containing a total of approximately 348,490 in rentable square feet of retail space, which we refer to as our portfolio. The following table presents an overview of our portfolio, based on information as of June 30, 2012.

Portfolio

							Annualized
							Base Rent
				Net			per
			Number	Rentable			Leased
		Year Built/	of	Square	Percentage	Annualized	Square
Property	Location	Renovated	Tenants	Feet	Leased	Base Rent	Foot (1)
Amscot Building	Tampa, FL	2004	1	2,500	100.0%	$101,400.00	$40.56
Lumber River Village	Lumberton, NC	1985/1997-98 (expansion)/2004	12	66,781	100.0%	507,535.60	7.60
Monarch Bank	Virginia Beach, VA	2002	1	3,620	100.0%	211,046.00	58.30
Perimeter Square	Tulsa, OK	1982-83	8	58,277	95.7%	684,334.71	12.27
Riversedge North	Virginia Beach, VA	2007	1	10,550	100.0%	274,089.00	25.98
The Shoppes at TJ Maxx	Richmond, VA	1982/1999	14	93,552	81.2%	924,961.38	12.18
The Shoppes at Eagle Harbor	Carrollton, VA	2009	7	23,303	100.0%	472,584.84	20.28
Walnut Hill Plaza	Petersburg, VA	1959/2006/2008	11	89,907	82.7%	550,153.00	7.40

Total Portfolio			55	348,490	89.8%	$3,726,104.53	$11.91

(1)	Annualized base rent per leased square foot includes the impact of tenant concessions.

Structure and Formation of Our Company

Our Operating Entities

Our Operating Partnership

Following the completion of this offering and the formation transactions, substantially all of our assets will be held by, and our operations will be conducted through, the Operating Partnership. As the sole general partner of the Operating Partnership, we will generally have the exclusive power under the Amended and Restated Agreement of Limited Partnership of Wheeler REIT, L.P. (the “Partnership Agreement”) to manage and conduct the business and affairs of the Operating Partnership, subject to certain limited approval and voting rights of the limited partners, which are described more fully below in “Description of the Partnership Agreement of Wheeler REIT, L.P.” Our board of directors will manage our business and affairs.

Because we plan to conduct substantially all of our operations through the Operating Partnership, we are considered an UPREIT. UPREIT stands for “Umbrella Partnership Real Estate Investment Trust.” An UPREIT is a REIT that holds all or substantially all of its properties through a partnership in which the REIT holds a general partner and/or limited partner interest generally based on the value of capital raised by the REIT through sales of its capital stock. Using an UPREIT structure may give us an advantage in acquiring properties from persons who may not otherwise sell their properties because of unfavorable tax results. Generally, a sale or contribution of property directly to a REIT is a taxable transaction to the selling property owner. In an UPREIT structure, a seller of a property who desires to defer taxable gain on the sale of his property may contribute the property to the UPREIT in exchange for limited partnership units in the partnership and defer taxation of gain until the seller later exchanges his limited partnership units on a one-for-one basis for REIT shares or for cash pursuant to the terms of the limited partnership agreement or the UPREIT sells the property.

Our Administrative Service Company

We intend to enter into an Administrative Services Agreement with our Administrative Service Company. Pursuant to the Administrative Service Agreement, our Administrative Service Company will provide us with appropriate support personnel to assist our executive management team and will perform certain services for us, subject to the oversight of our board of directors and our executive officers. Our Administrative Service Company will be responsible for, among other duties (1) performing and administering our day-to-day operations, (2) determining investment criteria in conjunction with our board of directors, (3) sourcing, analyzing and executing asset acquisitions approved by our board of directors, sales and financings, (4) performing asset management duties, (5) performing property management duties, (6) performing leasing duties, and (7) performing financial and accounting management. Our Administrative Service Company will receive an administrative services fee of $360,000 per year for the initial eight properties in our operating portfolio, and $20,000 per year for each additional property we acquire subsequent to the completion of this offering. Additionally, Wheeler Real Estate, LLC will receive a property management fee at a rate of 3% of our annual gross revenue and Wheeler Interests, LLC will receive an asset management fee at a rate of 2% of our annual gross revenue. Additionally, we will reimburse our Administrative Service Company for all reasonable out-of-pocket expenses incurred on our behalf, including but not limited to travel and general office expenses, such as copying and telephone usage. Our executive management team will consist of our Chairman/President, Chief Financial Officer, and Secretary. We do not expect to have any employees other than our executive management team. The salaries of such officers will be paid by our Administrative Service Company. They may also be eligible to receive additional compensation in the form of stock options granted under our 2012 Share Incentive Plan.

Formation Transactions

Each property that will be owned by us through our Operating Partnership upon the completion of this offering and the formation transactions is currently owned directly or indirectly by limited liability companies in which Jon S. Wheeler and his affiliates, certain of our other directors and executive officers and their affiliates and/or other third parties own a direct or indirect interest (the “Ownership Entities”). Each of the Ownership Entities is currently owned by a number of investors (the “Prior Investors”). With the exception of the current owners of The Shoppes at Eagle Harbor property, the Prior Investors will enter into contribution agreements with our Operating Partnership, pursuant to which they will contribute their interests in the Ownership Entities to our Operating Partnership substantially concurrently with the completion of this offering. In exchange for contributing their interests in the Ownership Entities, the Prior Investors will receive an aggregate of $4.18 million and 1,734,064 common units. Such common units will be issued by the Operating Partnership pursuant to the terms of a private offering in which the Operating Partnership will offer for sale, solely to persons and entities that represent in writing that they are either accredited investors, as defined in Rule 501 of the Securities Act of 1933, as amended (the “1933 Act”) or sophisticated investors, as described in Rule 506(b)(2)(ii) of the 1933 Act, in a transaction exempt from registration under federal and state securities laws, Operating Partnership common units or cash in exchange for membership interests in the Ownership Entities held by the Prior Investors.

We will directly purchase all of the membership interests of DF-1 Carrollton, LLC, which currently owns The Shoppes at Eagle Harbor. See “Certain Relationships and Related Transactions.” The value of the consideration to be paid to each of the Prior Investors in the formation transactions, in each case, will be based upon the terms of the applicable contribution or purchase agreement among our Operating Partnership, on the one hand, and the prior investor or investors, on the other hand, and will be determined based on a relative equity valuation analysis of all of the properties included in our portfolio. These relative values were based on a cash flow analysis (based on information provided by us) and on the face amount of the outstanding secured and mortgage debt on each property on March 31, 2012. This relative equity valuation was not performed by an independent real estate appraiser and is not a determination of the value of the properties to be included in our initial portfolio, but rather was a component taken into account by the participants in the formation transactions and utilized by them in constructing a formula for determination of their relative equity interests in us. See “Structure and Formation of Our Company—Our Structure—Determination of Consideration Payable for Our Properties.”

Additionally, common units exchanged for the Amscot Building, Monarch Bank and Riversedge North properties are subject to adjustment immediately following the public release of our audited consolidated financial statements for the year ended December 31, 2012 and upon the approval of a majority of our independent directors as follows:

•

The adjustments will be calculated by applying the initial exchange methodology to such properties’ cash flows as used in preparing our audited consolidated financial statements for the year ended on December 31, 2012, subject to the adjustments approved by a majority of our independent directors.

•

If the adjusted exchange calculation increases the number of common units exchanged for any such property, the Prior Investors in such property will receive an additional number of common units in our Operating Partnership that, when multiplied by the initial offering price for this offering, will equal the increase in value plus the value of any distributions that would have been made with respect to such common units if such common units had been issued at the time of the acquisition of such property.

•

If, however, the adjusted exchange calculation decreases the number of common units exchanged for any such property, the Prior Investors in such property will forfeit that number of common units that, when multiplied by the initial offering price for this offering, equals the decrease in value plus that value of any distributions made with respect to such common units. The Prior Investors in such property will be prohibited from selling the common stock underlying their common units until any such adjustments are made.

•	If any Prior Investor receives cash instead of Operating Partnership common units, similar adjustments to the cash purchase price will also be made.

Since the properties are being recorded at historical cost, any adjustment, which we do not expect to be significant based on current results at the properties, would only impact the number of common units issued in the exchange.

Each of the Prior Investors has a substantive, pre-existing relationship with us and with the exception of the Prior Investors in The Shoppes at Eagle Harbor, will be required to make an election to receive shares of our common units or cash in the formation transactions. The issuance of such common units will be effected in reliance upon one or more exemptions from registration provided by Section 4(2) of the Securities Act and corresponding provisions under state securities law.

Pursuant to the formation transactions, the following have occurred or will occur substantially concurrently with the completion of this offering. All amounts are based on the initial public offering price set forth on the cover page of this prospectus.

•	We were formed as a Maryland corporation on June 23, 2011, and our Operating Partnership was formed as a Virginia limited partnership, on April 5, 2012.

•

We will sell 3,000,000 shares (assuming a minimum offering) or 4,000,000 shares (assuming a maximum offering) of our common stock in this offering, and we will contribute the net proceeds from this offering to our Operating Partnership in exchange for 3,000,000 common units (assuming a minimum offering) or 4,000,000 common units (assuming a maximum offering).

•

With the exception of The Shoppes at Eagle Harbor property, we and our Operating Partnership will consolidate the ownership of our portfolio by attempting to acquire 100% of the membership interests in the limited liability companies that directly or indirectly own such properties through a series of contribution agreements with such entities and the owners thereof. The value of the consideration to be paid to each of the owners of such entities in the formation transactions will be determined according to a formula set forth in such contribution agreements.

•

Our Operating Partnership intends to use approximately $1.78 million of the net proceeds of this offering to directly purchase 100% of the membership interests of DF-1 Carrollton, LLC, which currently owns The Shoppes at Eagle Harbor property, one of the original eight properties in our operating portfolio.

•

Prior Investors in the Ownership Entities will receive as consideration for such contributions, 1,734,064 common units and $4.18 million in cash in accordance with the terms of the relevant contribution agreements. The aggregate value of common units to be paid to Prior Investors in such entities at the public offering price shown on the cover of this prospectus is $9.10 million.

•

Our Operating Partnership intends to use a portion of the net proceeds of this offering to repay approximately $500,000 of outstanding indebtedness. As a result of the foregoing use of proceeds, we expect to have approximately $25.2 million of total debt outstanding upon completion of this offering and the formation transactions. This will result in a ratio of debt to total market capitalization of approximately 46% assuming completion of the minimum offering, or 42% assuming completion of the maximum offering. Although we are not required by our governing documents to maintain this ratio at any particular level, our Board of Directors will review our ratio of debt to total capital on a quarterly basis, with the goal of maintaining a reasonable rate consistent with our expected ratio of debt to total market capitalization going forward.

•

We expect to adopt our 2012 Share Incentive Plan. An aggregate of 500,000 shares (assuming a minimum offering) or 600,000 shares (assuming a maximum offering) of our common stock will be available for issuance under the plan.

Benefits of the Formation Transactions to Related Parties

In connection with this offering and the formation transactions, Mr. Wheeler, our Chairman and President, and certain of our other directors and executive officers will receive material benefits. Mr. Wheeler and certain of his affiliates are guarantors of approximately $11 million of indebtedness, in the aggregate, that will be assumed by us upon completion of this offering. In connection with this assumption, we will seek to have Mr. Wheeler and his affiliates released from such guarantees and to have our Operating Partnership assume any such guarantee obligations as replacement guarantor. A full discussion of this and all other material benefits to be received by our executive officers and directors can be found in this prospectus under the heading “Certain Relationships and Related Transactions.”

Our Structure

The following diagram depicts the expected ownership structure of Wheeler Real Estate Investment Trust, Inc. upon completion of the minimum offering and the formation transactions. We expect to own a 63.37% general partnership interest in our Operating Partnership and our Operating Partnership expects to indirectly own the properties in our portfolio, through the Ownership Entities.

(1)

Consists of holders of 249,750 shares of Series A Convertible Preferred Stock. Upon completion of this offering, all issued and outstanding Series A Convertible Preferred Stock will automatically convert into a number of shares of common stock equal to (i) $4.00 divided by (ii) 66.66% of the public offering price of the common stock sold in this offering, or 285,457 shares of common stock. Jon S. Wheeler, our President and Chairman, controls 2,250 of such shares held by Sooner Capital, LLC.

(2)

WHLR Management, LLC, which is wholly-owned by Jon S. Wheeler, will provide administrative services to Wheeler Real Estate Investment Trust, Inc. pursuant to the terms of an administrative services agreement.

(3)

Prior Investors will receive 1,734,064 limited partnership units in Wheeler REIT, L.P. in exchange for their membership interests in the Ownership Entities. Of those 1,734,064 limited partnership units, 335,680 will be received by Jon S. Wheeler, 3,106 will be received by Robin Hanisch, our Secretary, and 6,276 will be received by Ann L. McKinney, director, in exchange for their membership interests in the Ownership Entities.

(4)

Upon completion of our formation transactions, we expect our Operating Partnership will own 100% of the membership interests of each of the Ownership Entities that own the initial eight properties in our portfolio.

The following diagram depicts the expected ownership structure of Wheeler Real Estate Investment Trust, Inc. upon completion of the maximum offering and the formation transactions. We expect to own a 69.76% general partnership interest in our Operating Partnership and our Operating Partnership expects to indirectly own the properties in our portfolio, through the Ownership Entities.

(1)

Consists of holders of 249,750 shares of Series A Convertible Preferred Stock. Upon completion of this offering, all issued and outstanding Series A Convertible Preferred Stock will automatically convert into a number of shares of common stock equal to (i) $4.00 divided by (ii) 66.66% of the public offering price of the common stock sold in this offering, or 285,457 shares of common stock. Jon S. Wheeler, our President and Chairman, controls 2,250 of such shares held by Sooner Capital, LLC.

(2)

WHLR Management, LLC, which is wholly-owned by Jon S. Wheeler, will provide administrative services to Wheeler Real Estate Investment Trust, Inc. pursuant to the terms of an administrative services agreement.

(3)

Prior Investors will receive 1,734,064 limited partnership units in Wheeler REIT, L.P. in exchange for their membership interests in the Ownership Entities. Of those 1,734,064 limited partnership units, 335,680 will be received by Jon S. Wheeler, 3,106 will be received by Robin Hanisch, our Secretary, and 6,276 will be received by Ann L. McKinney, director, in exchange for their membership interests in the Ownership Entities.

(4)

Upon completion of our formation transactions, we expect our Operating Partnership will own 100% of the membership interests of each of the Ownership Entities that own the initial eight properties in our portfolio.

Restrictions on Transfer

Under the Partnership Agreement, holders of common units do not have redemption or exchange rights, except under limited circumstances, for a period of 12 months, and may not otherwise transfer their units, except under certain limited circumstances, for a period of 12 months, from completion of this offering. After the expiration of this 12-month period, transfers of units by limited partners and their assignees are subject to various conditions, including our right of first refusal, described under “Description of the Partnership Agreement of Wheeler REIT, L.P.—Transfers and Withdrawals.” In addition, each of our executive officers, directors and director nominees and their affiliates, have agreed not to sell or otherwise transfer or encumber any shares of our common stock or securities convertible or exchangeable into our common stock (including common units) owned by them at the completion of this offering or thereafter acquired by them for a period of 180 days after the date of this prospectus.

Restrictions on Ownership of our Stock

Due to limitations on the concentration of ownership of REIT stock imposed by the Internal Revenue Code of 1986, as amended (the “Code”), our charter generally prohibits any person from actually, beneficially or constructively owning more than 9.8% in value or number of shares, whichever is more restrictive, of the outstanding shares of our common stock or more than 9.8% in value of the aggregate outstanding shares of all classes and series of our stock (the “Ownership Limits”). See “Description of Securities—Restrictions on Ownership and Transfer.”

Emerging Growth Company Status

We are an “emerging growth company,” as defined in the JOBS Act, and we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We have not made a decision whether to take advantage of any or all of these exemptions. If we do take advantage of any of these exemptions, we do not know if some investors will find our common stock less attractive as a result. The result may be a less active trading market for our common stock and our stock price may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. However, we are choosing to “opt out” of such extended transition period, and as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

We could remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

Conflicts of Interest

Following the completion of this offering and the formation transactions, conflicts of interest may arise between the holders of units and our stockholders with respect to certain transactions, such as the sale of any properties or a reduction of indebtedness, which could have adverse tax consequences to holders of units, including Mr. Wheeler, thereby making those transactions less desirable to such holders. In the event of such a conflict, we are under no obligation to give priority to the separate interests of our company or our stockholders. See “Policies with Respect to Certain Activities—Conflict of Interest Policies” and “Description of the Partnership Agreement of Wheeler REIT, L.P.” In addition, other affiliates of Mr. Wheeler and/or our other directors and executive officers are parties to or, have interests in, certain agreements with us, including contribution agreements and employment agreements. See “Certain Relationships and Related Transactions—Formation Transactions.”

Distribution Policy

We intend to pay cash dividends to holders of our common stock on a monthly basis. We intend to pay a pro rata dividend with respect to the period commencing on the completion of this offering and ending December 31, 2012 based on an annualized amount of $0.42 per share. We intend to maintain our initial dividend rate for the 12-month period following completion of this offering unless actual results of operations, economic conditions or other factors differ materially from the assumptions used in our estimate. We intend to make dividend distributions that will enable us to meet the distribution requirements applicable to REITs and to eliminate or minimize our obligation to pay income and excise taxes. Initially, we will be required to use a portion of the net proceeds from this offering to make such distributions. We may in the future also choose to pay dividends in shares of our common stock. See “Material U.S. Federal Income Tax Considerations—Federal Income Tax Considerations for Holders of Our Common Stock—Taxation of Taxable U.S. Stockholders” and “Risk Factors—Risks Related to Our Status as a REIT—We may in the future choose to pay dividends in shares of our common stock, in which case you may be required to pay tax in excess of the cash you receive.”

Additionally, we have agreed with our placement agents that any common units held by Jon S. Wheeler, directly or indirectly or through his spouse, children or affiliated entities, or any common units held by any holder who would own more than 4.99% of our common stock upon conversion of such units, will be contractually subordinated to the remaining common units and common stock as it relates to dividend payments to be received by the holders of common units and the holders of common stock. See “Distribution Policy.”

Our Tax Status

We intend to elect to be taxed and to operate in a manner that will allow us to qualify as a REIT for federal income tax purposes commencing with our taxable year ending December 31, 2012. We believe that our organization and proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT. To maintain REIT status, we must meet a number of organizational and operational requirements, including a requirement that we annually distribute at least 90% of our REIT taxable income to our stockholders.

Corporate Information

Our principal executive office is located at Riversedge North, 2529 Virginia Beach Boulevard, Suite 200, Virginia Beach, Virginia 23452. Our telephone number is 757-627-9088. We have reserved the website located at www.WHLR.us. The information on, or accessible through, our website is not incorporated into and does not constitute a part of this prospectus or any other report or document we file with or furnish to the Securities and Exchange Commission (the “SEC”).

This Offering

Common stock offered by us:	Minimum: 3,000,000 shares Maximum: 4,000,000 shares

Common stock to be outstanding after this offering:	Minimum: 3,285,457 shares(1) Maximum: 4,285,457 shares(2)

Common stock and common units to be outstanding after this offering:	Minimum: 5,019,521 shares and common units(1)(3) Maximum: 6,019,521 shares and common units(2)(4)

Use of proceeds:	We estimate that the net proceeds of this offering, after deducting the placement fee and commissions and estimated expenses, will be approximately $13.39 million, assuming a minimum offering, or $18.19 million, assuming a maximum offering. We will contribute the net proceeds of this offering to our Operating Partnership. Our Operating Partnership intends to use the net proceeds of this offering as follows:

• Approximately $0.5 million to repay outstanding indebtedness.

• Approximately $2.0 million for general working capital, some of which will be used to initially fund dividend payments.

•         Approximately $1.78 million to reimburse our Operating Partnership for the purchase of the membership interests of DF-1 Carrollton, LLC, the current owner of The Shoppes at Eagle Harbor, one of the original eight properties in our operating portfolio.

•         Approximately $4.18 million in cash payments to those Prior Investors who have elected to receive cash instead of Operating Partnership Units for their contribution of membership interests in the Ownership Entities.

• The balance, approximately $4.93 million (assuming a minimum offering) or $9.73 million (assuming a maximum offering), will be used for future acquisitions.

Risk Factors:	Investing in our common stock involves a high degree of risk. You should carefully read and consider the information set forth under the heading “Risk Factors” beginning on page 15 and other information included in this prospectus before investing in our common stock.

Nasdaq Capital Market symbol:	“WHLR”

CUSIP Number:	963025 101

(1)	Includes (a) 3,000,000 shares of common stock to be issued in this offering, and (b) the 285,457 shares of common stock that will be issued upon the automatic conversion of the 249,750 outstanding shares of Series A Convertible preferred stock. Excludes 500,000 shares of our common stock available for future issuance under our 2012 Equity Incentive Award Plan.
(2)	Includes (a) 4,000,000 shares of common stock to be issued in this offering, and (b) the 285,457 shares of common stock that will be issued upon the automatic conversion of the 249,750 outstanding shares of Series A Convertible preferred stock. Excludes 600,000 shares of our common stock available for future issuance under our 2012 Equity Incentive Award Plan.
(3)	Includes 1,734,064 common units expected to be issued in the formation transactions, which may, subject to certain limitations, be redeemed for cash or, at our option, exchanged for shares of common stock on a one-for-one basis.
(4)	Includes 1,734,064 common units expected to be issued in the formation transactions, which may, subject to certain limitations, be redeemed for cash or, at our option, exchanged for shares of common stock on a one-for-one basis.

SUMMARY SELECTED FINANCIAL DATA

The following table sets forth selected financial data on (i) a pro forma basis for our company giving effect to the offering and formation transactions, including the purchase accounting adjustments and (ii) the combined historical cost basis for the Predecessor. The pro forma and combined historical financial information and the offering and formation transactions, including the purchase accounting adjustments, are provided and discussed in detail in the unaudited pro forma financial information beginning on page F-2 of the financial statements included elsewhere in this prospectus.

You should read the following summary selected financial data in conjunction with our financial statements and the related notes and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The selected combined balance sheet data as of June 30, 2012 and 2011 (unaudited) and December 31, 2011 and 2010 (audited) and the selected combined operating data for the six months ended June 30, 2012 and 2011 (unaudited) and the years ended December 31, 2011 and 2010 (audited) have been derived from the combined financial statements of the Predecessor included elsewhere in this prospectus. This data is presented on a combined historical basis and does not include the impact of the offering and formation transactions, as described in the unaudited pro forma financial information beginning on page F-2 of the financial statements supplied in this prospectus.

Our unaudited summary selected pro forma condensed consolidated balance sheet and operating data as of and for the six months ended June 30, 2012 and the year ended December 31, 2011 assumes completion of this offering, the formation transactions, the repayment of certain indebtedness and the other adjustments described in the unaudited pro forma financial information beginning on page F-2 of this prospectus, as of January 1, 2011 for the operating data and as of June 30, 2012 for the balance sheet data.

The unaudited pro forma condensed consolidated balance sheet is presented for illustrative purposes only and is not necessarily indicative of what the actual financial position would have been had the transactions referred to above occurred on June 30, 2012, nor does it purport to represent the future financial position of the company. The unaudited pro forma condensed consolidated statements of operations are presented for illustrative purposes only and is not necessarily indicative of what the actual results of operations would have been had the transactions referred to above occurred on January 1, 2011, nor does it purport to represent the future results of operations of the company.

	Pro Forma	Historical		Pro Forma	Historical
	Six Months Ended June 30, 2012	Six Months Ended June 30,		Year Ended December 31, 2011	Years Ended December 31,
		2012	2011		2011	2010
	(unaudited)	(unaudited)		(unaudited)
OPERATING DATA:
Total combined revenues	$2,754,143	$1,015,658	$877,789	$5,133,394	$1,925,277	$1,854,050

Expenses:
Property operating	386,188	134,580	146,887	845,585	352,508	301,076
Depreciation and amortization	1,012,109	371,519	370,199	2,026,111	744,931	732,852
Real estate taxes	146,650	53,492	49,976	293,221	104,555	95,356
Repairs and maintenance	55,324	26,750	22,304	227,262	63,253	124,864
Advertising and promotion	5,132	2,813	21,770	46,384	27,580	9,606
Provision for credit losses	—	—	—	37,195	20,000	9,632
Corporate general & administrative	419,803	412,738	—	—	321,178	—
Other	48,879	17,702	15,213	113,869	39,902	38,148

Total expenses	2,074,085	1,019,594	626,350	3,910,805	1,673,907	1,311,534

Operating income	680,058	(3,936)	251,438	1,222,589	251,370	542,516
Non-operating income and expense:
Interest expense	(782,726)	(395,447)	(406,618)	(1,593,455)	(805,969)	(800,678)

Total non-operating income and expense	(782,726)	(395,447)	(406,618)	(1,593,455)	(805,969)	(800,678)

Net loss (1)	$(102,668)	$(399,383)	$(155,180)	$(370,865)	$(554,599)	$(258,162)

Net loss allocated to noncontrolling interests	$(41,871)			$(151,249)

Net loss allocated to common stockholders	$(60,797)			$(219,616)

Pro forma loss per share:
Basic	$(0.02)			$(0.07)

Diluted	$(0.02)			$(0.07)

Pro forma weighted-average number of shares:
Basic	3,285,457			3,285,457

Diluted	3,285,457			3,285,457

BALANCE SHEET DATA (as of period end):
Investment properties, net	$35,728,758	$12,854,336	$13,492,931	$36,045,640	$13,171,218	$13,821,522
Cash and cash equivalents	7,556,487	132,933	154,244	7,527,562	104,007	199,637
Tenant Receivables	681,556	579,135	560,058	675,012	572,591	557,589
Other assets	1,707,020	1,300,480	217,858	1,383,620	977,080	228,478

Total assets	$45,673,821	$14,866,884	$14,425,091	$45,631,834	$14,824,896	$14,807,226

Mortgages and other indebtedness	$25,168,202	$12,015,046	$12,253,326	$25,289,240	$12,136,083	$12,350,577
Other liabilities	3,529,615	2,213,980	1,452,088	3,335,122	2,019,488	1,456,330

Total liabilities	28,697,817	14,229,026	13,705,414	28,624,362	14,155,571	13,806,907

Total equity	16,976,004	637,858	719,677	17,007,472	669,325	1,000,319

Total liabilities and equity	$45,673,821	$14,866,884	$14,425,091	$45,631,834	$14,824,896	$14,807,226

OTHER DATA:
Cash flows provided by (used in):
Operating activities		$(35,866)	$212,287		$349,712	$419,522
Investing activities		$(23,690)	$(12,979)		$(33,346)	$(46,760)
Financing activities		$88,482	$(244,701)		$(411,996)	$(419,318)
Funds from Operations (FFO) (2)	$909,441	$(27,864)	$215,020	$1,655,245	$190,332	$474,690

(1) Earnings Per Share information not included in the schedule for historical results of operations since it is considered not applicable.

(2) Below is the calculation of FFO, which is a non-GAAP measurement, and the reconciliation to net income (loss) for the periods presented:

	Pro Forma	Historical		Pro Forma	Historical
	Six Months Ended June 30, 2012	Six Months Ended June 30,		Year Ended December 31, 2011	Years Ended December 31,
		2012	2011		2011	2010
Net income (loss)	$(102,668)	$(399,383)	$(155,180)	$(370,865)	$(554,599)	$(258,162)
Depreciation of real estate assets	1,012,109	371,519	370,199	2,026,111	744,931	732,852

Total FFO	$909,441	$(27,864)	$215,020	$1,655,245	$190,332	$474,690

RISK FACTORS

Investing in our common stock involves risks. In addition to other information contained in this prospectus, you should carefully consider the following factors before acquiring shares of our common stock offered by this prospectus. The occurrence of any of the following risks could materially and adversely affect our business, prospects, financial condition, results of operations and our ability to make cash distributions to our stockholders, which could cause you to lose all or a part of your investment in our common stock. Some statements in this prospectus, including statements in the following risk factors, constitute forward-looking statements. Please refer to the section entitled “Forward-Looking Statements.”

Risks Related to Our Business and Operations

We have no operating history as a REIT or a publicly traded company, nor established financing sources, and may not be able to successfully operate as a REIT or a publicly traded company.

We have no operating history as a REIT or a publicly traded company. As of the date of this prospectus, we have not acquired any properties or other investment nor do we have any operations or independent financing. The initial properties are described herein and will not be subject to review by our common stockholders. We cannot assure you that the past experience of Mr. Wheeler and the management teams of our Services Companies will be sufficient to successfully operate our company as a REIT or a publicly traded company, including the requirements to timely meet disclosure requirements of the SEC, and comply with the Sarbanes-Oxley Act of 2002 and REIT requirements imposed by the Code. Upon completion of this offering, we will be required to develop and implement control systems and procedures in order to qualify and maintain our qualification as a REIT and satisfy our periodic and current reporting requirements under applicable SEC regulations and comply with Nasdaq listing standards, and this transition could place a significant strain on our management systems, infrastructure and other resources. Failure to operate successfully as a public company or maintain our qualification as a REIT would have an adverse effect on our financial condition, results of operations, cash flow and per share trading price of our common stock. See “—Risks Related to Our Status as a REIT—Failure to qualify as a REIT would have significant adverse consequences to us and the value of our common stock.”

Additionally, we do not have any established financing sources. If our capital resources are insufficient to support our operations, we will not be successful. You should consider our prospects in light of the risks, uncertainties and difficulties frequently encountered by companies that are, like us, in their early stage of development. To be successful in this market, we must, among other things:

•	Identify and acquire additional investments that further our investment strategies;

•	Increase awareness of our REIT within the investment products market;

•	Attract, integrate, motivate and retain qualified personnel to manage our day-to-day operations;

•	Respond to competition for our targeted real estate properties and other investment as well as for potential investors; and

•	Continue to build and expand our operations structure to support our business.

We cannot guarantee that we will succeed in achieving these goals, and our failure to do so could cause you to lose all or a portion of your investment.

Our portfolio of properties is dependent upon regional and local economic conditions and is geographically concentrated in the Mid-Atlantic, Southeast and Southwest, which may cause us to be more susceptible to adverse developments in those markets than if we owned a more geographically diverse portfolio.

Our properties are located in Virginia, North Carolina, Florida and Oklahoma, and the majority of our properties are concentrated in Virginia, which exposes us to greater economic risks than if we owned a more geographically diverse portfolio. Our Riversedge North property, which houses our company’s offices and the offices of our Administrative Service Company, comprises 7.35% of the total annualized base rent of the properties in our portfolio. As of June 30, 2012, our properties in Virginia represented approximately 65%, of the total annualized base rent of the properties in our portfolio. As a result, we are particularly susceptible to adverse economic or other conditions in this market (such as periods of economic slowdown or recession, business layoffs or downsizing, industry slowdowns, relocations of businesses, increases in real estate and other taxes and the cost of complying with governmental regulations or increased regulation). If there is a downturn in the economy in our markets, our operations and our revenue and cash available for distribution, including cash available to pay distributions to our stockholders, could be materially adversely affected. We cannot assure you that our markets will grow or that underlying real estate fundamentals will be favorable to owners and operators of retail properties. Our operations may also be affected if competing properties are built in our markets. Moreover, submarkets within any of our markets may be dependent upon a limited number of industries. Any adverse economic or real estate developments in the Mid-Atlantic, Southeast or Southwest markets, or any decrease in demand for retail space resulting from the regulatory environment, business climate or energy or fiscal problems, could adversely impact our financial condition, results of operations, cash flow, our ability to satisfy our debt service obligations and our ability to pay distributions to our stockholders.

We expect to have approximately $25.2 million of indebtedness outstanding following this offering, which may expose us to the risk of default under our debt obligations.

Upon completion of this offering and consummation of the formation transactions, we anticipate that our total indebtedness will be approximately $25.2 million, a substantial portion of which will be guaranteed by our Operating Partnership, and we may incur additional debt to finance future acquisition and development activities.

Payments of principal and interest on borrowings may leave us with insufficient cash resources to operate our properties or to pay the dividends currently contemplated or necessary to maintain our REIT qualification. Our level of debt and the limitations imposed on us by our debt agreements could have significant adverse consequences, including the following:

•	our cash flow may be insufficient to meet our required principal and interest payments;

•	we may be unable to borrow additional funds as needed or on favorable terms, which could, among other things, adversely affect our ability to meet operational needs;

•	we may be unable to refinance our indebtedness at maturity or the refinancing terms may be less favorable than the terms of our original indebtedness;

•	we may be forced to dispose of one or more of our properties, possibly on unfavorable terms or in violation of certain covenants to which we may be subject;

•	we may violate financial covenants in our loan documents, which would entitle the lenders to accelerate our debt obligations; and

•	our default under any loan with cross default provisions could result in a default on other indebtedness.

If any one of these events were to occur, our financial condition, results of operations, cash flow and per share trading price of our common stock could be adversely affected. Furthermore, foreclosures could create taxable income without accompanying cash proceeds, which could hinder our ability to meet the REIT distribution requirements imposed by the Code.

The majority of our properties are retail shopping centers and depend on anchor stores or major tenants to attract shoppers and could be adversely affected by the loss of, or a store closure by, one or more of these tenants.

Our properties typically are anchored by large, regionally or nationally recognized tenants. At any time, our tenants may experience a downturn in their business that may significantly weaken their financial condition. As a result, our tenants, including our anchor and other major tenants, may fail to comply with their contractual obligations to us, seek concessions in order to continue operations or declare bankruptcy, any of which could result in the termination of such tenants’ leases and the loss of rental income attributable to the terminated leases. In addition, certain of our tenants may cease operations while continuing to pay rent, which could decrease customer traffic, thereby decreasing sales for our other tenants at the applicable retail property. In addition to these potential effects of a business downturn, mergers or consolidations among large retail establishments could result in the closure of existing stores or duplicate or geographically overlapping store locations, which could include stores at our retail properties.

Loss of, or a store closure by, an anchor or major tenant could significantly reduce our occupancy level or the rent we receive from our retail properties, and we may not have the right to re-lease vacated space or we may be unable to re-lease vacated space at attractive rents or at all. Moreover, in the event of default by a major tenant or anchor store, we may experience delays and costs in enforcing our rights as landlord to recover amounts due to us under the terms of our agreements with those parties. The occurrence of any of the situations described above, particularly if it involves an anchor tenant with leases in multiple locations, could seriously harm our performance and could adversely affect the value of the applicable retail property.

Some of the leases at our retail properties contain “co-tenancy” or “go-dark” provisions, which, if triggered, may allow tenants to pay reduced rent, cease operations or terminate their leases, any of which could adversely affect our performance or the value of the applicable retail property.

Some of the leases at our retail properties contain “co-tenancy” provisions that condition a tenant’s obligation to remain open, the amount of rent payable by the tenant or the tenant’s obligation to continue occupancy on certain conditions, including: (1) the presence of a certain anchor tenant or tenants; (2) the continued operation of an anchor tenant’s store; and (3) minimum occupancy levels at the applicable retail property. If a co-tenancy provision is triggered by a failure of any of these or other applicable conditions, a tenant could have the right to cease operations, to terminate its lease early or to a reduction of its rent. In periods of prolonged economic decline, there is a higher than normal risk that co-tenancy provisions will be triggered as there is a higher risk of tenants closing stores or terminating leases during these periods. In addition to these co-tenancy provisions, certain of the leases at our retail properties contain “go-dark” provisions that allow the tenant to cease operations while continuing to pay rent. This could result in decreased customer traffic at the applicable retail property, thereby decreasing sales for our other tenants at that property, which may result in our other tenants being unable to pay their minimum rents or expense recovery charges. These provisions also may result in lower rental revenue generated under the applicable leases. To the extent co-tenancy or go-dark provisions in our retail leases result in lower revenue or tenant sales or tenants’ rights to terminate their leases early or to a reduction of their rent, our performance or the value of the applicable retail property could be adversely affected.

We may be unable to renew leases, lease vacant space or re-let space as leases expire, thereby increasing or prolonging vacancies, which could adversely affect our financial condition, results of operations, cash flow and per share trading price of our common stock.

As of June 30, 2012, leases representing approximately 10.04% of the square footage and approximately 12.86% of the annualized base rent of the properties in our portfolio will expire in the remainder of 2012, and an additional 10.20% of the square footage of the properties in our portfolio was available. We cannot assure you that leases will be renewed or that our properties will be re-let at net effective rental rates equal to or above the current average net effective rental rates or that substantial rent abatements, tenant improvements, early termination rights or below-market renewal options will not be offered to attract new tenants or retain existing tenants. If the rental rates for our properties decrease, our existing tenants do not renew their leases or we do not re-let a significant portion of our available space and space for which leases will expire, our financial condition, results of operations, cash flow and per share trading price of our common stock could be adversely affected.

We may be unable to identify and complete acquisitions of properties that meet our criteria, which may impede our growth and ability to pay dividends as expected.

Our business strategy involves the acquisition of income producing assets such as strip centers, neighborhood centers, grocery-anchored centers, community centers and free-standing retail properties. These activities require us to identify suitable acquisition candidates or investment opportunities that meet our criteria and are compatible with our growth strategies. We continue to evaluate the market of available properties and may attempt to acquire properties when strategic opportunities exist. However, we may be unable to acquire properties identified as potential acquisition opportunities. Our ability to acquire properties on favorable terms, or at all, may be exposed to the following significant risks:

•	we may incur significant costs and divert management attention in connection with evaluating and negotiating potential acquisitions, including ones that we are subsequently unable to complete;

•	even if we enter into agreements for the acquisition of properties, these agreements are subject to conditions to closing, which we may be unable to satisfy; and

•	we may be unable to finance the acquisition on favorable terms or at all.

If we are unable to finance property acquisitions or acquire properties on favorable terms, or at all, our financial condition, results of operations, cash flow and per share trading price of our common stock could be adversely affected. In addition, failure to identify or complete acquisitions of suitable properties could slow our growth and hinder our ability to pay dividends as expected.

We face significant competition for acquisitions of real properties, which may reduce the number of acquisition opportunities available to us and increase the costs of these acquisitions.

The current market for acquisitions continues to be extremely competitive. This competition may increase the demand for the types of properties in which we typically invest and, therefore, reduce the number of suitable acquisition opportunities available to us and increase the prices paid for such acquisition properties. We also face significant competition for attractive acquisition opportunities from an indeterminate number of investors, including publicly traded and privately held REITs, private equity investors and institutional investment funds, some of which have greater financial resources than we do, a greater ability to borrow funds to acquire properties and the ability to accept more risk than we can prudently manage, including risks with respect to the geographic proximity of investments and the payment of higher acquisition prices. This competition will increase if investments in real estate become more attractive relative to other forms of investment. Competition for investments may reduce the number of suitable investment opportunities available to us and may have the effect of increasing prices paid for such acquisition properties and/or reducing the rents we can charge and, as a result, adversely affecting our operating results.

Our future acquisitions may not yield the returns we expect, and we may otherwise be unable to operate these properties to meet our financial expectations, which could adversely affect our financial condition, results of operations, cash flow and per share trading price of our common stock.

Our future acquisitions and our ability to successfully operate the properties we acquire in such acquisitions may be exposed to the following significant risks:

•	even if we are able to acquire a desired property, competition from other potential acquirers may significantly increase the purchase price;

•	we may acquire properties that are not accretive to our results upon acquisition, and we may not successfully manage and lease those properties to meet our expectations;

•	our cash flow may be insufficient to meet our required principal and interest payments;

•	we may spend more than budgeted amounts to make necessary improvements or renovations to acquired properties;

•

we may be unable to quickly and efficiently integrate new acquisitions, particularly acquisitions of portfolios of properties, into our existing operations, and as a result our results of operations and financial condition could be adversely affected;

•	market conditions may result in higher than expected vacancy rates and lower than expected rental rates; and

•

we may acquire properties subject to liabilities and without any recourse, or with only limited recourse, with respect to unknown liabilities such as liabilities for clean-up of undisclosed environmental contamination, claims by tenants, vendors or other persons dealing with the former owners of the properties, liabilities incurred in the ordinary course of business and claims for indemnification by general partners, directors, officers and others indemnified by the former owners of the properties.

If we cannot operate acquired properties to meet our financial expectations, our financial condition, results of operations, cash flow and per share trading price of our common stock could be adversely affected.

We may not be able to control our operating costs or our expenses may remain constant or increase, even if our revenues do not increase, causing our results of operations to be adversely affected.

Factors that may adversely affect our ability to control operating costs include the need to pay for insurance and other operating costs, including real estate taxes, which could increase over time, the need periodically to repair, renovate and re-lease space, the cost of compliance with governmental regulation, including zoning, environmental and tax laws, the potential for liability under applicable laws, interest rate levels and the availability of financing. If our operating costs increase as a result of any of the foregoing factors, our results of operations may be adversely affected.

The expense of owning and operating a property is not necessarily reduced when circumstances such as market factors and competition cause a reduction in income from the property. As a result, if revenues decline, we may not be able to reduce our expenses accordingly. Costs associated with real estate investments, such as real estate taxes, insurance, loan payments and maintenance, generally will not be reduced even if a property is not fully occupied or other circumstances cause our revenues to decrease. If we are unable to decrease operating costs when demand for our properties decreases and our revenues decline, our financial condition, results of operations and our ability to make distributions to our stockholders may be adversely affected.

High mortgage rates and/or unavailability of mortgage debt may make it difficult for us to finance or refinance properties, which could reduce the number of properties we can acquire, our net income and the amount of cash distributions we can make.

If mortgage debt is unavailable at reasonable rates, we may not be able to finance the purchase of properties. If we place mortgage debt on properties, we may be unable to refinance the properties when the loans become due, or to refinance on favorable terms. If interest rates are higher when we refinance our properties, our income could be reduced. If any of these events occur, our cash flow could be reduced. This, in turn, could reduce cash available for distribution to our stockholders and may hinder our ability to raise more capital by issuing more stock or by borrowing more money.

Mortgage debt obligations expose us to the possibility of foreclosure, which could result in the loss of our investment in a property or group of properties subject to mortgage debt.

Incurring mortgage and other secured debt obligations increases our risk of property losses because defaults on indebtedness secured by properties may result in foreclosure actions initiated by lenders and ultimately our loss of the property securing any loans for which we are in default. Any foreclosure on a mortgaged property or group of properties could adversely affect the overall value of our portfolio of properties. For tax purposes, a foreclosure on any of our properties that is subject to a nonrecourse mortgage loan would be treated as a sale of the property for a purchase price equal to the outstanding balance of the debt secured by the mortgage. If the outstanding balance of the debt secured by the mortgage exceeds our tax basis in the property, we would recognize taxable income on foreclosure, but would not receive any cash proceeds, which could hinder our ability to meet the REIT distribution requirements imposed by the Code.

Failure to hedge effectively against interest rate changes may adversely affect financial condition, results of operations, cash flow and per share trading price of our common stock.

Subject to maintaining our qualification as a REIT, we may enter into hedging transactions to protect us from the effects of interest rate fluctuations on floating rate debt. Our hedging transactions may include entering into interest rate cap agreements or interest rate swap agreements. These agreements involve risks, such as the risk that such arrangements would not be effective in reducing our exposure to interest rate changes or that a court could rule that such an agreement is not legally enforceable. In addition, interest rate hedging can be expensive, particularly during periods of rising and volatile interest rates. Hedging could reduce the overall returns on our investments. Failure to hedge effectively against interest rate changes could materially adversely affect our financial condition, results of operations, cash flow and per share trading price of our common stock. In addition, while such agreements would be intended to lessen the impact of rising interest rates on us, they could also expose us to the risk that the other parties to the agreements would not perform, we could incur significant costs associated with the settlement of the agreements or that the underlying transactions could fail to qualify as highly-effective cash flow hedges under generally accepted accounting principles in the United States of America.

Adverse economic and geopolitical conditions and dislocations in the credit markets could have a material adverse effect on our financial condition, results of operations, cash flow and per share trading price of our common stock.

Our business may be affected by market and economic challenges experienced by the U.S. economy or real estate industry as a whole, including the recent dislocations in the credit markets and general global economic downturn. These conditions, or similar conditions existing in the future, may adversely affect our financial condition, results of operations, cash flow and per share trading price of our common stock as a result of the following potential consequences, among others:

•	decreased demand for retail space, which would cause market rental rates and property values to be negatively impacted;

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reduced values of our properties may limit our ability to dispose of assets at attractive prices or to obtain debt financing secured by our properties and may reduce the availability of unsecured loans; and

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our ability to obtain financing on terms and conditions that we find acceptable, or at all, may be limited, which could reduce our ability to pursue acquisition and development opportunities and refinance existing debt, reduce our returns from our acquisition and development activities and increase our future interest expense.

In addition, the economic downturn has adversely affected, and may continue to adversely affect, the businesses of many of our tenants. As a result, we may see increases in bankruptcies of our tenants and increased defaults by tenants, and we may experience higher vacancy rates and delays in re-leasing vacant space, which could negatively impact our business and results of operations.

We are subject to risks that affect the general retail environment, such as weakness in the economy, the level of consumer spending, the adverse financial condition of large retailing companies and competition from discount and internet retailers, any of which could adversely affect market rents for retail space and the willingness or ability of retailers to lease space in our shopping centers.

With the exception of our Riversedge North property, which houses our company’s offices and the offices of our Administrative Service Company, all of our properties are in the retail real estate market. This means that we are subject to factors that affect the retail sector generally, as well as the market for retail space. The retail environment and the market for retail space have been, and could continue to be, adversely affected by weakness in the national, regional and local economies, the level of consumer spending and consumer confidence, the adverse financial condition of some large retailing companies, the ongoing consolidation in the retail sector, the excess amount of retail space in a number of markets and increasing competition from discount retailers, outlet malls, internet retailers and other online businesses. Increases in consumer spending via the internet may significantly affect our retail tenants’ ability to generate sales in their stores. In addition, some of our retail tenants face competition from the expanding market for digital content and hardware. New and enhanced technologies, including new digital technologies and new web services technologies, may increase competition for certain of our retail tenants.

Any of the foregoing factors could adversely affect the financial condition of our tenants and the willingness of retailers to lease space in our shopping centers. In turn, these conditions could negatively affect market rents for retail space and could materially and adversely affect our financial condition, results of operations, cash flow, the trading price of our common shares and our ability to satisfy our debt service obligations and to pay distributions to our stockholders.

We face significant competition in the leasing market, which may decrease or prevent increases of the occupancy and rental rates of our properties.

We compete with numerous developers, owners and operators of real estate, many of which own properties similar to ours in the same submarkets in which our properties are located. If our competitors offer space at rental rates below current market rates, or below the rental rates we currently charge our tenants, we may lose existing or potential tenants and we may be pressured to reduce our rental rates below those we currently charge or to offer more substantial rent abatements, tenant improvements, early termination rights or below-market renewal options in order to retain tenants when our tenants’ leases expire. As a result, our financial condition, results of operations, cash flow and per share trading price of our common stock could be adversely affected.

We may be required to make rent or other concessions and/or significant capital expenditures to improve our properties in order to retain and attract tenants, causing our financial condition, results of operations, cash flow and per share trading price of our common stock to be adversely affected.

To the extent adverse economic conditions continue in the real estate market and demand for retail space falls, we expect that, upon expiration of leases at our properties, we may be required to make rent or other concessions to tenants, accommodate requests for renovations, build-to-suit remodeling and other improvements or provide additional services to our tenants. As a result, we may have to make significant capital or other expenditures in order to retain tenants whose leases expire and to attract new tenants in sufficient numbers. Additionally, we may need to raise capital to make such expenditures. If we are unable to do so or capital is otherwise unavailable, we may be unable to make the required expenditures. This could result in non-renewals by tenants upon expiration of their leases, which could cause an adverse effect to our financial condition, results of operations, cash flow and per share trading price of our common stock.

The actual rents we receive for the properties in our portfolio may be less than our asking rents, which could negatively impact our ability to generate cash flow growth.

As a result of various factors, including competitive pricing pressure in our submarkets, adverse conditions in the Mid-Atlantic, Southeast and Southwest real estate markets, a general economic downturn and the desirability of our properties compared to other properties in our submarkets, we may be unable to realize the asking rents across the properties in our portfolio. In addition, the degree of discrepancy between our asking rents and the actual rents we are able to obtain may vary both from property to property and among different leased spaces within a single property. If we are unable to obtain rental rates that are on average comparable to our asking rents across our portfolio, then our ability to generate cash flow growth will be negatively impacted. In addition, depending on asking rental rates at any given time as compared to expiring leases in our portfolio, from time to time rental rates for expiring leases may be higher than starting rental rates for new leases.

We may acquire properties or portfolios of properties through tax deferred contribution transactions, which could result in stockholder dilution and limit our ability to sell such assets.

In the future we may acquire properties or portfolios of properties through tax deferred contribution transactions in exchange for partnership interests in our Operating Partnership, which may result in stockholder dilution. This acquisition structure may have the effect of, among other things, reducing the amount of tax depreciation we could deduct over the tax life of the acquired properties, and may require that we agree to protect the contributors’ ability to defer recognition of taxable gain through restrictions on our ability to dispose of the acquired properties and/or the allocation of partnership debt to the contributors to maintain their tax bases. These restrictions could limit our ability to sell an asset at a time, or on terms, that would be favorable absent such restrictions.

Our real estate development activities are subject to risks particular to development, such as unanticipated expenses, delays and other contingencies, any of which could adversely affect our financial condition, results of operations, cash flow and the per share trading price of our common stock.

We may engage in development and redevelopment activities with respect to certain of our properties. To the extent that we do so, we will be subject to the following risks associated with such development and redevelopment activities:

•	unsuccessful development or redevelopment opportunities could result in direct expenses to us;

•	construction or redevelopment costs of a project may exceed original estimates, possibly making the project less profitable than originally estimated, or unprofitable;

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time required to complete the construction or redevelopment of a project or to lease up the completed project may be greater than originally anticipated, thereby adversely affecting our cash flow and liquidity;

•	contractor and subcontractor disputes, strikes, labor disputes or supply disruptions;

•	failure to achieve expected occupancy and/or rent levels within the projected time frame, if at all;

•	delays with respect to obtaining or the inability to obtain necessary zoning, occupancy, land use and other governmental permits, and changes in zoning and land use laws;

•	occupancy rates and rents of a completed project may not be sufficient to make the project profitable;

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our ability to dispose of properties developed or redeveloped with the intent to sell could be impacted by the ability of prospective buyers to obtain financing given the current state of the credit markets; and

•	the availability and pricing of financing to fund our development activities on favorable terms or at all.

These risks could result in substantial unanticipated delays or expenses and, under certain circumstances, could prevent completion of development or redevelopment activities once undertaken, any of which could have an adverse effect on our financial condition, results of operations, cash flow and the per share trading price of our common stock.

We did not conduct arm’s-length negotiations with Mr. Wheeler with respect to the terms of the formation transactions, and we have not obtained independent third-party appraisals for all of the properties and other assets to be acquired by us from the Prior Investors in connection with the formation transactions.

We did not conduct arm’s-length negotiations with Mr. Wheeler with respect to the terms of the formation transactions, and in the course of structuring the formation transactions, Mr. Wheeler had the ability to influence the type and level of benefits that he will receive from us. Moreover, we have not obtained third-party appraisals for all of the properties and other assets to be acquired by us from the Prior Investors in connection with the formation transactions.

We will acquire properties and assets in the formation transactions at fixed prices, and the value of the common units and cash to be issued as consideration for such acquisitions may exceed their aggregate fair market value and will exceed the Predecessor’s aggregate historical combined net tangible book value of approximately negative $1.0 million as of June 30, 2012.

We will acquire properties and assets in the formation transactions at fixed prices. While we obtained third party appraisals for some of such properties and assets, appraisals were not obtained for all of such properties and assets. As such, the consideration being paid by us in exchange for those properties and assets may exceed fair market value. Further, such negotiated purchase prices will exceed the Predecessor’s aggregate historical combined net tangible book value as of June 30, 2012. The terms of all such acquisitions and the valuation methods used to determine the value of such properties and assets were determined by our management.

Our success depends on key personnel whose continued service is not guaranteed, and the loss of one or more of our key personnel could adversely affect our ability to manage our business and to implement our growth strategies, or could create a negative perception in the capital markets.

Our ability to manage anticipated future growth depends, in large part, upon the efforts of key personnel, particularly Mr. Wheeler, who has experience with the market, beneficial relationships and exercises substantial influence over our operational, financing, acquisition and disposition activity. Among the reasons that Mr. Wheeler is important to our success is that he has a national and regional industry reputation that attracts business and investment opportunities and assists us in negotiations with lenders, existing and potential tenants and industry personnel. If we lose his services, our relationships with such personnel could diminish.

The loss of services of one or more members of our management team, or our inability to attract and retain highly qualified personnel, could adversely affect our business, diminish our investment opportunities and weaken our relationships with lenders, business partners, existing and prospective tenants and industry participants, which could adversely affect our financial condition, results of operations, cash flow and per share trading price of our common stock.

Mr. Wheeler will continue to be involved in outside businesses, which may interfere with his ability to devote time and attention to our business and affairs.

We will rely on Mr. Wheeler and our Administrative Service Company for the day-to-day operations of our business. Our employment agreement with Mr. Wheeler will require him to devote his best efforts and a significant portion of his time to our business and affairs. Following the completion of this offering, however, Mr. Wheeler will continue to serve as President and CEO of Wheeler Interests, LLC which will continue to be involved in other businesses. As such, Mr. Wheeler will have certain ongoing duties to Wheeler Interests, LLC that could require a portion of his time and attention. Although we expect that Mr. Wheeler will devote a significant amount of his business time and attention to us, we cannot accurately predict the amount of time and attention that will be required of Mr. Wheeler to perform such ongoing duties. To the extent that Mr. Wheeler is required to dedicate time and attention to Wheeler Interests, LLC, his ability to devote a significant amount of his business time and attention to our business and affairs may be limited and could adversely affect our operations.

Upon the completion of this offering and our formation transactions, we may be subject to on-going or future litigation, including existing claims relating to the entities that own the properties described in this prospectus and otherwise in the ordinary course of business, which could have a material adverse effect on our financial condition, results of operations, cash flow and per share trading price of our common stock.

Upon the completion of this offering and our formation transactions, we may be subject to on-going litigation, including existing claims relating to the entities that own the properties and operate the businesses described in this prospectus and otherwise in the ordinary course of business. As of the date of this prospectus, the only existing claims to which we will succeed as a result of completing the formation transactions are claims arising in the ordinary course of business, such as unlawful detainer/eviction against certain tenants, damages for alleged breaches of leases and personal injury claims. Some of these claims may result in significant defense costs and potentially significant judgments against us, some of which are not, or cannot be, insured against. We generally intend to vigorously defend ourselves; however, we cannot be certain of the ultimate outcomes of currently asserted claims or of those that may arise in the future. In addition, we may become subject to litigation in connection with the formation transactions in the event that Prior Investors dispute the valuation of their respective interests, the adequacy of the consideration to be received by them in the formation transactions or the interpretation of the agreements implementing the formation transactions. Resolution of these types of matters against us may result in our having to pay significant fines, judgments, or settlements, which, if uninsured, or if the fines, judgments, and settlements exceed insured levels, could adversely impact our earnings and cash flows, thereby having an adverse effect on our financial condition, results of operations, cash flow and per share trading price of our common stock. Certain litigation or the resolution of certain litigation may affect the availability or cost of some of our insurance coverage, which could adversely impact our results of operations and cash flows, expose us to increased risks that would be uninsured, and/or adversely impact our ability to attract officers and directors.

We may not be able to rebuild our existing properties to their existing specifications if we experience a substantial or comprehensive loss of such properties.

In the event that we experience a substantial or comprehensive loss of one of our properties, we may not be able to rebuild such property to its existing specifications. Further, reconstruction or improvement of such a property would likely require significant upgrades to meet zoning and building code requirements. Environmental and legal restrictions could also restrict the rebuilding of our properties.

Because Mr. Wheeler and our Administrative Service Company are not prohibited from creating further real estate programs that may use investment strategies that are similar to ours, our Administrative Service Company and its and our executive officers may face conflicts of interest relating to the purchase and leasing of properties and other investments, and such conflicts may not be resolved in our favor.

If Mr. Wheeler or our Administrative Service Company were to create additional real estate programs, there may be periods during which one or more such sponsored programs are seeking to invest in similar properties and other real estate-related investments. As a result, we may be buying properties and other real estate-related investments at the same time as one or more other such sponsored programs managed by officers and employees of our Administrative Service Company, and these other such sponsored programs may use investment strategies that are similar to ours. There is a risk that our Administrative Service Company will choose a property that provides lower returns to us than a property purchased by another program. In the event these conflicts arise, we cannot assure you that our best interests will be met when officers and employees acting on behalf of our Administrative Service Company and on behalf of other such sponsored programs decide whether to allocate any particular property to us or to another such sponsored program or affiliate of our Administrative Service Company or Mr. Wheeler, which may have an investment strategy that is similar to ours. In addition, we may acquire properties in geographic areas where such future sponsored programs own properties. If one of the other such sponsored programs attracts a tenant that we are competing for, we could suffer a loss of revenue due to delays in locating another suitable tenant. You will not have the opportunity to evaluate the manner in which these conflicts of interest are resolved before or after making your investment.

Our Administrative Service Company will face conflicts of interest caused by its arrangements with us, which could result in actions that are not in the long-term best interests of our stockholders.

Our Administrative Service Company is entitled to fees from us under the terms of the Administrative Service Agreement. Our Administrative Service Company is wholly owned by Mr. Wheeler. As a result, we did not have the benefit of arm’s length negotiation of the type normally conducted between unrelated parties when this agreement was negotiated. These fees could influence our Administrative Service Company’s advice to us as well as the judgment of the Services Companies performing services for us. Among other matters, these compensation arrangements could affect their judgment with respect to:

•	the continuation, renewal or enforcement of the Administrative Service Agreement;

•	property acquisitions from third parties, which entitle our Administrative Service Company to asset management fees; and

•	borrowings to acquire properties, which acquisitions will increase the aggregate fees payable to our Administrative Service Company.

Joint venture investments could be adversely affected by our lack of sole decision-making authority, our reliance on co-venturers’ financial condition and disputes between us and our co-venturers.

We may co-invest in the future with other third parties through partnerships, joint ventures or other entities, acquiring non-controlling interests in or sharing responsibility for managing the affairs of a property, partnership, joint venture or other entity. Consequently, with respect to any such arrangement we may enter into in the future, we would not be in a position to exercise sole decision-making authority regarding the property, partnership, joint venture or other entity. Investments in partnerships, joint ventures or other entities may, under certain circumstances, involve risks not present were a third party not involved, including the possibility that partners or co-venturers might become bankrupt or fail to fund their share of required capital contributions. Partners or co-venturers may have economic or other business interests or goals which are inconsistent with our business interests or goals, and may be in a position to take actions contrary to our policies or objectives, and they may have competing interests in our markets that could create conflict of interest issues. Such investments may also have the potential risk of impasses on decisions, such as a sale, because neither we nor the partner or co-venturer would have full control over the partnership or joint venture. In addition, a sale or transfer by us to a third party of our interests in the joint venture may be subject to consent rights or rights of first refusal, in favor of our joint venture partners, which would in each case restrict our ability to dispose of our interest in the joint venture. Where we are a limited partner or non-managing member in any partnership or limited liability company, if such entity takes or expects to take actions that could jeopardize our status as a REIT or require us to pay tax, we may be forced to dispose of our interest in such entity. Disputes between us and partners or co-venturers may result in litigation or arbitration that would increase our expenses and prevent our officers and/or directors from focusing their time and effort on our business. Consequently, actions by or disputes with partners or co-venturers might result in subjecting properties owned by the partnership or joint venture to additional risk. In addition, we may in certain circumstances be liable for the actions of our third-party partners or co-venturers. Our joint ventures may be subject to debt and, in the current volatile credit market, the refinancing of such debt may require equity capital calls.

Our growth depends on external sources of capital that are outside of our control and may not be available to us on commercially reasonable terms or at all, which could limit our ability, among other things, to meet our capital and operating needs or make the cash distributions to our stockholders necessary to maintain our qualification as a REIT.

In order to maintain our qualification as a REIT, we are required under the Code, among other things, to distribute annually at least 90% of our REIT taxable income, determined without regard to the dividends paid deduction and excluding any net capital gain. In addition, we will be subject to income tax at regular corporate rates to the extent that we distribute less than 100% of our REIT taxable income, including any net capital gains. Because of these distribution requirements, we may not be able to fund future capital needs, including any necessary acquisition financing, from operating cash flow. Consequently, we intend to rely on third-party sources to fund our capital needs. We may not be able to obtain such financing on favorable terms or at all and any additional debt we incur will increase our leverage and likelihood of default. Our access to third-party sources of capital depends, in part, on:

•	general market conditions;

•	the market’s perception of our growth potential;

•	our current debt levels;

•	our current and expected future earnings;

•	our cash flow and cash distributions; and

•	the market price per share of our common stock.

Recently, the capital markets have been subject to significant disruptions. If we cannot obtain capital from third-party sources, we may not be able to acquire or develop properties when strategic opportunities exist, meet the capital and operating needs of our existing properties, satisfy our debt service obligations or make the cash distributions to our stockholders necessary to maintain our qualification as a REIT.

Risks Related to the Real Estate Industry

Our performance and value are subject to risks associated with real estate assets and the real estate industry, including local oversupply, reduction in demand or adverse changes in financial conditions of buyers, sellers and tenants of properties, which could decrease revenues or increase costs, which would adversely affect our financial condition, results of operations, cash flow and the per share trading price of our common stock.

Our ability to pay expected dividends to our stockholders depends on our ability to complete future acquisitions as well as our ability to generate revenues in excess of expenses, scheduled principal payments on debt and capital expenditure requirements. Events and conditions generally applicable to owners and operators of real property that are beyond our control may decrease cash available for distribution and the value of our properties. These events include many of the risks set forth above under “—Risks Related to Our Business and Operations,” as well as the following:

•	local oversupply or reduction in demand for retail space;

•	adverse changes in financial conditions of buyers, sellers and tenants of properties;

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vacancies or our inability to rent space on favorable terms, including possible market pressures to offer tenants rent abatements, tenant improvements, early termination rights or below-market renewal options, and the need to periodically repair, renovate and re-let space;

•	increased operating costs, including insurance premiums, utilities, real estate taxes and state and local taxes;

•	civil unrest, acts of war, terrorist attacks and natural disasters, including earthquakes and floods, which may result in uninsured or underinsured losses;

•	decreases in the underlying value of our real estate;

•	changing submarket demographics; and

•	changing traffic patterns.

In addition, periods of economic downturn or recession, rising interest rates or declining demand for real estate, or the public perception that any of these events may occur, could result in a general decline in rents or an increased incidence of defaults under existing leases, which would adversely affect our financial condition, results of operations, cash flow and per share trading price of our common stock.

Illiquidity of real estate investments could significantly impede our ability to respond to adverse changes in the performance of our properties and harm our financial condition.

The real estate investments made, and to be made, by us are relatively difficult to sell quickly. As a result, our ability to promptly sell one or more properties in our portfolio in response to changing economic, financial and investment conditions is limited. Return of capital and realization of gains, if any, from an investment generally will occur upon disposition or refinancing of the underlying property. We may be unable to realize our investment objectives by sale, other disposition or refinancing at attractive prices within any given period of time or may otherwise be unable to complete any exit strategy. In particular, our ability to dispose of one or more properties within a specific time period is subject to weakness in or even the lack of an established market for a property, changes in the financial condition or prospects of prospective purchasers, changes in national or international economic conditions, such as the current economic downturn, and changes in laws, regulations or fiscal policies of jurisdictions in which the property is located.

In addition, the Code imposes restrictions on a REIT’s ability to dispose of properties that are not applicable to other types of real estate companies. In particular, the tax laws applicable to REITs effectively require that we hold our properties for investment, rather than primarily for sale in the ordinary course of business, which may cause us to forego or defer sales of properties that otherwise would be in our best interest. Therefore, we may not be able to vary our portfolio in response to economic or other conditions promptly or on favorable terms, which may adversely affect our financial condition, results of operations, cash flow and per share trading price of our common stock.

Our property taxes could increase due to property tax rate changes or reassessment, which would adversely impact our cash flows.

Even if we qualify as a REIT for federal income tax purposes, we will be required to pay some state and local taxes on our properties. The real property taxes on our properties may increase as property tax rates change or as our properties are assessed or reassessed by taxing authorities. The amount of property taxes we pay in the future may increase substantially from what we have paid in the past. If the property taxes we pay increase, our cash flow would be adversely impacted, and our ability to pay any expected dividends to our stockholders could be adversely affected.

As an owner of real estate, we could incur significant costs and liabilities related to environmental matters.

Under various federal, state and local laws and regulations relating to the environment, as a current or former owner or operator of real property, we may be liable for costs and damages resulting from the presence or discharge of hazardous or toxic substances, waste or petroleum products at, on, in, under or migrating from such property, including costs to investigate, clean up such contamination and liability for harm to natural resources. Such laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the presence of such contamination, and the liability may be joint and several. These liabilities could be substantial and the cost of any required remediation, removal, fines or other costs could exceed the value of the property and/or our aggregate assets. In addition, the presence of contamination or the failure to remediate contamination at our properties may expose us to third-party liability for costs of remediation and/or personal or property damage or materially adversely affect our ability to sell, lease or develop our properties or to borrow using the properties as collateral. In addition, environmental laws may create liens on contaminated sites in favor of the government for damages and costs it incurs to address such contamination. Moreover, if contamination is discovered on our properties, environmental laws may impose restrictions on the manner in which property may be used or businesses may be operated, and these restrictions may require substantial expenditures.

Additionally, we possess Phase I Environmental Site Assessments for all of the properties in our portfolio. However, the assessments are limited in scope (e.g., they do not generally include soil sampling, subsurface investigations, hazardous materials surveys or lead-based paint inspections or asbestos inspections) and may have failed to identify all environmental conditions or concerns. Furthermore, the Phase I Environmental Site Assessment reports for all of the properties in our portfolio are limited to the information available to the licensed site professional at the time of the investigation, and, as such, may not disclose all potential or existing environmental contamination liabilities at the properties in our portfolio arising after the date of such investigation. As a result, we could potentially incur material liability for these issues, which could adversely impact our financial condition, results of operations, cash flow and the per share trading price of our common stock. Some of the Phase I Environmental Site Assessments in our possession indicate the possibility of lead-based paint and asbestos containing materials located on and within buildings on some of our properties and polychlorinated biphenyl-containing electrical transformers located or adjacent to some of our properties.

As the owner of the buildings on our properties, we could face liability for the presence of hazardous materials (e.g., asbestos or lead) or other adverse conditions (e.g., poor indoor air quality) in our buildings. Environmental laws govern the presence, maintenance, and removal of hazardous materials in buildings, and if we do not comply with such laws, we could face fines for such noncompliance. Also, we could be liable to third parties (e.g., occupants of the buildings) for damages related to exposure to hazardous materials or adverse conditions in our buildings, and we could incur material expenses with respect to abatement or remediation of hazardous materials or other adverse conditions in our buildings. In addition, some of our tenants routinely handle and use hazardous or regulated substances and wastes as part of their operations at our properties, which are subject to regulation. Such environmental and health and safety laws and regulations could subject us or our tenants to liability resulting from these activities. Environmental liabilities could affect a tenant’s ability to make rental payments to us, and changes in laws could increase the potential liability for noncompliance. This may result in significant unanticipated expenditures or may otherwise materially and adversely affect our operations, or those of our tenants, which could in turn have an adverse effect on us.

We cannot assure you that costs or liabilities incurred as a result of environmental issues will not affect our ability to make distributions to you or that such costs or other remedial measures will not have an adverse effect on our financial condition, results of operations, cash flow and per share trading price of our common stock. If we do incur material environmental liabilities in the future, we may face significant remediation costs, and we may find it difficult to sell any affected properties.

Our properties may contain or develop harmful mold or suffer from other air quality issues, which could lead to liability for adverse health effects and costs of remediation.

When excessive moisture accumulates in buildings or on building materials, mold growth may occur, particularly if the moisture problem remains undiscovered or is not addressed over a period of time. Some molds may produce airborne toxins or irritants. Indoor air quality issues can also stem from inadequate ventilation, chemical contamination from indoor or outdoor sources, and other biological contaminants such as pollen, viruses and bacteria. Indoor exposure to airborne toxins or irritants above certain levels can be alleged to cause a variety of adverse health effects and symptoms, including allergic or other reactions. As a result, the presence of significant mold or other airborne contaminants at any of our properties could require us to undertake a costly remediation program to contain or remove the mold or other airborne contaminants from the affected property or increase indoor ventilation. In addition, the presence of significant mold or other airborne contaminants could expose us to liability from our tenants, employees of our tenants or others if property damage or personal injury is alleged to have occurred.

We may incur significant costs complying with various federal, state and local laws, regulations and covenants that are applicable to our properties.

The properties in our portfolio are subject to various covenants and federal, state and local laws and regulatory requirements, including permitting and licensing requirements. Local regulations, including municipal or local ordinances, zoning restrictions and restrictive covenants imposed by community developers may restrict our use of our properties and may require us to obtain approval from local officials or restrict our use of our properties and may require us to obtain approval from local officials of community standards organizations at any time with respect to our properties, including prior to acquiring a property or when undertaking renovations of any of our existing properties. Among other things, these restrictions may relate to fire and safety, seismic or hazardous material abatement requirements. There can be no assurance that existing laws and regulatory policies will not adversely affect us or the timing or cost of any future acquisitions or renovations, or that additional regulations will not be adopted that increase such delays or result in additional costs. Our growth strategy may be affected by our ability to obtain permits, licenses and zoning relief. Our failure to obtain such permits, licenses and zoning relief or to comply with applicable laws could have an adverse effect on our financial condition, results of operations, cash flow and per share trading price of our common stock.

In addition, federal and state laws and regulations, including laws such as the Americans with Disabilities Act (the “ADA”) and the Fair Housing Amendment Act of 1988 (the “FHAA”), impose further restrictions on our properties and operations. Under the ADA and the FHAA, all public accommodations must meet federal requirements related to access and use by disabled persons. Some of our properties may currently be in non-compliance with the ADA or the FHAA. If one or more of the properties in our portfolio is not in compliance with the ADA, the FHAA or any other regulatory requirements, we may be required to incur additional costs to bring the property into compliance and we might incur governmental fines or the award of damages to private litigants. In addition, we do not know whether existing requirements will change or whether future requirements will require us to make significant unanticipated expenditures that will adversely impact our financial condition, results of operations, cash flow and per share trading price of our common stock.

Risks Related to Our Organizational Structure

Conflicts of interest may exist or could arise in the future between the interests of our stockholders and the interests of holders of units in our Operating Partnership, which may impede business decisions that could benefit our stockholders.

Conflicts of interest may exist or could arise in the future as a result of the relationships between us and our affiliates, on the one hand, and our Operating Partnership or any partner thereof, on the other. Our directors and officers have duties to our company under Maryland law in connection with their management of our company. At the same time, we, as the general partner of our Operating Partnership, have fiduciary duties and obligations to our Operating Partnership and its limited partners under Virginia law and the Partnership Agreement of our Operating Partnership in connection with the management of our Operating Partnership. Our fiduciary duties and obligations as the general partner of our Operating Partnership may come into conflict with the duties of our directors and officers to our company.

Under Virginia law, a general partner of a Virginia limited partnership has fiduciary duties of loyalty and care to the partnership and its partners and must discharge its duties and exercise its rights as general partner under the Partnership Agreement or Virginia law consistently with the obligation of good faith and fair dealing. The Partnership Agreement provides that, in the event of a conflict between the interests of our Operating Partnership or any partner, on the one hand, and the separate interests of our company or our stockholders, on the other hand, we, in our capacity as the general partner of our Operating Partnership, are under no obligation not to give priority to the separate interests of our company or our stockholders, and that any action or failure to act on our part or on the part of our directors that gives priority to the separate interests of our company or our stockholders that does not result in a violation of the contract rights of the limited partners of the Operating Partnership under its Partnership Agreement does not violate the duty of loyalty that we, in our capacity as the general partner of our Operating Partnership, owe to the Operating Partnership and its partners.

Additionally, the Partnership Agreement provides that we will not be liable to the Operating Partnership or any partner for monetary damages for losses sustained, liabilities incurred or benefits not derived by the Operating Partnership or any limited partner, except for liability for our intentional harm or gross negligence. Our Operating Partnership must indemnify us, our directors and officers, officers of our Operating Partnership and our designees from and against any and all claims that relate to the operations of our Operating Partnership, unless (1) an act or omission of the person was material to the matter giving rise to the action and either was committed in bad faith or was the result of active and deliberate dishonesty, (2) the person actually received an improper personal benefit in violation or breach of the Partnership Agreement or (3) in the case of a criminal proceeding, the indemnified person had reasonable cause to believe that the act or omission was unlawful. Our Operating Partnership must also pay or reimburse the reasonable expenses of any such person upon its receipt of a written affirmation of the person’s good faith belief that the standard of conduct necessary for indemnification has been met and a written undertaking to repay any amounts paid or advanced if it is ultimately determined that the person did not meet the standard of conduct for indemnification. Our Operating Partnership will not indemnify or advance funds to any person with respect to any action initiated by the person seeking indemnification without our approval (except for any proceeding brought to enforce such person’s right to indemnification under the Partnership Agreement) or if the person is found to be liable to our Operating Partnership on any portion of any claim in the action.

We may assume unknown liabilities in connection with our formation transactions, and any recourse against third parties, including the Prior Investors in our assets, for certain of these liabilities will be limited.

As part of our formation transactions, we will acquire entities and assets that are subject to existing liabilities, some of which may be unknown or unquantifiable at the time this offering is completed. These liabilities might include liabilities for cleanup or remediation of undisclosed environmental conditions, claims by tenants, vendors or other persons, (that had not been asserted or threatened prior to this offering), tax liabilities and accrued but unpaid liabilities incurred in the ordinary course of business. While in some instances we may have the right to seek reimbursement against an insurer, any recourse against third parties, including the Prior Investors in our assets, for certain of these liabilities will be limited. There can be no assurance that we will be entitled to any such reimbursement or that ultimately we will be able to recover in respect of such rights for any of these historical liabilities.

Our charter and bylaws and Maryland law contain provisions that may delay, defer or prevent a change of control transaction that might involve a premium price for our common stock or that our stockholders otherwise believe to be in their best interest.

Our charter contains certain Ownership Limits with respect to our stock. Our charter, subject to certain exceptions, authorizes our board of directors to take such actions as it determines are advisable to preserve our qualification as a REIT. Our charter also prohibits the actual, beneficial or constructive ownership by any person of more than 9.8% in value or number of shares, whichever is more restrictive, of the outstanding shares of our common stock or more than 9.8% in value of the aggregate outstanding shares of all classes and series of our stock, excluding any shares that are not treated as outstanding for federal income tax purposes. Our board of directors, in its sole and absolute discretion, may exempt a person, prospectively or retroactively, from these Ownership Limits if certain conditions are satisfied. See “Description of Securities—Restrictions on Ownership and Transfer.” The restrictions on ownership and transfer of our stock may:

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discourage a tender offer or other transactions or a change in management or of control that might involve a premium price for our common stock or that our stockholders otherwise believe to be in their best interests; or

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result in the transfer of shares acquired in excess of the restrictions to a trust for the benefit of a charitable beneficiary and, as a result, the forfeiture by the acquirer of the benefits of owning the additional shares.

We could increase the number of authorized shares of stock, classify and reclassify unissued stock and issue stock without stockholder approval. Our board of directors, without stockholder approval, has the power under our charter to amend our charter to increase the aggregate number of shares of stock or the number of shares of stock of any class or series that we are authorized to issue, to authorize us to issue authorized but unissued shares of our common stock or preferred stock and to classify or reclassify any unissued shares of our common stock or preferred stock into one or more classes or series of stock and set the terms of such newly classified or reclassified shares. See “Description of Securities—Power to Increase or Decrease Authorized Shares of Common Stock and Issue Additional Shares of Common and Preferred Stock.” As a result, we may issue series or classes of common stock or preferred stock with preferences, dividends, powers and rights, voting or otherwise, that are senior to, or otherwise conflict with, the rights of holders of our common stock. Although our board of directors has no such intention at the present time, it could establish a class or series of preferred stock that could, depending on the terms of such series, delay, defer or prevent a transaction or a change of control that might involve a premium price for our common stock or that our stockholders otherwise believe to be in their best interest.

Certain provisions of Maryland law could inhibit changes in control, which may discourage third parties from conducting a tender offer or seeking other change of control transactions that could involve a premium price for our common stock or that our stockholders otherwise believe to be in their best interest. Certain provisions of the Maryland General Corporation Law (the “MGCL”), may have the effect of inhibiting a third party from making a proposal to acquire us or of impeding a change of control under circumstances that otherwise could provide the holders of shares of our common stock with the opportunity to realize a premium over the then-prevailing market price of such shares, including:

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“business combination” provisions that, subject to limitations, prohibit certain business combinations between us and an “interested stockholder” (defined generally as any person who beneficially owns 10% or more of the voting power of our shares or an affiliate thereof or an affiliate or associate of ours who was the beneficial owner, directly or indirectly, of 10% or more of the voting power of our then outstanding voting stock at any time within the two-year period immediately prior to the date in question) for five years after the most recent date on which the stockholder becomes an interested stockholder, and thereafter impose fair price and/or supermajority and stockholder voting requirements on these combinations; and

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“control share” provisions that provide that “control shares” of our company (defined as shares that, when aggregated with other shares controlled by the stockholder, entitle the stockholder to exercise one of three increasing ranges of voting power in electing directors) acquired in a “control share acquisition” (defined as the direct or indirect acquisition of ownership or control of issued and outstanding “control shares”) have no voting rights with respect to their control shares, except to the extent approved by our stockholders by the affirmative vote of at least two-thirds of all the votes entitled to be cast on the matter, excluding all interested shares.

We have opted out of these provisions of the MGCL, in the case of the business combination provisions of the MGCL, by resolution of our Board of Directors and, in the case of the control share provisions, by a provision in our bylaws. However, we cannot assure you that our board of directors will not opt to be subject to such business combination and control share provisions of the MGCL in the future.

Certain provisions of the MGCL permit our board of directors, without stockholder approval and regardless of what is currently provided in our charter or bylaws, to implement certain corporate governance provisions, some of which are not currently applicable to us. These provisions may have the effect of limiting or precluding a third party from making an unsolicited acquisition proposal for us or of delaying, deferring or preventing a change in control of us under circumstances that otherwise could provide the holders of shares of our common stock with the opportunity to realize a premium over the then current market price. Our charter contains a provision whereby we elect, at such time as we become eligible to do so, to be subject to the provisions of Title 3, Subtitle 8 of the MGCL relating to the filling of vacancies on our board of directors. See “Material Provisions of Maryland Law and of Our Charter and Bylaws.”

We may pursue less vigorous enforcement of terms of the contribution agreements with members of our management and our affiliates because of our dependence on them and conflicts of interest.

Mr. Wheeler is party to or has interests in contribution agreements with us pursuant to which we have acquired or will acquire interests in our properties and assets. In addition, our other executive officers are parties to employment agreements with us. We may choose not to enforce, or to enforce less vigorously, our rights under these agreements because of our desire to maintain our ongoing relationships with members of our management and their affiliates, with possible negative impact on stockholders.

Our board of directors may change our investment and financing policies without stockholder approval and we may become more highly leveraged, which may increase our risk of default under our debt obligations.

Our investment and financing policies are exclusively determined by our board of directors. Accordingly, our stockholders do not control these policies. Further, while we have agreed with our placement agents that our Board of Directors will review our ratio of debt to total capital on a quarterly basis, with the goal of maintaining a reasonable rate consistent with our expected ratio of debt to total market capitalization going forward, our charter and bylaws do not limit the amount or percentage of indebtedness, funded or otherwise, that we may incur. Our board of directors may alter or eliminate our current policy on borrowing at any time without stockholder approval.

If this policy changed, we could become more highly leveraged which could result in an increase in our debt service. Higher leverage also increases the risk of default on our obligations. In addition, a change in our investment policies, including the manner in which we allocate our resources across our portfolio or the types of assets in which we seek to invest, may increase our exposure to interest rate risk, real estate market fluctuations and liquidity risk. Changes to our policies with regard to the foregoing could adversely affect our financial condition, results of operations, cash flow and per share trading price of our common stock.

Our rights and the rights of our stockholders to take action against our directors and officers are limited.

As permitted by Maryland law, our charter eliminates the liability of our directors and officers to us and our stockholders for money damages, except for liability resulting from:

•	actual receipt of an improper benefit or profit in money, property or services; or

•	a final judgment based upon a finding of active and deliberate dishonesty by the director or officer that was material to the cause of action adjudicated.

As a result, we and our stockholders may have more limited rights against our directors and officers than might otherwise exist. Accordingly, in the event that actions taken in good faith by any of our directors or officers impede the performance of our company, your ability to recover damages from such director or officer will be limited.

We are a holding company with no direct operations and, as such, we will rely on funds received from our Operating Partnership to pay liabilities, and the interests of our stockholders will be structurally subordinated to all liabilities and obligations of our Operating Partnership and its subsidiaries.

We are a holding company and will conduct substantially all of our operations through our Operating Partnership. We do not have, apart from an interest in our Operating Partnership, any independent operations. As a result, we will rely on distributions from our Operating Partnership to pay any dividends we might declare on shares of our common stock. We will also rely on distributions from our Operating Partnership to meet any of our obligations, including any tax liability on taxable income allocated to us from our Operating Partnership. In addition, because we are a holding company, your claims as stockholders will be structurally subordinated to all existing and future liabilities and obligations (whether or not for borrowed money) of our Operating Partnership and its subsidiaries. Therefore, in the event of our bankruptcy, liquidation or reorganization, our assets and those of our Operating Partnership and its subsidiaries will be available to satisfy the claims of our stockholders only after all of our and our Operating Partnership’s and its subsidiaries’ liabilities and obligations have been paid in full.

Our Operating Partnership may issue additional partnership units to third parties without the consent of our stockholders, which would reduce our ownership percentage in our Operating Partnership and would have a dilutive effect on the amount of distributions made to us by our Operating Partnership and, therefore, the amount of distributions we can make to our stockholders.

After giving effect to this offering, we will own 63.37% of the outstanding common units assuming a minimum offering, or 69.76% assuming the maximum offering, and we may, in connection with our acquisition of properties or otherwise, issue additional partnership units to third parties. Such issuances would reduce our ownership percentage in our Operating Partnership and affect the amount of distributions made to us by our Operating Partnership and, therefore, the amount of distributions we can make to our stockholders. Because you will not directly own partnership units, you will not have any voting rights with respect to any such issuances or other partnership level activities of our Operating Partnership.

The Ownership Entities and we are subject to compliance with securities law, which exposes us to potential liabilities, including potential rescission rights.

The Ownership Entities have offered and sold membership interests in the Ownership Entities to the Prior Investors pursuant to certain exemptions from the registration requirements of the 1933 Act, as well as those of various state securities laws. The basis for relying on such exemptions is factual; that is, the applicability of such exemptions depends upon our conduct and that of those persons contacting prospective investors and making the offering. We have not received a legal opinion to the effect that any of such prior offerings were exempt from registration under any federal or state law. Instead, we have relied upon the operative facts as the basis for such exemptions, including information provided by the Prior Investors themselves.

If any prior offering did not qualify for such exemption, a Prior Investor would have the right to rescind its purchase of the securities if it so desired. It is possible that if a Prior Investor should seek rescission, such Prior Investor could succeed. A similar situation prevails under state law in those states where the securities may be offered without registration in reliance on the partial preemption from the registration or qualification provisions of such state statutes under the National Securities Markets Improvement Act of 1996. If Prior Investors were successful in seeking rescission, we would face financial demands that could adversely affect our business and operations. Additionally, if we did not in fact qualify for the exemptions upon which the Ownership Entities relied, we may become subject to significant fines and penalties imposed by the SEC and state securities agencies.

In connection with the exchange by the Prior Investors of their membership interests with the Operating Partnership, we will require certain additional investment representations and warranties of each Prior Investor maintaining its investment by exchanging their interest for one in the Operating Partnership or, if a Prior Investor is unable or unwilling to make the representations and warranties, we will require such Prior Investor to receive cash for their interests in lieu of participating in the Operating Partnership. This process may not resolve any challenges we may face under state or federal securities laws resulting from past activity in connection with the offer and sale of the interests in the Ownership Entities.

Loss of our exemption from regulation pursuant to the Investment Company Act of 1940 would adversely affect us.

We conduct our business so as not to become regulated as an investment company under the Investment Company Act of 1940 (the “1940 Act”) in reliance on the exemption provided by Section 3(c)(5)(C) of the 1940 Act. Section 3(c)(5)(C), as interpreted by the staff of the SEC, requires that: (i) at least 55% of our investment portfolio consist of “mortgages and other liens on and interest in real estate,” or “qualifying real estate interests,” and (ii) at least 80% of our investment portfolio consist of qualifying real estate interests plus “real estate-related assets.” If we fail to qualify for an exemption from registration as an investment company or an exclusion from the definition of an investment company, our ability to use leverage would be substantially reduced. Our business will be materially and adversely affected if we fail to qualify for this exemption from regulation pursuant to the 1940 Act.

Risks Related to Our Status as a REIT

Failure to qualify as a REIT would have significant adverse consequences to us and the value of our common stock.

We intend to elect to be taxed and to operate in a manner that will allow us to qualify as a REIT for federal income tax purposes commencing with our taxable year ending December 31, 2012. We have not requested and do not plan to request a ruling from the Internal Revenue Service (the “IRS”), that we qualify as a REIT, and the statements in the prospectus are not binding on the IRS or any court. Therefore, we cannot assure you that we will qualify as a REIT, or that we will remain qualified as such in the future. If we lose our REIT status, we will face serious tax consequences that would substantially reduce the funds available for distribution to you for each of the years involved because:

•	we would not be allowed a deduction for distributions to stockholders in computing our taxable income and would be subject to federal income tax at regular corporate rates;

•	we also could be subject to the federal alternative minimum tax and possibly increased state and local taxes; and

•	unless we are entitled to relief under applicable statutory provisions, we could not elect to be taxed as a REIT for four taxable years following the year during which we were disqualified.

Any such corporate tax liability could be substantial and would reduce our cash available for, among other things, our operations and distributions to stockholders. In addition, if we fail to qualify as a REIT, we will not be required to make distributions to our stockholders. As a result of all these factors, our failure to qualify as a REIT also could impair our ability to expand our business and raise capital, and could materially and adversely affect the value of our common stock.

Qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial and administrative interpretations. The complexity of these provisions and of the applicable Treasury regulations that have been promulgated under the Code, or the Treasury Regulations, is greater in the case of a REIT that, like us, holds its assets through a partnership. The determination of various factual matters and circumstances not entirely within our control may affect our ability to qualify as a REIT. In order to qualify as a REIT, we must satisfy a number of requirements, including requirements regarding the ownership of our stock, requirements regarding the composition of our assets and a requirement that at least 95% of our gross income in any year must be derived from qualifying sources, such as “rents from real property.” Also, we must make distributions to stockholders aggregating annually at least 90% of our REIT taxable income, excluding net capital gains. In addition, legislation, new regulations, administrative interpretations or court decisions may materially adversely affect our investors, our ability to qualify as a REIT for federal income tax purposes or the desirability of an investment in a REIT relative to other investments.

Even if we qualify as a REIT for federal income tax purposes, we may be subject to some federal, state and local income, property and excise taxes on our income or property and, in certain cases, a 100% penalty tax, in the event we sell property as a dealer. In addition, our taxable REIT subsidiaries will be subject to tax as regular corporations in the jurisdictions they operate.

If our Operating Partnership failed to qualify as a partnership for federal income tax purposes, we would cease to qualify as a REIT and suffer other adverse consequences.

We believe that our Operating Partnership will be treated as a partnership for federal income tax purposes. As a partnership, our Operating Partnership will not be subject to federal income tax on its income. Instead, each of its partners, including us, will be allocated, and may be required to pay tax with respect to, its share of our Operating Partnership’s income. We cannot assure you, however, that the IRS will not challenge the status of our Operating Partnership or any other subsidiary partnership in which we own an interest as a partnership for federal income tax purposes, or that a court would not sustain such a challenge. If the IRS were successful in treating our Operating Partnership or any such other subsidiary partnership as an entity taxable as a corporation for federal income tax purposes, we would fail to meet the gross income tests and certain of the asset tests applicable to REITs and, accordingly, we would likely cease to qualify as a REIT. Also, the failure of our Operating Partnership or any subsidiary partnerships to qualify as a partnership could cause it to become subject to federal and state corporate income tax, which would reduce significantly the amount of cash available for debt service and for distribution to its partners, including us.

To maintain our REIT status, we may be forced to borrow funds during unfavorable market conditions, and the unavailability of such capital on favorable terms at the desired times, or at all, may cause us to curtail our investment activities and/or to dispose of assets at inopportune times, which could adversely affect our financial condition, results of operations, cash flow and per share trading price of our common stock.

To qualify as a REIT, we generally must distribute to our stockholders at least 90% of our REIT taxable income each year, excluding net capital gains, and we will be subject to regular corporate income taxes to the extent that we distribute less than 100% of our REIT taxable income each year. In addition, we will be subject to a 4% nondeductible excise tax on the amount, if any, by which distributions paid by us in any calendar year are less than the sum of 85% of our ordinary income, 95% of our capital gain net income and 100% of our undistributed income from prior years. In order to maintain our REIT status and avoid the payment of income and excise taxes, we may need to borrow funds to meet the REIT distribution requirements even if the then prevailing market conditions are not favorable for these borrowings. These borrowing needs could result from, among other things, differences in timing between the actual receipt of cash and inclusion of income for federal income tax purposes, or the effect of non-deductible capital expenditures, the creation of reserves or required debt or amortization payments. These sources, however, may not be available on favorable terms or at all. Our access to third-party sources of capital depends on a number of factors, including the market’s perception of our growth potential, our current debt levels, the market price of our common stock, and our current and potential future earnings. We cannot assure you that we will have access to such capital on favorable terms at the desired times, or at all, which may cause us to curtail our investment activities and/or to dispose of assets at inopportune times, and could adversely affect our financial condition, results of operations, cash flow and per share trading price of our common stock.

We may in the future choose to pay dividends in our common stock, in which case you may be required to pay tax in excess of the cash you receive.

We may distribute taxable dividends that are payable in our stock. Under recent IRS guidance, up to 90% of any such taxable dividend with respect to calendar years through 2011, and in some cases declared as late as December 31, 2012, could be payable in our stock. Taxable stockholders receiving such dividends will be required to include the full amount of the dividend as ordinary income to the extent of our current and accumulated earnings and profits for federal income tax purposes. As a result, a U.S. stockholder may be required to pay tax with respect to such dividends in excess of the cash received. If a U.S. stockholder sells the stock it receives as a dividend in order to pay this tax, the sales proceeds may be less than the amount included in income with respect to the dividend, depending on the market price of our stock at the time of the sale. For more information on the tax consequences of distributions with respect to our common stock, see “Federal Income Tax Considerations.” Furthermore, with respect to non-U.S. stockholders, we may be required to withhold U.S. tax with respect to such dividends, including in respect of all or a portion of such dividend that is payable in stock. In addition, if a significant number of our stockholders determine to sell shares of our stock in order to pay taxes owed on dividends, such sales may have an adverse effect on the per share trading price of our common stock.

Dividends payable by REITs do not qualify for the reduced tax rates available for some dividends.

The maximum tax rate applicable to income from “qualified dividends” payable to U.S. stockholders that are individuals, trusts and estates is 15% through the end of 2012. Dividends payable by REITs, however, generally are not eligible for the 15% rate. Although these rules do not adversely affect the taxation of REITs or dividends payable by REITs, to the extent that the 15% rate continues to apply to regular corporate qualified dividends, investors who are individuals, trusts and estates may perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could adversely affect the value of the shares of REITs, including the per share trading price of our common stock.

The tax imposed on REITs engaging in “prohibited transactions” may limit our ability to engage in transactions which would be treated as sales for federal income tax purposes.

A REIT’s net income from prohibited transactions is subject to a 100% penalty tax. In general, prohibited transactions are sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business. Although we do not intend to hold any properties that would be characterized as held for sale to customers in the ordinary course of our business, unless a sale or disposition qualifies under certain statutory safe harbors, such characterization is a factual determination and no guarantee can be given that the IRS would agree with our characterization of our properties or that we will always be able to make use of the available safe harbors.

Complying with REIT requirements may affect our profitability and may force us to liquidate or forgo otherwise attractive investments.

To qualify as a REIT, we must continually satisfy tests concerning, among other things, the nature and diversification of our assets, the sources of our income and the amounts we distribute to our stockholders. We may be required to liquidate or forgo otherwise attractive investments in order to satisfy the asset and income tests or to qualify under certain statutory relief provisions. We also may be required to make distributions to stockholders at disadvantageous times or when we do not have funds readily available for distribution. As a result, having to comply with the distribution requirement could cause us to: (1) sell assets in adverse market conditions; (2) borrow on unfavorable terms; or (3) distribute amounts that would otherwise be invested in future acquisitions, capital expenditures or repayment of debt. Accordingly, satisfying the REIT requirements could have an adverse effect on our business results, profitability and ability to execute our business plan. Moreover, if we are compelled to liquidate our investments to meet any of these asset, income or distribution tests, or to repay obligations to our lenders, we may be unable to comply with one or more of the requirements applicable to REITs or may be subject to a 100% tax on any resulting gain if such sales constitute prohibited transactions.

Legislative or other actions affecting REITs could have a negative effect on us, including our ability to qualify as a REIT or the federal income tax consequences of such qualification.

The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Department of the Treasury. Changes to the tax laws, with or without retroactive application, could adversely affect our investors or us. We cannot predict how changes in the tax laws might affect our investors or us. New legislation, Treasury Regulations, administrative interpretations or court decisions could significantly and negatively affect our ability to qualify as a REIT or the federal income tax consequences of such qualification.

Risks Related to this Offering

There has been no public market for our common stock prior to this offering and an active trading market for our common stock may not develop following this offering.

Prior to this offering, there has not been any public market for our common stock, and there can be no assurance that an active trading market will develop or be sustained or that shares of our common stock will be resold at or above the initial public offering price. We intend to apply to have our common stock listed on the Nasdaq Capital Market under the symbol “WHLR.” The initial public offering price of our common stock has been determined by agreement among us and the placement agents, but there can be no assurance that our common stock will not trade below the initial public offering price following the completion of this offering. See “Plan of Distribution.” The market value of our common stock could be substantially affected by general market conditions, including the extent to which a secondary market develops for our common stock following the completion of this offering, the extent of institutional investor interest in us, the general reputation of REITs and the attractiveness of their equity securities in comparison to other equity securities (including securities issued by other real estate-based companies), our financial performance and general stock and bond market conditions.

Our estimated cash available for distribution is insufficient to cover our anticipated annual dividend of $0.42 per share and distributions paid from sources other than our cash flow from operations, particularly proceeds of this offering, will result in us having fewer funds available for the acquisition of properties, which may adversely affect our ability to fund future distributions with cash flow from operations and may adversely affect your overall return.

Upon the closing of this offering, we intend to declare a monthly distribution on our shares of common stock at an annual rate of $0.42 per share. This rate represents approximately 2,369% of our estimated cash available for distribution based on our pro forma operating results for the twelve months ended June 30, 2012. Therefore, we expect that our operating cash flow will be insufficient to cover our anticipated initial monthly distributions to stockholders for the twelve months ending June 30, 2013, and thereafter. See “Distribution Policy.”

As mentioned above, we will initially pay distributions from sources other than from our cash flow from operations. Until we acquire additional properties, we will not generate sufficient cash flow from operations to pay distributions. Our inability to acquire properties may result in a lower return on your investment than you expect. If we have not generated sufficient cash flow from our operations and other sources, such as from borrowings or sales of additional securities, to fund distributions, we will continue to use the proceeds from this offering. Moreover, our board of directors may change this policy, in its sole discretion, at any time. Distributions made from offering proceeds are a return of capital to stockholders, from which we will have already paid offering and organization expenses in connection with this offering.

By funding distributions from the proceeds of this offering, we will have less funds available for acquiring properties. As a result, the return you realize on your investment may be reduced. Funding distributions from borrowings could restrict the amount we can borrow for investments, which may affect our profitability. Funding distributions with the sale of assets or the proceeds of the offerings may affect our ability to generate cash flows. Funding distributions from the sale of additional securities could dilute your interest in us if we sell shares of our common stock or securities convertible or exercisable into shares of our common stock to third party investors. Payment of distributions from the mentioned sources could restrict our ability to generate sufficient cash flow from operations, affect our profitability and/or affect the distributions payable to you, any or all of which may have an adverse effect on your investment.

Some of our distributions may include a return of capital for federal income tax purposes.

Some of our distributions may include a return of capital. To the extent that we decide to make distributions in excess of our current and accumulated earnings and profits, such distributions would generally be considered a return of capital for federal income tax purposes to the extent of the holder’s adjusted tax basis in its shares, and thereafter as gain on a sale or exchange of such shares. See “Federal Income Tax Considerations—Federal Income Tax Considerations for Holders of Our Common Stock.”

The market price and trading volume of our common stock may be volatile following this offering.

Even if an active trading market develops for our common stock, the per share trading price of our common stock may be volatile. In addition, the trading volume in our common stock may fluctuate and cause significant price variations to occur. If the per share trading price of our common stock declines significantly, you may be unable to resell your shares at or above the public offering price. We cannot assure you that the per share trading price of our common stock will not fluctuate or decline significantly in the future.

Some of the factors that could negatively affect our share price or result in fluctuations in the price or trading volume of our common stock include:

•	actual or anticipated variations in our quarterly operating results or monthly dividends;

•	changes in our funds from operations or earnings estimates;

•	publication of research reports about us or the real estate industry;

•	increases in market interest rates that lead purchasers of our shares to demand a higher yield;

•	changes in market valuations of similar companies;

•	adverse market reaction to any additional debt we incur in the future;

•	additions or departures of key management personnel;

•	actions by institutional stockholders;

•	speculation in the press or investment community;

•	the realization of any of the other risk factors presented in this prospectus;

•	the extent of investor interest in our securities;

•	the general reputation of REITs and the attractiveness of our equity securities in comparison to other equity securities, including securities issued by other real estate-based companies;

•	our underlying asset value;

•	investor confidence in the stock and bond markets, generally;

•	changes in tax laws;

•	future equity issuances;

•	failure to meet earnings estimates;

•	failure to meet and maintain REIT qualifications;

•	changes in our credit ratings; and

•	general market and economic conditions.

In the past, securities class action litigation has often been instituted against companies following periods of volatility in the price of their common stock. This type of litigation could result in substantial costs and divert our management’s attention and resources, which could have an adverse effect on our financial condition, results of operations, cash flow and per share trading price of our common stock.

We will initially use a portion of the net proceeds from this offering to make distributions to our stockholders and unitholders, which would, among other things, reduce our cash available to acquire properties and may reduce the returns on your investment in our common stock.

Prior to the time we have fully invested the net proceeds of this offering, we will initially fund distributions to our stockholders and unitholders out of the net proceeds of this offering, which would reduce the amount of cash we have available to acquire properties and may reduce the returns on your investment in our common stock. The use of these net proceeds for distributions to stockholders could adversely affect our financial results. In addition, funding distributions from the net proceeds of this offering may constitute a return of capital to our stockholders, which would have the effect of reducing each stockholder’s tax basis in our common stock.

Differences between the book value of the assets to be acquired in the formation transactions and the price paid for our common stock will result in an immediate and material dilution of the book value of our common stock.

As of June 30, 2012, the aggregate historical combined net tangible book value of our Predecessor was approximately negative $1.0 million, or negative $0.90 per share of our common stock held by its investors and the holders of the Series A Convertible Preferred Stock, assuming the exchange of common units into shares of our common stock on a one-for-one basis. As a result, the pro forma net tangible book value per share of our common stock after the completion of this offering and the formation transactions will be less than the initial public offering price. The purchasers of shares of our common stock offered hereby will experience immediate and substantial dilution of $1.46 per share in the pro forma net tangible book value per share of our common stock, assuming completion of the maximum offering and $1.64 per share in the pro forma net tangible book value per share of our common stock, assuming completion of the minimum offering.

Increases in market interest rates may have an adverse effect on the value of our common stock as prospective purchasers of our common stock may expect a higher dividend yield and as an increased cost of borrowing may decrease our funds available for distribution.

One of the factors that will influence the price of our common stock will be the dividend yield on the common stock (as a percentage of the price of our common stock) relative to market interest rates. An increase in market interest rates, which are currently at low levels relative to historical rates, may lead prospective purchasers of our common stock to expect a higher dividend yield and higher interest rates would likely increase our borrowing costs and potentially decrease funds available for distribution. Thus, higher market interest rates could cause the market price of our common stock to decrease.

The number of shares of our common stock available for future issuance or sale could adversely affect the per share trading price of our common stock.

We are offering a minimum of 3,000,000 shares and a maximum of 4,000,000 shares of our common stock as described in this prospectus. Upon completion of this offering and the formation transactions, we will have outstanding approximately 4,285,457 shares of our common stock, assuming completion of the maximum offering, or 3,285,457 shares, assuming completion of the minimum offering. Of these shares, the shares sold in this offering will be freely tradable, except for any shares purchased in this offering by our affiliates, as that term is defined by Rule 144 under the Securities Act. Upon completion of this offering and the formation transactions, Mr. Wheeler and our other directors and management and their affiliates, together with third party Prior Investors, will beneficially own 345,062 shares of our outstanding common stock, assuming the exchange of common units into shares of our common stock on a one-for-one basis.

The issuance of substantial numbers of shares of our common stock in the public market, or upon exchange of common units, or the perception that such issuances might occur could adversely affect the per share trading price of the shares of our common stock.

The exchange of common units for common stock or the vesting of any restricted stock granted to certain directors, executive officers and other employees under our 2012 Share Incentive Plan, the issuance of our common stock or common units in connection with future property, portfolio or business acquisitions and other issuances of our common stock could have an adverse effect on the per share trading price of our common stock, and the existence of units, options or shares of our common stock issuable under our 2012 Share Incentive Plan or upon exchange of common units may adversely affect the terms upon which we may be able to obtain additional capital through the sale of equity securities. In addition, future issuances of shares of our common stock may be dilutive to existing stockholders.

Future offerings of debt or equity securities, which would be senior to our common stock upon liquidation, and/or preferred equity securities which may be senior to our common stock for purposes of dividend distributions or upon liquidation, may adversely affect the per share trading price of our common stock.

In the future, we may attempt to increase our capital resources by making additional offerings of debt or equity securities (or causing our Operating Partnership to issue debt securities), including medium-term notes, senior or subordinated notes and classes or series of preferred stock. Upon liquidation, holders of our debt securities and shares of preferred stock and lenders with respect to other borrowings will be entitled to receive our available assets prior to distribution to the holders of our common stock. Additionally, any convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges more favorable than those of our common stock and may result in dilution to owners of our common stock. Holders of our common stock are not entitled to preemptive rights or other protections against dilution. Our preferred stock, if issued, could have a preference on liquidating distributions or a preference on dividend payments that could limit our ability pay dividends to the holders of our common stock. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, our stockholders bear the risk of our future offerings.

FORWARD-LOOKING STATEMENTS

We make statements in this prospectus that are forward-looking statements within the meaning of the federal securities laws. In particular, statements pertaining to our capital resources, portfolio performance and results of operations contain forward-looking statements. Likewise, our pro forma financial statements and all of our statements regarding anticipated growth in our funds from operations and anticipated market conditions, demographics and results of operations are forward-looking statements. You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions.

Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of future events. Forward-looking statements depend on assumptions, data or methods which may be incorrect or imprecise and we may not be able to realize them. We do not guarantee that the transactions and events described will happen as described (or that they will happen at all). The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:

•	adverse economic or real estate developments in our markets;

•	our failure to generate sufficient cash flows to service our outstanding indebtedness;

•	defaults on, early terminations of or non-renewal of leases by tenants, including significant tenants;

•	on-going litigation;

•	difficulties in identifying properties to acquire and completing acquisitions;

•	our failure to successfully operate acquired properties and operations;

•	fluctuations in interest rates and increased operating costs;

•	risks related to joint venture arrangements;

•	our failure to obtain necessary outside financing;

•	general economic conditions;

•	financial market fluctuations;

•	risks that affect the general retail environment;

•	the competitive environment in which we operate;

•	decreased rental rates or increased vacancy rates;

•	conflicts of interests with our officers;

•	lack or insufficient amounts of insurance;

•	environmental uncertainties and risks related to adverse weather conditions and natural disasters;

•	other factors affecting the real estate industry generally;

•	our failure to maintain our status as a REIT;

•	limitations imposed on our business and our ability to satisfy complex rules in order for us to qualify as a REIT for U.S. federal income tax purposes; and

•	changes in governmental regulations or interpretations thereof, such as real estate and zoning laws and increases in real property tax rates and taxation of REITs.

While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. We disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could impact our future results, performance or transactions, see the section above entitled “Risk Factors.”

USE OF PROCEEDS

After deducting the placement fee and commissions and estimated expenses of this offering and the formation transactions, we expect net proceeds from this offering of approximately $13.39 million, assuming completion of the minimum offering, or $18.19 million, assuming completion of the maximum offering at the initial public offering price of $5.25 per share.

We intend to contribute the net proceeds of this offering to our Operating Partnership in exchange for common units and our Operating Partnership will use the net proceeds received from us as described below:

•	Approximately $0.5 million to repay outstanding indebtedness.

•	Approximately $2.0 million for general working capital, which will initially be used to fund dividend payments.

•

Approximately $1.78 million to reimburse our Operating Partnership for the purchase of the membership interests of DF-1 Carrollton, LLC, the current owner of The Shoppes at Eagle Harbor, one of the original eight properties in our operating portfolio.

•

Approximately $4.18 million in cash payments to those Prior Investors who have elected to receive cash instead of Operating Partnership Units for their contribution of membership interests in the Ownership Entities.

•	The balance, approximately $4.93 million (assuming a minimum offering) or $9.73 million (assuming a maximum offering) will be used for future acquisitions.

DISTRIBUTION POLICY

We cannot assure you that our estimated distributions will be made or sustained. Any distributions that we pay in the future will depend upon our actual results of operations, economic conditions and other factors that could differ materially from our current expectations. Our actual results of operations will be affected by a number of factors; including the revenue we receive from our properties, our operating expenses, interest expense, the ability of our tenants to meet their obligations, restrictions under applicable law and unanticipated expenditures. For more information regarding risk factors that could materially adversely affect our actual results of operations, see “Risk Factors.”

As illustrated in the table below, the distributions we intend to pay during the twelve months following completion of the offering significantly exceed projected cash flow available for distributions during that period. Eliminating this deficit will be conditional upon us successfully executing the acquisition strategy discussed in the Liquidity and Capital Resources section of Management’s Discussion and Analysis. If we are unable to generate sufficient earnings to accommodate the distribution, a portion of our distributions may represent a return of capital for U.S. federal income tax purposes. For a more complete discussion of the tax treatment of distributions to holders of our common stock, see “Federal Income Tax Considerations.”

The following table describes our pro forma consolidated net income (loss) available to our equity owners for the twelve months ended June 30, 2012, and the adjustments that we have made thereto to estimate our initial cash available for distribution for the twelve months ending June 30, 2013:

Pro forma net loss for the twelve months ended December 31, 2011 (1)	$(370,865)
Less: Pro forma net income for the six months ended June 30, 2011 (2)	(58,392)
Add: Pro forma net loss for the six months ended June 30, 2012 (1)	(102,668)

Pro forma net loss for the twelve months ending June 30, 2013	(531,925)

Add: Pro forma depreciation and amortization, including amortization of fair value adjustments	1,386,716
Add: Pro forma non-cash straight line rental income (3)	(2,862)
Add: Pro forma non-cash straight line rental expense (4)	17,000
Add: Net increases in contractual rent income (5)	89,000
Less: Net decreases in contractual rent income due to lease expirations, assuming historical average retention (5)	(40,844)
Add: Net increases in CAM, taxes and insurance recoveries (6)	34,912
Less: Non-recurring other income (7)	(52,000)
Less: Estimated incremental public company operating expenses (8)	(288,000)
Add: Pro forma non-cash provision for credit losses	37,195
Add: Reduction in interest expense on mortgage debt	24,000

Estimated cash provided by operating activities for the twelve months ending June 30, 2013	673,192
Estimated cash used in investing activities for the twelve months ending June 30, 2013 (9)	(155,099)
Estimated cash used in financing activities for the twelve months ending June 30, 2013 (10)	(435.000)

Estimated cash available for distribution for the twelve months ending June 30, 2013	83,093
Estimated initial annual distributions to stockholders and operating partnership unit holders (11)	2,108,212

Estimated difference between cash available for distribution and the estimated distributions for twelve months ending June 30, 2013 (12)	$(2,025,119)

Estimated initial annual distributions per share (13)	$0.42

Payout ratio based on estimated cash available for distribution (14)	2,537%

(1)	Represents the pro forma consolidated results for the respective periods as presented in the Selected Financial Data table and the unaudited pro forma condensed consolidated financial statements included elsewhere in this prospectus.
(2)	Represents actual results for the six months ended June 30, 2011 plus the impact of pro forma adjustments related to the offering and formation transactions.
(3)	Represents the straight-line rent adjustment for operating lease revenues based on the actual results for the twelve months ended June 30, 2012.
(4)	Represents the straight-line rent adjustment for ground lease expense based on the actual results for the twelve months ended June 30, 2012.
(5)	Represents increased rent revenue generated from contractual scheduled rent adjustments and renewals for existing tenants, net of approximately $11,000 in leasing commissions to be paid by applying our standard 3% renewal commission rate to the estimated rent retained on renewals of $364,741 (per below). There were no additional vacancies during the past twelve months that would create a decrease in pro forma rental income and the pro forma does not include the impact of any vacancies filled during the next twelve months. For leases expiring after June 30, 2012, assumes renewal probability based on historical average retention rate, as calculated in the following schedule:

				Total/
				Weighted
	Year Ended December 31,			Average
	2009	2010	2011	2009-2011
Annualized base rent expiring in year	$767,015	$271,209	$460,535	$1,498,759
Annualized base rent renewed	740,146	159,860	430,919	1,330,925

Retention rate	96.5%	58.9%	93.6%	88.8%

Pro forma combined base rent expiring in next 12 months				364,741
Weighted average retention rate				88.8%

Estimated rent retained				323,897

Estimated rent decline				(40,844)

(6)	Represents adjustments to 2012 CAM, taxes and insurance amounts to be billed to the tenants based on the 2012 operating pool. Scheduled CAM, taxes and insurance amounts to be billed during 2012 are $818,102 which is net of the impact of potential non-renewals based on the retention factor calculated in (4) above. This compares to $748,277 billed and recorded for 2011, resulting in a $69,723 net increase in 2012 billings over 2011. This amount reflects additional CAM reimbursements for the remainder of 2012 due to increased occupancy, increases in annual charges for major repairs incurred in prior years and adjustments due to 2012 CAM reimbursements based on the levels incurred and reflected in 2011 results. Significant repairs and maintenance incurred in any particular year are charged back to the tenants as part of the CAM pool in subsequent years, usually over a period ranging from three to ten years. Therefore, the reimbursement occurs during periods after the cash is expended.
(7)	Represents net non-recurring gains realized during the twelve months ended June 30, 2012.
(8)	Represents the estimated increase in operating expenses anticipated with becoming a publicly traded company. This amount includes contractual fees paid to our Administrative Services Company to manage our company, directors’ fees, directors’ and officers’ insurance, investor relations costs, NASDAQ listing fees and transfer agent fees.
(9)	Represents projected capital improvements and tenant improvements on existing properties based on the three year historical average as detailed in the table below, excluding acquisition, development and other expenditures incurred on newly acquired or developed properties which are considered non-recurring. Actual capital improvements for the six months ended June 30, 2012 were approximately $24,000 which we believe to be more indicative of future capital improvement levels.

				Weighted
	Year Ended December 31,			Average
	2009	2010	2011	2009-2011
Capital expenditures per cash flow statement	$999,493	$125,377	$93,451
Less: Renovations related to Walnut Hill Plaza acquisition (a)	(753,024)	—	—

Net recurring capital and tenant improvement expenses	$246,469	$125,377	$93,451	$155,099

(a)	Represents major renovations performed on the Walnut Hill Plaza property. We incurred renovation and major repair expense totaling approximately $1.2 million subsequent to acquiring the property. The need for these expenditures was identified and planned for as part of the due diligence process performed prior to acquiring the property in 2007, resulting in a deeply discounted initial acquisition price of approximately $35 per square foot (versus normal acquisition prices approaching $100 per square foot) that generally represented the value of the land. Accordingly, we consider these expenditures as part of the property’s acquisition price and do not consider them recurring capital improvements in the normal course of business.

(10)	Represents scheduled principal payments on mortgage loans for the twelve months ending June 30, 2013; excludes $14.1 million of debt maturities during that period based on the assumption we will be able to renew those mortgages under terms similar to those currently in place.
(11)	Assumes we issue approximately 3.0 million shares of common stock based on the minimum offering scenario, approximately 1.73 million common units in the Operating Partnership and 285,457 of common shares upon conversion of the preferred stock.
(12)	Represents the amount of offering proceeds that may be required to fund distributions at $0.42 per share prior to factoring in additional cash flow generated from property acquisitions made subsequent to the offering. See “Risk Factors.”
(13)	Represents the targeted initial annual dividend rate per share which would result in an 8% yield.
(14)	Calculated as estimated initial annual distribution per share divided by estimated cash available for distribution per share for the twelve months ending June 30, 2013.

Our pro forma cash available for distribution for the twelve months ending June 30, 2013 results in a significant shortfall when compared to our targeted initial annual dividend rate of $0.42 per common share. Assuming a pro rata amount of the estimated cash available for distribution for the twelve months ending June 30, 2013 is available for distribution for the first month ending December 31, 2012, we estimate our operating cash flow will be insufficient to cover our expected initial monthly distribution to stockholders for the month ending December 31, 2012. Moreover, we believe our dividends may exceed our cash available for distribution after the month ending December 31, 2012. However, the above table does not include any increases or decreases in revenues or costs associated with: (1) any rental and related revenue increases or decreases from changes in occupancy for the combined properties from leases that may be executed subsequent to June 30, 2012; (2) rental and related revenue from additional acquisitions completed subsequent to the completion of the offering from our current acquisition pipeline and other acquisition opportunities; (3) fluctuations in operating expenses, including any unaccounted for expenses incurred as a result of operating as a publicly traded company; and (4) any offsetting costs associated with any increases in revenue. Additionally, Mr. Wheeler, our Chairman and President, has agreed to contractually subordinate to the remaining common units and common stock as it relates to dividend payments. As a result, our actual payout ratio could be higher or lower than the payout ratio shown in the table above. In any event, unless our operating cash flow increases, we will be required to fund future distributions from proceeds of the offerings or to reduce such distributions. We have established a working capital and dividend reserve for this purpose. See “Use of Proceeds”.

CAPITALIZATION

The following table sets forth the capitalization of our Predecessor as of June 30, 2012, on a historical basis, on a pro forma pre-offering basis to reflect our formation transactions, and on a pro forma as adjusted basis to give effect to our formation transactions, this offering and the use of net proceeds as set forth in “Use of Proceeds.” You should read this table in conjunction with “Use of Proceeds,” “Selected Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes appearing elsewhere in this prospectus.

Minimum Offering

	As of June 30, 2012
	Historical	Pro Forma Pre-Offering	Pro Forma As Adjusted
		($ in 000s)
Mortgages and other secured loans	$12,015	$25,668	$25,168
Stockholders’ equity:
Common stock, par value $0.01 per share, 15,000,000 shares authorized, 3,285,457 shares issued and outstanding on an as adjusted basis	—	—	33
Preferred stock, without par value, 500,000 shares authorized, 249,750, 249,750 and 0 shares issued and outstanding as of June 30, 2012, pro forma pre-offering and pro forma as adjusted, respectively	999	999	—
Additional paid in capital	—	—	14,274
Members’ equity	(361)	(4,186)	(4,186)
Non-controlling interest	—	6,855	6,855

Total stockholders’ equity	638	3,668	16,976

Total capitalization	$12,653	$29,336	$42,144

Maximum Offering

	As of June 30, 2012
	Historical	Pro Forma Pre-Offering	Pro Forma As Adjusted
		($ in 000s)
Mortgages and other secured loans	$12,015	$25,668	$25,168
Stockholders’ equity:
Common stock, par value $0.01 per share, 15,000,000 shares authorized, 4,285,457 shares issued and outstanding on an as adjusted basis	—	—	43
Preferred stock, without par value, 500,000 shares authorized, 249,750, 249,750 and 0 shares issued and outstanding as of June 30, 2012, pro forma pre-offering and pro forma as adjusted, respectively	999	999	—
Additional paid in capital	—	—	18,999
Members’ equity	(361)	(4,186)	(4,186)
Non-controlling interest	—	6,855	6,855

Total stockholders’ equity	638	3,668	21,711

Total capitalization	$12,653	$29,336	$46,879

DILUTION

Purchasers of our common stock offered in this prospectus will experience an immediate and substantial dilution of the net tangible book value of our common stock from the initial public offering price. At June 30, 2012, our Predecessor had a combined net tangible book value of approximately negative $1.0 million, or negative $0.90 per share of our common stock held by its investors, assuming the exchange of outstanding common units (other than common units held by us) into shares of our common stock on a one-for-one basis. After giving effect to the sale of the shares of our common stock offered hereby, including the use of proceeds as described under “Use of Proceeds” and the formation transactions, and the deduction of placement fees and commissions and estimated offering and formation expenses, the pro forma net tangible book value at June 30, 2012 attributable to common stockholders would have been $18.1 million, or $3.61 per share of our common stock, assuming a minimum offering, and $22.8 million, or $3.79 per share of our common stock, assuming a maximum offering. Assuming a minimum offering, this amount represents an immediate increase in net tangible book value of $4.51 per share to the Prior Investors and an immediate dilution in pro forma net tangible book value of $1.64 per share from the public offering price of $5.25 per share of our common stock to new public investors. Assuming a maximum offering, this amount represents an immediate increase in net tangible book value of $4.70 per share to the Prior Investors and an immediate dilution in pro forma net tangible book value of $1.46 per share from the public offering price of $5.25 per share of our common stock to new public investors. See “Risk Factors—Risks Related to this Offering—Differences between the book value of the assets to be acquired in the formation transactions and the price paid for our common stock will result in an immediate and material dilution of the book value of our common stock.” The following table illustrates this per share dilution:

Minimum Offering

Initial public offering price per share		$5.25
Net tangible book value per share before the formation transactions and this offering(1)	$(0.90)
Increase in pro forma net tangible book value per share attributable to the formation transactions(2)	$2.79
Increase in pro forma net tangible book value per share attributable to this offering(3)	$1.72

Pro forma net tangible book value per share after the formation transaction and this offering(4)		$3.61

Dilution in pro forma net tangible book value per share to new investors(5)		$1.64

(1)	Net tangible book value per share of our common stock before the formation transactions and this offering is determined by dividing the net tangible book value based on June 30, 2012 net book value of tangible assets (consisting of total assets less intangible assets, which are comprised of deferred financing and leasing costs, acquired above-market leases and acquired in-place lease value, net of liabilities to be assumed, excluding acquired below-market leases) of our Predecessor by the number of shares of our common stock held by its investors after this offering, assuming the exchange for shares of our common stock on a one-for-one basis of the common units to be issued in connection with the formation transactions.
(2)	The increase in pro forma net tangible book value per share of our common stock attributable to our formation transactions, but before this offering, is determined by dividing the difference between (a) the pro forma net tangible book value before our formation transactions and this offering and (b) the pro forma net tangible book value after our formation transactions and before this offering, by the number of shares of our common stock held by Prior Investors of the Ownership Entities after this offering, assuming the exchange for shares of our common stock on a one-for-one basis of the common units to be issued in connection with the formation transactions.
(3)	The increase in pro forma net tangible book value per share attributable to this offering is determined by subtracting (a) the sum of (i) the net tangible book value per share before the formation transactions and this offering (see note (1) above) and (ii) the decrease in pro forma net tangible book value per share attributable to our formation transactions (see note (2) above) from (b) the pro forma net tangible book value per share after our formation transactions and this offering (see note (4) below).
(4)	Based on pro forma net tangible book value of approximately $18.1 million divided by the sum of 5,019,521 shares of our common stock and common units to be outstanding after this offering (excluding units held by us), not including (a) 500,000 shares of our common stock available for issuance under our 2012 Share Incentive Plan.
(5)	Dilution is determined by subtracting pro forma net tangible book value per share of our common stock after giving effect to the formation transactions and this offering from the initial public offering price paid by a new investor for a share of our common stock.

Maximum Offering

Initial public offering price per share		$5.25
Net tangible book value per share before the formation transactions and this offering(1)	$(.90)
Increase in pro forma net tangible book value per share attributable to the formation transactions(2)	$2.79
Increase in pro forma net tangible book value per share attributable to this offering(3)	$1.90

Pro forma net tangible book value per share after the formation transaction and this offering(4)		$3.79

Dilution in pro forma net tangible book value per share to new investors(5)		$1.46

(1)	Net tangible book value per share of our common stock before the formation transactions and this offering is determined by dividing the net tangible book value based on June 30, 2012 net book value of tangible assets (consisting of total assets less intangible assets, which are comprised of deferred financing and leasing costs, acquired above-market leases and acquired in-place lease value, net of liabilities to be assumed, excluding acquired below-market leases) of our Predecessor by the number of shares of our common stock held by its investors after this offering, assuming the exchange for shares of our common stock on a one-for-one basis of the common units to be issued in connection with the formation transactions.
(2)	The increase in pro forma net tangible book value per share of our common stock attributable to our formation transactions, but before this offering, is determined by dividing the difference between (a) the pro forma net tangible book value before our formation transactions and this offering and (b) the pro forma net tangible book value after our formation transactions and before this offering, by the number of shares of our common stock held by Prior Investors of the Ownership Entities after this offering, assuming the exchange for shares of our common stock on a one-for-one basis of the common units to be issued in connection with the formation transactions.
(3)	The increase in pro forma net tangible book value per share attributable to this offering is determined by subtracting (a) the sum of (i) the net tangible book value per share before the formation transactions and this offering (see note (1) above) and (ii) the decrease in pro forma net tangible book value per share attributable to our formation transactions (see note (2) above) from (b) the pro forma net tangible book value per share after our formation transactions and this offering (see note (4) below).
(4)	Based on pro forma net tangible book value of approximately $22.8 million divided by the sum of 6,019,521 shares of our common stock and common units to be outstanding after this offering (excluding units held by us), not including (a) 600,000 shares of our common stock available for issuance under our 2012 Share Incentive Plan.
(5)	Dilution is determined by subtracting pro forma net tangible book value per share of our common stock after giving effect to the formation transactions and this offering from the initial public offering price paid by a new investor for a share of our common stock.

Additionally, the purchase prices paid for the Amscot Building, Monarch Bank and Riversedge North properties will be adjusted following the public release of our audited consolidated financial statements for the year ended December 31, 2012. Such adjustments will be calculated by applying the initial pricing methodology to such properties’ cash flows as used in preparing our audited consolidated financial statements for the year ended on December 31, 2012, subject to the adjustments approved by a majority of our independent directors. If the re-pricing produces a higher value for any such property, the Prior Investors in such property will receive an additional number of common units in our Operating Partnership that, when multiplied by the initial offering price for this offering, will equal the increase in value plus the value of any distributions that would have been made with respect to such common units if such common units had been issued at the time of the acquisition of such property. Assuming the exchange of any such common units into common stock, purchasers of the common stock offered in this prospectus will experience additional dilution.

Comparative Data

The following charts illustrate our pro forma proportionate ownership. Assuming the exchange of outstanding common units (other than common units held by us) into shares of our common stock on a on-for-one basis, and upon completion of the offering under alternative minimum and maximum offering assumptions, of present stockholders and of investors in this offering, compared to the relative amounts paid and comparative to our capital by present stockholders as of the date the consideration was received and by investors in this offering, assuming no changes in net tangible book value other than those resulting from the offering.

	Shares Purchased		Total Consideration		Average Price Per Share
	Amount	Percent	Amount	Percent
MINIMUM OFFERING
Existing stockholders	2,019,521	40.23%	$5,766,573	26.80%	$2.86
New investors	3,000,000	59.77%	$15,750,000	73.20%	$5.25
Total	5,019,521	100%	$21,516,573	100%	$4.61

	Shares Purchased		Total Consideration		Average Price Per Share
	Amount	Percent	Amount	Percent
MAXIMUM OFFERING
Existing stockholders	2,019,521	33.55%	$5,766,573	21.54%	$2.86
New investors	4,000,000	66.45%	$21,000,000	78.46%	$5.25
Total	6,019,521	100%	$26,766,573	100%	$4.74

SELECTED FINANCIAL DATA

The following table sets forth selected financial data on (i) a pro forma basis for our company giving effect to the offering and formation transactions, including the purchase accounting adjustments and (ii) the combined historical cost basis for the entities included in the Predecessor. The pro forma and combined historical financial information and the offering and formation transactions, including the purchase accounting adjustments, are provided and discussed in detail in the unaudited pro forma financial information beginning on page F-2 of the financial statements included elsewhere in this prospectus.

You should read the following summary selected financial data in conjunction with our financial statements and the related notes and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The selected combined balance sheet data as of June 30, 2012 and 2011 (unaudited) and December 31, 2011 and 2010 (audited) and the selected combined operating data for the six months ended June 30, 2012 and 2011 (unaudited) and the years ended December 31, 2011 and 2010 (audited) have been derived from the combined financial statements of the Predecessor included elsewhere in this prospectus. This data is presented on a combined historical basis and does not include the impact of the offering and formation transactions, as described in the unaudited pro forma financial information beginning on page F-2 of the financial statements supplied in this prospectus.

Our unaudited summary selected pro forma condensed consolidated balance sheet and operating data as of and for the six months ended June 30, 2012 and the year ended December 31, 2011 assumes completion of this offering, the formation transactions, the repayment of certain indebtedness and the other adjustments described in the unaudited pro forma financial information beginning on page F-2 of this prospectus, as of January 1, 2011 for the operating data and as of June 30, 2012 for the balance sheet data.

The unaudited pro forma condensed consolidated balance sheet is presented for illustrative purposes only and is not necessarily indicative of what the actual financial position would have been had the transactions referred to above occurred on June 30, 2012, nor does it purport to represent the future financial position of the company. The unaudited pro forma condensed consolidated statements of operations are presented for illustrative purposes only and is not necessarily indicative of what the actual results of operations would have been had the transactions referred to above occurred on January 1, 2011, nor does it purport to represent the future results of operations of the company.

	Pro Forma	Historical		Pro Forma	Historical
	Six Months Ended June 30, 2012	Six Months Ended June 30,		Year Ended December 31, 2011	Years Ended December 31,
		2012	2011		2011	2010
	(unaudited)	(unaudited)		(unaudited)
OPERATING DATA:
Total combined revenues	$2,754,143	$1,015,658	$877,789	$5,133,394	$1,925,277	$1,854,050

Expenses:
Property operating	386,188	134,580	146,887	845,585	352,508	301,076
Depreciation and amortization	1,012,109	371,519	370,199	2,026,111	744,931	732,852
Real estate taxes	146,650	53,492	49,976	293,221	104,555	95,356
Repairs and maintenance	55,324	26,750	22,304	227,262	63,253	124,864
Advertising and promotion	5,132	2,813	21,770	46,384	27,580	9,606
Provision for credit losses	—	—	—	37,195	20,000	9,632
Corporate general & administrative	419,803	412,738	—	—	321,178	—
Other	48,879	17,702	15,213	113,869	39,902	38,148

Total expenses	2,074,085	1,019,594	626,350	3,910,805	1,673,907	1,311,534

Operating income	680,058	(3,936)	251,438	1,222,589	251,370	542,516
Non-operating income and expense:
Interest expense	(782,726)	(395,447)	(406,618)	(1,593,455)	(805,969)	(800,678)

Total non-operating income and expense	(782,726)	(395,447)	(406,618)	(1,593,455)	(805,969)	(800,678)

Net loss (1)	$(102,668)	$(399,383)	$(155,180)	$(370,865)	$(554,599)	$(258,162)

Net loss allocated to noncontrolling interests	$(41,871)			$(151,249)

Net loss allocated to common stockholders	$(60,797)			$(219,616)

Pro forma loss per share:
Basic	$(0.02)			$(0.07)

Diluted	$(0.02)			$(0.07)

Pro forma weighted-average number of shares:
Basic	3,285,457			3,285,457

Diluted	3,285,457			3,285,457

BALANCE SHEET DATA (as of period end):
Investment properties, net	$35,728,758	$12,854,336	$13,492,931	$36,045,640	$13,171,218	$13,821,522
Cash and cash equivalents	7,556,487	132,933	154,244	7,527,562	104,007	199,637
Tenant Receivables	681,556	579,135	560,058	675,012	572,591	557,589
Other assets	1,707,020	1,300,480	217,858	1,383,620	977,080	228,478

Total assets	$45,673,821	$14,866,884	$14,425,091	$45,631,834	$14,824,896	$14,807,226

Mortgages and other indebtedness	$25,168,202	$12,015,046	$12,253,326	$25,289,240	$12,136,083	$12,350,577
Other liabilities	3,529,615	2,213,980	1,452,088	3,335,122	2,019,488	1,456,330

Total liabilities	28,697,817	14,229,026	13,705,414	28,624,362	14,155,571	13,806,907

Total equity	16,976,004	637,858	719,677	17,007,472	669,325	1,000,319

Total liabilities and equity	$45,673,821	$14,866,884	$14,425,091	$45,631,834	$14,824,896	$14,807,226

OTHER DATA:
Cash flows provided by (used in):
Operating activities		$(35,866)	$212,287		$349,712	$419,522
Investing activities		$(23,690)	$(12,979)		$(33,346)	$(46,760)
Financing activities		$88,482	$(244,701)		$(411,996)	$(419,318)
Funds from Operations (FFO) (2)	$909,441	$(27,864)	$215,020	$1,655,245	$190,332	$474,690

(1) Earnings Per Share information not included in the schedule for historical results of operations since it is considered not applicable.

(2) Below is the calculation of FFO, which is a non-GAAP measurement, and the reconciliation to net income (loss) for the periods presented:

	Pro Forma	Historical		Pro Forma	Historical
	Six Months Ended June 30, 2012	Six Months Ended June 30,		Year Ended December 31, 2011	Years Ended December 31,
		2012	2011		2011	2010
Net income (loss)	$(102,668)	$(399,383)	$(155,180)	$(370,865)	$(554,599)	$(258,162)
Depreciation of real estate assets	1,012,109	371,519	370,199	2,026,111	744,931	732,852

Total FFO	$909,441	$(27,864)	$215,020	$1,655,245	$190,332	$474,690

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Executive Overview

We are a Maryland corporation formed on June 23, 2011 to acquire the entities owning various controlling and noncontrolling interests in real estate assets owned and/or managed by Jon S. Wheeler and/or his affiliates, including certain entities controlled by Plume Street Financial, LLC (“PSF”). Our Operating Partnership, Wheeler REIT, L.P., was formed as a Virginia limited partnership on April 5, 2012. Upon completion of the offering and formation transactions described throughout this prospectus, we expect our operations to be carried on through our Operating Partnership. At such time, we, as the sole general partner of our Operating Partnership, will have control of our Operating Partnership. Accordingly, we will consolidate the assets, liabilities and results of operations of our Operating Partnership.

The Predecessor includes the Company and entities owned and/or controlled by Mr. Wheeler, which in turn own controlling interests in five properties (collectively, the “Controlled Entities”). Accordingly, the contribution of or acquisition by merger of interests in the Controlled Entities is being accounted for as a transaction between entities under common control and, therefore, the acquisition of interests in each of the Controlled Entities will be recorded at our historical cost. In conjunction with the Offering and related formation transactions, the Company will acquire the noncontrolling interests in entities owning three properties that are currently controlled by PSF (“PSF Entities” or “Noncontrolled Entities”), of which Mr. Wheeler is a 50% partner. Unless otherwise noted, the Results of Operations only pertains to the Controlled Entities. The entities and respective properties party to the transactions are as follows:

Controlled Entities (Predecessor):

Wheeler Real Estate Investment Trust, Inc.

DF-1 Carrollton, LLC – The Shoppes at Eagle Harbor (Carrollton, VA)

Lynnhaven Parkway Associates, LLC – Monarch Bank Building (Virginia Beach, VA)

North Pointe Investors, LLC – North Pointe Crossing/Amscot Building (Tampa, FL)

Riversedge Office Associates, LLC – Riversedge North (Virginia Beach, VA)

Walnut Hill Plaza Associates, LLC – Walnut Hill Plaza (Petersburg, VA)

Noncontrolled Entities (PSF Entities):

Lumber River Associates, LLC – Lumber River Village (Lumberton, NC)

Perimeter Associates, LLC – Perimeter Square (Tulsa, OK)

Tuckernuck Associates, LLC – Shoppes at TJ Maxx (Richmond, VA)

We were formed with the principle objective of acquiring, financing, developing, leasing, owning and managing income producing, strip centers, neighborhood centers, grocery-anchored centers, community centers and free-standing retail properties. Our strategy is to opportunistically acquire quality, well-located, predominantly retail properties in secondary and tertiary markets that generate attractive risk-adjusted returns. We generally target competitively protected properties located within developed areas, commonly referred to as in-fill, that possess minimal competition risk and are surrounded by communities that have stable demographics and have historically exhibited favorable trends, such as strong population and income growth.

We generally lease our properties to national and regional retailers that offer consumer goods and generate regular consumer traffic. We believe our tenants carry goods that are less impacted by fluctuations in the broader U.S. economy and consumers’ disposable income, which we believe generates more predictable property-level cash flows.

We operate using a very hands-on approach to managing our properties which we believe gives us a distinct advantage over our competitors in both our ability to maximize profits from these properties and to attract and retain ideal tenants. Our approach places a high value on relationships at the property level as well as within the community to ensure the success of our asset. Our management style and capabilities are well suited to benefit from previously neglected assets. By applying our hands-on approach, we believe that we can address the concerns of the tenants, address property maintenance issues and facilitate leasing efforts to stabilize and enhance the financial viability of the asset; hopefully resulting in longer term, profitable leases to high quality tenants. An example of this is shown below in “Recent Company Transactions and Events – Walnut Hill Plaza.”

Our asset management, leasing, lease administration and tenant relations team members (our “Property Management Team”) establish and maintain regular contact with the existing and new tenants. Prior to acquisition, the existing tenants will have met their leasing agent and/or the director of leasing. The tenant will receive a hand delivered letter from a member of our Property Management Team, typically the assigned property manager, as close to the closing date as physically possible (in addition to the formal written notice per the lease) notifying them of our acquisition . The tenant’s welcome letter / notification letter includes all contact information for all members of our Property Management Team including their cell phone numbers. Once members of our Property Management Team have made the initial visit to the property, any pre-closing identified repairs and maintenance items are addressed. The property manager will also further evaluate the property for immediate and future needs so that our Property Management Team can prepare a budget for the property.

The property manager continues developing relationships with existing tenants, as well as with service providers at the property. Additionally, our property management model usually includes us joining the Chamber of Commerce in markets where we have an asset. We believe that taking the time to make the experience personal for each tenant ensures we are able to monitor activity at the property appropriately and be ahead of any challenges that may develop. This high touch relationship makes the tenant more comfortable with phoning in questions, issues or alerts to the property manager before they become serious issues. The relationship generated by our Property Management Team and enhanced service approach facilitates on-going communication and a mutually beneficial partnership for the ownership and the tenants, which we believe improves each property’s performance and gives us an advantage over our competitors.

Through the combined efforts of our Property Management Team, we also work closely with our tenants in an effort to maximize their success in our centers. Our tenant relations group will discuss specifically the tenant’s marketing efforts and offer guidance on maximizing exposure for their advertising dollars. They will also coordinate property specific events to obtain exposure for the asset in line with the market’s demographics. We believe showing interest in the tenant’s success benefits everyone. If the tenant is successful, we hope they will remain long-term and in good standing. In addition, the service and reputation of our ownership enable us to attract quality tenants and better negotiate lease terms. Our entire Property Management Team is willing to take this broader approach on how to assist in our tenants’ and each property’s success.

Our management approach ensures the property as well as the tenant is being visited in person at least every three weeks. In the interim, the internal communication of our Property Management Team ensures that all team members associated with the asset have the most current information available on any matter. Our communication process includes: (i) generating summary reports whenever a member of the Property Management Team visits the property; (ii) monthly Property Management Team meetings which involves reviewing each property in detail; and (iii) ongoing open dialogue concerning leasing activity.

Our Portfolio

Upon consummation of this offering, we expect that our portfolio will be comprised of five retail shopping centers, two free-standing retail properties, and one office building. Five of these properties are located in Virginia, one is located in Florida, one is located in North Carolina and one is located in Oklahoma. As of June 30,2012, our portfolio had a total GLA of 348,490 square feet and an occupancy level of approximately 90%. We expect our portfolio to consist of the following entities and their related properties:

•	DF-1 Carrollton, LLC – The Shoppes at Eagle Harbor (Carrollton, VA)

•	Lumber River Associates, LLC – Lumber River Village (Lumberton, NC)

•	Lynnhaven Parkway Associates, LLC – Monarch Bank Building (Virginia Beach, VA)

•	North Pointe Investors, LLC – North Pointe Crossing/Amscot Building (Tampa, FL)

•	Perimeter Associates, LLC – Perimeter Square (Tulsa, OK)

•	Riversedge Office Associates, LLC – Riversedge North (Virginia Beach, VA)

•	Tuckernuck Associates, LLC – Shoppes at TJ Maxx (Richmond, VA)

•	Walnut Hill Plaza Associates, LLC – Walnut Hill Plaza (Petersburg, VA)

Details regarding these properties can be found in the “Business and Properties – Our Portfolio” section of this prospectus.

We believe our target markets, which currently include the Mid-Atlantic, Southeast and Southwest, are characterized by strong demographics and dynamic, diversified economies that will continue to generate jobs and future demand for commercial real estate.

Overall Company Trends

The challenging economic environment continues to impact the national and local commercial real estate industry. Credit tightening among our usual financing resources has restricted our ability to aggressively pursue the acquisition and development of new shopping centers and other opportunities; accordingly, we have been cautious by selecting properties less dependent on traditional financing over the past three years. Identifying new opportunities had posed a challenge until recently. However, we believe the environment for potential property acquisitions at reasonable capitalization rates is improving, which has resulted in our evaluation of alternative funding sources. Additionally, several factors are contributing to an increased supply in available properties for acquisition, including a significant level of maturities of commercial mortgage-backed securities (“CMBS”) debt (estimated total maturities of approximately $1.8 trillion over the next five years), strategic shifts by larger REITs to reduce debt levels and exit certain markets, and the negative impact on the real estate industry as a result of the economic downtown experienced over the past four years. We anticipate that our entry into the capital markets will expand the financing resources available to us and allow us to pursue performing investment opportunities that may not qualify for traditional financing, while providing our investors with competitive returns and increased liquidity.

During the economic crisis over the past three years, we have been faced with a number of tenants requesting rent reductions. Our Property Management Team has taken a proactive approach to addressing this trend by creating and implementing a systematic process for cataloguing, reviewing and analyzing these requests. This formalized mechanism for reviewing individual deals and maximizing the opportunity presented to us has allowed us to anticipate the impact of the downward pressure and to make lease accommodations appropriate for the circumstances. For example, we have required adjustments to exclusive or radius language, terms, rent caps, etc. in the lease agreement in exchange for any rent concessions made. Our process has afforded us the flexibility to work with and maintain otherwise strong tenants, while ensuring their ability to weather the economic crisis. During 2011, these requests began to decline, signifying a stabilizing economic environment in our local markets. Additionally, downward pressure on rental rates appears to be lessening as the weighted average base rent per square foot for our eight properties increased from $11.27 at December 31, 2010 to $11.91 at June 30, 2012; occupancy increased from 89.7% to 89.8% during this same period.

While the economy continues to struggle, we believe our diversity, array of resources, hands-on approach to managing our properties, as well as the experience and industry relationships we have established, enable us to focus on improving the performance of existing properties through concerted efforts in the leasing, marketing and overall asset management functions within our organization. Our management philosophy has allowed us to navigate through the recent recession which we believe has resulted in several success stories within our portfolio during this challenging time, including: maintaining 100% occupancy at Lumber River Plaza during 2009, 2010, 2011 and into 2012; doubling Perimeter Square’s return on investment since acquiring the property; improving cash flows at the Shoppes at TJ Maxx center through expense reimbursement management; and negotiating a build-out and long term lease on the Amscot Building. We continue to seek avenues for improving our performance on existing properties, in addition to pursuing potential acquisitions and other growth opportunities. Notwithstanding our belief in our talents and the future, a number of factors exists that may influence our continued success and our financial performance. Please carefully review the “Risk Factors” section of this prospectus.

Recent Company Transactions and Events

The Shoppes at Eagle Harbor

Completed during 2008, The Shoppes at Eagle Harbor construction project exemplifies the strength of our company which provided us with the resources to build a custom center that fits the lifestyle of the consumer in a particular market. In partnership with Wheeler Development and Wheeler Real Estate Company, we constructed a 23,303 square foot center with the majority of the space being under lease contracts prior to its opening; the center is currently 100% leased. We managed the project’s entitlement process from start to finish, including navigating the zoning process, developing the site plan, obtaining necessary permits, acquiring the certificate of occupancy, conducting the grand opening and subsequently managing an expansion project to accommodate two existing tenants. We believe the magnitude and complexity of this project demonstrated the true depth of our capabilities and resources.

The Shoppes at Eagle Harbor represents, in its purest form, our focus on centers with a good mix of merchandising, cross-shopping and co-tenancy. The center houses a strong mix of tenants, including retail, restaurants and services such as health care and fitness. We believe the center provides services desired by the consumer within the market to address their lifestyle requirements. Our strong relationship with our tenants and the local communities represents a core strength of our company and provides the foundation for our ongoing success.

Walnut Hill Plaza

The Walnut Hill Plaza property was a neglected shopping center when our subsidiary, Walnut Hill Plaza Associates, LLC, acquired it in 2007. The physical appearance resulted in it being unattractive to prospective tenants; existing tenants carried month-to-month leases due to their hesitancy to sign long term commitments in a dilapidated center with no future plans for improvement that would draw brand name tenants typically associated with generating high customer traffic volumes. After the customary financial reviews and an in-depth review of the market, we purchased the property with a plan of making significant improvements and employing our hands-on management approach which we believe generates higher returns. The property’s proximity to Fort Lee (Virginia) was evaluated in detail because the Federal Base Realignment and Closure (“BRAC”) review process was occurring during our due diligence. Ultimately, the BRAC review process resulted in not only the base remaining open, but it also being identified as a designated relocation post for many displaced troops. The center’s strong co-tenancy, the earnings upside potential of existing leases, and its location near a large regional medical center, a Food Lion supermarket and other significant industries further supported our vision for the center.

During 2009, we completed a major renovation and face lift project of the shopping center. Improvements included: updating the parking lot lighting, upgrading electrical service, renovating the dated, incomplete facade and a complete parking lot re-design which allowed us to incorporate head-in parking to better facilitate customer traffic. Wheeler Development and Site Applications managed all aspects of the process and did so without displacing any of the existing tenants. Additionally, we were able to negotiate with the City of Petersburg for a five year real estate tax credit on the renovations, improving the early cash flows of the property. The renovations allowed us to negotiate long term leases with the existing tenants and to use our strong relationships with other non-market tenants as a means of attracting them to the property. Management makes regular visits to the property and has established strong relationships with the tenants. We also embrace the center’s military market and our tenant relations group focuses center-wide events on dates which honor the military.

Critical Accounting Policies

The following discussion and analysis of our financial condition and results of operations are based upon our combined financial statements as presented in the Selected Financial Data section of this prospectus, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these combined financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. On an on-going basis, we evaluate our estimates based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

The critical accounting policies summarized in this section are discussed in further detail in the notes to the financial statements appearing elsewhere in this prospectus. Management believes that the application of these policies on a consistent basis enables us to provide useful and reliable financial information about our operating results and financial condition.

Revenue Recognition

Principal components of our total revenues include base and percentage rents and tenant reimbursements. We accrue minimum (base) rent on a straight-line basis over the terms of the respective leases which results in an unbilled rent asset or deferred rent liability being recorded on the balance sheet. Certain lease agreements contain provisions that grant additional rents based on tenants’ sales volumes (contingent or percentage rent) which we recognize when the tenants achieve the specified targets as defined in their lease agreements. We periodically review the valuation of the asset/liability resulting from the straight-line accounting treatment of our leases in light of any changes in lease terms, financial condition or other factors concerning our tenants.

Our leases generally require the tenant to reimburse us for a substantial portion of operating expenses incurred in operating, maintaining, repairing, insuring and managing the property and common areas (collectively defined as Common Area Maintenance or “CAM” expenses). This significantly reduces our exposure to increases in costs and operating expenses resulting from inflation or other outside factors. We accrue reimbursements from tenants for recoverable portions of all these expenses as revenue in the period the applicable expenditures are incurred. We calculate the tenant’s share of operating costs by multiplying the total amount of the operating costs by a fraction, the numerator of which is the total number of square feet being leased by the tenant, and the denominator of which is the average total square footage of all leasable buildings in the property. We receive escrow payments for these reimbursements from substantially all its tenants on a monthly basis throughout the year. We recognize differences between estimated recoveries and the final billed amounts in the subsequent year.

When and where applicable, any relatively large expense items are amortized into the CAM pool and are reimbursed by the tenants according to their leases. By amortizing the expenses, the tenants are able to absorb the cost without creating unrealistic monthly CAM charges that would then hinder our ability to fill any vacancy. We monitor market rates for CAM as well as rents to ensure our property’s expense and expectations are consistent with what the market will bear.

We record a tenant receivable for amounts due from tenants such as base rents, tenant reimbursements and other charges allowed under the lease terms. We periodically review tenant receivables for collectability and determine the need for an allowance for the uncollectible portion of accrued rents and other accounts receivable based upon customer creditworthiness (including expected recovery of a claim with respect to any tenants in bankruptcy), historical bad debt levels and current economic trends. We consider a receivable past due once it becomes delinquent per the terms of the lease; our standard lease form considers a rent charge past due after five days. A past due receivable triggers certain events such as notices, fees and other allowable and required actions per the lease.

Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results when ultimately realized could differ from those estimates. Significant estimates in the six month periods ended June 30, 2012 and 2011 and the years ended December 31, 2011 and 2010 include accrued rents and tenant reimbursements, impairment analysis of investment properties and the useful life of investment properties.

Impairment of Long-lived Assets

We periodically review investment properties for impairment on a property-by-property basis whenever events or changes in circumstances indicate that the carrying value of investment properties may not be recoverable, with an evaluation performed at least annually. These circumstances include, but are not limited to, declines in the property’s cash flows, occupancy and fair market value. We measure any impairment of investment property when the estimated undiscounted operating income before depreciation and amortization, plus its residual value, is less than the carrying value of the property. To the extent impairment has occurred, we charge to income the excess of carrying value of the property over its estimated fair value. We estimate fair value using unobservable data such as operating income, estimated capitalization rates or multiples, leasing prospects and local market information. We may decide to sell properties that are held for use and the sale prices of these properties may differ from their carrying values. We did not record any impairment charges during the six months ended June 30, 2012 and 2011 and the years ended December 31, 2011 and 2010, respectively.

Principal Factors Affecting our Results of Operations

Revenues

The principal components of our total revenues include the following:

•

Base and percentage rents. We accrue minimum (base) rent on a straight-line basis over the terms of the respective leases. Accordingly, in most cases rent revenue recognized on leases will differ from actual rent collections which may cause fluctuations in rent revenue and cash flows from period to period. Additional factors impacting rent revenues may include terms specified in new, renewed or renegotiated leases and the financial condition and success of our tenants.

•

Tenant reimbursements. We accrue reimbursements from tenants for recoverable portions of our expenses as revenue in the period the applicable expenditures are incurred. These reimbursements consist primarily of CAM, real estate taxes and property insurance expenses related to the properties. We receive escrow payments for these reimbursements from substantially all tenants on a monthly basis throughout the year with any differences between estimated recoveries and the final billed amounts being recognized in the subsequent year. Accordingly, our estimated billings and post year-end adjustments may fluctuate from period to period due to several factors, including reimbursable expense levels and any changes in lease terms.

The following factors affect the revenues we derive from our operations. For other factors affecting our revenues, see “Risk Factors—Risks Related to Our Business and Operations.”

•	Our ability to maximize lease terms and occupancy rates. While many outside factors may impact our success in these areas, we rely heavily on our hands-on management approach in maximizing property revenues. Accordingly, our ability to execute on this approach will impact revenues from period to period.

•

Competition and market conditions. Our need to be competitive in our various markets often requires us to adjust lease terms when trying to retain or attract tenants, especially in down economies similar to that experienced in recent years. Again, we rely on our experience and ability to adjust in order to manage through these challenges.

•

Financial health of our tenants. The distressed economic environment during recent years has resulted in some of our tenants requesting temporary or permanent modifications in lease terms, being more aggressive in negotiating new leases or renewals, not renewing leases and, in extreme cases, closing their business and walking away from their contractual lease agreements. The resulting impact on revenues varies and may cause fluctuations from period to period.

Operating Expenses

The principal components of our total operating expenses include the following:

•

Property operating expenses. We include in property operating expenses all costs associated with managing and maintaining the properties including: grounds and landscaping; management fees; utilities; legal and professional fees; and other related expenses. This expense category could be affected by the acquisition or development of new properties, changes in management service agreements or other factors not necessarily in our control.

•

Depreciation and amortization expenses. We include investment property depreciation and amortization associated with lease commissions and in place leases in this category. The most significant factors affecting this category would be property acquisitions and lease commission activities.

•

Real estate taxes. We include all real estate taxes associated with the properties in this category. The amount of these taxes varies by the jurisdiction where the property resides which could result in changes from period to period.

•

Repairs and maintenance. This expense category includes all routine repairs and maintenance associated with keeping our properties in operating condition and attractive to existing and potential tenants. The need and timing of repairs and maintenance projects may impact this expense category from period to period.

The following factors affect our operating expense levels. For other factors affecting our operating expenses, see “Risk Factors—Risks Related to Our Business and Operations.”

•

Property acquisitions, development and renovations. Acquiring, building and significantly renovating a property will impact all operating expense categories. We factor this impact into our planning and due diligence procedures related to these properties.

•

The condition of our properties. We attempt to diligently control our property expenses through our hands-on management process. However, unanticipated expenses related to property management, repairs and maintenance, real estate taxes or other areas related to the property may impact our operations from period to period. Additionally, newly acquired properties may impact expenses while we transition it into our management program.

•

Legal expense associated with tenant and other matters. During the past three years, we have incurred a significant amount of legal expense resulting from tenant lawsuits (primarily brought by us), financing activities and construction matters. These expenses are not reimbursable from our tenants under our lease agreements. While we anticipate these costs will decrease as the economy improves and the outstanding matters are resolved, they continue to significantly impact operating expenses.

•	Transition to public company. Once we complete this offering, we expect that our administrative costs will increase materially, as we need to comply with detailed public reporting requirements.

Interest Expense

Interest expense primarily results from indebtedness incurred to acquire and development investment properties. Factors affecting interest expense levels include acquisition, development and refinancing activities associated with a particular property.

Funds from Operations

We use FFO as an alternative measure of our operating performance, specifically as it relates to results of operations and liquidity. We compute FFO in accordance with standards established by the Board of Governors of NAREIT in its March 1995 White Paper (as amended in November 1999 and April 2002). As defined by NAREIT, FFO represents net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property, plus real estate related depreciation and amortization (excluding amortization of loan origination costs) and after adjustments for unconsolidated partnerships and joint ventures. Most industry analysts and equity REITs, including us, consider FFO to be an appropriate supplemental measure of operating performance because, by excluding gains or losses on dispositions and excluding depreciation, FFO is a helpful tool that can assist in the comparison of the operating performance of a company’s real estate between periods, or as compared to different companies. Management uses FFO as a supplemental measure to conduct and evaluate our business because there are certain limitations associated with using GAAP net income alone as the primary measure of our operating performance. Historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time, while historically real estate values have risen or fallen with market conditions. Accordingly, we believe FFO provides a valuable alternative measurement tool to GAAP when presenting our operating results.

Principal Factors Affecting Liquidity and Capital Resources

Liquidity

Our sources of immediate liquidity primarily consist of cash flows generated from the operation of our properties and available cash and cash equivalents. The cash generated from operations is primarily paid to our equity members (common stockholders) in the form of distributions (dividends). As a REIT, generally we must make annual distributions to our stockholders of at least 90% of our REIT taxable income. In addition to our sources of immediate liquidity, we utilize several other forms of capital for funding our long-term liquidity requirements including our proceeds from secured mortgages and unsecured indebtedness, proceeds from equity issuances (including this offering) and cash generated from the sale of property. We routinely review our liquidity requirements and believe that our current cash flow levels are sufficient to allow us to continue operations, satisfy our contractual obligations and pay dividends to our stockholders.

Our business may be affected by market and economic challenges experienced by the U.S. economy or real estate industry as a whole, including the recent dislocations in the credit and equity markets and the general global economic downturn. These conditions, or similar conditions existing in the future, may adversely affect our financial condition, results of operations, cash flow and per share trading price of our common stock and may also result in the following potential consequences, among others:

•	decreased demand for retail space which would cause market rental rates and property values to be negatively impacted;

•	reduced values of our properties may limit our ability to dispose of assets at attractive prices or to obtain debt financing secured by our properties; and

•

our ability to obtain financing on terms and conditions that we find acceptable, or at all, may be limited, which could reduce our ability to pursue acquisition and development opportunities and refinance existing debt, reduce our returns from our acquisition and development activities and increase our future interest expense.

Indebtedness

Our ability to incur additional debt will be dependent on a number of factors, including our degree of leverage, the value of our unencumbered assets, our board’s efforts to maintain a reasonable ratio of debt to total capital and borrowing restrictions that may be imposed by lenders. Our ability to access the equity capital markets will also be dependent on a number of factors, including general market conditions for REITs and market perceptions about our company. Potential disruptions in the financial markets and deteriorating economic conditions could adversely affect our ability to utilize any one or more of these sources of funds.

We expect our debt to contain customary restrictive covenants, including provisions that may limit our ability, without the prior consent of the lender, to incur additional indebtedness, further mortgage or transfer the applicable property, purchase or acquire additional property, discontinue insurance coverage, change the conduct of our business or make loans or advances to, enter into any merger or consolidation with, or acquire the business, assets or equity of, any third party.

Equity

We anticipate that our primary future uses of capital will include, but will not be limited to, operating expenses; making scheduled debt service payments; principal curtailments; stockholder distributions; acquiring new assets compatible with our investment strategy, subject to the availability of attractive properties and our ability to consummate acquisitions on satisfactory terms; and funding renovations, expansions and other significant capital expenditures for our existing portfolio of properties. These expenditures include building improvement projects, as well as amounts for tenant improvements and leasing commissions related to re-leasing, which are subject to change as market and tenant conditions dictate.

Six Months Ended June 30, 2012 Compared to the Six Months Ended June 30, 2011

Results of Operations

The following table presents a comparison of the Predecessor’s combined historical statements of operations for the six months ended June 30, 2012 and 2011, respectively.

	For the Six Months Ended June 30,		Period Over Period Changes
	2012	2011	$	%
	(unaudited)
REVENUE:
Minimum rent	$796,791	$706,493	$90,298	12.78%
Percentage of sales rent	—	—	—	0.00%
Tenant reimbursements	210,349	166,679	43,669	26.20%
Other income	8,518	4,616	3,902	84.52%

Total Revenue	1,015,658	877,789	137,869	15.71%

OPERATING EXPENSES:
Property operating	134,580	146,887	(12,307)	-8.38%
Depreciation and amortization	371,519	370,199	1,319	0.36%
Real estate taxes	53,492	49,976	3,516	7.03%
Repairs and maintenance	26,750	22,304	4,446	19.93%
Advertising and promotion	2,813	21,770	(18,957)	-87.08%
Corporate general & administrative	412,738	—	412,738	N/A
Other	17,702	15,213	2,489	16.36%

Total Operating Expenses	1,019,594	626,350	393,243	62.78%

Operating Income	(3,936)	251,438	(255,374)	-101.57%
Interest expense	(395,447)	(406,618)	11,172	-2.75%

Net Loss	$(399,383)	$(155,180)	$(244,202)	157.37%

Revenues

Total revenues for the six months ended June 30, 2012 increased 15.71% to $1.02 million, compared to $877,789 for the six months ended June 30, 2011. Improvements in base rents, primarily at The Shoppes at Eagle Harbor and Walnut Hill Plaza, accounted for the majority of the increase, while higher tenant reimbursements also contributed to the increase.

Base rents at The Shoppes at Eagle Harbor increased approximately $83,000, primarily due to the property being 100% leased for the entire 2012 six month period compared to being 100% leased for only three months during the 2011 comparable period. Additionally, we benefited from a significant rent increase related to the expansion and subsequent stabilization of a large tenant. Base rents at Walnut Hill Plaza increased approximately $16,000 for the six months ended June 30, 2012 as compared to the six months ended June 30, 2011, primarily due to contractual rent adjustments.

Tenant reimbursements increased $43,669, or 26.20%, during the six months ended June 30, 2012 as compared to the June 2011 six month period, primarily due to an increase of approximately $13,000 in the prior year CAM, tax and insurance reconciliation adjustments and an increase of approximately $30,000 in regular monthly reimbursement charges for 2012 versus 2011.

Operating Expenses

Total operating expenses for the six months ended June 30, 2012 increased 62.78% to $1.02 million, compared to $626,350 for the six months ended June 30, 2011. Corporate general and administrative expenses of $412,738 associated with our formation transactions accounted for the majority of the increase. The corporate general and administrative expenses primarily consist of expenses incurred for our formation, ongoing operations and preparation for the offering, including personnel and other required internal and external resources.

Advertising and promotion expenses decreased $18,957 during the six months ended June 30, 2012 as compared to the June 2011 six month period. June 2011 advertising and promotion expenses were impacted by additional marketing efforts relating to attracting new tenants and maximizing returns for existing tenants, along with annual membership charges associated with an outside industry group of which we are a member.

Operating Income

The $137,869 increase in revenues offset by the $393,243 increase in operating expenses that are discussed above in detail resulted in total operating income decreasing 101.57% to a net operating loss of $3,936 for the six months ended June 30, 2012, compared to net operating income of $251,438 during the June 2011 six month period.

Other Expense

Interest expense was $395,447 for the six months ended June 30, 2012, compared to $406,618 for the six months ended June 30, 2011, primarily resulting from declining principal balances on the outstanding debt.

Funds from Operations

Below is a comparison of FFO, which is a non-GAAP measurement, for the six months ended June 30, 2012 and 2011:

	For the Six Months Ended June 30,		Period Over Period Changes
	2012	2011	$	%
	(unaudited)
Net loss	$(399,383)	$(155,180)	$(244,203)	157.37%
Depreciation of real estate assets	371,519	370,199	1,320	0.36%

Total FFO	$(27,864)	$215,019	$(242,883)	(112.96)%

During the six months ended June 30, 2012, FFO decreased $242,883 as compared to the June 2011 six month period. The primary factors impacting FFO included the $412,738 of corporate general and administrative expenses which were partially offset by the $90,298 increase in base rents, the $43,669 increase in tenant reimbursements and the $18,957 decrease in advertising and promotion expense.

Liquidity and Capital Resources

At June 30, 2012, our combined cash and cash equivalents totaled $132,933 compared to combined cash and cash equivalents of $104,007 at December 31, 2011. Cash flows from operating activities, investing activities and financing activities for the six months ended June 30, 2012 and 2011 are as follows:

	Six Months Ended June 30,		Period Over Period Change
	2012	2011	$	%
	(unaudited)
Operating activities	$(35,866)	$212,287	$(248,153)	(116.89)%
Investing activities	$(23,690)	$(12,979)	$(10,711)	82.53%
Financing activities	$88,482	$(244,701)	$333,183	(136.16)%

Operating Activities

During the six months ended June 30, 2012, our cash flows used in operating activities were $35,866, compared to cash flows from operating activities of $212,287 during the June 2011 six month period. Operating cash flows were primarily impacted by the $244,203 decrease in net income due to the factors discussed in the Results of Operations section above, specifically the $412,738 of expense associated with the formation transactions, and normal fluctuations in operations.

Investing Activities

During the six months ended June 30, 2012, our cash flows used in investing activities were $23,690, compared to cash flows used in investing activities of $12,979 during the June 2011 six month period. These amounts represent capital expenditures at the properties that routinely fluctuate from period to period.

Financing Activities

During the six months ended June 30, 2012, our cash flows from financing activities were $88,482, compared to $244,701 of cash flows used in financing activities during the June 2011 six month period. During the June 2012 period, we used $121,551 of cash flow towards offering expenses which was offset by the $494,000 of proceeds from the sale of preferred stock to cover expenses related to our formation and the offering. Also impacting cash flows from financing activities were distributions to members of $126,084 and $125,462 during the six months ended June 30, 2012 and 2011, respectively.

Mortgage indebtedness activity during the six months ended June 30, 2012 and 2011 included principal payments of $121,037 and $97,251, respectively.

We intend to continue managing our debt prudently so as to maintain a conservative capital structure and minimize leverage within our company. As of June 30, 2012 and 2011, our unaudited debt balances consisted of the following:

	June 30,
	2012	2011
	(unaudited)
Fixed-rate mortgages	$12,015,046	$12,253,326

The decrease in total mortgage indebtedness at June 30, 2012 is primarily due to principal payments of approximately $238,000 being made since June 2011. The weighted average interest rate and term of our fixed-rate debt are 6.47% and 0.8 years, respectively, at June 30, 2012. We have $4.16 million of debt maturing during the 12 months ending June 30, 2013, comprised primarily of a $2.04 million fixed-rate loan on the Monarch Bank Building property which matures in December 2012 and a $2.12 million fixed-rate loan on the Riversedge Office Building that matures in April 2013. Additionally, a $3.97 million fixed-rate loan on The Shoppes at Eagle Harbor matured in April 2012 and has been extended until the refinancing process and the formation and offering transactions contemplated in this prospectus are completed. All indications so far lead us to believe that we will be able to renew the loan at comparable terms. While we anticipate being able to refinance all the loans at reasonable market terms upon maturity, our inability to do so may require us to repay the $8.13 million out of existing funds, most likely using proceeds from this offering. Additionally, our ability to refinance the loans may be conditioned upon us making principal curtailments which would also likely come from the offering net proceeds. See the financial statements included elsewhere in this prospectus for additional mortgage indebtedness details.

In conjunction with executing the formation transactions, except for North Pointe Investors, LLC in which the loan will be paid off, we are required under the “Due Upon Sale” clause included in each of our notes payable to obtain consents from the noteholders allowing the transfer of the membership interest of the borrowing entities. To date, we have received informal consents from all seven lenders.

Future Liquidity Needs

With the exception of the current owners of The Shoppes at Eagle Harbor property, the Prior Investors will enter into contribution agreements with our Operating Partnership, pursuant to which they will contribute their interests in the Ownership Entities to our Operating Partnership substantially concurrently with the completion of this offering. In exchange for contributing their interests in the Ownership Entities, the Prior Investors will receive an aggregate of $4.18 million and 1,734,064 common units.

Upon completion of the formation and offering transactions, we will have $14.1 million of debt maturing during the 12 months ending June 30, 2013, comprised primarily of the $3.97 million fixed-rate loan on The Shoppes at Eagle Harbor property which matured in April 2012, the $2.04 million fixed-rate loan on the Monarch Bank Building property which matures in December 2012, the $2.12 million fixed-rate loan on the Riversedge Office Building that matures in April 2013 and a $5.98 million fixed-rate loan on the Shoppes at TJ Maxx property (PSF Entities property being acquired as part of the formation transactions) which matures in September 2012. While we anticipate being able to refinance all the loans at reasonable market terms upon maturity, our inability to do so may require us to repay the $12.1 million out of existing funds, most likely using proceeds from this offering. Additionally, our ability to refinance the loans may be conditioned upon us making principal curtailments which would also likely come from the offering net proceeds.

The $14.1 million in debt maturities, ongoing debt service and the $0.42 per share targeted initial dividend we intend to pay for the 12-month period following completion of this offering represent the most significant factors outside of normal operating activities impacting cash flow over the next twelve months. Our success in refinancing the debt and executing on the acquisition strategy discussed below will dictate how we use the offering proceeds. If a significant portion of the proceeds must be used to fund distributions and debt maturities, our ability to grow and pay future dividends may be limited without additional capital. Additionally, distributions paid in excess of earnings and profits may represent a return of capital for U.S. federal income tax purposes.

As illustrated in the Distribution Policy section of this prospectus, we may experience up to a $2.02 million cash flow deficit based on the $83,093 estimated cash available for distribution and $2.11 million in estimated distributions assuming our targeted initial dividend rate of $0.42 per share. We believe significant opportunities exist in the current commercial real estate environment that will enable us to sufficiently leverage the funds received in the offering to fund planned distributions. Several factors are contributing to an increased supply in available properties for acquisition, including a significant level of maturities of CMBS debt (estimated total maturities of approximately $1.8 trillion over the next five years), strategic shifts by larger REITs to reduce debt levels and exit certain markets, and the negative impact on the real estate industry as a result of the economic downtown experienced over the past four years. We believe the public REIT model provides a unique growth vehicle whereby we can either acquire properties through traditional third party acquisitions using a combination of cash generated in the capital markets and debt financing; contributions of properties by third parties in exchange for common units issued by the Operating Partnership; and contributions of existing Wheeler properties in exchange for common units issued by the Operating Partnership. Additionally, access to public market capital enhances our ability to formulate acquisition structures and terms that better meet our growth strategies.

We envision acquiring properties during the twelve months following the offering, consisting primarily of a blend of traditional acquisitions using equity capital provided by this offering and external financing, and property contributions in exchange for common units and debt assumption. Based on our knowledge of the property acquisition markets, there appears to be an ample inventory of properties available to enable us to meet our acquisition goals over the next twelve months, especially as it relates to those in the secondary and tertiary markets where we have historically excelled. Current cap rates in these markets have typically ranged from 8% to 10% and beyond. We believe that acquisitions at these price ranges, assuming a reasonable blend of traditional acquisition strategies and property contributions in exchange for common units and external debt financing, will produce excess cash flow sufficient to fund current and future dividends to our stockholders and common unit holders. We intend to aggressively pursue acquisitions that fit these parameters and that will generate sufficient cash flow to support our operating model. Since 1999, Jon S. Wheeler and his affiliates have acquired in excess of 60 properties. We believe our experience and success in acquiring and managing these properties will enable us to execute on our strategies for investing the offering proceeds.

In addition to liquidity required to fund debt payments, distributions and acquisitions, we may incur some level of capital expenditures during the year for the existing eight properties that cannot be passed on to our tenants. In the past, the majority of these expenditures occurred subsequent to acquiring a new property that required significant improvements to maximize occupancy and lease rates, with an existing property that needed a facelift to improve its marketability or when tenant improvements were required to make a space fit a particular tenant’s needs. These expenditures were especially high during the past three years due to the acquisition of Walnut Hill and the development of the Shoppes at Eagle Harbor. However, since the work related to these properties is complete, our adjusted historical average expenditures resulted in approximately $155,099 of projected capital expenditures for the eight properties during the next twelve months. Based on actual expenditures of approximately $24,000 for the combined Ownership Entities through the first six months of 2012 and normal historical amounts, we believe the expenditure levels will be significantly lower over the next twelve months than the $155,099 used in the projections.

Year Ended December 31, 2011 Compared to the Year Ended December 31, 2010

Results of Operations

The following table presents a comparison of the Predecessor’s combined historical statements of operations for the years ended December 31, 2011 and 2010, respectively.

	For the Years Ended December 31,		Period Over Period Changes
	2011	2010	$	%
REVENUE:
Minimum rent	$1,458,083	$1,510,014	$(51,931)	-3.44%
Percentage of sales rent	6,525	10,255	(3,730)	-36.37%
Tenant reimbursements	329,452	325,909	3,543	1.09%
Other income	131,217	7,872	123,345	1566.82%

Total Revenue	1,925,277	1,854,050	71,227	3.84%

OPERATING EXPENSES:
Property operating	352,508	301,076	51,432	17.08%
Depreciation and amortization	744,931	732,852	12,079	1.65%
Real estate taxes	104,555	95,356	9,199	9.65%
Repairs and maintenance	63,253	124,864	(61,611)	-49.34%
Advertising and promotion	27,580	9,606	17,974	187.11%
Provision for credit losses	20,000	9,632	10,368	107.64%
Corporate general & administrative	321,178	—	321,178	N/A
Other	39,902	38,148	1,754	4.60%

Total Operating Expenses	1,673,907	1,311,534	362,373	27.63%

Operating Income	251,370	542,516	(291,146)	-53.67%
Interest expense	(805,969)	(800,678)	(5,291)	0.66%

Net Loss	$(554,599)	$(258,162)	(296,437)	114.83%

Revenues

Total revenues for the year ended December 31, 2011 increased 3.84% to $1.93 million, compared to $1.85 million for the year ended December 31, 2010. Revenues were impacted by increases in other income and the negative impact of straight-line rent adjustments discussed below. Improved performance at The Shoppes at Eagle Harbor continues to positively impact revenues due to the center reaching 100% occupancy.

Straight-line rent adjustments reduced minimum rent revenues by $63,500 during the year ended December 31, 2011, primarily at The Shoppes at Eagle Harbor. This compares to a $22,700 decrease in revenues during the December 2010 annual period due to the straight-line rent adjustments, resulting in a total period to period negative fluctuation of $40,800. The 2011 adjustments primarily resulted from lease modifications and some vacancies occurring prior to the end of contractual lease periods due to financial difficulties experienced by several of our tenants. The straight-line rent adjustments at The Shoppes at Eagle Harbor primarily resulted from lease amendments for one large tenant related to CAM provisions, tenant improvement allowances and lease term adjustments to accommodate them leasing additional space and making other improvements to their existing space.

We believe the impact of straight-line rent adjustments will lessen going forward as economic conditions improve, resulting in the stabilization of vacancies and financial performance at our properties.

Tenant reimbursements were flat for the year ended December 31, 2011 as compared to the December 2010 annual period. Improvements in 2011 amounts over those recorded in 2010 were mostly offset by a decline in tenant reimbursements during 2011 for reconciliation adjustments to 2010 tenant reimbursements when compared to the same adjustments recorded in 2010 for the 2009 period. The level of tenant reimbursement estimates recorded throughout the year, changes in tenants and lease term modifications represent the primary factors impacting the amount of these adjustments during the periods presented.

The $123,345 increase in other income during the year ended December 31, 2011 as compared to the December 2010 annual period included a settlement of approximately $82,300 with a tenant at Walnut Hill Plaza related to past due 2011 rents and reimbursements. The tenant still occupies space at the center and is making the agreed upon monthly payments toward the settlement in addition to normal rent payments. Due to our history with the tenant, we believe a certain level of collectability risk may exist with this receivable; accordingly, we recorded a $20,000 provision for doubtful accounts against this receivable during the year ended December 31, 2011. Additional factors impacting other income include $15,000 reimbursement from an adjacent property owner for sewer and parking lot repairs, and increases due to insurance reimbursements, other tenant settlements and late fees.

Operating Expenses

Total operating expenses for the year ended December 31, 2011 increased 27.63% to $1.67 million, compared to $1.31 million for the year ended December 31, 2010. Corporate general and administrative expenses of $321,178 associated with our formation transactions and $28,500 of additional property operating expenses related to professional fees accounted for a portion of the increase. The corporate general and administrative expenses primarily consist of expenses incurred for our formation, ongoing operations and preparation for the offering, including personnel and other required internal and external resources. The increase in professional fees consisted of a $38,600 increase in accounting fees, primarily due to the external audits performed in conjunction with our formation and preparation for this offering, offset by a decline in other professional fees.

Increases of $17,974, $12,079 and $10,368 in advertising and promotion, depreciation and amortization and the provision for doubtful accounts, offset by a $61,611 decline in repairs and maintenance expense, also impacted total operating expenses during the December 2011 annual period. Advertising and promotion expenses increased due additional marketing efforts surrounding attracting new tenants, helping existing tenants maximize their potential in our centers and annual membership charges related to an outside industry group of which we are a member. We manage our advertising and promotion expense based on what we perceive to be the best use of our marketing dollars; therefore, these expenses will fluctuate from period to period. The increase in depreciation and amortization expense primarily occurred at Walnut Hill Plaza due to the significant capital improvements incurred at that property during the prior three years. The increase in the provision for doubtful accounts primarily consisted of $20,000 related to the $82,300 settlement at Walnut Hill Plaza discussed in the “Revenues” section above. Walnut Hill Plaza accounted for $55,800 of the decrease in repairs and maintenance expense during the period, primarily due to significant parking lot repairs that occurred during 2010.

Operating Income

Total operating income decreased 53.67% to $251,370 for the year ended December 31, 2011, compared to $542,516 during the December 2010 annual period. Factors impacting operating income were the $71,277 increase in revenues offset by the $362,373 increase in operating expenses; both categories were impacted by the factors discussed above. The Walnut Hill Plaza other income, the straight-line rent adjustments at The Shoppes at Eagle Harbor and the vacancies affected revenues, while increased costs associated with our formation, preparing for the offering and ongoing operations, along with increases in professional fees, advertising and promotion and uncollectible receivables and decreased repairs and maintenance expenses impacted total expenses.

We believe the increase in the provision for doubtful accounts incurred in recent years directly relates to poor economic conditions and other non-recurring matters and that our ability to collect on receivables will improve as the economy recovers.

Other Expense

Interest expense was $805,969 for the year ended December 31, 2011, compared to $800,678 for the year ended December 31, 2010. The positive impact of declining principal balances on the debt was offset by increased debt service at The Shoppes at Eagle Harbor due completion of the construction project during 2010.

Funds from Operations

Below is a comparison of FFO for the years ended December 31, 2011 and 2010:

	Years Ended December 31,		Period Over Period Changes
	2011	2010	$	%
Net income (loss)	$(554,599)	$(258,162)	$(296,437)	114.83%
Depreciation of real estate assets	744,931	732,852	12,079	1.65%

Total FFO	$190,332	$474,690	$(284,358)	-59.90%

During the year ended December 31, 2011, FFO, which is a non-GAAP measurement, decreased $284,358 as compared to the December 2010 annual period. The primary factors causing the decrease, discussed in detail above, included: (1) the $321,178 of corporate general and administrative expenses; (2) the $40,800 negative impact of straight-line rent adjustments; (3) the $17,974 increase in advertising and promotion costs; and (4) the $10,368 increase in the provision for doubtful accounts. FFO benefited from the $123,345 increase in other income and the $61,611 decrease in repairs and maintenance expense, both occurring primarily at Walnut Hill Plaza. Additionally, Walnut Hill Plaza experienced improved performance as a result of us fully implementing our management and leasing strategies at the property and scheduled rent escalations taking effect. In one case at Walnut Hill Plaza, a tenant that occupies 14,812 square feet was paying rent of $2.25 per square foot with two renewal options in place when we bought the center. On March 1, 2011, they exercised the first option which increased their rent to $6.60 per square foot, resulting in additional annual revenue of $64,432. Under previous ownership, such a tenant may not have renewed its lease without a rent reduction; however, showing our commitment to the property and the tenants through our investments in property improvements and our hands-on management and leasing approach enhance the center’s appeal to both tenants and customers.

Liquidity and Capital Resources

Cash flows from operating activities, investing activities and financing activities for the years ended December 31, 2011 and 2010 are as follows:

	Years Ended December 31,		Period Over Period Change
	2011	2010	$	%
Operating activities	$349,712	$419,522	$(69,809)	(16.64)%
Investing activities	$(33,346)	$(46,760)	$13,413	(28.69)%
Financing activities	$(411,996)	$(419,318)	$7,322	(1.75)%

Operating Activities

During the year ended December 31, 2011, we had cash flows from operating activities of $349,712, a 16.64% decrease over cash flows from operating activities of $419,522 during the December 2010 annual period. The most significant impact on operating cash flows was due to approximately $321,000 of net cash used for corporate general and administrative expenses related expenses incurred for our formation, ongoing operations and preparation for the offering, including personnel and other required internal and external resources. Increases in operating cash flow at Walnut Hill during the December 2011 annual period partially offset the impact of the corporate general and administrative expenses as compared to the December 2010 annual period. We benefited from improved operations at Walnut Hill as a result of management efforts and lease renewals since we acquired that property. Nominal fluctuations in operating cash flows at the other properties and the timing of payments associated with the operating expenses accounted for the remaining increase in cash flows from operating activities.

Investing Activities

During the year ended December 31, 2011, our cash flows used in investing activities were $33,346, compared to cash flows used in investing activities of $46,760 during the December 2010 annual period. Capital expenditures for construction, renovations and major repair projects at The Shoppes at Eagle Harbor and Walnut Hill Plaza accounted for all investing activities during the 2011 and 2010 periods. The 2011 decrease resulted from fewer capital projects occurring during 2011 since the majority of these projects occurred during 2010 and prior periods.

Financing Activities

During the year ended December 31, 2011, our cash flows used in financing activities were $411,996, representing a 1.75% decrease over the $419,318 of cash flows used in financing activities during the December 2010 annual period. During the December 2011 period, we used approximately $239,515 of cash flow towards offering expenses which was offset by the $505,000 of proceeds from the sale of preferred stock to cover expenses related to our formation and the offering. Also impacting cash flows from financing activities were distributions to members of $281,395 and $321,043 during the years ended December 31, 2011 and 2010, respectively.

Mortgage indebtedness activity during the years ended December 31, 2011 and 2010 included principal payments of $214,494 and $382,544, respectively, and indebtedness proceeds of $0 and $68,401, respectively. The higher debt service levels during 2010 primarily resulted from a $250,000 one-time principal curtailment made on The Shoppes at Eagle Harbor construction loan as required by the lender in conjunction with converting the loan to permanent financing; the lender required this payment due to cap rate changes and other factors occurring subsequent to their original underwriting of the construction loan as a result of declining economic conditions. The Shoppes at Eagle Harbor received the $250,000 from a related party which, along with other related party activity, is reflected in the statements of cash flows under “net proceeds from related parties” during the period. The $68,401 in mortgage proceeds received during the December 2010 annual period related to the construction loan used to finance the Walnut Hill shopping center renovations.

The Shoppes at Eagle Harbor’s $250,000 principal curtailment requirement was unique to this particular loan in that we were converting from a construction loan to a permanent loan during one of the worse economical environments on record. The terms of the construction loan were agreed to before the real estate market collapse which significantly impacted cap rates, bank credit philosophies, financing availability and the overall commercial real estate market. Historically, principal curtailment requirements by lenders have been rare and when it has occurred, the amount was generally insignificant when compared to the total loan amount. Events that may trigger a principal curtailment include extending, renewing or refinancing loans, releasing collateral, significant changes to loan terms, loan assumptions and loan defaults. The loan agreements for our properties do not contain provisions that specify a principal curtailment amount due when certain events occur; however, any future events triggering such a requirement would affect cash flows.

As of December 31, 2011 and 2010, our debt balances consisted of the following:

	December 31,
	2011	2010
Fixed-rate mortgages	$12,136,083	$11,970,402
Variable-rate mortgages	—	380,175

Total	$12,136,083	$12,350,577

The decrease in total mortgage indebtedness at December 31, 2011 is primarily due to $214,494 in principal payments being made since December 2010. Additionally, during the December 2011 annual period we refinanced the variable rate mortgage into a fixed rate product. The weighted average interest rate and term of our fixed-rate debt were 6.47% and 1.22 years, respectively, at December 31, 2011. We have $6.1 million of debt maturing during the 12 months ending December 31, 2012, comprised primarily of a $4.02 million fixed-rate loan on The Shoppes at Eagle Harbor property which matured in April 2012 and has been extended until completion of the formation transaction and a $2.04 million fixed-rate loan on the Monarch Bank Building property which matures in December 2012. While we anticipate being able to refinance all the loans at reasonable market terms upon maturity, our inability to do so may require us to repay the $6.1 million out of existing funds, most likely using proceeds from this offering. Additionally, our ability to refinance the loans may be conditioned upon us making principal curtailments which would also likely come from the offering net proceeds. See the financial statements included elsewhere in this prospectus for additional mortgage indebtedness details.

Off-Balance Sheet Arrangements

As of June 30, 2012, we were not involved in any significant off-balance sheet arrangements that are likely to have a material effect on our financial condition, revenues or expenses, results of operations, liquidity, capital resources or capital expenditures.

New Accounting Pronouncements

The FASB and the IASB have initiated a joint project to develop a new approach to lease accounting that would ensure that assets and liabilities arising under leases are recognized in the statement of financial position. This proposed amendment to Topic 840 of the FASB Accounting Standards Codification would require a lessor to apply either a performance obligation approach or a derecognition approach to account for the assets and liabilities arising from a lease, depending on whether the lessor retains exposure to significant risks or benefits associated with the underlying asset during or after the expected term of the lease. We have not yet determined the effect of this proposed accounting proposal to the balance sheet.

In October 2011, the FASB issued a proposed accounting standards update to Real Estate – Investment Property Entities (Topic 973). The amendments of this proposed update would provide accounting guidance for entities that meet the criteria to be an investment property entity. The amendment would also introduce additional presentation and disclosure requirements. Investment properties acquired by an investment property entity would initially be measured at transaction price, including related transaction costs, and subsequently measured at fair value with all changes in fair value recognized in net income. In connection with this, a lessor of an investment property would not be required to apply the above mentioned proposed lessor accounting requirements for leases if the lessor measures its investment properties at fair value but would account for lease rental income on a straight line basis over the lease term unless another systematic basis is more representative of the time pattern in which benefit derived from the leased asset is diminished. We have not yet determined the impact of this proposed standard to the balance sheet.

In January 2012, the FASB issued a ASU update to Topic 350, “Intangibles – Goodwill and Other; Testing Goodwill for Impairment.” This amendment would give us the option to first assess qualitative factors to determine whether the existence of an event or circumstance indicates that it is more likely than not that indefinite – lived intangible assets are impaired before having to determine the fair value using the current quantitative approach. This ASU is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. We will adopt this ASU during fiscal 2012. We evaluate goodwill for impairment annually in conjunction with our year end closing procedures unless factors arise that would create the need to perform an evaluation during interim periods. For the six months ended June 30, 2012 there were no factors that indicated any impairment. Accordingly, we will apply the concepts of this ASU during our next evaluation of goodwill.

PRIOR PERFORMANCE SUMMARY

The information presented in this section represents information on prior programs organized by our sponsor, Jon S. Wheeler, and his affiliates to invest in real estate. Prospective investors should not assume they will experience returns comparable to those experienced by investors in past real estate programs sponsored by affiliates of our sponsor. The programs discussed in this section were conducted through privately held entities that were not subject to the up-front commissions, fees and expenses associated with this offering or the laws and regulations that will apply to us as a public company.

The information contained herein is included solely to provide prospective investors with background to be used to evaluate the real estate experience of our sponsor and his affiliates. The information summarized below is set forth in greater detail in the Prior Performance Tables included in this prospectus. Investors should direct their attention to the Prior Performance Tables for further information regarding the prior performance of the sponsor and his affiliates. In addition, as part of our registration statement, we have filed certain tables with the SEC which report detailed information regarding program property acquisitions by prior programs. Investors can obtain copies of such tables, without charge, by requesting Table VI—Acquisition of Properties by Programs from Part II of this registration statement from us.

THE INFORMATION IN THIS SECTION AND THE TABLES REFERENCED HEREIN SHOULD NOT BE CONSIDERED AS INDICATIVE OF HOW WE WILL PERFORM. THIS DISCUSSION REFERS TO THE PERFORMANCE OF PRIOR PROGRAMS AND PROPERTIES SPONSORED BY OUR SPONSOR OR HIS AFFILIATES OVER THE PERIODS LISTED THEREIN. IN ADDITION, THE TABLES INCLUDED WITH THIS PROSPECTUS (WHICH REFLECT RESULTS OVER THE PERIODS SPECIFIED IN EACH TABLE) DO NOT MEAN THAT WE WILL MAKE INVESTMENTS COMPARABLE TO THOSE REFLECTED IN SUCH TABLES.

Prior Performance of Affiliates of Our Sponsor

Over the past 12 years, our sponsor completed the purchase of 47 properties through private real estate programs with over 1,200 individual investors. These properties are primarily located in the Southeast (79.17%) with locations in other regions as follows: Southwest (12.50%); Mid-Atlantic (6.25%); and Northeast (2.08%). With investors’ cash totaling $74,047,729 used toward the purchases, the aggregate dollar amount for the purchase of these properties is $274,328,102. Based on this total purchase price, such programs are 95.83% shopping centers, 1.99% office buildings and 2.18% other commercial properties, including self-storage and warehouse. Existing properties (“Used”) are the vast majority, consisting of 96.1% of the aggregate purchase price spent on this type of property. New construction comprises the remaining 3.9%. Of the 47 properties, 13 have been sold. All such programs have investment objectives similar to those of Wheeler Real Estate Investment Trust, Inc.

In the last three years, programs sponsored by our sponsor acquired a total of six properties. Three of such properties are located in Oklahoma and one property is located in each of Virginia, Georgia and Florida. Such properties were all financed through a combination of cash raises through the sale of LLC membership interests and mortgage financing.

Adverse Business Developments and Conditions

In three separate cases, adverse business developments could have been detrimental to the program, but through the steadfast efforts of the sponsor, these adverse conditions resulted in positive outcomes. Specifically, the anchor tenant at North Pointe Crossing (Tampa, FL) went dark within months of the closing, even though there was no indication of such an action during the due diligence process. After several months of marketing the property and negotiations with the resulting junior anchors, the center was re-merchandised providing greater cross-shopping which resulted in the creation of additional value to the center through new leases and increased rents. When the situation was repeated at Goldenrod Plaza, (Orlando, FL) the previous experience in dealing with a dark tenant was invaluable and once again resulted in increased value to the investors. Most recently, the CMBS loan for Northeast Plaza (Lumberton, NC) had matured and, due to economic conditions, could not be renewed without the injection of considerable additional capital. The relationship of the sponsor with the lender allowed the negotiation of a new loan rather than the foreclosure of the property. After 15 months of negotiations, new capital was raised from existing investors and new investors, thus saving the property from foreclosure and preventing the loss of equity by the investors.

In two cases, Brandy Hill Plaza (Richmond, VA) and Goldenrod Plaza (Orlando, FL), centers were turned back over to their lenders under Deed-in-Lieu of Foreclosure agreements. In both cases, the loans matured and would have required a significant amount of additional capital from investors in order to refinance. The members of the limited liability companies owning such properties were not willing to make such an additional investment, nor did the operating agreements of such LLCs allow for such a capital call.

INDUSTRY BACKGROUND AND MARKET OPPORTUNITY

The retail shopping center industry is one of the largest industries in the United States. The retail shopping center industry had annual revenue of approximately $2.29 trillion in 2010, a year over year percentage increase of 3.5% from 2009, according to the International Council of Shopping Centers (the “ICSC”). In order to support such strong demand, the shopping center space market has grown to 7.3 billion square feet of GLA in 2011 from 2.1 billion square feet in 1970, and there are currently over 107,823 shopping centers in the United States according to the latest data provided by the ICSC and CoStar Realty.

The ICSC has defined ten principal shopping center types that include: (1) neighborhood; (2) community; (3) regional; (4) superregional; (5) lifestyle; (6) power; (7) theme/festival; (8) outlets; (9) airport retail; and (10) convenience/strip centers. According to ICSC, the centers are distinguished primarily by their merchandise orientation (i.e., the type of goods and services sold) and the size of the center. Other characteristics include the number and type of anchor tenants and the anchor ratio (i.e., the share of a center’s total square footage that is attributable to its anchors) and the primary trade area (i.e., the area from which 60% to 80% of the center’s sales originate). Regional and superregional centers, or enclosed malls, comprise approximately 17% of the total shopping center market, while the eight other types of centers make up the remaining 83% on a square footage basis.

We will focus on owning and managing income producing assets such as strip centers, neighborhood centers, grocery-anchored centers, community centers and free-standing retail properties. We believe that these property types are the most stable assets within the retail sector. Consumer spending on goods offered by such retailers does not experience significant fluctuations. As of July 2011, convenience/strip centers, neighborhood and community shopping centers made up approximately 11.4%, 31.3% and 25.0% of the open-air shopping center space market based on a square footage basis.

Our Markets

We will primarily target markets in the Mid-Atlantic, Southeast and Southwest that exhibit attractive economic fundamentals and have favorable long-term supply-demand characteristics. Specifically, five of the eight properties in our portfolio are currently located in Virginia, one is located in Florida, one is located in North Carolina and one is located in Oklahoma.
As shown in the 2010 U.S. Census population change map below, the center of gravity of the U.S. population continues to shift toward the southwest and southeast, continuing a decade long shift of the U.S. population toward these areas. The Southwest and Southeast comprise two of our markets and we believe that our network of relationships in the retail industry in these geographic areas position us to take advantage of the on-going population shift toward the Southwest and Southeast.

Market Opportunity

Shopping center GLA grew by only 0.25% in 2010 and growth in 2011 continues to be sluggish to date as well. The slow growth in U.S. shopping-center space reflects lagging adjustments resulting from the severe business cycle downturn between 2007 and 2009. However, one effect of such slowed growth has been to bolster the shopping center industry’s fundamentals relative to other property classes. For instance, the shopping center vacancy rate in the first quarter of 2011 was 10.9%, considerably lower than that of 15.2% for office properties. We believe that the retail and shopping center industries are poised for a period of growth as the U.S. economy recovers from a period of global economic decline. Additionally, we believe that our company is positioned to take advantage of this coming period of growth.

Retail property values appear to be at their cyclical lows and we believe the ensuing rebound may be similar to those of past economic downturns, which are illustrated in the chart below. Retail sales recorded average year-over-year growth rates of 6.4%, 6.4% and 5.1% during the three years following the recessions of 1982, 1990 and 2001, respectively; however, there is no guarantee that comparable growth rates will occur in the future. We believe that the recent lack of construction combined with the anticipated economic recovery will yield an environment of increasing rents and therefore increasing operating cash flows and property values. The chart below shows retail sales growth following recent recessions.

Over the longer-term, population growth will continue to support commercial real estate, including retail properties. According to the U.S. Census, annual population growth will remain near historical averages at approximately 1%. Moreover, the number of 25- to 44-year-old consumers, one of the primary drivers of household formation, is expected to grow from 83 million in 2010 to approximately 90 million by 2020. We believe that new household formation is a primary demand driver for consumer goods that are sold at our target assets.

Our management team has had a high degree of success in identifying and capitalizing on opportunities that arise during times of economic weakness and the expansion periods that follow. Accordingly, we believe that in the short to intermediate term we will be able to capitalize on opportunities to purchase properties that meet our investment criteria. We will seek properties in potentially dominant locations in secondary and tertiary markets whose vacancies stem from recent retail dislocations or mismanagement rather than weak property fundamentals.

BUSINESS AND PROPERTIES

Overview

We are a Maryland corporation formed with the principal objective of acquiring, financing, developing, leasing, owning and managing income producing assets such as strip centers, neighborhood centers, grocery-anchored centers, community centers and free-standing retail properties. Our strategy is to opportunistically acquire and reinvigorate well-located, potentially dominant retail properties in secondary and tertiary markets that generate attractive risk-adjusted returns. We will target competitively protected properties in communities that have stable demographics and have historically exhibited favorable trends, such as strong population and income growth. We generally lease our properties to national and regional retailers that offer consumer goods and generate regular consumer traffic. We believe our tenants carry goods that are less impacted by fluctuations in the broader U.S. economy and consumers’ disposable income, generating more predictable property-level cash flows.

Upon the completion of this offering and our formation transactions, we expect to own an initial portfolio consisting of five retail shopping centers, two free-standing retail properties, and one office property, totaling 348,490 square feet of GLA, which were approximately 90% leased as of June 30, 2012.

We believe the current market environment will create a substantial number of favorable investment opportunities with attractive yields on investment and significant upside potential. We believe the markets we plan to pursue of the Mid-Atlantic, Southeast and Southwest are characterized by strong demographics and dynamic, diversified economies that will continue to generate jobs and future demand for commercial real estate. We anticipate that the depth and breadth of our real estate experience will allow us to capitalize on revenue-enhancing opportunities in our portfolio and source and execute new acquisition and development opportunities in our markets, while maintaining stable cash flows throughout various business and economic cycles.

Jon S. Wheeler, our Chairman and President, has 30 years of experience in the real estate sector with particular experience in strategic financial and market analyses and assessments of new or existing properties to maximize returns. We have an integrated team of professionals with experience across all stages of the real estate investment cycle.

We were organized as a Maryland corporation on June 23, 2011 and intend to elect to be taxed as a REIT beginning with our taxable year ending December 31, 2012. We will conduct substantially all of our business through our Operating Partnership. We are structured as an UPREIT, which means that we will own most of our properties through our Operating Partnership and its subsidiaries. We are the sole general partner of our Operating Partnership. As an UPREIT, we may be able to acquire properties on more attractive terms from sellers who can defer tax obligations by contributing properties to our Operating Partnership in exchange for Operating Partnership units, which will be redeemable for cash or exchangeable for shares of our common stock at our election. Our headquarters is located at Riversedge North, 2529 Virginia Beach Boulevard, Suite 200, Virginia Beach, Virginia 23452. Our telephone number is (757) 627-9088. We have reserved www.WHLR.us as our Internet address. Our Internet website and the information contained therein or connected thereto does not constitute a part of this prospectus or any amendment or supplement hereto.

Our Competitive Strengths

We believe the following competitive strengths distinguish us from other owners and operators of commercial real estate and will enable us to take advantage of new acquisition and development opportunities, as well as growth opportunities within our portfolio:

•

Cornerstone Portfolio of Retail Properties. We believe we have acquired and developed a portfolio of properties located in business centers in Virginia, North Carolina, Florida and Oklahoma. We believe many of our properties currently achieve rental and occupancy rates equal to or above those typically prevailing in their respective markets due to their desirable and competitively advantageous locations within their submarkets, as well as our hands-on management approach. The retail properties comprising our initial portfolio fit within our property acquisition profile of income producing assets such as strip centers, neighborhood centers, grocery-anchored centers, community centers and free-standing retail properties.

These properties are located in local markets that exhibit stable demographics and have historically exhibited favorable trends, such as strong population and income growth. These properties represent the initial base of the larger portfolio that we expect to build over time.

•

Experienced Management Team. Our executive officers and the members of the management teams of our Services Companies have significant experience in all aspects of the commercial real estate industry, specifically in our markets. They have overseen the acquisition or development and operation of more than 60 shopping centers, representing over 4 million rentable square feet of retail property, including all of the properties in our portfolio. Mr. Wheeler and the real estate professionals employed by our Services Companies have in-depth knowledge of our assets, markets and future growth opportunities, as well as substantial expertise in all aspects of leasing, asset and property management, marketing, acquisitions, redevelopment and facility engineering and financing, all of which we believe will provide us with a significant competitive advantage.

•

Access to a Pipeline of Acquisition and Leasing Opportunities. We believe that market knowledge and network of relationships with real estate owners, developers, brokers, national and regional lenders and other market participants will provide us access to an ongoing pipeline of attractive acquisition and investment opportunities in and near our markets. In addition, we have a network of relationships with numerous national and regional tenants in our markets, many of whom currently are tenants in our retail buildings, which we expect will enhance our ability to retain and attract high quality tenants, facilitate our leasing efforts and provide us with opportunities to increase occupancy rates at our properties, thereby allowing us to maximize cash flows from our properties. We have successfully converted many of our strong relationships with our retail tenants into leasing opportunities at our properties.

•

Broad Real Estate Expertise with Retail Focus. Our management team has experience and capabilities across the real estate sector with experience and expertise particularly in the retail asset class, which we believe provides for flexibility in pursuing attractive acquisition, development, and repositioning opportunities. Since varying market conditions create opportunities at different times across property types, we believe our expertise enables us to target relatively more attractive investment opportunities throughout economic cycles. In addition, our fully integrated platform with in-house development capabilities allows us to pursue development and redevelopment projects with multiple uses. We believe that our ability to pursue these types of opportunities differentiates us from many competitors in our markets.

Business and Growth Strategies

Our strategy is to opportunistically acquire and reinvigorate well-located, potentially dominant retail properties in secondary and tertiary markets that generate attractive risk-adjusted returns. Specifically, we intend to pursue the following strategies to achieve these objectives:

•

Maximize value through proactive asset management. We believe our market expertise, targeted leasing strategies and proactive approach to asset management will enable us to maximize the operating performance of our portfolio. We will continue to implement an active asset management program to increase the long-term value of each of our properties. This may include expanding existing tenants, re-entitling site plans to allow for additional outparcels, which are small tracts of land used for freestanding development not attached to the main buildings, and repositioning tenant mixes to maximize traffic, tenant sales and percentage rents. As we grow our portfolio, we will seek to maintain a diverse pool of assets with respect to both geographic distribution and tenant mix, helping to minimize our portfolio risk. We will utilize our experience and market knowledge to effectively allocate capital to implement our investment strategy. We continually monitor our markets for opportunities to selectively dispose of properties where returns appear to have been maximized and redeploy proceeds into new acquisitions that have greater return prospects.

•

Pursue value oriented investment strategy targeting properties fitting within our acquisition profile. We believe the types of retail properties we seek to acquire will provide better risk-adjusted returns compared to other properties in the retail asset class, as well as other property types in general, due to the anticipated improvement in consumer spending habits resulting from a strengthening economy coupled with the long-term nature of the underlying leases and predictability of cash flows. We will acquire retail properties based on identified market and property characteristics, including:

•	Property type. We focus our investment strategy on income producing assets such as strip centers, neighborhood centers, grocery-anchored centers, community centers and free-standing retail properties. We will target these types of properties because they tend to be more focused on consumer goods as opposed to enclosed malls, which we believe are more oriented to discretionary spending that is susceptible to cyclical fluctuations.

•

Strip center. A strip center is an attached row of stores or service outlets managed as a coherent retail entity, with on-site parking usually located in front of the stores. Open canopies may connect the store fronts, but a strip center does not have enclosed walkways linking the stores. A strip center may be configured in a straight line or have an “L” or “U” shape.

•

Neighborhood centers. A neighborhood center is designed to provide convenience shopping for the day-to-day needs of consumers in the immediate neighborhood. Neighborhood centers are often anchored by a supermarket or drugstore. The anchors are supported by outparcels typically occupied by restaurants, fast food operators, financial institutions and in-line stores offering various products and services ranging from soft goods, healthcare and electronics.

•

Community centers. A community center typically offers a wider range of apparel and other soft goods relative to a neighborhood center and in addition to supermarkets and drugstores, can include discount department stores as anchor tenants.

•

Freestanding retail properties. A freestanding retail property constitutes any retail building that is typically occupied by a single tenant. The lease terms are generally structured as triple-net with the tenant agreeing to pay rent as well as all taxes, insurance and maintenance expenses that arise from the use of the property.

•

Anchor tenant type. We will target properties with anchor tenants that offer consumer goods that are less impacted by fluctuations in consumers’ disposable income. We believe nationally and regionally recognized anchor tenants that offer consumer goods provide more predictable property-level cash flows as they are typically higher credit quality tenants that generate stable revenues. We feel these properties will act as a catalyst for incremental leasing demand through increased property foot traffic. We will identify the credit quality of our anchor tenants by conducting a thorough analysis including, but not limited to, a review of tenant operating performance, liquidity and balance sheet strength.

•

Lease terms. In the near term, we intend to acquire properties that feature one or more of the following characteristics in their tenants’ lease structure: properties with long-term leases (10 years remaining on the primary lease term) for anchor tenants; properties under triple-net leases, which are leases where the tenant agrees to pay rent as well as all taxes, insurance and maintenance expenses that arise from the use of the property; thereby minimizing our expenses; and properties with leases which incorporate gross percentage rent and/or rental escalations that act as an inflation hedge while maximizing operating cash flows. As a longer-term strategy, we will look to acquire properties with shorter-term lease structures (2-3 years) for in-line tenants, which are tenants that rent smaller spaces around the anchor tenants within a property, that have below market rents that can be renewed at higher market rates.

•

Geographic markets and demographics. We plan to seek investment opportunities throughout the United States; however, we will focus on the Mid-Atlantic, Southeast and Southwest, which are characterized by attractive demographic and property fundamental trends. We will target competitively protected properties in communities that have stable demographics and have historically exhibited favorable trends, such as strong population and income growth. These communities will also have a combination of the following characteristics:

•	established trade areas with high barriers to entry,

•	high population base with expected annual growth rate higher than the national average,

•	high retail sales per square foot compared to the national average,

•	above average household income and expected growth,

•	above-average household density,

•	favorable infrastructure such as schools to retain and attract residents, and

•	below-average unemployment rate.

•

Capitalize on network of relationships to pursue transactions. We plan to pursue transactions in our target markets through the relationships we have developed. Leveraging these relationships, we will target property owners that our management team has transacted with previously, many of whom, we feel, will consider us a preferred counterparty due to our track record of completing fair and timely transactions. We believe this dynamic gives us a competitive advantage in negotiating and executing favorable acquisitions.

•

Leverage our experienced property management platform. Our executive officers, together with the management teams of our Services Companies, have over 150 years of combined experience managing, operating and leasing retail properties. We consider our Services Companies to be in the best position to oversee the day-to-day operations of our properties, which in turn helps us service our tenants. We feel this generates higher renewal and occupancy rates, minimizes rent interruptions, reduces renewal costs and helps us achieve stronger operating results. Along with this, a major component of our leasing strategy is to cultivate long-term relationships through consistent tenant dialogue in conjunction with a proactive approach to meeting the space requirements of our tenants.

•

Grow our platform through a comprehensive financing strategy. We believe our capital structure will provide us with sufficient financial capacity and flexibility to fund future growth. Based on our current capitalization, we believe we will have access to multiple sources of financing that are currently unavailable to many of our private market peers or overleveraged public competitors, which will provide us with a competitive advantage. Over time, these financing alternatives may include follow-on offerings of our common stock, unsecured corporate level debt, preferred equity and credit facilities. Initially, we will utilize growth capital raised through this offering to fund acquisitions. Upon completion of this offering, we expect to have a ratio of debt to total market capitalization of approximately 46% assuming completion of the minimum offering, or 42% assuming completion of the maximum offering. Although we are not required by our governing documents to maintain this ratio at any particular level, our Board of Directors will review our ratio of debt to total capital on a quarterly basis, with the goal of maintaining a reasonable rate consistent with our expected ratio of debt to total market capitalization going forward. This strategy will enable us to continue to grow our asset base well into the future.

Our Portfolio

Upon completion of this offering and consummation of the formation transactions, we will own eight properties located in Virginia, North Carolina, Florida and Oklahoma, containing a total of approximately 348,490 million rentable square feet of retail space, which we refer to as our portfolio. The following table presents an overview of our portfolio, based on information as of

June 30, 2012.

Portfolio

							Annualized
							Base Rent
				Net			per
			Number	Rentable			Leased
		Year Built/	of	Square	Percentage	Annualized	Square
Property	Location	Renovated	Tenants	Feet	Leased	Base Rent	Foot (1)
Amscot Building	Tampa, FL	2004	1	2,500	100.0%	$101,400.00	$40.56
Lumber River Village	Lumberton, NC	1985/1997-98 (expansion)/2004	12	66,781	100.0%	507,535.60	7.60
Monarch Bank	Virginia Beach, VA	2002	1	3,620	100.0%	211,046.00	58.30
Perimeter Square	Tulsa, OK	1982-83	8	58,277	95.7%	684,334.71	12.27
Riversedge North	Virginia Beach, VA	2007	1	10,550	100.0%	274,089.00	25.98
The Shoppes at TJ Maxx	Richmond, VA	1982/1999	14	93,552	81.2%	924,961.38	12.18
The Shoppes at Eagle Harbor	Carrollton, VA	2009	7	23,303	100.0%	472,584.84	20.28
Walnut Hill Plaza	Petersburg, VA	1959/2006/2008	11	89,907	82.7%	550,153.00	7.40

Total Portfolio			55	348,490	89.8%	$3,726,104.53	$11.91

(1)	Annualized base rent per leased square foot includes the impact of tenant concessions.

Description of Our Properties

The following properties are our initial properties that are components of our original operating portfolio:

Shoppes at TJ Maxx

The Shoppes at TJ Maxx is a 93,552 square foot community shopping center built in 1982 and renovated in 1999, and anchored by TJ Maxx. The property is located in Richmond, Virginia on the West Broad Street shopping corridor and is occupied by 14 primarily retail and restaurant tenants.

TJ Maxx leases 32,400 square feet of GLA, representing 34.63% of the GLA of Shoppes at TJ Maxx. TJ Maxx is the only tenant leasing in excess of 10% of the GLA of Shoppes at TJ Maxx. The annual rent under the TJ Maxx lease is $294,192. The TJ Maxx lease is set to expire on April 30, 2014.

The following table sets forth the percentage leased and annualized rent per leased square foot for Shoppes at TJ Maxx as of the indicated dates:

Date	Percent Leased	Annualized Rent Per Leased Square Foot(1)
December 31, 2011	81.2%	$12.24
December 31, 2010	79.82	11.77
December 31, 2009	88.35	10.85
December 31, 2008	98.15	10.22
December 31, 2007	85.36	11.29

(1)	Annualized rent per leased square foot is calculated by dividing (i) annualized base rent, by (ii) square footage leased.

The following table sets forth the lease expirations for leases in place at Shoppes at TJ Maxx as of June 30, 2012, assuming that tenants do not exercise any renewal options or early termination options:

Lease Expiration Year	Number of Expiring Leases	Square Footage of Expiring Leases	Percentage of Property Leased Square Feet	Annualized Base Rent ($ in 000s)(1)	Percentage of Property Annualized Base Rent
Available	—	17,611	18.82%	$—	—%
2012	2	7,037	7.52	111	11.99
2013	2	3,212	3.43	49	5.30
2014	3	36,012	38.49	352	38.05
2015	2	9,159	9.80	125	13.51
2016	3	6,993	7.47	124	13.41
2017	—	—	—	—	—
2018	1	6,325	6.76	85	9.19
2019	1	7,203	7.70	79	8.55
2020 and thereafter	—	—	—	—	—

Total	14	93,552	100.0%	$925	100.0%

(1)	Annualized rent is calculated by multiplying (i) base rental payments for the month ended June 30, 2012 for the leases expiring during the applicable period, by (ii) 12.

Walnut Hill Plaza

Walnut Hill Plaza is an 89,907 square foot neighborhood shopping center built in 1959 and most recently renovated in 2008 by Wheeler Development. The property is located in Petersburg, Virginia. The property is occupied by 11 tenants and features a variety of retailers including Maxway, Save-A-Lot, Rent-A-Center and Family Dollar, which began a renovation of its space in the fall of 2011.

The following tenants lease more than 10% of the GLA of Walnut Hill Plaza:

•	Variety Wholesalers

•	Variety Wholesalers leases 15,000 square feet of GLA, representing 16.68% of the GLA of Walnut Hill Plaza. Variety Wholesalers operates a Maxway department store at this location.

•	Annual rent under the Variety Wholesalers lease is $72,300.

•	The Variety Wholesalers lease expires on February 28, 2013, which will be the end of its second five year renewal term.

•	Moran Foods, Inc.

•	Moran Foods leases 14,812 square feet of GLA, representing 16.48% of the GLA of Walnut Hill Plaza. Moran Foods operates a Save-A-Lot grocery store at this location.

•	Annual rent under the Moran Foods lease is $97,759.

•	The Moran Foods lease expires on February 29, 2016 and has two renewal options remaining, for five years each.

•	Beauty World

•	Beauty World leases 11,780 square feet of GLA, representing 13.10% of the GLA of Walnut Hill Plaza.

•	Annual Rent under the Beauty World lease is $111,321.

•	The Beauty World lease expires on March 31, 2018 and has one renewal option for an additional five year period.

•	Citi Trends

•	Citi Trends clothing retailer leases 9,875 square feet of GLA, representing 10.98% of the GLA of Walnut Hill Plaza.

•	Annual rent under the Citi Trends lease is $45,425.

•	The Citi Trends lease is in the midst of its first and only renewal option period and the lease is currently set to expire on July 30, 2013.

The following table sets forth the percentage leased and annualized rent per leased square foot for Walnut Hill Plaza as of the indicated dates:

Date	Percent Leased	Annualized Rent Per Leased Square Foot(1)
December 31, 2011	82.69%	$7.31
December 31, 2010	82.69	6.31
December 31, 2009	81.86	6.23
December 31, 2008	77.04	5.86
December 31, 2007(2)	—	—

(1)	Annualized rent per leased square foot is calculated by dividing (i) annualized base rent, by (ii) square footage leased.
(2)	Walnut Hill Plaza was acquired in December of 2007.

The following table sets forth the lease expirations for leases in place at Walnut Hill Plaza as of June 30, 2012, assuming that tenants do not exercise any renewal options or early termination options:

Lease Expiration Year	Number of Expiring Leases	Square Footage of Expiring Leases	Percentage of Property Leased Square Feet	Annualized Base Rent ($ in 000s) (1)	Percentage of Property Annualized Base Rent
Available	—	15,562	17.31%	$—	—%
2012	—	—	—	—	—
2013	4	26,995	30.03	151	27.45
2014	3	9,758	10.85	89	16.18
2015	—	—	—	—	—
2016	2	23,412	26.04	165	30.00
2017	—	—	—	—	—
2018	1	11,780	13.10	111	20.18
2019	1	2,400	2.67	34	6.19
2020 and thereafter	—	—	—	—	—

Total	11	89,907	100.0%	$550	100.0%

(1)	Annualized rent is calculated by multiplying (i) base rental payments for the month ended June 30, 2012 for the leases expiring during the applicable period, by (ii) 12.

Lumber River Plaza

Lumber River Plaza is a 66,781 square foot neighborhood shopping center built in 1985, expanded in 1997-98 and renovated in 2004. The property is located in Lumberton, North Carolina and is currently occupied by 11 tenants, including Food Lion, Family Dollar, Rent-A-Center, and CVS. There is also on kiosk located at this property.

The following tenants lease more than 10% of the GLA of Lumber River Plaza:

•	Food Lion

•	Food Lion leases 30,280 square feet of GLA, representing 45.34% of the GLA of Lumber River Plaza. The Food Lion space recently underwent an interior and exterior renovation.

•	Annual rent under the Food Lion lease is $155,250.

•	The Food Lion lease expires on June 30, 2013 and has five renewal options for five years each.

•	CVS

•	CVS leases 9,100 square feet of GLA, representing 13.63% of the GLA of Lumber River Plaza.

•	Annual rent under the CVS lease is $63,700.

•	The CVS lease expires on September 30, 2015 and has one renewal option for an additional five year period.

•	Family Dollar

•	Family Dollar leases 8,001 square feet of GLA, representing 11.98% of the GLA of Lumber River Plaza.

•	Annual rent under the Family Dollar lease is $44,520.

•	The Family Dollar lease expires on December 31, 2012 and has two renewal options for five years each.

The following table sets forth the percentage leased and annualized rent per leased square foot for Lumber River Plaza as of the indicated dates:

Date	Percent Leased	Annualized Rent Per Leased Square Foot(1)
December 31, 2011	100%	$7.80
December 31, 2010	100	7.48
December 31, 2009	100	7.39
December 31, 2008	100	7.24
December 31, 2007	96.41	6.86

(1)	Annualized rent per leased square foot is calculated by dividing (i) annualized base rent, by (ii) square footage leased.

The following table sets forth the lease expirations for leases in place at Lumber River Plaza as of June 30, 2012, assuming that tenants do not exercise any renewal options or early termination options:

Lease Expiration Year	Number of Expiring Leases	Square Footage of Expiring Leases	Percentage of Property Leased Square Feet	Annualized Base Rent ($ in 000s) (1)	Percentage of Property Annualized Base Rent
Available	—	—	—%	$—	—%
2012	1	8,001	11.98	45	8.86
2013	3	38,880	58.22	253	49.80
2014	3	2,400	3.59	39	7.68
2015	1	9,100	13.63	64	12.60
2016	2	5,400	8.09	63	12.40
2017	1	1,200	1.80	18	3.54
2018	1	1,800	2.70	26	5.12
2019	—	—	—	—	—
2020 and thereafter	—	—	—	—	—

Total	12	66,781	100.0%	$508	100.0%

(1)	Annualized rent is calculated by multiplying (i) base rental payments for the month ended June 30, 2012 for the leases expiring during the applicable period, by (ii) 12.

Perimeter Square

Perimeter Square is a 58,227 square foot neighborhood shopping center built in 1982-83. The property is located in Tulsa, Oklahoma. The property is occupied by nine tenants, providing a variety of services, and is shadow-anchored by a Wal-Mart Village Market grocery store, which recently underwent an interior and exterior renovation.

The following tenants lease more than 10% of the GLA of Perimeter Square:

•	Career Point Business School

•	Career Point Business School leases 26,813 square feet of GLA, representing 46.01% of the GLA of Perimeter Square.

•	Annual Rent under the Career Point Business School lease is $342,059.

•	The Career Point Business School lease expires on June 30, 2018 and is not currently subject to any renewal options.

•	Dollar Tree

•	Dollar Tree leases 10,754 square feet of GLA, representing 18.45% of the GLA of Perimeter Square.

•	Annual rent under the Dollar Tree lease is $90,333.

•	The Dollar Tree lease expires on July 31, 2012 and its only remaining option to renew for an additional three year period was exercised during February 2012.

The following table sets forth the percentage leased and annualized rent per leased square foot for Perimeter Square as of the indicated dates:

Date	Percent Leased	Annualized Rent Per Leased Square Foot(1)
December 31, 2011	100.00%	$11.76
December 31, 2010	100.00	10.87
December 31, 2009	100.00	11.18
December 31, 2008	90.91	11.02
December 31, 2007	81.74	9.70

(1)	Annualized rent per leased square foot is calculated by dividing (i) annualized base rent, by (ii) square footage leased.

The following table sets forth the lease expirations for leases in place at Perimeter Square as of June 30, 2012, assuming that tenants do not exercise any renewal options or early termination options:

Lease Expiration Year	Number of Expiring Leases	Square Footage of Expiring Leases	Percentage of Property Leased Square Feet	Annualized Base Rent ($ in 000s) (1)	Percentage of Property Annualized Base Rent
Available	—	2,504	4.30%	$—	—%
2012	2	12,754	21.89	112	16.37
2013	—	—	—	—	—
2014	1	1,978	3.39	22	3.22
2015	—	—	—	—	—
2016	—	—	—	—	—
2017	1	1,535	2.63	40	5.85
2018	2	32,113	55.10	403	58.92
2019	1	2,966	5.09	40	5.85
2020 and thereafter	1	4,427	7.60	67	9.79

Total	8	58,277	100.0%	$684	100.0%

(1)	Annualized rent is calculated by multiplying (i) base rental payments for the month ended June 30, 2012 for the leases expiring during the applicable period, by (ii) 12.

The Shoppes at Eagle Harbor

The Shoppes at Eagle Harbor is a 23,303 square foot strip center built by Wheeler Development in 2009. The property is located in Carrollton, Virginia and is occupied by seven tenants in a variety of businesses including retail, food service, and healthcare.

The following tenants lease more than 10% of the GLA of The Shoppes at Eagle Harbor:

•	Bon Secours Hampton Roads Health System

•	Bon Secours leases 7,012 square feet of GLA, representing 30.09% of the GLA of The Shoppes at Eagle Harbor.

•	Annual rent under Bon Secours’ lease is $146,970.

•	The Bon Secours lease expires on September 30, 2015 and has four renewal options for three years each.

•	A.J. Gators Sports Bar & Grill

•	A.J. Gators Sports Bar & Grill currently leases 5,337 square feet of GLA, representing 22.90% of the GLA of The Shoppes at Eagle Harbor.

•	Annual rent under the A.J. Gators Sports Bar & Grill lease is $112,217.

•	The A.J. Gators Sports Bar & Grill lease expires on October 31, 2016 and has one renewal option for five years.

•	Anytime Fitness

•	Anytime Fitness leases 4,084 square feet of GLA, representing 17.53% of the GLA of The Shoppes at Eagle Creek.

•	Annual rent under the Anytime Fitness lease is $72,769.

•	The Anytime Fitness lease expires on January 31, 2014 and has two renewal options for five years each.

•	Animal Clinic of Eagle Harbor

•	The Animal Clinic of Eagle Harbor leases 2,812 square feet of GLA, representing 12.07% of the GLA of The Shoppes at Eagle Harbor.

•	Annual rent under the Animal Clinic of Eagle Harbor lease is $61,864.

•

The original Animal Clinic of Eagle Harbor lease commenced on February 6, 2008 for a period of three years and four months, with one option to renew. The lease was renewed for three years and is currently set to expire on July 31, 2014.

The following table sets forth the percentage leased and annualized rent per leased square foot for The Shoppes at Eagle Harbor as of the indicated dates:

Date	Percent Leased	Annualized Rent Per Leased Square Foot(1)
December 31, 2011	100%	$18.84
December 31, 2010	94.05	20.50
December 31, 2009	94.05	20.26
December 31, 2008	48.19	20.49
December 31, 2007(2)	—	—

(1)	Annualized rent per leased square foot is calculated by dividing (i) annualized base rent, by (ii) square footage.
(2)	The Shoppes at Eagle Harbor were under construction in 2006 and 2007 and did not acquire any tenants until 2008.

The following table sets forth the lease expirations for leases in place at The Shoppes at Eagle Harbor as of June 30, 2012, assuming that tenants do not exercise any renewal options or early termination options:

Lease Expiration Year	Number of Expiring Leases	Square Footage of Expiring Leases	Percentage of Property Leased Square Feet	Annualized Base Rent ($ in 000s) (1)	Percentage of Property Annualized Base Rent
Available	—	—	—%	$—	—%
2012	—	—	—	—	—
2013	1	1,386	5.95	29	6.13
2014	3	8,182	35.11	158	33.40
2015	2	8,398	36.04	174	36.79
2016	1	5,337	22.90	112	23.68
2017	—	—	—	—	—
2018	—	—	—	—	—
2019	—	—	—	—	—
2020 and thereafter	—	—	—	—	—

Total	7	23,303	100.0%	$473	100.0%

(1)	Annualized rent is calculated by multiplying (i) base rental payments for the month ended June 30, 2012 for the leases expiring during the applicable period, by (ii) 12.

Riversedge North

Riversedge North is a 10,550 square foot free-standing office building built by Wheeler Development in 2007. The property is located in Virginia Beach, Virginia and has been 100% leased by Wheeler Interests since November 2007. The annual rent under the Wheeler Interests lease is currently $274,042. The Wheeler Interests lease will expire on November 14, 2017, subject to four renewal terms of five years each.

Monarch Bank

The Monarch Bank property is a 3,620 square foot free-standing branch location of Monarch Bank and Monarch Financial Holdings, Inc., built in 2002. The property is located in Virginia Beach, Virginia and has been 100% leased by Monarch Bank under a single tenant triple net lease since December 2007. The annual rent under the Monarch Bank lease is currently $211,054. The Monarch Bank lease will expire December 31, 2012, subject to two renewal terms of five years each. During January 2012, Monarch Bank exercised its first renewal option that will become effective January 1, 2013. Under the renewal option, annual rent will increase to $250,757.

Amscot Building

The Amscot Building is a 2,500 square foot free-standing branch location of Amscot Corporation built by Wheeler Development in 2004. Amscot Corporation is a financial services business, offering services such as check cashing, money orders, payday advances and prepaid debit cards. The property is located in Tampa, Florida and has been 100% leased by Amscot Corporation since March 2005. The annual rent under the Amscot Corporation lease is currently $101,400. The Amscot Corporation lease will expire March 31, 2020, subject to three renewal terms of five years each.

Outstanding Indebtedness

After we complete this offering and our formation transactions, we expect to assume outstanding mortgage indebtedness. As of June 30, 2012, the outstanding mortgage indebtedness secured by our properties was approximately $25.4 million. Although we intend to assume each of these loans in connection with our formation transactions, the assumption is subject to the prior consent of the lenders and there can be no assurance that we will be able to obtain their consent. The following table sets forth information with respect to such indebtedness (dollars in thousands):

	Amount of Debt Outstanding as of June 30, 2012	Weighted Average Interest Rate	Maturity Date		Amortization Period (Mths)		Annual Debt Service	Balance At Maturity
Shoppes at TJ Maxx	$5,979,583	6.57%	9/11/2012	(1)	120		$527,170	$5,958,226
Walnut Hill Plaza	3,558,190	6.75%	4/11/2014		300		303,232	3,447,074
Lumber River Village	3,015,500	5.65%	5/1/2015		120		220,966	2,867,493
Perimeter Square	4,349,062	6.38%	6/11/2016		120		337,066	4,101,738
The Shoppes at Eagle Harbor	3,965,595	6.20%	4/1/2012	(1)(2)	60		370,359	3,994,966
Riversedge North	2,115,163	6.00%	4/16/2013		60		162,674	2,088,865
Monarch Bank	2,044,462	7.00%	12/30/2012		N/A	(3)	143,112	2,044,462
Amscot Building	331,636	6.50%	4/28/2014		36		55,604	269,186

	$25,359,191

(1)	We are currently in negotiations with several lenders to refinance this property. We expect to complete the refinancing prior to the completion of this offering on similar or better terms as those contained in the existing loan. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Six Months Ended June 30, 2012 Compared to the Six Months Ended June 30, 2011 — Liquidity and Capital Resources — Future Liquidity Needs.”
(2)	The Shoppes at Eagle Harbor debt has been extended until completion of the formation transactions.
(3)	Monarch Bank debt is interest only until maturity.

Major Tenants

Upon the completion of this offering and our formation transactions, we expect to have leases with 55 distinct retail tenants, many of which are nationally recognized retailers. The following table sets forth information regarding the ten largest tenants in our operating portfolio based on annualized base rent as of June 30, 2012.

Tenants	Total GLA (square feet)	Percent of Total GLA	Annualized Base Rent ($ in 000s)	Percent of Total Annualized Base Rent	Base Rent per leased square foot
TJ Maxx	32,400	9.30%	$294	7.89%	$9.07
Food Lion	30,280	8.69	155	4.16	5.12
Career Point Business School	26,813	7.69	342	9.18	12.76
Family Dollar	16,601	4.76	105	2.82	6.32
Variety Wholesalers	15,000	4.30	72	1.93	4.80
Moran Foods	14,812	4.25	98	2.63	6.62
Beauty World	11,780	3.38	111	2.98	9.42
Dollar Tree	10,754	3.09	90	2.42	8.37
Wheeler Interests	10,550	3.03	273	7.33	25.88
Citi Trends	9,875	2.83	45	1.21	4.56

Total Top Ten Tenants/Weighted Average	178,865	51.32%	$1,585	42.54%	$8.86

Lease Expirations

Upon the completion of this offering and our formation transactions, we will have operating properties with well-staggered lease expirations. The following table sets forth information with respect to the lease expirations of our properties as of June 30, 2012.

Lease Expiration Year	Number of Expiring Leases	Total Expiring GLA	Percent of Total GLA Expiring	Expiring Base Rent ($ in 000s)	Percent of Total Base Rent	Expiring Base Rent per leased square foot
Available	—	35,677	10.24	—	—	—
2012	6	31,412	9.00	$479	12.86	$15.25
2013	10	70,473	20.22	482	12.94	6.84
2014	13	58,330	16.74	660	17.71	11.31
2015	5	26,657	7.65	363	9.74	13.62
2016	8	41,142	11.81	464	12.45	11.28
2017	3	13,285	3.81	332	8.91	24.99
2018	5	52,018	14.93	625	16.77	12.02
2019	3	12,569	3.61	153	4.11	12.17
2020 and thereafter	2	6,927	1.99	168	4.51	24.25

Total/Weighted Average	55	348,490	100%	$3,726	100%	$11.91

Property Management and Leasing Strategy

Our property management and substantially all of our leasing activities and operating and administrative functions (including leasing, legal, acquisitions, development, data processing, finance and accounting) are administered or coordinated by our Administrative Service Company. On-site functions such as maintenance, landscaping, sweeping, plumbing and electrical are subcontracted out at each location and, to the extent permitted by their respective leases, the cost of these functions is passed on to the tenants.

We believe that focused property management, leasing and customer retention are essential to maximizing the sales per square foot, operating cash flow and value of our properties. Our primary goal in property management is to maintain an attractive shopping environment on a cost effective basis for our tenants.

The majority of our property management and leasing functions are supervised and administered by our Administrative Service Company. Our Administrative Service Company maintains regular contact with our tenants and frequently visits each asset to ensure the proper implementation and execution of our market strategies. As part of our ongoing property management, our Administrative Service Company conducts regular physical property reviews to improve our properties, react to changing market conditions and ensure proper maintenance.

Our leasing representatives have become experienced in the markets in which we operate by becoming familiar with current tenants as well as potential local, regional and national tenants that would complement our current tenant base. We study demographics, customer sales and merchandising mix to optimize the sales performance of our centers and thereby increase rents. We believe this hands-on approach maximizes the value of our shopping centers.

Recent Leasing Activity

We did not enter into any new leases within the subject properties between July 1, 2011 and June 30, 2012. Renewals in the same period were comprised of five deals totaling 10,624 SF with a weighted average decrease of $0.14 psf. There were no tenant improvement concessions offered for these deals, and the commission rate psf equated to $1.78. The rates on negotiated renewals resulted in a weighted average increase of $0.51 psf on two renewals, no psf rate changes on one renewal and a weighted average decrease of $0.98 psf on two renewals. None of the renewals represented options being exercised.

Depreciation

The following table sets forth depreciation information for our initial properties as of June 30, 2012.

	Federal Tax Basis	Depreciation Rate	Method of Depreciation	Useful Life Claimed
Shoppes at TJ Maxx	$6,080,549	3.19%	Straight-Line	5-39 Years
Walnut Hill Plaza	3,729,329	6.55%	Straight-Line	5-39 Years
Lumber River Village	2,856,971	2.91%	Straight-Line	5-39 Years
Perimeter Square	4,030,158	4.63%	Straight-Line	5-39 Years
The Shoppes at Eagle Harbor	4,457,803	2.68%	Straight-Line	5-39 Years
Riversedge North	2,207,571	6.12%	Straight-Line	5-39 Years
Monarch Bank	1,986,364	8.46%	Straight-Line	5-39 Years
Amscot Building	492,827	2.85%	Straight-Line	5-39 Years
Wheeler REIT	14,061	20.00%	Straight-Line	5-39 Years

	$25,855,633

Real Estate Taxes

The following table sets forth real estate tax information for our initial properties:

	2011 Realty Tax Rate (1)	Total Annual Real Estate Taxes for the 2011 Tax Year
Shoppes at TJ Maxx	0.87%	$80,116
Walnut Hill Plaza	1.35%	53,957
Lumber River Village	0.79%	44,969
Perimeter Square	1.48%	63,527
The Shoppes at Eagle Harbor	0.65%	21,818
Riversedge North	0.89%	15,703
Monarch Bank	0.89%	10,431
Amscot Building (2)	0.00%	—

		$290,521

(1)	Represents the percentage of assessed value.
(2)	Amscot Building is under a ground lease that does not require it to pay real estate taxes.

We do not believe that any capital improvements made during the twelve-month period immediately following this offering should result in an increase in annual property taxes.

Regulation

General

Our properties are subject to various covenants, laws, ordinances and regulations, including regulations relating to common areas and fire and safety requirements. We believe that each of the properties in our portfolio has the necessary permits and approvals to operate its business.

Americans With Disabilities Act

Our properties must comply with Title III of the ADA, to the extent that such properties are “public accommodations” as defined by the ADA. Under the ADA, all public accommodations must meet federal requirements related to access and use by disabled persons. The ADA may require removal of structural barriers to access by persons with disabilities in certain public areas of our properties where such removal is readily achievable. Although we believe that the properties in our portfolio in the aggregate substantially comply with present requirements of the ADA, we have not conducted a comprehensive audit or investigation of all of our properties to determine our compliance, and we are aware that some particular properties may currently be in non-compliance with the ADA. Noncompliance with the ADA could result in the incurrence of additional costs to attain compliance, the imposition of fines or an award of damages to private litigants. The obligation to make readily achievable accommodations is an ongoing one, and we will continue to assess our properties and to make alterations as appropriate in this respect.

Environmental Matters

Under various federal, state and local environmental laws and regulations, a current or previous owner, operator or tenant of real estate may be required to investigate and remove hazardous or toxic substances or petroleum product releases or threats of releases at such property, and may be held liable for property damage and for investigation, clean-up and monitoring costs incurred in connection with the actual or threatened contamination. Such laws typically impose clean-up responsibility and liability without regard to fault, or whether the owner, or tenant knew of or caused the presence of the contamination. The liability under such laws may be joint and several for the full amount of the investigation, clean-up and monitoring costs incurred or to be incurred or actions to be undertaken, although a party held jointly and severally liable may obtain contributions from the other identified, solvent, responsible parties of their fair share toward these costs. These costs may be substantial, and can exceed the value of the property. Some of the properties in our portfolio contain, may have contained or are adjacent to or near other properties that have contained or currently contain petroleum products, dry cleaning solvent, lead-based paint, asbestos, polychlorinated biphenyls or other hazardous or toxic substances, including without limitation underground storage tanks for the storage of petroleum products or other hazardous or toxic substances. These operations may have released, or have the potential to release, such substances into the environment. The presence of contamination, or the failure to properly remediate contamination, on a property may adversely affect the ability of the owner, operator or tenant to sell or rent that property or to borrow using such property as collateral, and may adversely impact our investment on that property.

Federal regulations require building owners and those exercising control over a building’s management to identify and warn, via signs and labels, of potential hazards posed by workplace exposure to installed asbestos containing materials (“ACMs”), and potential ACMs in their building. The regulations also set forth employee training, record-keeping and due diligence requirements pertaining to ACMs and potential ACMs. Significant fines can be assessed for violating these regulations. Building owners and those exercising control over a building’s management may be subject to an increased risk of personal injury lawsuits by workers and others exposed to ACMs and potential ACMs as a result of these regulations. The regulations may affect the value of a building containing ACMs and potential ACMs in which we have invested. Federal, state and local laws and regulations also govern the removal, encapsulation, disturbance, handling and/or disposal of ACMs and potential ACMs when such materials are in poor condition or in the event of construction, remodeling, renovation or demolition of a building. Such laws may impose liability for improper handling or a release to the environment of ACMs and potential ACMs and may provide for fines to, and for third parties to seek recovery from, owners or operators of real properties for personal injury or improper work exposure associated with ACMs and potential ACMs.

When excessive moisture accumulates in buildings or on building materials, mold growth may occur, particularly if the moisture problem remains undiscovered or is not addressed over a period of time. Some molds may produce airborne toxins or irritants. Concern about indoor exposure to mold has been increasing because exposure to mold may cause a variety of adverse health effects and symptoms, including allergic or other reactions. The presence of significant mold at any of our properties could require us to undertake a costly remediation program to contain or remove the mold from the affected property. In addition, the presence of significant mold could expose us to liability to our tenants, their or our employees, and others if property damage or health concerns arise.

Federal, state and local laws and regulations also require removing or upgrading certain underground storage tanks and regulate the discharge of storm water, wastewater and any water pollutants; the emission of air pollutants; the generation, management and disposal of hazardous or toxic chemicals, substances or wastes; and workplace health and safety. Some of our properties have tenants which may use hazardous or toxic substances in the routine course of their businesses. Although we have received no notice that the tenant’s activities involving such materials do not comply with applicable laws and regulations, the risk of contamination or injury from these materials cannot be completely eliminated. In the event of such contamination or injury, we could be held liable for any damages that result, and any such liability could exceed our resources and our environmental remediation insurance coverage.

In addition, our leases generally provide that (1) the tenant is responsible for all environmental liabilities relating to the tenant’s operations, (2) we are indemnified for such liabilities and (3) the tenant must comply with all environmental laws and regulations. Such a contractual arrangement, however, does not eliminate our statutory liability or preclude claims against us by governmental authorities or persons who are not parties to such an arrangement. Noncompliance with environmental or health and safety requirements may also result in the need to cease or alter operations at a property, which could affect the financial health of a tenant and its ability to make lease payments. In addition, if there is a violation of such a requirement in connection with a tenant’s operations, it is possible that we, as the owner of the property, could be held accountable by governmental authorities for such violation and could be required to correct the violation and pay related fines.

Prior to closing any property acquisition, we obtain environmental assessments in a manner we believe prudent in order to attempt to identify potential environment concerns at such properties. These assessments are carried out in accordance with an appropriate level of due diligence and generally include a physical site inspection, a review of relevant federal, state and local environmental and health agency database records, one or more interviews with appropriate site-related personnel, review of the property’s chain of title and review of historic aerial photographs and other information on past uses of the property. We may also conduct limited subsurface investigations and test for substances of concern where the results of the first phase of the environmental assessments or other information indicates possible contamination or where our consultants recommend such procedures.

We have received no notice that the properties do not currently comply with federal and state regulations regarding hazardous or toxic substances and other environmental matters. However, there can be no assurance that we will not be subject to any liabilities or costs relating to hazardous or toxic substances or other environmental matters. Any substantial unexpected costs or liabilities that we may incur could significantly harm our financial condition and results of operations.

Insurance

We carry comprehensive commercial property and general liability insurance on all of the properties in our portfolio, in addition to other coverages, such as flood coverage, that may be appropriate for certain of our properties. We believe the policy specifications and insured limits are appropriate and adequate for our properties given the relative risk of loss, the cost of the coverage and industry practice; however, our insurance coverage may not be sufficient to fully cover our losses. We believe, however, that upon completion of this offering and the formation transactions, all of our properties will be adequately insured, consistent with industry standards.

Competition

We compete with a number of developers, owners and operators of retail real estate, many of which own properties similar to ours in the same markets in which our properties are located and some of which have greater financial resources than we do. In operating and managing our portfolio, we compete for tenants based on a number of factors, including location, rental rates, security, flexibility and expertise to design space to meet prospective tenants’ needs and the manner in which the property is operated, maintained and marketed. As leases at our properties expire, we may encounter significant competition to renew or re-let space in light of the large number of competing properties within the markets in which we operate. As a result, we may be required to provide rent concessions or abatements, incur charges for tenant improvements and other inducements, including early termination rights or below-market renewal options, or we may not be able to timely lease vacant space. In that case, our financial condition, results of operations, cash flow, per share trading price of our common stock and ability to satisfy our debt service obligations and to pay dividends to you may be adversely affected.

We also face competition when pursuing acquisition and disposition opportunities. Our competitors may be able to pay higher property acquisition prices, may have private access to opportunities not available to us and otherwise be in a better position to acquire a property. Competition may also have the effect of reducing the number of suitable acquisition opportunities available to us, increase the price required to consummate an acquisition opportunity and generally reduce the demand for retail space in our markets. Likewise, competition with sellers of similar properties to locate suitable purchasers may result in us receiving lower proceeds from a sale or in us not being able to dispose of a property at a time of our choosing due to the lack of an acceptable return.

Employees

Upon the completion of this offering and the formation transactions, we expect to have 3 employees. None of our employees is unionized.

Principal Executive Offices

Our headquarters is located at Riversedge North, 2529 Virginia Beach Boulevard, Suite 200, Virginia Beach, Virginia 23452. We believe that our current facilities are adequate for our present and future operations, although we may add regional offices or relocate our headquarters, depending upon our future operational needs.

Legal Proceedings

In the ordinary course of business we are frequently party to various lawsuits, claims and other legal proceedings that arise in the ordinary course of our business. We are not currently a party, as plaintiff or defendant, to any legal proceedings that we believe to be material or which, individually or in the aggregate, would be expected to have a material effect on our business, financial condition or results of operation if determined adversely to us.

Following the consummation of this offering and the formation transactions, we may be subject to on-going litigation, including existing claims relating to the current direct and indirect owners of our portfolio and the properties comprising our portfolio and we expect to otherwise be party from time to time to various lawsuits, claims and other legal proceedings that arise in the ordinary course of our business.

As of the date of this prospectus, the only existing claims to which we will succeed as a result of completing the formation transactions are claims arising in the ordinary course of business and we do not expect to succeed to any claims that we believe to be material or which, individually or in the aggregate, would be expected to have a material effect on our business, financial condition or results of operation if determined adversely to us.

MANAGEMENT

Our Directors, Director Nominees and Executive Officers

Upon completion of this offering, our board of directors will consist of seven members, including a majority of directors who are independent within the meaning of the listing standards of the Nasdaq Capital Market. Pursuant to our charter, each of our directors will be elected by our stockholders to serve until the next annual meeting of our stockholders and until his or her successor is duly elected and qualifies. See “Material Provisions of Maryland Law and of Our Charter and Bylaws—Our Board of Directors.” The first annual meeting of our stockholders after this offering will be held in 2013 as our annual meeting for 2012 will occur prior to the completion of this offering. Subject to rights pursuant to any employment agreements, officers serve at the pleasure of our board of directors.

The following table sets forth certain information concerning our directors, executive officers and certain other officers upon completion of this offering:

Name	Age	Position
Jon S. Wheeler	51	Chairman, President and Director
Steven M. Belote	47	Chief Financial Officer
Robin Hanisch	54	Secretary
Christopher J. Ettel*	52	Director Nominee
David Kelly*	47	Director Nominee
William W. King*	72	Director Nominee
Sanjay Madhu*	46	Director Nominee
John McAuliffe*	58	Director Nominee
Ann L. McKinney*	63	Director Nominee

*	It is expected that this individual will become a director immediately upon completion of this offering.

Biographical Summaries of Directors and Executive Officers

The following are biographical summaries of the experience of our directors, executive officers and certain other officers.

Jon S. Wheeler has served as our Chairman and President since our formation in June of 2011. Mr. Wheeler has also served as the President and CEO of Wheeler Interests since its inception in 1999. Mr. Wheeler has several years of experience as a real estate executive with an extensive background in strategic financial and market analyses and assessments of new or existing properties to maximize returns, which are then positioned for acquisition, growth and disposition. Since founding Wheeler Interests in 1999, Mr. Wheeler has helped Wheeler Interests to acquire over sixty shopping centers in New York, Maryland, Virginia, West Virginia, North Carolina, South Carolina, Tennessee, Georgia, Florida, Oklahoma and Texas, representing over four million square feet of improved real estate property. Mr. Wheeler holds a B.A. degree in political science from Southern Methodist University. Mr. Wheeler was selected as our Chairman because of his experience in retail leasing, marketing, acquisition, development, financing, management and disposition of strip centers, neighborhood centers, community centers, power centers and mixed-use retail space in both the urban and suburban markets within the Northeast, Mid-Atlantic, Southeast and Southwest regions of the United States.

Steven M. Belote, a Certified Public Accountant, has served as our Chief Financial Officer (CFO) since August 2011. After receiving a Bachelor’s of Science Degree in Accounting from Virginia Tech University, he spent seven years working in Washington, DC with BDO Seidman, LLP, a large international public accounting and consulting firm. In June 1995, he joined Shore Bank as their CFO, subsequently playing a significant role in taking the bank public in 1997. Mr. Belote served as CFO for the bank’s publicly-traded bank holding company, Shore Financial Corporation, until the company was purchased in June 2008. Mr. Belote continued as the bank’s CFO until becoming its president in June 2009; a role he held until December 2010. Mr. Belote has been affiliated with and held various roles in many organizations, including: the Melfa Rotary Club from 2006-2010, serving as the club’s president from 2008-2009; the Eastern Shore of Virginia Chamber of Commerce Board of Directors from 2004-2010, serving as treasurer from 2009-2010; the Eastern Shore of Virginia United Way from 2000-2008, serving as campaign chair during 2000 and serving on the board of directors from 2001-2008, including the role of president from 2004-2006; the Virginia Bankers Association CFO Committee from 1999-2009, serving as chair from 2003-2006; a member of the Maryland Financial Bank advisory board from 2005-present; and as a member of the Bay Beyond, Inc. (Blue Crab Bay Co.) advisory board from 1997 through 2005, among others.

Robin A. Hanisch has served as the Secretary of our Board of Directors since August 2011. Ms. Hanisch has served as an Associate at Wheeler Interests since 2000, where she oversees Human Resources and Investor Relations. Ms. Hanisch has been the main point of contact for investors in Wheeler Interests and will serve as the main point of contact for our investors. Prior to joining Wheeler Interests, Ms. Hanisch worked in fund development and marketing for a national non-profit organization. She graduated from the University of Hawaii with a degree in merchandising.

Christopher J. Ettel has been appointed to serve as a director upon the closing of this offering. In 1988, Mr. Ettel founded VB Homes, LLC, a residential design-build firm, specializing in high quality residential renovations and additions as well as new construction. Mr. Ettel has served as the Managing Partner of VB Homes, LLC since its inception. Mr. Ettel has been a Virginia Real Estate Broker since 1990. He currently serves on the Board of Directors of the Tidewater Builders Association and the Virginia Beach Advisory Board of Monarch Bank. He also previously served as the Chairman of the Tidewater Builders Association Remodeler’s Council and the President of the Board for the Virginia Beach Public Schools Education Foundation. Mr. Ettel received his Bachelor of Science degree from James Madison University in 1982. Mr. Ettel was selected as a director because of his years of experience in the real estate and construction industries as well as his management experience.

David Kelly has been appointed to serve as a director upon the closing of this offering. Mr. Kelly has over twenty five years of experience in the real estate industry. Mr. Kelly currently serves as a Principal with Kelly Development, LLC, a real estate development firm he founded in March 2011, which specializes in the acquisition and management of retail properties in the Mid-Atlantic region. Prior to founding Kelly Development, Mr. Kelly served as the Director of Real Estate for Supervalu, Inc., a Fortune 100 supermarket retailer, from 1998 through 2011. Prior to his time with Supervalu, Mr. Kelly served as an Asset Manager from 1993 through 1998. Mr. Kelly currently serves on the Board of Directors of the Norfolk, Virginia SPCA. He earned a Bachelor of Science in Finance degree from Bentley College (now Bentley University). Mr. Kelly was selected as a director because of his years of experience in the real estate industry as well as his real estate management experience within a publicly traded company.

William W. King has been appointed to serve as a director upon closing of this offering. Mr. King currently serves, on a volunteer basis, as Executive Director of the Virginia Maritime Heritage Foundation, a 501(c)(3) corporation that owns and operates the schooner Virginia. He was appointed to that position in September of 2009. From 1988 through 2008 Mr. King served as the headmaster of Norfolk Collegiate School, an independent, co-educational, K-12 college preparatory day school. He also remained employed by the Norfolk Collegiate School until June 2009 as a special assistant to the headmaster and served on its board of trustees from 1984-2009. Prior to his service at Norfolk Collegiate School, Mr. King was Executive Vice President of SRMS, a management consulting corporation that primarily contracted for services with the U.S. Navy and the U.S. Air Force. Mr. King served in the United States Navy from 1982 until 1984, when he retired in the grade of Captain. During his time in the United States Navy, he served in seven combatant ships, two of which he commanded, did several combat tours in Vietnam, served two tours in the Pentagon, including two years as aide to the Chief of Naval Operations, and was a Deputy Chief of Staff to the Commander of the United States Atlantic Command and the Commander-in-Chief of the United States Atlantic Fleet. Mr. King graduated from the University of Virginia in 1963 with a Bachelor of Science Degree in Finance, the Navy Postgraduate School in 1977 with a Master of Science in Financial Management, and from Old Dominion University in 1995 with a Certificate of Advanced Studies in Education Leadership and Administration. He currently serves on the Board of Directors of Chesapeake Bay Academy, the Future of Hampton Roads, Inc. and Horizons Hampton Roads. Mr. King was selected as a director because of his leadership experience.

Sanjay Madhu has been appointed to serve as a director upon the closing of this offering. Mr. Madhu has, since May 2007, served as a director of Homeowners Choice, Inc. a NASDAQ-listed insurance holding company headquartered in Tampa, Florida. He became an executive officer of Homeowners Choice in February 2008 and as such has served in various capacities, including vice president of marketing, vice president of investor relations, and president of real estate operations. In July 2011, he relinquished his role as vice president of marketing and took on the role of president of real estate operations. He continues to serve as vice president of investor relations. Mr. Madhu is the principal of two companies that own and operate commercial real estate in the Tampa Florida area. Since 2002, he has served president of 5th Avenue Group LC and, since 1999, he has served as president of Forrest Terrace LC. From 1995 to 2010, Mr. Madhu served as president of J&S Development Group, Inc., doing business as The Mortgage Corporation Network, which was a correspondent mortgage lender. From 1994 to 1996, he was vice president, mortgage division, First Trust Mortgage & Finance; from 1993 to 1994, he was vice president, residential first mortgage division, Continental Management Associates Limited, Inc.; and from 1991 to 1993; he was president, S&S Development, Inc. Mr. Madhu attended Northwest Missouri State University, where he studied marketing and management. Mr. Madhu was selected as a director because of his years of executive management experience and his experience managing a public company.

John McAuliffe has been appointed to serve as a director upon the closing of this offering. Since May 2012, Mr. McAuliffe has served as the managing director of investment banking of Newbridge Securities Corp. Mr. McAuliffe was a senior banker at Financial West Securities from September 2010 through December 2011. From 2005 to 2010, Mr. McAuliffe served as a Managing Director of the Investment Banking Department of Newbridge Securities Corp. During this time, he was the lead banker and finder for Nexcera Medical, and the banker and finder of Chemrx Corp. Mr. McAuliffe was also the lead banker for Able Labs, M-Systems, U.S.Teleconstructors, MRV Communications and Videospection. From 1990 to 2000, Mr. McAuliffe was a head of Institutional Sales and branch manager of H.J. Meyers. From 1990 until 1998 H.J. Meyers did over $1 billion in financing primarily for technology and biotechnology companies whose road shows were led by Mr. McAuliffe. Since 1990, Mr. McAuliffe has been an investment banker, and has participated and led in excess of 200 financing transactions in his career. Mr. McAuliffe earned his Bachelor of Science degree from the State University of New York at Brockport. Mr. McAuliffe was chosen as a director nominee because of his extensive experience in corporate financing. Mr. McAuliffe serves as a director of Tri-Tech Holding, Inc., a Nasdaq-listed business focusing on water resource management and environmental protection.

Ann L. McKinney has been appointed to serve as a director upon the closing of this offering. Ms. McKinney was appointed President and Principal Broker of Wheeler Real Estate Company upon its formation in March, 2000. First licensed in 1974, Ms. McKinney currently holds a Real Estate Broker’s license in Virginia, North Carolina, South Carolina, Florida, Mississippi, Alabama, Oklahoma and Tennessee. Her responsibilities with Wheeler Real Estate Company include dispositions, marketing and public relations, and the management of all real estate licenses. Ms. McKinney was chosen as a director because of her leadership and management expertise.

Corporate Governance Profile

We have organized our corporate structure to align our interests with those of our stockholders. For instance, upon completion of this offering, our board will consist of seven directors, five of whom are independent as determined in accordance with the listing standards established by the Nasdaq Capital Market, and our board will make an affirmative determination as to the independence of each of our directors on an annual basis. We will also adopt a code of business ethics and corporate governance principles.

Role of the Board in Risk Oversight

One of the key functions of our board of directors is informed oversight of our risk management process. Our board of directors administers this oversight function directly, with support from its three standing committees, the audit committee, the nominating and corporate governance committee and the compensation committee, each of which addresses risks specific to their respective areas of oversight. In particular, our audit committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. Our nominating and corporate governance committee monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. Our compensation committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

Board Committees

Upon completion of this offering, our board of directors will establish three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. The principal functions of each committee are briefly described below. We intend to comply with the listing requirements and other rules and regulations of the Nasdaq Capital Market, as amended or modified from time to time, and each of these committees will be comprised exclusively of independent directors. Additionally, our board of directors may from time to time establish certain other committees to facilitate the management of our company.

Audit Committee

Upon completion of this offering, our audit committee will consist of three of our independent directors. We expect that the chairman of our audit committee will qualify as an “audit committee financial expert” as that term is defined by the applicable SEC regulations and Nasdaq Capital Market corporate governance requirements. We expect that our board of directors will determine that each of the audit committee members is “financially sophisticated” as that term is defined by the Nasdaq Capital Market corporate governance requirements. Prior to the completion of this offering, we expect to adopt an audit committee charter, which will detail the principal functions of the audit committee, including oversight related to:

•	our accounting and financial reporting processes;

•	the integrity of our consolidated financial statements and financial reporting process;

•	our systems of disclosure controls and procedures and internal control over financial reporting;

•	our compliance with financial, legal and regulatory requirements;

•	the evaluation of the qualifications, independence and performance of our independent registered public accounting firm;

•	the performance of our internal audit function; and

•	our overall risk profile.

The audit committee will also be responsible for engaging an independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans and results of the audit engagement, approving professional services provided by the independent registered public accounting firm, including all audit and non-audit services, reviewing the independence of the independent registered public accounting firm, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls. The audit committee also will prepare the audit committee report required by SEC regulations to be included in our annual proxy statement. John McAuliffe has been designated as chair and financial expert and William W. King and Sanjay Madhu have been appointed as members of the audit committee.

Compensation Committee

Upon completion of this offering, our compensation committee will consist of three of our independent directors. Prior to the completion of this offering, we expect to adopt a compensation committee charter, which will detail the principal functions of the compensation committee, including:

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reviewing and approving on an annual basis the corporate goals and objectives relevant to our executive officers’ compensation, evaluating our executive officers’ performance in light of such goals and objectives and determining and approving the remuneration of our executive officers based on such evaluation;

•	reviewing and approving the compensation, if any, of all of our other officers;

•	reviewing our executive compensation policies and plans;

•	implementing and administering our incentive compensation equity-based remuneration plans;

•	assisting management in complying with our proxy statement and annual report disclosure requirements;

•	producing a report on executive compensation to be included in our annual proxy statement; and

•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

David Kelly has been designated as chair and Christopher J. Ettel and William W. King have been appointed as members of the compensation committee.

Nominating and Corporate Governance Committee

Upon completion of this offering, our nominating and corporate governance committee will consist of three of our independent directors. Prior to the completion of this offering, we expect to adopt a nominating and corporate governance committee charter, which will detail the principal functions of the nominating and corporate governance committee, including:

•	identifying and recommending to the full board of directors qualified candidates for election as directors and recommending nominees for election as directors at the annual meeting of stockholders;

•	developing and recommending to the board of directors corporate governance guidelines and implementing and monitoring such guidelines;

•	reviewing and making recommendations on matters involving the general operation of the board of directors, including board size and composition, and committee composition and structure;

•	recommending to the board of directors nominees for each committee of the board of directors;

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annually facilitating the assessment of the board of directors’ performance as a whole and of the individual directors, as required by applicable law, regulations and the Nasdaq Capital Market corporate governance requirements; and

•	overseeing the board of directors’ evaluation of management.

In identifying and recommending nominees for directors, the nominating and corporate governance committee may consider diversity of relevant experience, expertise and background. Sanjay Madhu has been designated as chair and William W. King and Christopher J. Ettel have been appointed as members of the nominating and corporate governance committee.

Code of Business Conduct and Ethics

Upon completion of this offering, our board of directors will establish a code of business conduct and ethics that applies to our officers, directors and employees. Among other matters, our code of business conduct and ethics will be designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;

•	compliance with laws, rules and regulations;

•	prompt internal reporting of violations of the code to appropriate persons identified in the code; and

•	accountability for adherence to the code of business conduct and ethics.

Any waiver of the code of business conduct and ethics for our executive officers or directors must be approved by a majority of our independent directors, and any such waiver shall be promptly disclosed as required by law or Nasdaq Capital Market regulations.

Limitation of Liability and Indemnification

We intend to enter into indemnification agreements with each of our directors and executive officers that will obligate us, if a director or executive officer is or is threatened to be made a party to any proceeding by reason of such director’s or executive officer’s status as a present or former director, officer, employee or agent of our company or as a director, trustee, officer, partner, manager, managing member, fiduciary, employee or agent of another enterprise that the director or executive officer served in such capacity at our request, to indemnify such director or executive officer, and advance expenses actually and reasonably incurred by him or her, or on his or her behalf, unless it has been established that:

•	the act or omission of the director or executive officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

•	the director or executive officer actually received an improper personal benefit in money, property or services; or

•	with respect to any criminal action or proceeding, the director or executive officer had reasonable cause to believe his or her conduct was unlawful.

In addition, except as described below, our directors and executive officers will not be entitled to indemnification pursuant to the indemnification agreement:

•	if the proceeding was one brought by us or in our right and the director or executive officer is adjudged to be liable to us;

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if the director or executive officer is adjudged to be liable on the basis that personal benefit was improperly received in a proceeding charging improper personal benefit to the director or executive officer; or

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in any proceeding brought by the director or executive officer other than to enforce his or her rights under the indemnification agreement, and then only to the extent provided by the agreement, and except as may be expressly provided in our charter, our bylaws, a resolution of our board of directors or of our stockholders entitled to vote generally in the election of directors or an agreement approved by our board of directors.

Notwithstanding the limitations on indemnification described above, on application by a director or executive officer of our company to a court of appropriate jurisdiction, the court may order indemnification of such director or executive officer if the court determines that such director or executive officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director or executive officer (1) has met the standards of conduct set forth above or (2) has been adjudged liable for receipt of an “improper personal benefit”; however, our indemnification obligations to such director or executive officer will be limited to the expenses actually and reasonably incurred by him or her, or on his or her behalf, in connection with any proceeding by or in the right of our company or in which the officer or director shall have been adjudged liable for receipt of an improper personal benefit. If the court determines the director or executive officer is so entitled to indemnification, the director or executive officer will also be entitled to recover from us the expenses of securing such indemnification.

Notwithstanding, and without limiting, any other provisions of the indemnification agreements, if a director or executive officer is or is threatened to be made a party to any proceeding by reason of such director’s or executive officer’s status as a director, officer, employee or agent of our company or as a director, trustee, officer, partner, manager, managing member, fiduciary, employee or agent of another entity that the director or executive officer served in such capacity at our request, and such director or executive officer is successful, on the merits or otherwise, as to one or more (even if less than all) claims, issues or matters in such proceeding, we must indemnify such director or executive officer for all expenses actually and reasonably incurred by him or her, or on his or her behalf, in connection with each successfully resolved claim, issue or matter, including any claim, issue or matter in such a proceeding that is terminated by dismissal, with or without prejudice.

In addition, the indemnification agreements will require us to advance reasonable expenses incurred by the indemnitee within ten days of the receipt by us of a statement from the indemnitee requesting the advance, provided the statement evidences the expenses and is accompanied by:

•	a written affirmation of the indemnitee’s good faith belief that he or she has met the standard of conduct necessary for indemnification; and

•	a written undertaking to reimburse us if a court of competent jurisdiction determines that the director or executive officer is not entitled to indemnification.

The indemnification agreements will also provide for procedures for the determination of entitlement to indemnification, including a requirement that such determination be made by independent counsel after a change of control of us.

Our charter permits us and our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (1) any of our present or former directors or officers who is made or threatened to be made a party to the proceeding by reason of his service in that capacity or (2) any individual who, while serving as our director or officer and at our request, serves or has served as a director, officer, partner, trustee, member or manager of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise, and who is made or threatened to be made a party to the proceeding by reason of his service in that capacity.

Generally, Maryland law permits a Maryland corporation to indemnify its present and former directors and officers except in instances where the person seeking indemnification acted in bad faith or with active and deliberate dishonesty, actually received an improper personal benefit in money, property or services or, in the case of a criminal proceeding, had reasonable cause to believe that his or her actions were unlawful. Under Maryland law, a Maryland corporation also may not indemnify a director or officer in a suit by or in the right of the corporation in which the director or officer was adjudged liable to the corporation or for a judgment of liability on the basis that a personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct; however, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

In addition, our directors and officers may be entitled to indemnification pursuant to the terms of the Partnership Agreement. See “Description of the Partnership Agreement of Wheeler REIT, L.P.”

EXECUTIVE COMPENSATION

During 2010, because we did not conduct business, no compensation was paid to any of our named executive officers, and, accordingly, no compensation policies or objectives governed our named executive officer compensation. At this time, our board of directors and our compensation committee have not yet adopted compensation policies applicable to our named executive officers, but intend to do so in the near future. We anticipate that our compensation policies will be established by our compensation committee based on factors such as the desire to retain our named executive officers’ services over the long term, aligning their interests with those of our stockholders, incentivizing them over the near, medium and long term, rewarding them for exceptional performance and such other factors as our compensation committee may consider in shaping its compensation philosophy. We will pay base salaries and annual bonuses and expect to make grants of awards under our 2012 Share Incentive Plan to our executive officers and directors effective upon completion of this offering. These awards under our 2012 Share Incentive Plan will be granted to recognize such individuals’ efforts on our behalf in connection with our formation and this offering.

We expect that our compensation strategy will focus on providing a total compensation package that will not only attract and retain high-caliber executive officers, but will also be utilized as a tool to align employee contributions with our corporate objectives and stockholder interests. We intend to provide a competitive total compensation package and will share our success with our executive officers when our objectives are met.

The following is a non-exhaustive list of items that we expect our compensation committee will consider in formulating our compensation philosophy and applying that philosophy to the implementation of our overall compensation program for executive officers:

•	goals of the compensation program;

•	role of our compensation committee;

•	engagement and role(s) of an external compensation consultant and other advisors;

•	involvement of management in compensation decisions;

•	components of compensation, including equity, cash, incentive, fixed, short-, medium- and long-term compensation, and the interaction of these various components with one another;

•	equity grant guidelines with regard to timing, type, vesting and other terms and conditions of equity grants;

•	stock ownership guidelines and their role in aligning the interests of named executive officers with our stockholders;

•	severance and change of control protections;

•	perquisites, enhanced benefits and insurance;

•	deferred compensation and other tax-efficient compensation programs;

•	retirement and other savings programs;

•	peer compensation, benchmarking and survey data; and

•	risk mitigation and related protective and remedial measures.

Employment Agreements

Generally

We intend to enter into employment agreements with each of our executive officers. We believe that the protections contained in these employment agreements will help to ensure the day-to-day stability necessary to our executives to enable them to properly focus their attention on their duties and responsibilities with the company and will provide security with regard to some of the most uncertain events relating to continued employment, thereby limiting concern and uncertainty and promoting productivity. Each of our employment agreements with our executive officers shall provide for an initial term of one year. Upon a termination of employment by reason of death or disability, such terminated executive officer or his estate will be entitled to regular base salary payments for a period of two (2) months. Such employment agreements also contain customary confidentiality and non-solicitation provisions. The following is a summary of the material terms of the agreements.

Jon S. Wheeler

We intend to enter into an employment agreement with Mr. Wheeler prior to the completion of this offering. Under the terms of that employment agreement, Mr. Wheeler will be required to devote his best efforts and a significant portion of his time to our business and affairs and in return will be entitled to the following:

•	Minimum base compensation of $18,750 per month, which will be paid by our Administrative Service Company.

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Reimbursement of reasonable expenses including but not limited to cell phone, mileage, toll and travel expenses, as well as travel expenses necessary to enhance Mr. Wheeler’s skills and visibility in the real estate industry.

•	Various benefits equal to the benefits provided to similar situated employees of the Services Companies.

Under Mr. Wheeler’s employment agreement, if he is terminated without “cause” (as defined in the employment agreement) then, in addition to accrued amounts, Mr. Wheeler shall be entitled to his regular base salary payable in regular periodic installments (i) for a period of twenty-six (26) weeks, if during the initial term of the employment agreement, or (ii) a period of eight (8) weeks if the initial term of the employment agreement has been completed.

If Mr. Wheeler is terminated for “cause” (as defined in his employment agreement), Mr. Wheeler shall be entitled to receive any base salary earned and benefits accrued as of the date of his termination, and our company shall have no further obligation to Mr. Wheeler.

Steven M. Belote

We intend to enter into an employment agreement with Mr. Belote prior to the completion of this offering. Under the terms of that employment agreement, Mr. Belote will be required to devote his best efforts and a significant portion of his time to our business and affairs and in return will be entitled to the following:

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Minimum base compensation of $10,000 per month, which will be paid by our Administrative Service Company. Upon the completion of this offering, Mr. Belote’s minimum base compensation shall increase to $12,000 per month.

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Reimbursement of reasonable expenses including but not limited to cell phone, mileage, toll and travel expenses, as well as travel expenses necessary to enhance Mr. Belote’s skills and visibility in the real estate industry.

•	Various benefits equal to the benefits provided to similar situated employees of the Services Companies, not to include healthcare.

Under Mr. Belote’s employment agreement, if he is terminated without “cause” (as defined in the employment agreement) then, in addition to accrued amounts, Mr. Belote shall be entitled to his regular base salary payable in regular periodic installments (i) for a period of twenty-six (26) weeks, if during the initial term of the employment agreement, or (ii) a period of eight (8) weeks if the initial term of the employment agreement has been completed.

If Mr. Belote is terminated for “cause” as defined in his employment agreement, Mr. Belote shall be entitled to receive any base salary earned and benefits accrued as of the date of his termination, and our company shall have no further obligation to Mr. Belote.

Robin Hanisch

We intend to enter into an employment agreement with Ms. Hanisch prior to the completion of this offering. Under the terms of that employment agreement, Ms. Hanisch will be required to devote her best efforts and a significant portion of her time to our business and affairs and in return will be entitled to the following:

•	Minimum base compensation of $1,250 per month, which will be paid by our Administrative Service Company.

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Reimbursement of reasonable expenses including but not limited to cell phone, mileage, toll and travel expenses, as well as travel expenses necessary to enhance Ms. Hanisch’s skills and visibility in the real estate industry.

•	Various benefits equal to the benefits provided to similar situated employees of the Services Companies, not to include healthcare.

Under Ms. Hanisch’s employment agreement, if she is terminated without “cause” (as defined in the employment agreement) then, in addition to accrued amounts, Ms. Hanisch shall be entitled to her regular base salary payable in regular periodic installments (i) for a period of twenty-six (26) weeks, if during the initial term of the employment agreement, or (ii) a period of eight (8) weeks if the initial term of the employment agreement has been completed.

If Ms. Hanisch is terminated for “cause” as defined in her employment agreement, Ms. Hanisch shall be entitled to receive any base salary earned and benefits accrued as of the date of his termination, and our company shall have no further obligation to Ms. Hanisch.

Share Incentive Plan

We intend to establish a pool for share options for our employees following the completion of this offering. This pool will contain options to purchase 500,000 shares of our common stock (assuming a minimum offering) or 600,000 shares of our common stock (assuming a maximum offering). The options will vest at a rate of 20% per year for five years and have a per share exercise price equal to the fair market value of one of our common shares on the date of grant. We will not approve any additional share incentive plans of any kind prior to the second anniversary of the closing of this offering. We expect to grant options under this pool to certain employees as of the closing of this offering. Any options granted as of the closing of this offering will have an exercise price per common share equal to the offering price. We have not yet determined the recipients of any such grants.

Compensation Committee Interlocks and Insider Participation

Upon completion of this offering and the formation transactions, we do not anticipate that any of our executive officers will serve as a member of a board of directors or compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our board of directors or compensation committee.

Compensation Tables

Summary Compensation Table

We did not conduct business in 2010 and, accordingly, we did not pay any compensation during or in respect of that year. Additionally, are executive officers are compensated by our Administrative Service Company. Because we have no 2010 compensation to report, the table below only shows compensation received by our President and our Chief Financial Officer in 2011. No other officers received compensation in excess of $100,000 in 2011.

Name and Principal Position	Fiscal Year	Salary ($)		Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Jon S. Wheeler	2011	98,147	(1)	—	—	—	—	—	98,147
Principal Executive Officer
Steven Belote	2011	46,154	(2)	—	—	—	—	—	46,154
Principal Financial Officer

(1)	Represents salary actually received in 2011 based on monthly salary of $18,750
(2)	Represents salary actually received in 2011 based on monthly salary of $10,000.

Director Compensation

Employee directors do not receive any compensation for their services. Non-employee directors are entitled to receive $15,000 per year for serving as directors and may receive option grants from our company. We intend to reimburse each of our directors for his or her travel expenses incurred in connection with his or her attendance at full board of directors and committee meetings. We have not made any payments to any of our non-employee directors or director nominees to date.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Formation Transactions

Each property that will be owned by us through our Operating Partnership upon the completion of this offering and the formation transactions is currently owned directly or indirectly by the Ownership Entities. With the exception of the current owners of The Shoppes at Eagle Harbor property, the Prior Investors will enter into contribution agreements with our Operating Partnership, pursuant to which they will contribute their interests in the Ownership Entities to our Operating Partnership substantially concurrently with the completion of this offering. In exchange for contributing their interests in the Ownership Entities, the Prior Investors will receive an aggregate of $4.18 million in cash and 1,734,064 common units in exchange for their interests in the Ownership Entities. We will directly purchase all of the membership interests of DF-1 Carrollton, LLC, which currently owns The Shoppes at Eagle Harbor. See “Structure and Formation of Our Company—Formation Transactions.”

Each of the Prior Investors has a substantive, pre-existing relationship with us and with the exception of the Prior Investors in The Shoppes at Eagle Harbor, will be required to make an election to receive shares of our common units or cash in the formation transactions. The issuance of such common units will be effected pursuant to the terms of a private offering in which the Operating Partnership will offer for sale, solely to persons and entities that represent in writing that they are either accredited investors, as defined in Rule 501 of the 1933 Act or sophisticated investors, as described in Rule 506(b)(2)(ii) of the 1933 Act, in a transaction exempt from registration under Federal and state securities laws, Operating Partnership common units in exchange for membership interests in the Ownership Entities held by the Prior Investors.

The value of the consideration to be paid to each of the Prior Investors in the formation transactions, in each case, will be based upon the terms of the applicable contribution or purchase agreement among our Operating Partnership, on the one hand, and the Prior Investor or Prior Investors, on the other hand. The actual value of the consideration to be paid by us to each of the Prior Investors, in the form of common units or cash, ultimately will be determined at pricing based on the initial public offering price of our common stock and a cash flow analysis for the eight properties in our original portfolio. Common units exchanged for the Amscot Building, Monarch Bank and Riversedge North properties are subject to adjustment immediately following the public release of our audited consolidated financial statements for the year ended December 31, 2012 and upon the approval of a majority of our independent directors as follows:

•

The adjustments will be calculated by applying the initial exchange methodology to such properties’ cash flows as used in preparing our audited consolidated financial statements for the year ended December 31, 2012, subject to the adjustments approved by a majority of our independent directors.

•

If the adjusted exchange calculation increases the number of common units exchanged for any such property, the Prior Investors in such property will receive an additional number of common units in our Operating Partnership that, when multiplied by the initial offering price for this offering, will equal the increase in value plus the value of any distributions that would have been made with respect to such common units if such common units had been issued at the time of the acquisition of such property.

•

If, however, the adjusted exchange calculation decreases the number of common units exchanged for any such property, the Prior Investors in such property will forfeit that number of common units that, when multiplied by the initial offering price for this offering, equals the decrease in value plus that value of any distributions made with respect to such common units. The Prior Investors in such property will be prohibited from selling the common stock underlying their common units until any such adjustments have been made.

•	If any Prior Investor receives cash instead of Operating Partnership common units, similar adjustments to the cash purchase price will also be made.

The initial public offering price has been negotiated between the placement agents and us. In determining the initial public offering price of our common stock, the representatives of the placement agents considered, among other things, the history and prospects for the industry in which we compete, our results of operations, the ability of our management, our business potential and earnings prospects, our estimated net income, our estimated funds from operations, our estimated cash available for distribution, our anticipated dividend yield, our growth prospects, the prevailing securities markets at the time of this offering, the recent market prices of, and the demand for, publicly traded shares of companies considered by us and the placement agents to be comparable to us and the current state of the commercial real estate industry and the economy as a whole. Prior to this offering, there has been no public market for our common stock. As such, the initial public offering price does not necessarily bear any relationship to the book value of the properties and assets to be acquired in the formation transactions, our financial condition or any other established criteria of value and may not be indicative of the market price for our common stock after this offering.

In the event that the formation transactions are completed, we and our Operating Partnership will be solely responsible for all transaction costs incurred by the Ownership Entities in connection with the formation transactions and this offering. Moreover, while the contribution and purchase agreements contain certain representations and warranties by the Prior Investors who are parties to such agreements, the majority of these representations and warranties will not survive the closing of the formation transactions. The Prior Investors will provide us with no indemnification for breaches of the surviving representations and warranties and our sole remedy against the Prior Investors will be for breach of contract.

The following table sets forth the consideration to be received by our directors, officers and affiliates in connection with the formation transactions.

Prior Investors	Relationship with Us	Number of Units Received in Formation Transactions	Total Value of Formation Transaction Consideration
Jon S. Wheeler	Chairman and President	335,680	$1,762,320
Robin Hanisch	Secretary	3,106	$16,307
Ann L. McKinney	Director	6,276	$32,949

We have not obtained independent third-party appraisals of all of the properties in our portfolio. Accordingly, there can be no assurance that the fair market value of the cash and equity securities that we pay or issue to the Prior Investors will not exceed the fair market value of the properties and other assets acquired by us in the formation transactions. See “Risk Factors—Risks Related to Our Properties and Our Business—We will acquire properties and assets in the formation transactions at fixed prices, and the value of the common units and cash to be issued as consideration for such acquisitions may exceed their aggregate fair market value and will exceed the Predecessor’s aggregate historical combined, net tangible book value of approximately negative $1.0 million as of June 30, 2012.”

Assuming a minimum offering, upon completion of this offering and the formation transactions, Mr. Wheeler and his affiliates, and our other directors and executive officers will own 6.87% of our outstanding common stock, assuming the exchange of common units into shares of our common stock on a one-for-one basis. This percentage is reduced to 5.73% in the case of a maximum offering.

Release of Guarantees

Mr. Wheeler and certain of his affiliates are guarantors of approximately $11 million of indebtedness, in the aggregate, that will be assumed by us upon completion of this offering. In connection with this assumption, we will seek to have Mr. Wheeler and his affiliates released from such guarantees and to have our Operating Partnership assume any such guarantee obligations as replacement guarantor. To the extent lenders do not consent to the release of the Mr. Wheeler and or such other affiliates of Mr. Wheeler, and such other affiliates remain guarantors on assumed indebtedness following the IPO, our Operating Partnership will enter into a reimbursement agreement with Mr. Wheeler and such affiliates, pursuant to which our Operating Partnership will be obligated to reimburse Mr. Wheeler and such other affiliates of Mr. Wheeler for any amounts paid by them under guarantees with respect to the assumed indebtedness.

Partnership Agreement

In connection with the completion of this offering, we will enter into a partnership agreement with the various persons receiving common units in the formation transactions, including Mr. Wheeler, his affiliates and certain other executive officers of our company. As a result, these persons will become limited partners of our Operating Partnership. See “Description of the Partnership Agreement of Wheeler REIT, L.P.” Upon completion of this offering and the formation transactions, Mr. Wheeler and his affiliates and our other directors and executive officers will own 7.29% of the outstanding common units (assuming the minimum offering) and 6.02% of the outstanding common units (assuming the maximum offering).

Pursuant to the Partnership Agreement, limited partners of our Operating Partnership and some assignees of limited partners will have the right, beginning 12 months after the completion of this offering, to require our Operating Partnership to redeem part or all of their common units for cash equal to the then-current market value of an equal number of shares of our common stock (determined in accordance with and subject to adjustment under the Partnership Agreement), or, at our election, to exchange their common units for shares of our common stock on a one-for-one basis, subject to certain adjustments and the restrictions on ownership and transfer of our stock set forth in our charter and described under the section entitled “Description of Securities—Restrictions on Ownership and Transfer.”

Employment Agreements

We intend to enter into employment agreements with each of our executive officers, which provide for salary, bonus and other benefits, and severance upon a termination of employment under certain circumstances. The material terms of the agreements with our named executive officers are described under “Executive Compensation—Employment Agreements” and “Executive Compensation—Compensation Tables.”

Share Incentive Plan

In connection with the formation transactions, we expect to adopt an equity-based incentive award plan for our directors, officers, employees and consultants. We expect that an aggregate of 500,000 shares of our common stock (assuming a minimum offering) or 600,000 shares of our common stock (assuming a maximum offering) will be available for issuance under awards granted pursuant to our 2012 Share Incentive Plan. See “Executive Compensation—Share Incentive Plan.”

Indemnification of Officers and Directors

Effective upon completion of this offering, our charter and bylaws will provide for certain indemnification rights for our directors and officers and we will enter into an indemnification agreement with each of our executive officers and directors, providing for procedures for indemnification and advancements by us of certain expenses and costs relating to claims, suits or proceedings arising from their service to us or, at our request, service to other entities, as officers or directors to the maximum extent permitted by Maryland law. See “Management—Limitation of Liability and Indemnification.”

Other Related Party Transactions

Mr. Wheeler, when combined with his affiliates, represents the Company’s largest stockholder. Our Administrative Service Company, which is wholly owned by Mr. Wheeler, provides administrative services to the Company, including management, administrative, accounting, marketing, development and design services. The Company also benefits from Mr. Wheeler’s current organization and platform that specializes in retail real estate investment and management.

Wheeler Interests, LLC., a company controlled by Mr. Wheeler, leases our Riversedge property under a 10 year operating lease expiring in November 2017, with four five-year renewal options available. The lease currently requires monthly base rental payments of $23,600 and provides for annual increases throughout the term of the lease and subsequent option periods. Additionally, Wheeler Interests, LLC. reimburses us for a portion of the property’s operating expenses and real estate taxes. We consider the terms of the lease agreement with Wheeler Interests, LLC. to be comparable to those received by other nonrelated third parties.

The following summarizes related party activity of the combined Ownership Entities for the six months ended June 30, 2012 and 2011 and the years ended December 31, 2011 and 2010:

	June 30,		December 31,
	2012	2011	2011	2010

Amounts paid to Wheeler Interests and its affiliates:
Wheeler Interests	$355,354	$66,864	$404,847	$124,333
Wheeler Development	—	12,014	15,365	700
Wheeler Real Estate	90,374	107,381	189,676	201,128
Site Applications	66,979	59,594	160,332	261,912
Creative Retail Works	21,701	4,100	67,421	16,826
TESR	26,388	19,119	56,294	25,310

	$560,796	$269,072	$893,935	$630,209

Amounts due to Wheeler Interests and its affiliates:
Wheeler Interests	$11,825	$7,752	$11,608	$12,564
Wheeler Development	—	321	—	38
Wheeler Real Estate	13,155	7,570	17,859	24,946
Site Applications	7,780	3,186	16,356	1,835
Creative Retail Works	—	—	25,829	—
TESR	11,038	45,358	9,794	38,705
Jon Wheeler and affiliates	1,184,843	1,273,744	1,221,509	1,218,695

	$1,228,641	$1,337,931	$1,302,955	$1,296,783

Rent and reimbursement income received from Wheeler Interests	$207,400	$197,100	$396,500	$396,600

Rent and other tenant receivables due from Wheeler Interests	$167,314	$146,087	$128,790	$97,573

The amounts outstanding to Mr. Wheeler and Wheeler Interests, LLC at June 30, 2012 and 2011 and December 31, 2011 and 2010 primarily consisted of a payable due from The Shoppes at Eagle Harbor property to its owner, a company in which Mr. Wheeler holds a substantial investment and management position, for construction costs and principal curtailment requirements stipulated by the property’s lender. As a result of transactions occurring in conjunction with completing this offering, the majority of amounts The Shoppes at Eagle Harbor owe related parties will by satisfied.

POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

The following is a discussion of certain of our investment, financing and other policies. These policies have been determined by our board of directors and, in general, may be amended or revised from time to time by our board of directors without a vote of our stockholders.

Investment Policies

Investments in Real Estate or Interests in Real Estate

We will conduct all of our investment activities through our Operating Partnership and its subsidiaries. Our investment objectives are to maximize the cash flow of our properties, acquire properties with cash flow growth potential, provide monthly cash distributions and achieve long-term capital appreciation for our stockholders through increases in the value of our company. Consistent with our policy to acquire assets for both income and capital gain, our Operating Partnership intends to hold its properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing and owning its properties and to make occasional sales of the properties as are consistent with our investment objectives. We have not established a specific policy regarding the relative priority of these investment objectives. For a discussion of our properties and our acquisition and other strategic objectives, see “Business and Properties.”

We expect to pursue our investment objectives primarily through the ownership by our Operating Partnership of our portfolio of properties and other acquired properties and assets. We currently intend to invest primarily in retail properties. Future investment or development activities will not be limited to any geographic area, property type or to a specified percentage of our assets. While we may diversify in terms of property locations, size and market, we do not have any limit on the amount or percentage of our assets that may be invested in any one property or any one geographic area. We intend to engage in such future investment activities in a manner that is consistent with the maintenance of our status as a REIT for U.S. federal income tax purposes. In addition, we may purchase or lease income-producing properties for long-term investment, expand and improve the properties we presently own or other acquired properties, or sell such properties, in whole or in part, when circumstances warrant.

We may also participate with third parties in property ownership, through joint ventures or other types of co-ownership. We also may acquire real estate or interests in real estate in exchange for the issuance of common stock, units, preferred stock or options to purchase stock. These types of investments may permit us to own interests in larger assets without unduly restricting our diversification and, therefore, provide us with flexibility in structuring our portfolio. We will not, however, enter into a joint venture or other partnership arrangement to make an investment that would not otherwise meet our investment policies.

Equity investments in acquired properties may be subject to existing mortgage financing and other indebtedness or to new indebtedness which may be incurred in connection with acquiring or refinancing these properties. Debt service on such financing or indebtedness will have a priority over any dividends with respect to our common stock. Investments are also subject to our policy not to fall within the definition of an “investment company” under the Investment Company Act of 1940, as amended (the “1940 Act”).

Investments in Real Estate Mortgages

We do not intend presently or at any time in the future to invest in real estate mortgages.

Securities of or Interests in Persons Primarily Engaged in Real Estate Activities and Other Issuers

Although not presently contemplated, subject to the percentage of ownership limitations and the income and asset tests necessary for REIT qualification, we may in the future invest in securities of other REITs, other entities engaged in real estate activities or securities of other issuers where such investment would be consistent with our investment objectives. We may invest in the debt or equity securities of such entities, including for the purpose of exercising control over such entities. We have no current plans to invest in entities that are not engaged in real estate activities. While we may attempt to diversify our investments with respect to the retail properties owned by such entities, in terms of property locations, size and market, we do not have any limit on the amount or percentage of our assets that may be invested in any one entity, property or geographic area. Our investment objectives are to maximize cash flow of our investments, acquire investments with growth potential and provide cash distributions and long-term capital appreciation to our stockholders through increases in the value of our company. We have not established a specific policy regarding the relative priority of these investment objectives. We will not underwrite the securities of any other issuers and will limit our investment in such securities so that we will not fall within the definition of an “investment company” under the 1940 Act.

Investments in Other Securities

Other than as described above, we do not currently intend to invest in any additional securities such as bonds, preferred stocks or common stock, although we reserve the right to do so if our board of directors determines that such action would be in our best interests.

Dispositions

We do not currently intend to dispose of any of our properties, although we reserve the right to do so if, based upon management’s periodic review of our portfolio, our board of directors determines that such action would be in our best interests. The tax consequences to our directors and executive officers who hold units resulting from a proposed disposition of a property may influence their decision as to the desirability of such proposed disposition. See “Risk Factors—Risks Related to Our Organizational Structure—Conflicts of interest may exist or could arise in the future between the interests of our stockholders and the interests of holders of units in our Operating Partnership, which may impede business decisions that could benefit our stockholders.”

Financings and Leverage Policy

In the future, we anticipate using a number of different sources to finance our acquisitions and operations, including cash flows from operations, asset sales, seller financing, issuance of debt securities, private financings (such as additional bank credit facilities, which may or may not be secured by our assets), property-level mortgage debt, common or preferred equity issuances or any combination of these sources, to the extent available to us, or other sources that may become available from time to time. Any debt that we incur may be recourse or non-recourse and may be secured or unsecured. We also may take advantage of joint venture or other partnering opportunities as such opportunities arise in order to acquire properties that would otherwise be unavailable to us. We may use the proceeds of our borrowings to acquire assets, to refinance existing debt or for general corporate purposes.

Upon completion of this offering, we expect to have a ratio of debt to total market capitalization of approximately 46% assuming completion of the minimum offering, or 42% assuming completion of the maximum offering. Although we are not required by our governing documents to maintain this ratio at any particular level, our Board of Directors will review our ratio of debt to total capital on a quarterly basis, with the goal of maintaining a reasonable rate consistent with our expected ratio of debt to total market capitalization going forward. Additionally, we intend, when appropriate, to employ prudent amounts of leverage and to use debt as a means of providing additional funds for the acquisition of assets, to refinance existing debt or for general corporate purposes. We expect to use leverage conservatively, assessing the appropriateness of new equity or debt capital based on market conditions, including prudent assumptions regarding future cash flow, the creditworthiness of tenants and future rental rates. Our charter and bylaws do not limit the amount of debt that we may incur. Our board of directors has not adopted a policy limiting the total amount of debt that we may incur.

Our board of directors will consider a number of factors in evaluating the amount of debt that we may incur. If we adopt a debt policy, our board of directors may from time to time modify such policy in light of then-current economic conditions, relative costs of debt and equity capital, market values of our properties, general conditions in the market for debt and equity securities, fluctuations in the market price of our common stock, growth and acquisition opportunities and other factors. Our decision to use leverage in the future to finance our assets will be at our discretion and will not be subject to the approval of our stockholders, and we are not restricted by our governing documents or otherwise in the amount of leverage that we may use.

Lending Policies

We have not made any loans to third parties, although we do not have a policy limiting our ability to make loans to other persons. We may consider offering purchase money financing in connection with the sale of properties where the provision of that financing will increase the value to be received by us for the property sold. We also may make loans to joint ventures in which we participate. However, we do not intend to engage in significant lending activities. Any loan we make will be consistent with maintaining our status as a REIT.

Equity Capital Policies

To the extent that our board of directors recommends that we obtain additional capital, we may issue debt or equity securities, including additional units or senior securities of our Operating Partnership, retain earnings (subject to provisions in the Code requiring distributions of income to maintain REIT qualification) or pursue a combination of these methods. As long as our Operating Partnership is in existence, we will generally contribute the proceeds of all equity capital raised by us to our Operating Partnership in exchange for additional interests in our Operating Partnership, which will dilute the ownership interests of the limited partners in our Operating Partnership.

Existing stockholders will have no preemptive rights to common or preferred stock or units issued in any securities offering by us, and any such offering might cause a dilution of a stockholder’s investment in us. Although we have no current plans to do so, we may in the future issue shares of common stock or units in connection with acquisitions of property.

We may, under certain circumstances, purchase shares of our common stock or other securities in the open market or in private transactions with our stockholders, provided that those purchases are approved by our board of directors. Our board of directors has no present intention of causing us to repurchase any shares of our common stock or other securities, and any such action would only be taken in conformity with applicable federal and state laws and the applicable requirements for qualification as a REIT.

Change in Investment and Financing Objectives and Policies

Our investment policies and objectives and the methods of implementing our investment objectives and policies, except to the extent set forth in our charter, may be altered by our board of directors, without approval of our stockholders. If we change these policies during the offering period, we will disclose these changes in a prospectus supplement prior to the effective time of these changes. If we change these policies after the offering, we will inform our stockholders of the change within ten days after our board of directors alters our investment objectives and policies, by either a press release or notice of an “other event” on a Current Report on Form 8-K or another method deemed reasonable by our board of directors.

Conflict of Interest Policies

Overview. Conflicts of interest could arise in the future as a result of the relationships between us and our affiliates, on the one hand, and our Operating Partnership or any partner thereof, on the other. Our directors and officers have duties to our company under applicable Maryland law in connection with their management of our company. At the same time, we, as the general partner of our Operating Partnership, have fiduciary duties and obligations to our Operating Partnership and its other partners under Virginia law and the Partnership Agreement in connection with the management of our Operating Partnership. Our fiduciary duties and obligations, as the general partner of our Operating Partnership, may come into conflict with the duties of our directors and officers to our company.

Under Virginia law (where our Operating Partnership is formed), a general partner of a Virginia limited partnership has fiduciary duties of loyalty and care to the partnership and its partners and must discharge its duties and exercise its rights as general partner under the Partnership Agreement or Virginia law consistently with the obligation of good faith and fair dealing. The duty of loyalty requires a general partner of a Virginia general partnership to account to the partnership and hold as trustee for it any property, profit, or benefit derived by the general partner in the conduct of the partnership business or derived from a use by the general partner of partnership property, including the appropriation of a partnership opportunity, to refrain from dealing with the partnership in the conduct of the partnership’s business as or on behalf of a party having an interest adverse to the partnership and to refrain from competing with the partnership in the conduct of the partnership business, although the Partnership Agreement may identify specific types or categories of activities that do not violate the duty of loyalty. The Partnership Agreement provides that, in the event of a conflict between the interests of our Operating Partnership or any partner, on the one hand, and the separate interests of our company or our stockholders, on the other hand, we, in our capacity as the general partner of our Operating Partnership, are under no obligation not to give priority to the separate interests of our company or our stockholders, and that any action or failure to act on our part or on the part of our directors that gives priority to the separate interests of our company or our stockholders that does not result in a violation of the contract rights of the limited partners of the Operating Partnership under its Partnership Agreement does not violate the duty of loyalty that we, in our capacity as the general partner of our Operating Partnership, owe to the Operating Partnership and its partners. The duty of care requires a general partner to refrain from engaging in grossly negligent or reckless conduct, intentional misconduct or a knowing violation of law, and this duty may not be unreasonably reduced by the Partnership Agreement.

The Partnership Agreement provides that we are not liable to our Operating Partnership or any partner for monetary damages for losses sustained, liabilities incurred or benefits not derived by our Operating Partnership or any limited partner, except for liability for our intentional harm or gross negligence. The Partnership Agreement also provides that any obligation or liability in our capacity as the general partner of our Operating Partnership that may arise at any time under the Partnership Agreement or any other instrument, transaction or undertaking contemplated by the Partnership Agreement will be satisfied, if at all, out of our assets or the assets of our Operating Partnership only, and no obligation or liability of the general partner will be personally binding upon any of our directors, stockholders, officers, employees or agents, regardless of whether such obligation or liability is in the nature of contract, tort or otherwise, and none of our directors or officers will be liable or accountable in damages or otherwise to the partnership, any partner or any assignee of a partner for losses sustained, liabilities incurred or benefits not derived as a result of errors in judgment or mistakes of fact or law or any act or omission. Our Operating Partnership must indemnify us, our directors and officers, officers of our Operating Partnership and any other person designated by us against any and all losses, claims, damages, liabilities (whether joint or several), expenses (including, without limitation, attorneys’ fees and other legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, that relate to the operations of the Operating Partnership, unless (1) an act or omission of the person was material to the matter giving rise to the action and either was committed in bad faith or was the result of active and deliberate dishonesty, (2) for any transaction for which such person actually received an improper personal benefit in violation or breach of any provision of the Partnership Agreement, or (3) in the case of a criminal proceeding, the person had reasonable cause to believe the act or omission was unlawful.

Our Operating Partnership must also pay or reimburse the reasonable expenses of any such person upon its receipt of a written affirmation of the person’s good faith belief that the standard of conduct necessary for indemnification has been met and a written undertaking to repay any amounts paid or advanced if it is ultimately determined that the person did not meet the standard of conduct for indemnification. Our Operating Partnership will not indemnify or advance funds to any person with respect to any action initiated by the person seeking indemnification without our approval (except for any proceeding brought to enforce such person’s right to indemnification under the Partnership Agreement) or if the person is found to be liable to our Operating Partnership on any portion of any claim in the action.

No reported decision of a Virginia appellate court has interpreted provisions similar to the provisions of the Partnership Agreement of our Operating Partnership that modify or reduce the fiduciary duties and obligations of a general partner or reduce or eliminate our liability for money damages to the Operating Partnership and its partners, and we have not obtained an opinion of counsel as to the enforceability of the provisions set forth in the Partnership Agreement that purport to modify or reduce our fiduciary duties that would be in effect were it not for the Partnership Agreement.

Sale or Refinancing of Properties. Upon the sale of certain of the properties to be owned by us at the completion of the formation transactions, certain unit-holders could incur adverse tax consequences which are different from the tax consequences to us and to holders of our common stock. Consequently, unitholders may have differing objectives regarding the appropriate pricing and timing of any such sale or repayment of indebtedness.

While we will have the exclusive authority under the Partnership Agreement to determine whether, when, and on what terms to sell a property or when to refinance or repay indebtedness, any such decision would require the approval of our board of directors.

Policies Applicable to All Directors and Officers. Our charter and bylaws do not restrict any of our directors, officers, stockholders or affiliates from having a pecuniary interest in an investment or transaction that we have an interest in or from conducting, for their own account, business activities of the type we conduct. We intend, however, to adopt policies that are designed to eliminate or minimize potential conflicts of interest, including a policy for the review, approval or ratification of any related party transactions. This policy will provide that the audit committee of our board of directors will review the relevant facts and circumstances of each related party transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party before approving such transaction. We will also adopt a code of business conduct and ethics, which will provide that all of our directors, officers and employees are prohibited from taking for themselves opportunities that are discovered through the use of corporate property, information or position without our consent. See “Management—Code of Business Conduct and Ethics.” However, we cannot assure you that these policies or provisions of law will always be successful in eliminating the influence of such conflicts, and if they are not successful, decisions could be made that might fail to reflect fully the interests of all stockholders.

Interested Director and Officer Transactions

Pursuant to the MGCL, a contract or other transaction between us and a director or between us and any other corporation or other entity in which any of our directors is a director or has a material financial interest is not void or voidable solely on the grounds of such common directorship or interest, the presence of such director at the meeting at which the contract or transaction is authorized, approved or ratified or the counting of the director’s vote in favor thereof, provided that:

•

the fact of the common directorship or interest is disclosed or known to our board of directors or a committee of our board, and our board or such committee authorizes, approves or ratifies the transaction or contract by the affirmative vote of a majority of disinterested directors, even if the disinterested directors constitute less than a quorum;

•

the fact of the common directorship or interest is disclosed or known to our stockholders entitled to vote thereon, and the transaction or contract is authorized, approved or ratified by a majority of the votes cast by the stockholders entitled to vote other than the votes of shares owned of record or beneficially by the interested director or corporation, firm or other entity; or

•	the transaction or contract is fair and reasonable to us at the time it is authorized, ratified or approved.

Furthermore, under Virginia law, we, as general partner, have a fiduciary duty of loyalty to our Operating Partnership and its partners and, consequently, such transactions also are subject to the duties that we, as general partner, owe to the Operating Partnership and its limited partners (as such duty has been modified by the Partnership Agreement). We will also adopt a policy that requires that all contracts and transactions between us, our Operating Partnership or any of our subsidiaries, on the one hand, and any of our directors or executive officers or any entity in which such director or executive officer is a director or has a material financial interest, on the other hand, must be approved by the affirmative vote of a majority of our disinterested directors even if less than a quorum. Where appropriate, in the judgment of the disinterested directors, our board of directors may obtain a fairness opinion or engage independent counsel to represent the interests of non-affiliated security holders, although our board of directors will have no obligation to do so.

Policies With Respect To Other Activities

We will have authority to offer common stock, preferred stock or options to purchase stock in exchange for property and to repurchase or otherwise acquire our common stock or other securities in the open market or otherwise, and we may engage in such activities in the future. As described in “Description of the Partnership Agreement of Wheeler REIT, L.P.,” we expect, but are not obligated, to issue common stock to holders of common units upon exercise of their redemption rights. Except in connection with our private placements completed on August 2, 2011, January 26, 2012 and April 12, 2012, we have not issued common stock, units or any other securities in exchange for property or any other purpose, and our board of directors has no present intention of causing us to repurchase any common stock. Our board of directors has the authority, without further stockholder approval, to amend our charter to increase or decrease the number of authorized shares of common stock or preferred stock and authorize us to issue additional shares of common stock or preferred stock, in one or more series, including senior securities, in any manner, and on the terms and for the consideration, it deems appropriate. See “Description of Securities.” We have not engaged in trading, underwriting or agency distribution or sale of securities of other issuers other than our Operating Partnership and do not intend to do so. At all times, we intend to make investments in such a manner as to qualify as a REIT, unless because of circumstances or changes in the Code, or the Treasury regulations, our board of directors determines that it is no longer in our best interest to qualify as a REIT. In addition, we intend to make investments in such a way that we will not be treated as an investment company under the 1940 Act.

Reporting Policies

We intend to make available to our stockholders our annual reports, including our audited consolidated financial statements. After this offering, we will become subject to the information reporting requirements of the Exchange Act. Pursuant to those requirements, we will be required to file annual and periodic reports, proxy statements and other information, including audited consolidated financial statements, with the SEC.

STRUCTURE AND FORMATION OF OUR COMPANY

Our Operating Partnership

Following the completion of this offering and the formation transactions, substantially all of our assets will be held by, and our operations will be conducted through, our Operating Partnership. We will contribute the net proceeds from this offering to our Operating Partnership in exchange for common units therein. Our interest in our Operating Partnership will generally entitle us to share in cash distributions from, and in the profits and losses of, our Operating Partnership in proportion to our percentage ownership. As the sole general partner of our Operating Partnership, we will generally have the exclusive power under the Partnership Agreement to manage and conduct its business and affairs, subject to certain limited approval and voting rights of the limited partners, which are described more fully below in “Description of the Partnership Agreement of Wheeler REIT, L.P.” Our board of directors will manage our business and affairs.

Beginning on or after the date which is 12 months after the completion of this offering, each limited partner of our Operating Partnership will have the right to require our Operating Partnership to redeem part or all of its common units for cash, based upon the value of an equivalent number of shares of our common stock at the time of the redemption, or, at our election, shares of our common stock on a one-for-one basis, subject to certain adjustments and the restrictions on ownership and transfer of our stock set forth in our charter and described under the section entitled “Description of Securities—Restrictions on Ownership and Transfer.” With each redemption of common units, our percentage ownership interest in our Operating Partnership and our share of our Operating Partnership’s cash distributions and profits and losses will increase. See “Description of the Partnership Agreement of Wheeler REIT, L.P.”

Formation Transactions

Each property that will be owned by us through our Operating Partnership upon the completion of this offering and the formation transactions is currently owned directly or indirectly by the Ownership Entities. Such Ownership Entities are currently controlled by Jon S. Wheeler as follows:

•	DF I - Carrolton, LLC (“Carrolton”)

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100% of the membership interests of DF I - Carrollton, LLC are owned by Development Fund I, LLC, which, as the sole Member of the member managed entity and, pursuant to Carrolton’s Operating Agreement, is vested with the authority to manage all of DF I - Carrollton, LLC’s assets and business. DF I Management, LLC is the sole Manager of Development Fund I, LLC and, as such, is vested with the complete power and authority for the management and operation of Development Fund I, LLC’s assets and business. Jon S. Wheeler is the sole Member and is the sole Manager of DF I Management, LLC and, as such, is vested with the complete power and authority for the management and operation of DF I Management, LLC’s business and affairs.

•	Northpointe Investors, LLC (“Northpointe”)

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NIA Management, LLC is, pursuant to the Operating Agreement of Lynnhaven, the sole Manager of Northpointe and, as such, is vested with complete power and authority for the management and operation of the assets and business of Northpointe. The Lynnhaven Operating Agreement provides that the Manager may not be removed except by the affirmative vote of Members owning a super majority (more than 75% of company’s ownership interests) who have deemed the Manager to have committed an act of willful misconduct or gross negligence in the performance of its duties. Jon S. Wheeler is the sole Member and is the sole Manager of NIA Management, LLC and, as such, is vested with the complete power and authority for the management and operation of the assets and business of NIA Management, LLC. Woodside Capital, LLC, of which Jon S. Wheeler is the sole member and sole managing member, owns a 59.26% interest in Northpointe Investors, LLC.

•	Lynnhaven Parkway Associates, LLC (“Lynnhaven”)

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LPA Management, LLC is, pursuant to the Operating Agreement of Lynnhaven, the sole Managing Member of Lynnhaven and, as such, is vested with complete power and authority for the operation and management of Lynnhaven’s assets and business. The Lynnhaven Operating Agreement provides that the Managing Member may not be removed except by the affirmative vote of Members owning a super majority (more than 75% of company’s ownership interests) who have deemed the Managing Member to have committed an act of willful misconduct or gross negligence in the performance of its duties. Boulevard Capital, LLC is the sole Member and is the sole Managing Member of LPA Management, LLC and, as such, is vested with the complete power and authority for the operation and management of LPA Management, LLC’s assets and business. Jon S. Wheeler is the sole Member and is the Sole Managing Member of Boulevard Capital, LLC and as such is vested with the complete power and authority for the operation and management of Boulevard Capital, LLC’s assets and business.

•	Lumber River Associates, LLC (“Lumber”)

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Lumber River Management, LLC is, pursuant to the Operating Agreement of Lumber, the sole Managing Member of Lumber and, as such, is vested with complete power and authority for the operation and management of Lumber’s assets and business. The Lumber Operating Agreement provides that the Managing Member may not be removed except by the affirmative vote of Members owning a super majority (more than 75% of company’s ownership interests) who have deemed the Managing Member to have committed an act of willful misconduct or gross negligence in the performance of its duties. Plume Street Financial, LLC is the sole Member and the sole Managing Member of Lumber River Management, LLC and, as such is vested with the complete power and authority for the operation and management the assets and business of Lumber River Management, LLC. Jon S. Wheeler is the owner of 50% of the ownership interests of Plume Street Financial, LLC and is one of its two Managing Members (the other 50% is owned by Harrison J. Perrine and he is the other Managing Member). The Managing Member of Plume Street Financial, LLC are vested with the complete power and authority for the operation and control of the assets and business of Plume Street Financial, LLC.

•	Tuckernuck Associates, LLC (“Tuckernuck”)

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Tuckernuck Management, LLC is, pursuant to the Operating Agreement of Tuckernuck, the sole Manager of Tuckernuck and, as such, is vested with complete power and authority for the operation and management of Tuckernuck’s assets and business. The Tuckernuck Operating Agreement provides that the Manager may not be removed except by the affirmative vote of Members owning a super majority (more than 75% of company’s ownership interests) who have deemed the Manager to have committed an act of willful misconduct or gross negligence in the performance of its duties. Plume Street Financial, LLC is the sole Manager of Tuckernuck Management, LLC and, as such, is vested with the complete power and authority for the operation and management the assets and business of Tuckernuck Management, LLC. Jon S. Wheeler is the owner of 50% of the ownership interests of Plume Street Financial, LLC and is one of its two managing members (the other 50% is owned by Harrison J. Perrine and he is the other Managing Member). The Managing Members of Plume Street Financial, LLC are vested with the complete power and authority for the operation and control of the assets and business of Plume Street Financial, LLC.

•	Perimeter Associates, LLC (“Perimeter”)

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Perimeter Management, LLC is, pursuant to the Operating Agreement of Perimeter, the sole Managing Member of Perimeter and, as such, is vested with complete power and authority for the operation and management of Perimeter’s assets and business. The Operating Agreement provides that the Managing Preferred Member may not be removed except by the affirmative vote of the Preferred Members (those owning the 85% of the membership interests with respect to which an initial capital contribution was made), owning a super majority (more than 75% of company’s Preferred Member ownership interests) indicating that they have deemed the Managing Member to have committed an act of willful misconduct or gross negligence in the performance of its duties. Plume Street Financial, LLC is the sole Managing Member of Perimeter. Jon S. Wheeler is the owner of 50% of the ownership interests of Plume Street Financial, LLC and is one of its two Managing Members (the other 50% is owned by Harrison J. Perrine and he is the other Managing Member). The Managing Members of Plume Street Financial, LLC are vested with the complete power and authority for the operation and control of the assets and business of Plume Street Financial, LLC.

•	Riversedge Office Associates (“Riversedge”)

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ROA Management, LLC is, pursuant to the Operating Agreement of Riversedge, the sole Manger of Riversedge and, as such, is vested with complete power and authority for the operation and management of Riversedge’s assets and business. The Riversedge Operating Agreement provides that the Managing Member may not be removed except by the affirmative vote of Members owning a super majority (more than 75% of company’s ownership interests) who have deemed the Managing Member to have committed an act of willful misconduct or gross negligence in the performance of its duties. Boulevard Capital, LLC is the sole Member and is the sole Managing Member of ROA Management, LLC and, as such, is vested with the complete power and authority for the operation and management of ROA Management, LLC’s assets and business. Jon S. Wheeler is the sole Member and is the sole Managing Member of Boulevard Capital, LLC and as such is vested with the complete power and authority for the operation and management of Boulevard Capital, LLC’s assets and business.

•	Walnut Hill Plaza Associates, LLC (“Walnut Hill”)

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Walnut Hill Management, LLC is, pursuant to the Operating Agreement of Walnut Hill, the sole Manger of Walnut Hill and, as such, is vested with complete power and authority for the operation and management of Walnut Hill’s assets and business. The Walnut Hill Operating Agreement provides that the Managing Member may not be removed except by the affirmative vote of Members owning a super majority (more than 75% of company’s ownership interests) who have deemed the Managing Member to have committed an act of willful misconduct or gross negligence in the performance of its duties. Boulevard Capital, LLC is the sole Member and is the Sole Manager of Walnut Hill Management, LLC and, as such, is vested with the complete power and authority for the operation and management of Walnut Hill Management, LLC’s assets and business. Jon S. Wheeler is the sole Member and is the Sole Managing Member of Boulevard Capital, LLC and, as such, is vested with the complete power and authority for the operation and management of Boulevard Capital, LLC’s assets and business.

With the exception of the current owners of The Shoppes at Eagle Harbor property, the Prior Investors will enter into contribution agreements with our Operating Partnership, pursuant to which they will contribute their interests in the Ownership Entities to our Operating Partnership substantially concurrently with the completion of this offering. In exchange for contributing their interests in the Ownership Entities, the Prior Investors will receive an aggregate of $4.18 million and 1,734,064 common units. Such common units will be issued by the Operating Partnership pursuant to the terms of a private offering in which the Operating Partnership will offer for sale, solely to persons and entities that represent in writing that they are either accredited investors, as defined in Rule 501 of the 1933 Act or sophisticated investors, as described in Rule 506(b)(2)(ii) of the 1933 Act, in a transaction exempt from registration under Federal and state securities laws, Operating Partnership common units in exchange for membership interests in the Ownership Entities held by the Prior Investors. We will directly purchase all of the membership interests of DF-1 Carrollton, LLC, which currently owns The Shoppes at Eagle Harbor. See “Certain Relationships and Related Transactions.” The value of the consideration to be paid to each of the Prior Investors in the formation transactions, in each case, will be based upon the terms of the applicable contribution or purchase agreement among our Operating Partnership, on the one hand, and the prior investor or investors, on the other hand, and will be determined based on a cash flow analysis of all of the properties included in our portfolio. We have not obtained independent third-party appraisals of the properties in our portfolio. See “Our Structure—Determination of Consideration Payable for Our Properties.” These formation transactions are designed to:

•	consolidate the ownership of our portfolio under our company and our Operating Partnership;

•	facilitate this offering;

•	enable us to raise necessary capital to repay existing indebtedness related to certain properties in our portfolio;

•	enable us to qualify as a REIT for federal income tax purposes commencing with the taxable year ending December 31, 2012;

•	defer the recognition of taxable gain by certain Prior Investors; and

•	enable Prior Investors to obtain liquidity for their investments.

Additionally, common units exchanged for the Amscot Building, Monarch Bank and Riversedge North properties are subject to adjustment immediately following the public release of our audited consolidated financial statements for the year ended December 31, 2012 and upon the approval of a majority of our independent directors as follows:

•

The adjustments will be calculated by applying the initial exchange methodology to such properties’ cash flows as used in preparing our audited consolidated financial statements for the year ended December 31, 2012, subject to the adjustments approved by a majority of our independent directors.

•

If the adjusted exchange calculation increases the number of common units exchanged for any such property, the Prior Investors in the such property will receive an additional number of common units in our Operating Partnership that, when multiplied by the initial offering price for this offering, will equal the increase in value plus the value of any distributions that would have been made with respect to such common units if such common units had been issued at the time of the acquisition of such property.

•

If, however, the adjusted exchange calculation decreases the number of common units exchanged for any such property, the Prior Investors in such property will forfeit that number of common units that, when multiplied by the initial offering price for this offering, equals the decrease in value plus that value of any distributions made with respect to such common units. The Prior Investors in such property will be prohibited from selling the common stock underlying their common units until any such adjustments have been made.

•	If any Prior Investor receives cash instead of Operating Partnership common units, similar adjustments to the cash purchase price will also be made.

Since the properties are being recorded at historical cost, any adjustment, which we do not expect to be significant based on current results at the properties, would only impact the number of common units issued in the exchange.

Each of the Prior Investors has a substantive, pre-existing relationship with us and with the exception of the Prior Investors in The Shoppes at Eagle Harbor, will be required to make an election to receive shares of our common units or cash in the formation transactions. The issuance of such common units will be effected in reliance upon an exemption from registration provided by Section 4(2) of the Securities Act.

Pursuant to the formation transactions, the following have occurred or will occur substantially concurrently with the completion of this offering. All amounts are based on the initial public offering price set forth on the cover page of this prospectus.

•	We were formed as a Maryland corporation on June 23, 2011.

•	Wheeler REIT, L.P., our Operating Partnership, was formed as a Virginia limited partnership on April 5, 2012.

•

Assuming a maximum offering, we will sell 4,000,000 shares of our common stock in this offering and we will contribute the net proceeds from this offering to our Operating Partnership in exchange for 4,000,000 common units.

•

Assuming a minimum offering, we will sell 3,000,000 shares of our common stock in this offering and we will contribute the net proceeds from this offering to our Operating Partnership in exchange for 3,000,000 common units.

•

We and our Operating Partnership will consolidate the ownership of our portfolio by acquiring interests in the entities that directly or indirectly own such properties through a series of contribution agreements with such entities and the owners thereof. The value of the consideration to be paid to each of the owners of such entities in the formation transactions will be determined according to a formula set forth in such contribution agreements.

•

Our Operating Partnership intends to use approximately $1.78 million of the net proceeds of this offering to directly purchase the membership interests of DF-1 Carrollton, LLC, the current owner of The Shoppes at Eagle Harbor.

•

Prior investors in the contributed entities will receive as consideration for such contributions, 1,734,064 common units and $4.18 million in cash in accordance with the terms of the relevant contribution agreement. The aggregate value of common units to be paid to Prior Investors in such entities is $9.10 million.

•

Our Operating Partnership intends to use a portion of the net proceeds of this offering to repay approximately $500,000 of outstanding indebtedness. As a result of the foregoing use of proceeds, we expect to have approximately $25.2 million of total debt outstanding upon completion of this offering and the formation transactions. This will result in a ratio of debt to total market capitalization of approximately 46% assuming completion of the minimum offering, or 42% assuming completion of the maximum offering. Although we are not required by our governing documents to maintain this ratio at any particular level, our Board of Directors will review our ratio of debt to total capital on a quarterly basis, with the goal of maintaining a reasonable rate consistent with our expected ratio of debt to total market capitalization going forward.

•

We expect to adopt our 2012 Share Incentive Plan. We expect that an aggregate of 500,000 shares (assuming a minimum offering) or 600,000 shares (assuming a maximum offering) of our common stock will be available for issuance under the 2012 Share Incentive Plan.

Consequences of this Offering and the Formation Transactions

The completion of this offering and the formation transactions will have the following consequences. All amounts are based on the initial public offering price set forth on the cover of this prospectus.

•

Through our interest in our Operating Partnership and its wholly owned subsidiaries, we expect to indirectly own 100% of the membership interests of the Ownership Entities which will own the eight properties in our portfolio.

•	Our Administrative Service Company will operate all of the properties in our portfolio.

•

Assuming a minimum offering and the exchange of all common units into shares of our common stock on a one-for-one basis, purchasers of shares of our common stock in this offering will own 59.77% of our outstanding common stock.

•

Assuming a maximum offering and the exchange of all common units into shares of our common stock on a one-for-one basis, purchasers of shares of our common stock in this offering will own 66.45% of our outstanding common stock.

•

Assuming a minimum offering and the exchange of all common units into shares of our common stock on a one-for-one basis, the Prior Investors in the Ownership Entities, including Mr. Wheeler and his affiliates and our executive officers, will own 40.23% of our outstanding common stock.

•

Assuming a maximum offering and the exchange of all common units into shares of our common stock on a one-for-one basis, the Prior Investors in the Ownership Entities, including Mr. Wheeler and his affiliates and our executive officers, will own 33.55% of our outstanding common stock.

•

We will be the sole general partner of our Operating Partnership. Assuming a minimum offering, we will own 63.37% of the outstanding common units of partnership interest in our Operating Partnership, and the Prior Investors in the entities that own the properties in our portfolio, including Mr. Wheeler and his affiliates and our executive officers, will own 36.63% of the outstanding common units. Assuming a maximum offering, we will own 69.76% of the outstanding common units of partnership interest in our Operating Partnership, and the Prior Investors in the entities own the properties in our portfolio, including Mr. Wheeler and his affiliates and our executive officers, will own 30.24% of the outstanding common units.

•	We expect to have total consolidated indebtedness of approximately $25.2 million.

Our Structure

The following diagram depicts the expected ownership structure of Wheeler Real Estate Investment Trust, Inc. upon completion of the minimum offering and the formation transactions. We expect to own a 63.37% general partnership interest in our Operating Partnership and our Operating Partnership expects to indirectly own the properties in our portfolio, through the Ownership Entities.

(1)

Consists of holders of 249,750 shares of Series A Convertible Preferred Stock. Upon completion of this offering, all issued and outstanding Series A Convertible Preferred Stock will automatically convert into a number of shares of common stock equal to (i) $4.00 divided by (ii) 66.66% of the public offering price of the common stock sold in this offering, or 285,457 shares of common stock. Jon S. Wheeler, our President and Chairman, controls 2,250 of such shares held by Sooner Capital, LLC.

(2)

WHLR Management, LLC, which is wholly-owned by Jon S. Wheeler, will provide administrative services to Wheeler Real Estate Investment Trust, Inc. pursuant to the terms of an administrative services agreement.

(3)

Prior Investors will receive 1,734,064 limited partnership units in Wheeler REIT, L.P. in exchange for their membership interests in the Ownership Entities. Of those 1,734,064 limited partnership units, 335,680 will be received by Jon S. Wheeler, 3,106 will be received by Robin Hanisch, our Secretary, and 6,276 will be received by Ann L. McKinney, director, in exchange for their membership interests in the Ownership Entities.

(4)

Upon completion of our formation transactions, we expect our Operating Partnership will own 100% of the membership interests of each of the Ownership Entities that own the initial eight properties in our portfolio.

The following diagram depicts the expected ownership structure of Wheeler Real Estate Investment Trust, Inc. upon completion of the maximum offering and the formation transactions. We expect to own a 69.76% general partnership interest in our Operating Partnership and our Operating Partnership expects to indirectly own the properties in our portfolio, through the Ownership Entities.

(1)

Consists of holders of 249,750 shares of Series A Convertible Preferred Stock. Upon completion of this offering, all issued and outstanding Series A Convertible Preferred Stock will automatically convert into a number of shares of common stock equal to (i) $4.00 divided by (ii) 66.66% of the public offering price of the common stock sold in this offering, or 285,457 shares of common stock. Jon S. Wheeler, our President and Chairman, controls 2,250 of such shares held by Sooner Capital, LLC.

(2)

WHLR Management, LLC, which is wholly-owned by Jon S. Wheeler, will provide administrative services to Wheeler Real Estate Investment Trust, Inc. pursuant to the terms of an administrative services agreement.

(3)

Prior Investors will receive 1,734,064 limited partnership units in Wheeler REIT, L.P. in exchange for their membership interests in the Ownership Entities. Of those 1,734,064 limited partnership units, 335,680 will be received by Jon S. Wheeler, 3,106 will be received by Robin Hanisch, our Secretary, and 6,276 will be received by Ann L. McKinney, director, in exchange for their membership interests in the Ownership Entities.

(4)

Upon completion of our formation transactions, we expect our Operating Partnership will own 100% of the membership interests of each of the Ownership Entities that own the initial eight properties in our portfolio.

Determination of Consideration Payable for Our Properties

We will acquire the indirect ownership of each of the properties in our portfolio in connection with the formation transactions. The value of the consideration to be paid to each of the Prior Investors in the formation transactions, in each case, will be based upon the terms of the applicable contribution or purchase agreement among our Operating Partnership, on the one hand, and the prior investor or Prior Investors, on the other hand, or purchase agreement in the case of The Shoppes at Eagle Harbor property. The actual value of the consideration to be paid by us to each of the Prior Investors, in the form of common units or cash, ultimately will be determined at pricing based on the initial public offering price of our common stock, which has been determined as described below under the heading “Determination of Offering Price.” Additionally, the purchase price of any adjusted properties will be subject to adjustment as previously described under the heading “Structure and Formation of our Company—Formation Transactions.”

We have not obtained independent third-party appraisals of all of the properties in our portfolio. Accordingly, there can be no assurance that the fair market value of the cash and equity securities that we pay or issue to the Prior Investors will not exceed the fair market value of the properties and other assets acquired by us in the formation transactions. See “Risk Factors—Risks Related to Our Properties and Our Business—We will acquire properties and assets in the formation transactions at fixed prices, and the value of the common units and cash to be issued as consideration for such acquisitions may exceed their aggregate fair market value and will exceed the Predecessor’s aggregate historical combined, net tangible book value of approximately negative $1.0 million as of June 30, 2012.”

Determination of Offering Price

Prior to this offering, there has been no public market for our common stock. The initial public offering price has been negotiated between the representatives of the placement agents and us. In determining the initial public offering price of our common stock, the representatives of the placement agents considered, among other things, the history and prospects for the industry in which we compete, our results of operations, the ability of our management, our business potential and earnings prospects, our estimated net income, our estimated funds from operations, our estimated cash available for distribution, our anticipated dividend yield, our growth prospects, the prevailing securities markets at the time of this offering, the recent market prices of, and the demand for, publicly traded shares of companies considered by us and the placement agents to be comparable to us and the current state of the commercial real estate industry and the economy as a whole. The initial public offering price does not necessarily bear any relationship to the book value of the properties and assets to be acquired in the formation transactions, our financial condition or any other established criteria of value and may not be indicative of the market price for our common stock after this offering.

DESCRIPTION OF THE PARTNERSHIP AGREEMENT OF

WHEELER REIT, L.P.

Although the following summary describes the material terms and provisions of the Partnership Agreement, it is not a complete description of the Virginia Revised Uniform Limited Partnership Act or the Partnership Agreement, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part and is available from us upon request. See “Where You Can Find More Information.” For purposes of this section, references to “we,” “our,” “us” and “our company” refer to Wheeler Real Estate Investment Trust, Inc.

General

Upon completion of the formation transactions, substantially all of our assets will be held by, and substantially all of our operations will be conducted through, our Operating Partnership, either directly or through its subsidiaries. We are the sole general partner of our Operating Partnership and, upon completion of the minimum offering, the formation transactions and the other transactions described in this prospectus, 4,734,064 common units will be outstanding and we will own 63.37% of the outstanding common units. In connection with the formation transactions, we will enter into the Partnership Agreement and Prior Investors in our portfolio who elect to receive common units in the formation transactions will be admitted as limited partners of our Operating Partnership. The provisions of the Partnership Agreement described below and elsewhere in the prospectus will be in effect after the completion of the formation transactions and this offering. We do not intend to list the common units on any exchange or any national market system.

Provisions in the Partnership Agreement may delay or make more difficult unsolicited acquisitions of us or changes in our control. These provisions could discourage third parties from making proposals involving an unsolicited acquisition of us or change of our control, although some stockholders might consider such proposals, if made, desirable. These provisions also make it more difficult for third parties to alter the management structure of our Operating Partnership without the concurrence of our board of directors. These provisions include, among others:

•	redemption rights of limited partners and certain assignees of common units;

•	transfer restrictions on units and other partnership interests;

•	a requirement that we may not be removed as the general partner of our Operating Partnership without our consent;

•

our ability in some cases to amend the Partnership Agreement and to cause our Operating Partnership to issue preferred partnership interests in our Operating Partnership with terms that we may determine, in either case, without the approval or consent of any limited partner; and

•

the rights of the limited partners to consent to certain direct or indirect transfers of our interest in our Operating Partnership, including in connection with certain mergers, consolidations and other business combinations involving us, recapitalizations and reclassifications of our outstanding stock and issuances of our stock that require approval of our stockholders.

Purpose, Business and Management

Our Operating Partnership is formed for the purpose of conducting any business, enterprise or activity permitted by or under the Virginia Revised Uniform Limited Partnership Act. Our Operating Partnership may enter into any partnership, joint venture, business trust arrangement, limited liability company or other similar arrangement and may own interests in any entity engaged in any business permitted by or under the Virginia Revised Uniform Limited Partnership Act. However, our Operating Partnership may not, without our specific consent, which we may give or withhold in our sole and absolute discretion, take, or refrain from taking, any action that, in our judgment, in our sole and absolute discretion:

•	could adversely affect our ability to continue to qualify as a REIT;

•	could subject us to any taxes under Code Section 857 or Code Section 4981 or any other related or successor provision under the Code; or

•	could violate any law or regulation of any governmental body or agency having jurisdiction over us, our securities or our Operating Partnership.

In general, our board of directors will manage the business and affairs of our Operating Partnership by directing our business and affairs, in our capacity as the sole general partner of our Operating Partnership. Except as otherwise expressly provided in the Partnership Agreement and subject to the rights of holders of any class or series of partnership interest, all management powers over the business and affairs of our Operating Partnership are exclusively vested in us, in our capacity as the sole general partner of our Operating Partnership. No limited partner, in its capacity as a limited partner, has any right to participate in or exercise management power over our Operating Partnership’s business, transact any business in our Operating Partnership’s name or sign documents for or otherwise bind our Operating Partnership. We may not be removed as the general partner of our Operating Partnership, with or without cause, without our consent, which we may give or withhold in our sole and absolute discretion. In addition to the powers granted to us under applicable law or any provision of the Partnership Agreement, but subject to certain rights of holders of any class or series of partnership interest, we, in our capacity as the general partner of our Operating Partnership, have the full and exclusive power and authority to do all things that we deem necessary or desirable to conduct the business and affairs of our Operating Partnership, to exercise or direct the exercise of all of the powers of our Operating Partnership and to effectuate the purposes of our Operating Partnership without the approval or consent of any limited partner. We may authorize our Operating Partnership to incur debt and enter into credit, guarantee, financing or refinancing arrangements for any purpose, including, without limitation, in connection with any acquisition of properties, on such terms as we determine to be appropriate, and to acquire or dispose of any, all or substantially all of its assets (including goodwill), dissolve, merge, consolidate, reorganize or otherwise combine with another entity, without the approval or consent of any limited partner. With limited exceptions, we may execute, deliver and perform agreements and transactions on behalf of our Operating Partnership without the approval or consent of any limited partner.

Restrictions on General Partner’s Authority

The Partnership Agreement prohibits us, in our capacity as general partner, from taking any action that would make it impossible to carry out the ordinary business of our Operating Partnership or performing any act that would subject a limited partner to liability as a general partner in any jurisdiction or any other liability except as provided under the Partnership Agreement. We may not, without the prior consent of the partners of our Operating Partnership (including us), amend, modify or terminate the Partnership Agreement, except for certain amendments that we may approve without the approval or consent of any limited partner, described in “—Amendment of the Partnership Agreement,” and certain amendments described below that require the approval of each affected partner. We may not, in our capacity as the general partner of our Operating Partnership, without the consent of a majority in interest of the limited partners (excluding us and any limited partner 50% or more of whose equity is owned, directly or indirectly, by us):

•	take any action in contravention of an express provision or limitation of the Partnership Agreement;

•

transfer of all or any portion of our general partnership interest in our Operating Partnership or admit any person as a successor general partner, subject to the exceptions described in “—Transfers and Withdrawals—Restrictions on Transfers by the General Partner”; or

•	voluntarily withdraw as the general partner.

Without the consent of each affected limited partner, we may not enter into any contract, mortgage, loan or other agreement that expressly prohibits or restricts us or our Operating Partnership from performing our or its specific obligations in connection with a redemption of units or expressly prohibits or restricts a limited partner from exercising its redemption rights in full. For the avoidance of doubt, because we have the right to elect to acquire common units tendered for redemption in exchange for shares of common stock, the approval of the limited partners generally should not be required in order for us or our Operating Partnership to enter into loan agreements which conditionally restrict our Operating Partnership from redeeming common units for cash. In addition to any approval or consent required by any other provision of the Partnership Agreement, we may not, without the consent of each affected partner, amend the Partnership Agreement or take any other action that would:

•	convert a limited partner into a general partner;

•	modify the limited liability of a limited partner;

•

alter the rights of any partner to receive the distributions to which such partner is entitled, or alter the allocations specified in the Partnership Agreement, except to the extent permitted by the Partnership Agreement in connection with the creation or issuance of any new class or series of partnership interest;

•	alter or modify the redemption rights of holders of common units or the related definitions specified in the Partnership Agreement;

•

remove, alter or amend certain provisions of the Partnership Agreement relating to the requirements for us to qualify as a REIT or permitting us to avoid paying tax under Sections 857 or 4981 of the Code; or

•	amend the provisions of the Partnership Agreement requiring the consent of each affected partner before taking any of the actions described above.

Additional Limited Partners

We may cause our Operating Partnership to issue additional units or other partnership interests and to admit additional limited partners to our Operating Partnership from time to time, on such terms and conditions and for such capital contributions as we may establish in our sole and absolute discretion, without the approval or consent of any limited partner, including:

•	upon the conversion, redemption or exchange of any debt, units or other partnership interests or securities issued by our Operating Partnership;

•	for less than fair market value; or

•	in connection with any merger of any other entity into our Operating Partnership.

The net capital contribution need not be equal for all limited partners. Each person admitted as an additional limited partner must make certain representations to each other partner relating to, among other matters, such person’s ownership of any tenant of us or our Operating Partnership and the number of persons that may, as a result of such person’s admission as a limited partner, be treated as directly or indirectly owning an interest in our Operating Partnership. No person may be admitted as an additional limited partner without our consent, which we may give or withhold in our sole and absolute discretion, and no approval or consent of any limited partner is required in connection with the admission of any additional limited partner.

The Partnership Agreement authorizes our Operating Partnership to issue common units and our Operating Partnership may issue additional partnership interests in one or more additional classes, or one or more series of any of such classes, with such designations, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption (including, without limitation, terms that may be senior or otherwise entitled to preference over the units) as we may determine, in our sole and absolute discretion, without the approval of any limited partner or any other person. Without limiting the generality of the foregoing, we may specify, as to any such class or series of partnership interest:

•	the allocations of items of partnership income, gain, loss, deduction and credit to each such class or series of partnership interest;

•	the right of each such class or series of partnership interest to share, on a junior, senior or pari passu basis, in distributions;

•	the rights of each such class or series of partnership interest upon dissolution and liquidation of our Operating Partnership;

•	the voting rights, if any, of each such class or series of partnership interest; and

•	the conversion, redemption or exchange rights applicable to each such class or series of partnership interest.

Ability to Engage in Other Businesses; Conflicts of Interest

We may not conduct any business other than in connection with the ownership, acquisition and disposition of partnership interests, the management of the business and affairs of our Operating Partnership, our operation as a reporting company with a class (or classes) of securities registered under the Exchange Act, our operations as a REIT, the offering, sale, syndication, private placement or public offering of stock, bonds, securities or other interests, financing or refinancing of any type related to our Operating Partnership or its assets or activities and such activities as are incidental to those activities discussed above. In general, we must contribute any assets or funds that we acquire to our Operating Partnership in exchange for additional partnership interests. We may, however, in our sole and absolute discretion, from time to time hold or acquire assets in our own name or otherwise other than through our Operating Partnership so long as we take commercially reasonable measures to ensure that the economic benefits and burdens of such property are otherwise vested in our Operating Partnership.

Distributions

Our Operating Partnership will make distributions at such times and in such amounts, as we may in our sole and absolute discretion determine:

•

first, with respect to any partnership interests that are entitled to any preference in distribution, in accordance with the rights of the holders of such class(es) or series of partnership interest, and, within each such class, among the holders of such class pro rata in proportion to their respective percentage interests of such class; and

•

second, with respect to any partnership interests that are not entitled to any preference in distribution, including the common units, in accordance with the rights of the holders of such class(es) or series of partnership interest, and, within each such class, among the holders of each such class, pro rata in proportion to their respective percentage interests of such class.

Distributions payable with respect to any units that were not outstanding during the entire quarterly period in respect of which a distribution is made, other than units issued to us in connection with the issuance of shares of our common stock, will be prorated based on the portion of the period that such units were outstanding.

Allocations

Net income or net loss of our Operating Partnership will generally be allocated to us, as the general partner, and to the limited partners in accordance with the partners’ respective percentage ownership of the aggregate outstanding common units. Allocations to holders of a class or series of partnership interest will generally be made proportionately to all such holders in respect of such class or series. However, in some cases gain or loss may be disproportionately allocated to partners who have contributed appreciated property or guaranteed debt of our Operating Partnership. The allocations described above are subject to special rules relating to depreciation deductions and to compliance with the provisions of Sections 704(b) and 704(c) of the Code and the associated Treasury Regulations. See “Federal Income Tax Considerations—Taxation of our Company—Tax Aspects of Our Operating partnership, the Subsidiary Partnerships and the Limited Liability Companies.”

Borrowing by the Operating Partnership

We may cause our Operating Partnership to borrow money and to issue and guarantee debt as we deem necessary for the conduct of the activities of our Operating Partnership. Such debt may be secured, among other things, by mortgages, deeds of trust, liens or encumbrances on the properties of our Operating Partnership. We may also guarantee such debt.

Reimbursements of Expenses; Transactions with General Partner and its Affiliates

We will not receive any compensation for our services as the general partner of our Operating Partnership. We have the same right to distributions as other holders of common units. In addition, our Operating Partnership must reimburse us for all amounts expended by us in connection with our Operating Partnership’s business, including expenses relating to the ownership of interests in and management and operation of our Operating Partnership, compensation of officers and employees, including payments under future compensation plans that may provide for stock units, or phantom stock, pursuant to which our employees or employees of our Operating Partnership will receive payments based upon dividends on or the value of our common stock, director fees and expenses, any expenses (other than the purchase price) incurred by us in connection with the redemption or repurchase of shares of our preferred stock and our costs and expenses of being a public company, including costs of filings with the SEC, reports and other distributions to our stockholders. Our Operating Partnership must reimburse us for all expenses incurred by us relating to any offering of our stock, including any placement discounts or commissions, based on the percentage of the net proceeds from such issuance that we contribute or otherwise make available to our Operating Partnership. Any reimbursement will be reduced by the amount of any interest we earn on funds we hold on behalf of our Operating Partnership.

We and our affiliates may engage in any transactions with our Operating Partnership on such terms as we may determine in our sole and absolute discretion.

Exculpation and Indemnification of General Partner

The Partnership Agreement provides that we are not liable to our Operating Partnership or any partner for monetary damages for losses sustained, liabilities incurred or benefits not derived by our Operating Partnership or any limited partner, except for liability for our intentional harm or gross negligence. The Partnership Agreement also provides that any obligation or liability in our capacity as the general partner of our Operating Partnership that may arise at any time under the Partnership Agreement or any other instrument, transaction or undertaking contemplated by the Partnership Agreement will be satisfied, if at all, out of our assets or the assets of our Operating Partnership only, and no such obligation or liability will be personally binding upon any of our directors, stockholders, officers, employees or agents, regardless of whether such obligation or liability is in the nature of contract, tort or otherwise, and none of our directors or officers will be liable or accountable in damages or otherwise to the partnership, any partner or any assignee of a partner for losses sustained, liabilities incurred or benefits not derived as a result of errors in judgment or mistakes of fact or law or of any act or omission. We, as the general partner of our Operating Partnership, are not responsible for any misconduct or negligence on the part of our employees or agents, provided that we appoint such employees or agents in good faith. We, as the general partner of our Operating Partnership, may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisors, and any action that we take or omit to take in reliance upon the opinion of such persons, as to matters which we reasonably believe to be within their professional or expert competence, will be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.

In addition, the Partnership Agreement requires our Operating Partnership to indemnify us, our directors and officers, officers of our Operating Partnership and any other person designated by us against any and all losses, claims, damages, liabilities (whether joint or several), expenses (including, without limitation, attorneys’ fees and other legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, that relate to the operations of our Operating Partnership, unless (1) an act or omission of the person was material to the matter giving rise to the action and either was committed in bad faith or was the result of active and deliberate dishonesty, (2) such person actually received an improper personal benefit in violation or breach of any provision of the Partnership Agreement or (3) in the case of a criminal proceeding, the person had reasonable cause to believe the act or omission was unlawful. Our Operating Partnership must also pay or reimburse the reasonable expenses of any such person upon its receipt of a written affirmation of the person’s good faith belief that the standard of conduct necessary for indemnification has been met and a written undertaking to repay any amounts paid or advanced if it is ultimately determined that the person did not meet the standard of conduct for indemnification. Our Operating Partnership will not indemnify or advance funds to any person with respect to any action initiated by the person seeking indemnification without our approval (except for any proceeding brought to enforce such person’s right to indemnification under the Partnership Agreement) or if the person is found to be liable to our Operating Partnership on any portion of any claim in the action.

Business Combinations of Our Operating Partnership

Subject to the limitations on the transfer of our interest in our Operating Partnership described in “—Transfers and Withdrawals—Restrictions on Transfers by the General Partner,” we generally have the exclusive power to cause our Operating Partnership to merge, reorganize, consolidate, sell all or substantially all of its assets or otherwise combine its assets with another entity. However, in connection with the acquisition of properties from persons to whom our Operating Partnership issues units or other partnership interests as part of the purchase price, in order to preserve such persons’ tax deferral, our Operating Partnership may contractually agree, in general, not to sell or otherwise transfer the properties for a specified period of time, or in some instances, not to sell or otherwise transfer the properties without compensating the sellers of the properties for their loss of the tax deferral.

Redemption Rights of Qualifying Parties

Beginning 12 months after first becoming a holder of common units, each limited partner and some assignees of limited partners will have the right, subject to the terms and conditions set forth in the Partnership Agreement, to require our Operating Partnership to redeem all or a portion of the common units held by such limited partner or assignee in exchange for a cash amount per common unit equal to the value of one share of our common stock, determined in accordance with and subject to adjustment under the Partnership Agreement. Our Operating Partnership’s obligation to redeem common units does not arise and is not binding against our Operating Partnership until the sixth business day after we receive the holder’s notice of redemption or, if earlier, the day we notify the holder seeking redemption that we have declined to acquire some or all of the common units tendered for redemption. If we do not elect to acquire the common units tendered for redemption in exchange for shares of our common stock (as described below), our Operating Partnership must deliver the cash redemption amount on or before the tenth business day after we receive the holder’s notice of redemption.

On or before the close of business on the fifth business day after a holder of common units gives notice of redemption to us, we may, in our sole and absolute discretion but subject to the restrictions on the ownership and transfer of our stock set forth in our charter and described in “Description of Securities—Restrictions on Ownership and Transfer,” elect to acquire some or all of the common units tendered for redemption from the tendering party in exchange for shares of our common stock, based on an exchange ratio of one share of common stock for each common unit, subject to adjustment as provided in the Partnership Agreement. The holder of the common units tendered for redemption must provide certain information, certifications, representations, opinions and other instruments to ensure compliance with the restrictions on ownership and transfer of our stock set forth in our charter and the Securities Act. The Partnership Agreement does not require us to register, qualify or list any shares of common stock issued in exchange for common units with the SEC, with any state securities commissioner, department or agency, under the Securities Act or the Exchange Act or with any stock exchange. Shares of our common stock issued in exchange for common units pursuant to the Partnership Agreement may contain legends regarding restrictions under the Securities Act and applicable state securities laws.

Transfers and Withdrawals

Restrictions on Transfers by Limited Partners

Until the expiration of 12 months after the date on which a limited partner first acquires a partnership interest, the limited partner generally may not directly or indirectly transfer all or any portion of its partnership interest without our consent, which we may give or withhold in our sole and absolute discretion, except for certain permitted transfers to certain affiliates, family members and charities, and certain pledges of partnership interests to lending institutions in connection with bona fide loans.

After the expiration of 12 months after the date on which a limited partner first acquires a partnership interest, the limited partner will have the right to transfer all or any portion of its partnership interest without our consent to any person that is an “accredited investor,” within meaning set forth in Rule 501 promulgated under the Securities Act, upon ten business days prior notice to us, subject to the satisfaction of conditions specified in the Partnership Agreement, including minimum transfer requirements and our right of first refusal. Unless waived by us in our sole and absolute discretion, a transferring limited partner must also deliver an opinion of counsel reasonably satisfactory to us that the proposed transfer may be effected without registration under the Securities Act, and will not otherwise violate any state securities laws or regulations applicable to our Operating Partnership or the partnership interest proposed to be transferred. We may exercise our right of first refusal in connection with a proposed transfer by a limited partner within ten business days of our receipt of notice of the proposed transfer, which must include the identity and address of the proposed transferee and the amount and type of consideration proposed to be paid for the partnership interest. We may deliver all or any portion of any cash consideration proposed to be paid for a partnership interest that we acquire pursuant to our right of first refusal in the form of a note payable to the transferring limited partner not more than 180 days after our purchase of such partnership interest.

Any transferee of a limited partner’s partnership interest must assume by operation of law or express agreement all of the obligations of the transferring limited partner under the Partnership Agreement with respect to the transferred interest, and no transfer (other than a transfer pursuant to a statutory merger or consolidation in which the obligations and liabilities of the transferring limited partner are assumed by a successor corporation by operation of law) will relieve the transferring limited partner of its obligations under the Partnership Agreement without our consent, which we may give or withhold in our sole and absolute discretion.

We may take any action we determine is necessary or appropriate in our sole and absolute discretion to prevent our Operating Partnership from being taxable as a corporation for U.S. federal income tax purposes. No transfer by a limited partner of its partnership interest, including any redemption or any acquisition of partnership interests by us or by our Operating Partnership, may be made to or by any person without our consent, which we may give or withhold in our sole and absolute discretion, if the transfer could:

•	result in our Operating Partnership being treated as an association taxable as a corporation for U.S. federal income tax purposes;

•	result in a termination of our Operating Partnership under Section 708 of the Code;

•

be treated as effectuated through an “established securities market” or a “secondary market (or the substantial equivalent thereof)” within the meaning of Section 7704 of the Code and the Treasury Regulations promulgated thereunder;

•	result in our Operating Partnership being unable to qualify for one or more of the “safe harbors” set forth in Section 7704 of the Code and the Treasury Regulations thereunder; or

•

based on the advice of counsel to us or our Operating Partnership, adversely affect our ability to continue to qualify as a REIT or subject us to any additional taxes under Sections 857 or 4981 of the Code.

Admission of Substituted Limited Partners

No limited partner has the right to substitute a transferee as a limited partner in its place. A transferee of a partnership interest of a limited partner may be admitted as a substituted limited partner only with our consent, which we may give or withhold in our sole and absolute discretion, and only if the transferee accepts all of the obligations of a limited partner under the partnership and executes such instruments as we may require to evidence such acceptance and to effect the assignee’s admission as a limited partner. Any assignee of a partnership interest that is not admitted as a limited partner will be entitled to all the rights of an assignee of a limited partner interest under the Partnership Agreement and the Virginia Revised Uniform Limited Partnership Act, including the right to receive distributions from our Operating Partnership and the share of net income, net losses and other items of income, gain, loss, deduction and credit of our Operating Partnership attributable to the partnership interest held by the assignee and the rights to transfer and redemption of the partnership interest provided in the Partnership Agreement, but will not be deemed to be a limited partner or holder of a partnership interest for any other purpose under the Partnership Agreement or the Virginia Revised Uniform Limited Partnership Act, and will not be entitled to consent to or vote on any matter presented to the limited partners for approval. The right to consent or vote, to the extent provided in the Partnership Agreement or under the Virginia Revised Uniform Limited Partnership Act, will remain with the transferring limited partner.

Restrictions on Transfers by the General Partner

Except as described below, any transfer of all or any portion of our interest in our Operating Partnership, whether by sale, disposition, statutory merger or consolidation, liquidation or otherwise, must be approved by the consent of a majority in interest of the limited partners (excluding us and any limited partner 50% or more of whose equity is owned, directly or indirectly, by us). Subject to the rights of our stockholders and the limited partners of our Operating Partnership to approve certain direct or indirect transfers of our interests in our Operating Partnership described below and the rights of holders of any class or series of partnership interest, we may transfer all (but not less than all) of our general partnership interest without the consent of the limited partners, voting as a separate class, in connection with a merger, consolidation or other combination of our assets with another entity, a sale of all or substantially all of our assets or a reclassification, recapitalization or change in any outstanding shares of our stock if:

•

in connection with such event, all of the limited partners will receive or have the right to elect to receive, for each common unit, the greatest amount of cash, securities or other property paid to a holder of one share of our common stock (subject to adjustment in accordance with the Partnership Agreement) in the transaction and, if a purchase, tender or exchange offer is made and accepted by holders of our common stock in connection with the event, each holder of common units receives, or has the right to elect to receive, the greatest amount of cash, securities or other property that the holder would have received if it had exercised its redemption right and received shares of our common stock in exchange for its common units immediately before the expiration of the purchase, tender or exchange offer and had accepted the purchase, tender or exchange offer; or

•

substantially all of the assets of our Operating Partnership will be owned by a surviving entity (which may be our Operating Partnership) in which the limited partners of our Operating Partnership holding common units immediately before the event will hold a percentage interest based on the relative fair market value of the net assets of our Operating Partnership and the other net assets of the surviving entity immediately before the event, which interest will be on terms that are at least as favorable as the terms of the common units in effect immediately before the event and as those applicable to any other limited partners or non-managing members of the surviving entity and will include a right to redeem interests in the surviving entity for the consideration described in the preceding bullet or cash on similar terms as those in effect with respect to the common units immediately before the event, or, if common equity securities of the person controlling the surviving entity are publicly traded, such common equity securities.

We may also transfer all (but not less than all) of our interest in our Operating Partnership to a controlled affiliate of ours without the consent of any limited partner, subject to the rights of holders of any class or series of partnership interest.

In addition, any transferee of our interest in our Operating Partnership must be admitted as a general partner of our Operating Partnership, assume, by operation of law or express agreement, all of our obligations as general partner under the Partnership Agreement, accept all of the terms and conditions of the Partnership Agreement and execute such instruments as may be necessary to effectuate the transferee’s admission as a general partner.

Restrictions on Transfers by Any Partner

Any transfer or purported transfer of a partnership interest other than in accordance with the Partnership Agreement will be void. Partnership interests may be transferred only on the first day of a fiscal quarter, and no partnership interest may be transferred to any lender under certain nonrecourse loans to us or our Operating Partnership, in either case, unless we otherwise consent, which we may give or withhold in our sole and absolute discretion. No transfer of any partnership interest, including in connection with any redemption or acquisition of units by us or by our Operating Partnership, may be made:

•	to a person or entity that lacks the legal right, power or capacity to own the partnership interest;

•	in violation of applicable law;

•

without our consent, which we may give or withhold in our sole and absolute discretion, of any component portion of a partnership interest, such as a partner’s capital account or rights to distributions, separate and apart from all other components of the partner’s interest in our Operating Partnership;

•

if the proposed transfer could cause us or any of our affiliates to fail to comply with the requirements under the Code for qualifying as a REIT or as a “qualified REIT subsidiary” (within the meaning of Code Section 856(i)(2));

•

without our consent, which we may give or withhold in our sole and absolute discretion, if the proposed transfer could, based on the advice of our counsel or counsel to our Operating Partnership, cause a termination of our Operating Partnership for U.S. federal or state income tax purposes (other than as a result of the redemption or acquisition by us of all units held by limited partners);

•

if the proposed transfer could, based on the advice of our legal counsel or legal counsel to our Operating Partnership, cause our Operating Partnership to cease to be classified as a partnership for U.S. federal income tax purposes (other than as a result of the redemption or acquisition by us of all units held by limited partners);

•

if the proposed transfer would cause our Operating Partnership to become, with respect to any employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), a “party-in-interest” for purposes of ERISA or a “disqualified person” as defined in Section 4975(c) of the Code;

•

if the proposed transfer could, based on the advice of our counsel or counsel to our Operating Partnership, cause any portion of the assets of our Operating Partnership to constitute assets of any employee benefit plan pursuant to applicable regulations of the United States Department of Labor;

•	if the proposed transfer requires the registration of the partnership interest under any applicable federal or state securities laws;

•

without our consent, which we may give or withhold in our sole and absolute discretion, if the proposed transfer (1) could be treated as effectuated through an “established securities market” or a “secondary market” (or the substantial equivalent thereof) within the meaning of Section 7704 of the Code and the Treasury Regulations promulgated thereunder, (2) could cause our Operating Partnership to become a “publicly traded partnership,” as that term is defined in Sections 469(k)(2) or 7704(b) of the Code, (3) could cause (i) our Operating Partnership to have more than 100 partners, including as partners certain persons who own their interests in our Operating Partnership indirectly or (ii) the partnership interest initially issued to such partner or its predecessors to be held by more than two partners, including as partners certain persons who own their interests in our Operating Partnership indirectly, or (4) could cause our Operating Partnership to fail one or more of the “safe harbors” within the meaning of Section 7704 of the Code and the Treasury Regulations thereunder;

•	if the proposed transfer would cause our Operating Partnership (as opposed to us) to become a reporting company under the Exchange Act; or

•	if the proposed transfer subjects our Operating Partnership to regulation under the Investment Company Act of 1940, the Investment Advisors Act of 1940 or ERISA, each as amended.

Withdrawal of Partners

We may not voluntarily withdraw as the general partner of our Operating Partnership without the consent of a majority in interest of the limited partners (excluding us and any limited partner 50% or more of whose equity is owned, directly or indirectly, by us) other than upon the transfer of our entire interest in our Operating Partnership and the admission of our successor as a general partner of our Operating Partnership. A limited partner may withdraw from our Operating Partnership only as a result of a transfer of the limited partner’s entire partnership interest in accordance with the Partnership Agreement and the admission of the limited partner’s successor as a limited partner of our Operating Partnership or as a result of the redemption or acquisition by us of the limited partner’s entire partnership interest.

Amendment of the Partnership Agreement

Except as described below and amendments requiring the consent of each affected partner described in “—Restrictions on General Partner’s Authority,” amendments to the Partnership Agreement must be approved by a majority in interest of the partners, including us and our subsidiaries. Amendments to the Partnership Agreement may be proposed only by us or by limited partners holding 25% or more of the partnership interests held by limited partners. Following such a proposal, we must submit any proposed amendment that requires the consent, approval or vote of any partners to the partners entitled to vote on the amendment for approval and seek the consent of such partners to the amendment.

We may, without the approval or consent of any limited partner but subject to the rights of holders of any additional class or series of partnership interest, amend the Partnership Agreement as may be required to facilitate or implement any of the following purposes:

•	to add to our obligations as general partner or surrender any right or power granted to us or any of our affiliates for the benefit of the limited partners;

•

to reflect the admission, substitution or withdrawal of partners, the transfer of any partnership interest, or the termination of our Operating Partnership in accordance with the Partnership Agreement;

•

to reflect a change that is of an inconsequential nature or does not adversely affect the limited partners in any material respect, or to cure any ambiguity, correct or supplement any provision in the Partnership Agreement that is not inconsistent with law or with other provisions of the Partnership Agreement, or make other changes with respect to matters arising under the Partnership Agreement that will not be inconsistent with law or with the provisions of the Partnership Agreement;

•

to set forth or amend the designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption of the holders any additional classes or series of partnership interest;

•	to satisfy any requirements, conditions or guidelines contained in any order, directive, opinion, ruling or regulation of a federal or state agency or contained in federal or state law;

•

to reflect such changes as are reasonably necessary for us to maintain our status as a REIT or satisfy the requirements for us to qualify as a REIT or to reflect the transfer of all or any part of a partnership interest among us and any entity that is disregarded with respect to us for U.S. federal income tax purposes;

•

to modify the manner in which items of net income or net loss are allocated or the manner in which capital accounts are adjusted, computed, or maintained (but in each case only to the extent provided by the Partnership Agreement and permitted by applicable law);

•	to reflect the issuance of additional partnership interests; and

•

to reflect any other modification to the Partnership Agreement as is reasonably necessary for our business or operations or those of our Operating Partnership and that does not require the consent of each affected partner as described in “—Restrictions on General Partner’s Authority.”

Amendments to the provisions of the Partnership Agreement relating to the restrictions on transfers of partnership interests by general or limited partners and the admission of transferees as limited partners must be approved by a majority in interest of the limited partners (excluding us and any limited partners 50% or more whose equity is owned, directly or indirectly, by us). Amendments to any other provision of the Partnership Agreement that requires the approval or consent of any partner or group of partners to any action may be amended only with the approval or consent of such partner or group of partners.

Procedures for Actions and Consents of Partners

Meetings of partners may be called only by us, to transact any business that we determine. Notice of any meeting must be given to all partners entitled to act at the meeting not less than seven days nor more than 60 days before the date of the meeting. Unless approval by a different number or proportion of the partners is required by the Partnership Agreement, the affirmative vote of the partners holding a majority of the outstanding partnership interests held by partners entitled to act on any proposal is sufficient to approve the proposal at a meeting of the partners. Partners may vote in person or by proxy. Each meeting of partners will be conducted by us or any other person we appoint, pursuant to rules for the conduct of the meeting determined by the person conducting the meeting. Whenever the vote, approval or consent of partners is permitted or required under the Partnership Agreement, such vote, approval or consent may be given at a meeting of partners, and any action requiring the approval or consent of any partner or group of partners or that is otherwise required or permitted to be taken at a meeting of the partners may be taken without a meeting if a consent in writing or by electronic transmission setting forth the action so taken, approved or consented to is given by partners whose affirmative vote would be sufficient to approve such action or provide such approval or consent at a meeting of the partners. If we seek partner approval of or consent to any matter (other than “partnership approval” of direct or indirect transfers of our interests in our Operating Partnership) in writing or by electronic transmission, we may require a response within a reasonable specified time, but not less than fifteen days, and failure to respond in such time period will constitute a partner’s consent consistent with our recommendation, if any, with respect to the matter. If we seek “partnership approval” of a direct or indirect transfer of our interests in our Operating Partnership, the record date for the determination of limited partners entitled to provide such approval shall be the same day as the record date for the approval by our stockholders of the event giving rise to such “partnership approval” rights. If “partnership approval” is not obtained with respect to any particular event within five business days from the date upon which our stockholders approved of such event, then “partnership approval” will be deemed not to exist with respect to such event.

Dissolution

Our Operating Partnership will dissolve, and its affairs will be wound up, upon the first to occur of any of the following:

•

the removal or withdrawal of the last remaining general partner in accordance with the Partnership Agreement, the withdrawal of the last remaining general partner in violation of the Partnership Agreement or the involuntary withdrawal of the last remaining general partner as a result of such general partner’s death, adjudication of incompetency, dissolution or other termination of legal existence or the occurrence of certain events relating to the bankruptcy or insolvency of such general partner unless, within ninety days after any such withdrawal, a majority in interest of the remaining partners agree in writing, in their sole and absolute discretion, to continue our Operating Partnership and to the appointment, effective as of the date of such withdrawal, of a successor general partner;

•	an election to dissolve our Operating Partnership by us, in our sole and absolute discretion, with or without the consent of a majority in interest of the partners;

•	the entry of a decree of judicial dissolution of our Operating Partnership pursuant to the Virginia Revised Uniform Limited Partnership Act;

•

the sale or other disposition of all or substantially all of the assets of our Operating Partnership not in the ordinary course of our Operating Partnership’s business or a related series of transactions that, taken together, result in the sale or other disposition of all or substantially all of the assets of our Operating Partnership not in the ordinary course of our Operating Partnership’s business; or

•	the redemption or other acquisition by us or our Operating Partnership of all of the outstanding partnership interests other than partnership interests held by us.

Upon dissolution we or, if there is no remaining general partner, a liquidator will proceed to liquidate the assets of our Operating Partnership and apply the proceeds from such liquidation in the order of priority set forth in the Partnership Agreement and among holders of partnership interests in accordance with their capital account balances.

Tax Matters

Pursuant to the Partnership Agreement, we, as the general partner, are the tax matters partner of our Operating Partnership, and in such capacity, have the authority to handle tax audits on behalf of our Operating Partnership. In addition, as the general partner, we have the authority to arrange for the preparation and filing of our Operating Partnership’s tax returns and to make tax elections under the Code on behalf of our Operating Partnership.

PRINCIPAL STOCKHOLDERS

The following table sets forth, as of the completion of this offering, certain information regarding the beneficial ownership of shares of our common stock and shares of common stock into which common units are exchangeable immediately following the completion of this offering and the formation transactions for (1) each person who is expected to be the beneficial owner of 5% or more of our outstanding common stock immediately following the completion of this offering, (2) each of our directors, director nominees and named executive officers, and (3) all of our directors, director nominees and executive officers as a group. This table assumes that the formation transactions and this offering are completed, and gives effect to the expected issuance of common stock and common units in connection with this offering and the formation transactions. Each person named in the table has sole voting and investment power with respect to all of the shares of our common stock shown as beneficially owned by such person, except as otherwise set forth in the notes to the table. The extent to which a person will hold shares of common stock as opposed to units is set forth in the footnotes below.

The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A stockholder is also deemed to be, as of any date, the beneficial owner of all securities that such stockholder has the right to acquire within 60 days after that date through (1) the exercise of any option, warrant or right, (2) the conversion of a security, (3) the power to revoke a trust, discretionary account or similar arrangement or (4) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, common shares subject to options or other rights (as set forth above) held by that person that are exercisable as of the completion of this offering or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person. As of the date of this prospectus, we had 16 stockholders of record.

Unless otherwise indicated, the address of each named person is c/o Wheeler Real Estate Investment Trust, Inc., Riversedge North, 2529 Virginia Beach Blvd., Suite 200, Virginia Beach, Virginia 23452. No shares beneficially owned by any executive officer, director or director nominee have been pledged as security.

		Minimum Offering		Maximum Offering
Name of Beneficial Owner	Number of Shares and Units Beneficially Owned	Percentage of All Shares(1)	Percentage of All Shares and Units(2)	Percentage of All Shares(3)	Percentage of All Shares and Units(4)
Jon S. Wheeler	335,680	10.22%	6.69%	7.83%	5.58%
Steven M. Belote	0	*	*	*	*
Robin Hanisch	3,106	*	*	*	*
John McAuliffe	0	*	*	*	*
Ann L. McKinney	6,276	*	*	*	*
Christopher J. Ettel	0	*	*	*	*
David Kelly	0	*	*	*	*
William W. King	0	*	*	*	*
Sanjay Madhu	0	*	*	*	*

All directors, director nominees and executive officers as a group (9 persons)	345,062	10.50%	6.87%	8.05%	5.73%

*	Less than 1.0%
(1)	Assumes 3,285,457 shares of common stock are outstanding immediately following completion of the minimum offering. In addition, amounts for individuals assume that all common units held by the person are exchanged for shares of our common stock, and amounts for all directors, director nominees and executive officers as a group assume all common units held by them are exchanged for shares of our common stock in each case, regardless of when such common units are currently exchangeable. The total number of shares of our common stock outstanding used in calculating this percentage assumes that none of the common units held by other persons are exchanged for shares of our common stock.
(2)	Assumes a total of 3,285,457 shares of our common stock and 1,734,064 common units, which units may be redeemed for cash or, at our option, exchanged for shares of our common stock as described in “Description of the Partnership Agreement of Wheeler REIT, L.P.,” are outstanding immediately following completion of the minimum offering.

(3)	Assumes 4,285,457 shares of common stock are outstanding immediately following completion of the maximum offering. In addition, amounts for individuals assume that all common units held by the person are exchanged for shares of our common stock, and amounts for all directors, director nominees and executive officers as a group assume all common units held by them are exchanged for shares of our common stock in each case, regardless of when such common units are currently exchangeable. The total number of shares of our common stock outstanding used in calculating this percentage assumes that none of the common units held by other persons are exchanged for shares of our common stock.
(4)	Assumes a total of 4,285,457 shares of our common stock and 1,734,064 common units, which units may be redeemed for cash or, at our option, exchanged for shares of our common stock as described in “Description of the Partnership Agreement of Wheeler REIT, L.P.,” are outstanding immediately following completion of the maximum offering.

DESCRIPTION OF SECURITIES

Although the following summary describes the material terms of our stock, it is not a complete description of the MGCL or our charter and bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus is a part and are available from us upon request. See “Where You Can Find More Information.”

General

Our charter provides that we may issue up to 15,000,000 shares of common stock, $0.01 par value per share, or common stock, and 500,000 shares of Series A convertible preferred stock, without par value per share, or preferred stock. Our charter authorizes our board of directors, with the approval of a majority of the entire board of directors and without any action by our stockholders, to amend our charter to increase or decrease the aggregate number of authorized shares of stock or the number of authorized shares of any class or series of our stock. Upon completion of this offering, the formation transactions and the other transactions described in this prospectus, 3,285,457 shares of our common stock will be issued and outstanding, assuming completion of the minimum offering, or 4,285,457 shares assuming the completion of the maximum offering. We currently have 249,750 shares of preferred stock issued and outstanding. All issued and outstanding shares of preferred stock will automatically convert to 285,457 shares of common stock upon completion of this offering.

Under Maryland law, stockholders generally are not personally liable for our debts or obligations solely as a result of their status as stockholders.

Common Stock

Subject to the preferential rights of any other class or series of stock and to the provisions of our charter regarding the restrictions on ownership and transfer of our stock, holders of shares of our common stock are entitled to receive dividends and other distributions on such shares if, as and when authorized by our board of directors out of assets legally available therefore and declared by us and to share ratably in the assets of our company legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up after payment or establishment of reserves for all known debts and liabilities of our company.

Subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock and except as may otherwise be specified in the terms of any class or series of our common stock, each outstanding share of our common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as provided with respect to any other class or series of stock, the holders of shares of common stock will possess the exclusive voting power. There is no cumulative voting in the election of our directors. Directors are elected by a plurality of all of the votes cast in the election of directors.

Holders of shares of our common stock have no preference, conversion, exchange, sinking fund or redemption rights and have no preemptive rights to subscribe for any securities of our company. Our charter provides that our stockholders generally have no appraisal rights unless our board of directors determines prospectively that appraisal rights will apply to one or more transactions in which holders of our common stock would otherwise be entitled to exercise appraisal rights. Subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock, holders of our common stock will have equal dividend, liquidation and other rights.

Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, consolidate, sell all or substantially all of its assets or engage in a statutory share exchange unless declared advisable by its board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of all of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation’s charter. Our charter provides for approval of any of these matters by the affirmative vote of stockholders entitled to cast a majority of the votes entitled to be cast on such matters, except that the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast generally in the election of directors is required to remove a director and the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on such matter is required to amend the provisions of our charter relating to the removal of directors or specifying that our stockholders may act without a meeting only by unanimous consent, or to amend the vote required to amend such provisions. Maryland law also permits a Maryland corporation to transfer all or substantially all of its assets without the approval of the stockholders of the corporation to an entity if all of the equity interests of the entity are owned, directly or indirectly, by the corporation. Because our operating assets may be held by our Operating Partnership or its subsidiaries, these subsidiaries may be able to merge or transfer all or substantially all of their assets without the approval of our stockholders.

Our charter authorizes our board of directors to reclassify any unissued shares of our common stock into other classes or series of stock, to establish the designation and number of shares of each class or series and to set, subject to the provisions of our charter relating to the restrictions on ownership and transfer of our stock, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of each such class or series.

Preferred Stock

Our charter authorizes our board of directors to classify any unissued shares of preferred stock and to reclassify any previously classified but unissued shares into one or more classes or series of preferred stock. Prior to issuance of shares of each new class or series, our board of directors is required by the MGCL and our charter to set, subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of each such class or series. As a result, our board of directors could authorize the issuance of shares of preferred stock that have priority over shares of our common stock with respect to dividends or other distributions or rights upon liquidation or with other terms and conditions that could have the effect of delaying, deferring or preventing a transaction or a change of control of our company that might involve a premium price for holders of our common stock or that our common stockholders otherwise believe to be in their best interests. As of the date hereof, 249,750 shares of preferred stock are issued and outstanding. All issued and outstanding shares of preferred stock will automatically convert to 285,457 shares of common stock upon completion of this offering.

Power to Increase or Decrease Authorized Shares of Common Stock and Issue Additional Shares of Common and Preferred Stock

We believe that the power of our board of directors to amend our charter to increase or decrease the aggregate number of authorized shares of stock, to authorize us to issue additional authorized but unissued shares of our common stock or preferred stock and to classify or reclassify unissued shares of our common stock or preferred stock and thereafter to authorize us to issue such classified or reclassified shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. The additional classes or series, as well as the additional authorized shares of common stock, will be available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our board of directors does not currently intend to do so, it could authorize us to issue a class or series of stock that could, depending upon the terms of the particular class or series, delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for holders of our common stock or that our common stockholders otherwise believe to be in their best interests. See “Material Provisions of Maryland Law and of Our Charter and Bylaws—Anti-takeover Effect of Certain Provisions of Maryland Law and Our Charter and Bylaws.”

Restrictions on Ownership and Transfer

In order for us to qualify as a REIT under the Code, our stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of stock (after taking into account options to acquire shares of stock) may be owned, directly, indirectly or through application of certain attribution rules by five or fewer individuals (as defined in the Code to include certain entities such as private foundations) at any time during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).

Our charter contains Ownership Limits that are intended to assist us in complying with these requirements and continuing to qualify as a REIT. The relevant sections of our charter provide that, subject to the exceptions described below, no person or entity may actually or beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than 9.8% (in value or in number of shares, whichever is more restrictive) of the outstanding shares of our common stock, or 9.8% in value of the aggregate of the outstanding shares of all classes and series of our stock, in each case excluding any shares of our common stock that are not treated as outstanding for federal income tax purposes. A person or entity that would have acquired actual, beneficial or constructive ownership of our stock but for the application of the Ownership Limits or any of the other restrictions on ownership and transfer of our stock discussed below is referred to as a “prohibited owner.”

The constructive ownership rules under the Code are complex and may cause stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.8% of our common stock (or the acquisition of an interest in an entity that owns, actually or constructively, our common stock) by an individual or entity, could, nevertheless cause that individual or entity, or another individual or entity, to own constructively in excess of 9.8% of our outstanding common stock and thereby violate the applicable Ownership Limit.

Our board of directors, in its sole and absolute discretion, prospectively or retroactively, may exempt a person from either or both of the Ownership Limits if doing so would not result in us being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise failing to qualify as a REIT and our board of directors determines that:

•

such waiver will not cause or allow five or fewer individuals to actually or beneficially own more than 49% in value of the aggregate of the outstanding shares of all classes and series of our stock; and

•

subject to certain exceptions, the person does not and will not own, actually or constructively, an interest in a tenant of ours (or a tenant of any entity owned in whole or in part by us) that would cause us to own, actually or constructively, more than a 9.8% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant.

As a condition of the exception, our board of directors may require an opinion of counsel or IRS ruling, in either case in form and substance satisfactory to our board of directors, in its sole and absolute discretion, in order to determine or ensure our status as a REIT and such representations and undertakings from the person requesting the exception as are reasonably necessary to make the determinations above. Our board of directors may impose such conditions or restrictions as it deems appropriate in connection with such an exception.

In connection with a waiver of an Ownership Limit or at any other time, our board of directors may, in its sole and absolute discretion, increase or decrease one or both of the Ownership Limits for one or more persons, except that a decreased Ownership Limit will not be effective for any person whose actual, beneficial or constructive ownership of our stock exceeds the decreased Ownership Limit at the time of the decrease until the person’s actual, beneficial or constructive ownership of our stock equals or falls below the decreased Ownership Limit, although any further acquisition of our stock will violate the decreased Ownership Limit. Our board of directors may not increase or decrease any Ownership Limit if, among other limitations, the new Ownership Limit would allow five or fewer persons to actually or beneficially own more than 49% in value of our outstanding stock or could otherwise cause us to fail to qualify as a REIT.

Our charter further prohibits:

•

any person from actually, beneficially or constructively owning shares of our stock that could result in us being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise cause us to fail to qualify as a REIT (including, but not limited to, actual, beneficial or constructive ownership of shares of our stock that could result in (i) us owning (actually or constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code, or (ii) any manager of a “qualified lodging facility,” within the meaning of Section 856(d)(9)(D) of the Code, leased by us to one of our taxable REIT subsidiaries failing to qualify as an “eligible independent contractor” within the meaning of Section 856(d)(9)(A) of the Code, in each case if the income we derive from such tenant or such taxable REIT subsidiary, taking into account our other income that would not qualify under the gross income requirements of Section 856(c) of the Code, would cause us to fail to satisfy any the gross income requirements imposed on REITs); and

•

any person from transferring shares of our stock if such transfer would result in shares of our stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution).

Any person who acquires or attempts or intends to acquire actual, beneficial or constructive ownership of shares of our stock that will or may violate the Ownership Limits or any of the other restrictions on ownership and transfer of our stock described above must give written notice immediately to us or, in the case of a proposed or attempted transaction, provide us at least 15 days prior written notice, and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT.

The Ownership Limits and other restrictions on ownership and transfer of our stock described above will not apply until the closing of this offering and will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT or that compliance is no longer required in order for us to qualify as a REIT.

Pursuant to our charter, if any purported transfer of our stock or any other event would otherwise result in any person violating the Ownership Limits or such other limit established by our board of directors, or could result in us being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise failing to qualify as a REIT, then that number of shares causing the violation (rounded up to the nearest whole share) will be automatically transferred to, and held by, a trust for the exclusive benefit of one or more charitable organizations selected by us. The prohibited owner will have no rights in shares of our stock held by the trustee. The automatic transfer will be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in the transfer to the trust. Any dividend or other distribution paid to the prohibited owner, prior to our discovery that the shares had been automatically transferred to a trust as described above, must be repaid to the trustee upon demand. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent violation of the applicable restriction on ownership and transfer of our stock, then that transfer of the number of shares that otherwise would cause any person to violate the above restrictions will be void. If any transfer of our stock would result in shares of our stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution), then any such purported transfer will be void and of no force or effect and the intended transferee will acquire no rights in the shares.

Shares of our stock transferred to the trustee are deemed offered for sale to us, or our designee, at a price per share equal to the lesser of (1) the price per share in the transaction that resulted in the transfer of the shares to the trust (or, in the event of a gift, devise or other such transaction, the last reported sale price on the Nasdaq Capital Market on the day of the transfer or other event that resulted in the transfer of such shares to the trust) and (2) the last reported sale price on the Nasdaq Capital Market on the date we accept, or our designee accepts, such offer. We must reduce the amount payable to the prohibited owner by the amount of dividends and distributions paid to the prohibited owner and owed by the prohibited owner to the trustee and pay the amount of such reduction to the trustee for the benefit of the charitable beneficiary. We have the right to accept such offer until the trustee has sold the shares of our stock held in the trust. Upon a sale to us, the interest of the charitable beneficiary in the shares sold terminates and the trustee must distribute the net proceeds of the sale to the prohibited owner and any dividends or other distributions held by the trustee with respect to such stock will be paid to the charitable beneficiary.

If we do not buy the shares, the trustee must, within 20 days of receiving notice from us of the transfer of shares to the trust, sell the shares to a person or persons designated by the trustee who could own the shares without violating the Ownership Limits or other restrictions on ownership and transfer of our stock. Upon such sale, the trustee must distribute to the prohibited owner an amount equal to the lesser of (1) the price paid by the prohibited owner for the shares (or, if the prohibited owner did not give value in connection with the transfer or other event that resulted in the transfer to the trust (e.g., a gift, devise or other such transaction), the last reported sale price on the Nasdaq Capital Market on the day of the transfer or other event that resulted in the transfer of such shares to the trust) and (2) the sales proceeds (net of commissions and other expenses of sale) received by the trustee for the shares. The trustee will reduce the amount payable to the prohibited owner by the amount of dividends and other distributions paid to the prohibited owner and owed by the prohibited owner to the trustee. Any net sales proceeds in excess of the amount payable to the prohibited owner will be immediately paid to the charitable beneficiary, together with any dividends or other distributions thereon. In addition, if prior to discovery by us that shares of our stock have been transferred to the trustee, such shares of stock are sold by a prohibited owner, then such shares shall be deemed to have been sold on behalf of the trust and, to the extent that the prohibited owner received an amount for or in respect of such shares that exceeds the amount that such prohibited owner was entitled to receive, such excess amount shall be paid to the trustee upon demand.

The trustee will be designated by us and will be unaffiliated with us and with any prohibited owner. Prior to the sale of any shares by the trust, the trustee will receive, in trust for the charitable beneficiary, all dividends and other distributions paid by us with respect to such shares, and may exercise all voting rights with respect to such shares for the exclusive benefit of the charitable beneficiary.

Subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee may, at the trustee’s sole discretion:

•	rescind as void any vote cast by a prohibited owner prior to our discovery that the shares have been transferred to the trust; and

•	recast the vote in accordance with the desires of the trustee acting for the benefit of the beneficiary of the trust.

However, if we have already taken irreversible corporate action, then the trustee may not rescind and recast the vote.

If our board of directors or a committee thereof determines in good faith that a proposed transfer or other event has taken place that violates the restrictions on ownership and transfer of our stock set forth in our charter, our board of directors or such committee may take such action as it deems advisable in its sole discretion to refuse to give effect to or to prevent such transfer, including, but not limited to, causing us to redeem shares of stock, refusing to give effect to the transfer on our books or instituting proceedings to enjoin the transfer.

Every owner of 5% or more (or such lower percentage as required by the Code or the Treasury Regulations promulgated thereunder) of the outstanding shares of our stock, within 30 days after the end of each taxable year, must give written notice to us stating the name and address of such owner, the number of shares of each class and series of our stock that the owner beneficially owns and a description of the manner in which the shares are held. Each such owner also must provide us with any additional information that we request in order to determine the effect, if any, of the person’s actual or beneficial ownership on our status as a REIT and to ensure compliance with the Ownership Limits. In addition, any person that is an actual owner, beneficial owner or constructive owner of shares of our stock and any person (including the stockholder of record) who is holding shares of our stock for an actual owner, beneficial owner or constructive owner must, on request, disclose to us such information as we may request in good faith in order to determine our status as a REIT and comply with requirements of any taxing authority or governmental authority or to determine such compliance.

Any certificates representing shares of our stock will bear a legend referring to the restrictions on ownership and transfer of our stock described above.

These restrictions on ownership and transfer could delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for our common stock that our stockholders believe to be in their best interest.

Transfer Agent and Registrar

The transfer agent and registrar for our shares of common stock is Computershare Trust Company, N.A. 250 Royall Street, Canton, Massachusetts 02021.

MATERIAL PROVISIONS OF MARYLAND LAW AND OUR CHARTER AND BYLAWS

Although the following summary describes certain provisions of Maryland law and the material provisions of our charter and bylaws, it is not a complete description of Maryland law or our charter and bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus is a part and are available from us upon request. See “Where You Can Find More Information.”

Our Board of Directors

Our charter and bylaws provide that the number of directors of our company may be established, increased or decreased only by a majority of our entire board of directors but may not be fewer than the minimum number required by the MGCL nor, unless our bylaws are amended, more than 11. Upon completion of this offering, we expect to have 7 directors.

Our charter also provides that, at such time as we become eligible to elect to be subject to certain elective provisions of the MGCL (which we expect will be upon completion of this offering) and except as may be provided by our board of directors in setting the terms of any class or series of stock, any vacancy may be filled only by a majority of the remaining directors, even if the remaining directors do not constitute a quorum. Any director so elected will serve for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is duly elected and qualifies.

Each of our directors is elected by our stockholders to serve until the next annual meeting of stockholders and until his or her successor is duly elected and qualifies under the MGCL. Holders of shares of our common stock will have no right to cumulative voting in the election of directors. Directors are elected by a plurality of the votes cast.

Removal of Directors

Our charter provides that, subject to the rights of holders of one or more classes or series of preferred stock to elect or remove one or more directors, a director may be removed only for cause (as defined in our charter) and only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of directors. This provision, when coupled with the exclusive power of our board of directors to fill vacant directorships, may preclude stockholders from removing incumbent directors except for cause and by a substantial affirmative vote and filling the vacancies created by such removal with their own nominees.

Business Combinations

Under the MGCL, certain “business combinations” (including a merger, consolidation, share exchange or, in certain circumstances specified under the statute, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any interested stockholder, or an affiliate of such an interested stockholder, are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Maryland law defines an interested stockholder as:

•	any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s outstanding voting stock; or

•

an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation.

A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. In approving a transaction, however, a board of directors may provide that its approval is subject to compliance, at or after the time of the approval, with any terms and conditions determined by it.

After such five-year period, any such business combination must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

•

two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These supermajority approval requirements do not apply if, among other conditions, the corporation’s common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares.

These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a corporation’s board of directors prior to the time that the interested stockholder becomes an interested stockholder. Our board of directors has, by board resolution, elected to opt out of the business combination provisions of the MGCL. However, we cannot assure you that our board of directors will not opt to be subject to such business combination provisions in the future. Notwithstanding the foregoing, an alteration or repeal of this resolution will not have any effect on any business combinations that have been consummated or upon any agreements existing at the time of such modification or repeal.

Control Share Acquisitions

The MGCL provides that holders of “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights with respect to any control shares except to the extent approved by the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of directors, generally, excluding shares of stock in a corporation in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of such shares in the election of directors: (1) the person who made or proposes to make a control share acquisition, (2) an officer of the corporation or (3) an employee of the corporation who is also a director of the corporation. “Control shares” are voting shares of stock that, if aggregated with all other such shares of stock previously acquired by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.

Control shares do not include shares that the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition, directly or indirectly, of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and making an “acquiring person statement” as described in the MGCL), may compel the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the control shares. If no request for a special meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights of control shares are not approved at the meeting or if the acquiring person does not deliver an “acquiring person statement” as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The control share acquisition statute does not apply to: (1) shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (2) acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of shares of our stock. We cannot provide you any assurance, however, that our board of directors will not amend or eliminate this provision at any time in the future.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of the following five provisions:

•	a classified board;

•	a two-thirds vote requirement for removing a director;

•	a requirement that the number of directors be fixed only by vote of the directors;

•	a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; or

•	a majority requirement for the calling of a special meeting of stockholders.

Our charter provides that, at such time as we become eligible to make a Subtitle 8 election and except as may be provided by our board of directors in setting the terms of any class or series of stock, we elect to be subject to the provisions of Subtitle 8 relating to the filling of vacancies on our board of directors. Through provisions in our charter and bylaws unrelated to Subtitle 8, we already (1) require a two-thirds vote for the removal of any director from the board, which removal will be allowed only for cause, (2) vest in the board the exclusive power to fix the number of directorships, subject to limitations set forth in our charter and bylaws and (3) require, unless called by the chairman of our board of directors, our president, our chief executive officer or our board of directors, the request of stockholders entitled to cast not less than a majority of all votes entitled to be cast on a matter at such meeting to call a special meeting to consider and vote on any matter that may properly be considered at a meeting of stockholders. We have not elected to create a classified board. In the future, our board of directors may elect, without stockholder approval, to create a classified board or elect to be subject to one or more of the other provisions of Subtitle 8.

Amendments to Our Charter and Bylaws

Other than amendments to certain provisions of our charter described below and amendments permitted to be made without stockholder approval under Maryland law or by a specific provision in the charter, our charter may be amended only if such amendment is declared advisable by our board of directors and approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter. The provisions of our charter relating to the removal of directors or specifying that our stockholders may act without a meeting only by unanimous consent, or the provision specifying the vote required to amend such provisions, may be amended only if such amendment is declared advisable by our board of directors and approved by the affirmative vote of stockholders entitled to cast not less than two-thirds of all of the votes entitled to be cast on the matter. Our board of directors has the exclusive power to adopt, alter or repeal any provision of our bylaws or to make new bylaws.

Transactions Outside the Ordinary Course of Business

We generally may not merge with or into or consolidate with another company, sell all or substantially all of our assets or engage in a statutory share exchange unless such transaction is declared advisable by our board of directors and approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter. In addition, to the extent that such a merger, consolidation, sale of assets of statutory share exchange would require the vote of our stockholders, such transaction would also require the approval of the limited partners of our Operating Partnership. See “Description of the Partnership Agreement of Wheeler REIT, L.P.—Restrictions on Transfers by the General Partner.”

Dissolution of Our Company

The dissolution of our company must be declared advisable by a majority of our entire board of directors and approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter.

Meetings of Stockholders

Under our bylaws, annual meetings of stockholders must be held each year at a date, time and place determined by our board of directors. Special meetings of stockholders may be called by the chairman of our board of directors, our chief executive officer, our president and our board of directors. Additionally, subject to the provisions of our bylaws, a special meeting of stockholders to act on any matter that may properly be considered at a meeting of stockholders must be called by our secretary upon the written request of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter at such meeting who have requested the special meeting in accordance with the procedures specified in our bylaws and provided the information and certifications required by our bylaws. Only matters set forth in the notice of a special meeting of stockholders may be considered and acted upon at such a meeting. The first annual meeting of our stockholders after this offering will be held in 2012 as our annual meeting for 2011 will occur prior to the completion of this offering.

Advance Notice of Director Nominations and New Business

Our bylaws provide that:

•

with respect to an annual meeting of stockholders, nominations of individuals for election to the board of directors and the proposal of business to be considered by stockholders at the annual meeting may be made only:

•	pursuant to our notice of the meeting;

•	by or at the direction of our board of directors; or

•

by a stockholder who was a stockholder of record both at the time of giving of the notice required by our bylaws and at the time of the annual meeting, who is entitled to vote at the meeting in the election of each individual so nominated or on such other business and who has provided the information and certifications required by the advance notice procedures set forth in our bylaws; and

•

with respect to special meetings of stockholders, only the business specified in our notice of meeting may be brought before the meeting of stockholders, and nominations of individuals for election to our board of directors may be made only:

•	by or at the direction of our board of directors; or

•

provided that the meeting has been called for the purpose of electing directors, by a stockholder who is a stockholder of record both at the time of giving of the notice required by our bylaws and at the time of the meeting, who is entitled to vote at the meeting in the election of each individual so nominated and who has provided the information and certifications required by the advance notice procedures set forth in our bylaws.

The purpose of requiring stockholders to give advance notice of nominations and other proposals is to afford our board of directors the opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposals and, to the extent considered necessary by our board of directors, to inform stockholders and make recommendations regarding the nominations or other proposals. The advance notice procedures also permit a more orderly procedure for conducting our stockholder meetings.

Anti-takeover Effect of Certain Provisions of Maryland Law and Our Charter and Bylaws

The restrictions on ownership and transfer of our stock, the provisions of our charter regarding the removal of directors, the exclusive power of our board of directors to fill vacancies on the board and the advance notice provisions of the bylaws could delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for holders of our common stock or otherwise be in their best interests. Likewise, if our board of directors were to opt in to the business combination provisions of the MGCL or the provisions of Subtitle 8 of Title 3 of the MGCL providing for a classified board of directors, or if the provision in our bylaws opting out of the control share acquisition provisions of the MGCL were amended or rescinded, these provisions of the MGCL could have similar anti-takeover effects.

Indemnification and Limitation of Directors’ and Officers’ Liability

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. Our charter contains a provision that eliminates such liability to the maximum extent permitted by Maryland law.

The MGCL requires a Maryland corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or are threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and:

•	was committed in bad faith; or

•	was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify a director or officer for an adverse judgment in a suit by or in the right of the corporation or if the director or officer was adjudged liable on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer, without requiring a preliminary determination of the director’s or officer’s ultimate entitlement to indemnification, upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•

a written undertaking by the director or officer or on the director’s of officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

Our charter authorizes us to obligate our company and our bylaws obligate us, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding, without requiring a preliminary determination of the director’s or officer’s ultimate entitlement to indemnification, to:

•	any present or former director or officer who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or

•

any individual who, while serving as our director or officer and at our request, serves or has served as a director, officer, partner, trustee, member or manager of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us, with the approval of our board of directors, to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of our company or a predecessor of our company.

The Partnership Agreement also provides that we, as general partner, and our directors, officers, employees, agents and designees are indemnified to the extent provided therein. See “Description of the Partnership Agreement of Wheeler REIT, L.P.—Exculpation and Indemnification of General Partner.”

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Indemnification Agreements

We intend to enter into indemnification agreements with each of our executive officers and directors as described in “Management—Limitation of Liability and Indemnification.”

Restrictions on Ownership and Transfer

Subject to certain exceptions, our charter provides that no person or entity may actually or beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than 9.8% (in value or number of shares, whichever is more restrictive) of the outstanding shares of our common stock or more than 9.8% in value of the aggregate outstanding shares of our stock. For a fuller description of this and other restrictions on ownership and transfer of our stock, see “Description of Securities—Restrictions on Ownership and Transfer.”

REIT Qualification

Our charter provides that our board of directors may revoke or otherwise terminate our REIT election, without approval of our stockholders, if it determines that it is no longer in our best interests to continue to be qualified as a REIT. Our charter also provides that our board of directors may determine that compliance with the restrictions on ownership and transfer of our stock is no longer required in order for us to qualify as a REIT.

SHARES ELIGIBLE FOR FUTURE SALE

General

Upon completion of this offering, we will have outstanding 3,285,457 shares of our common stock assuming a minimum offering and 4,285,457 shares of our common stock, assuming a maximum offering. In addition, 1,734,064 shares of our common stock will be reserved for issuance upon exchange of common units.

Of these shares, the 3,000,000 shares sold in the minimum offering or 4,000,000 shares sold in the maximum offering will be freely transferable without restriction or further registration under the Securities Act, subject to the limitations on ownership set forth in our charter, except for any shares purchased in this offering by our “affiliates,” as that term is defined by Rule 144 under the Securities Act. The remaining shares of common stock issued to our officers, directors and affiliates in the formation transactions and the shares of our common stock issuable to officers, directors and affiliates upon exchange of common units will be “restricted shares” as defined in Rule 144.

Prior to this offering, there has been no public market for our common stock. Trading of our common stock on the Nasdaq Capital Market is expected to commence immediately following the completion of this offering. No assurance can be given as to (1) the likelihood that an active market for our shares of common stock will develop, (2) the liquidity of any such market, (3) the ability of the stockholders to sell the shares or (4) the prices that stockholders may obtain for any of the shares. No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price prevailing from time to time. Sales of substantial amounts of our common stock (including shares issued upon the exchange of units tendered for redemption or the exercise of stock options), or the perception that such sales could occur, may adversely affect prevailing market prices of our common stock. See “Risk Factors—Risks Related to this Offering.”

For a description of certain restrictions on transfers of our shares of common stock held by certain of our stockholders, see “Description of Securities—Restrictions on Ownership and Transfer.”

Rule 144

After giving effect to this offering, 285,457 shares of our outstanding shares of common stock will be “restricted” securities under the meaning of Rule 144 under the Securities Act, and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemption provided by Rule 144.

In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale and who has beneficially owned shares considered to be restricted securities under Rule 144 for at least six months would be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned shares considered to be restricted securities under Rule 144 for at least one year would be entitled to sell those shares without regard to the provisions of Rule 144.

An affiliate of ours who has beneficially owned shares of our common stock for at least six months would be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

•	1.0% of the shares of our common stock then outstanding; or

•	the average weekly trading volume of our common stock on the Nasdaq Capital Market during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to manner of sale provisions, notice requirements and the availability of current public information about us.

Redemption/Exchange Rights

In connection with the formation transactions, our Operating Partnership will issue an aggregate of common units to Prior Investors in the entities that own the properties in our portfolio. Beginning on or after the date which is 12 months after the completion of this offering, limited partners of our Operating Partnership and certain qualifying assignees of a limited partner will have the right to require our Operating Partnership to redeem part or all of their common units for cash, or, at our election, shares of our common stock, based upon the fair market value of an equivalent number of shares of our common stock at the time of the redemption, subject to the restrictions on ownership and transfer of our stock set forth in our charter and described under the section entitled “Description of Securities—Restrictions on Ownership and Transfer.” See “Description of the Partnership Agreement of Wheeler REIT, L.P.”

Share Incentive Plan

We intend to adopt our 2012 Share Incentive Plan immediately prior to the completion of this offering. The plan will provide for the grant of incentive awards to our directors, officers, employees and consultants. 500,000 shares of common stock (assuming a minimum offering) or 600,000 shares of common stock (assuming a maximum offering) are authorized for issuance under awards granted pursuant to the 2012 Share Incentive Plan. We do not anticipate issuing any securities under this plan prior to the completion of this offering.

We intend to file with the SEC a Registration Statement on Form S-8 covering the shares of common stock issuable under our 2012 Share Incentive Plan. Shares of our common stock covered by this registration statement, including any shares of our common stock issuable upon the exercise of options or shares of restricted common stock, will be eligible for transfer or resale without restriction under the Securities Act unless held by affiliates.

Lock-up Agreements

In addition to the limits placed on the sale of our common stock by operation of Rule 144 and other provisions of the Securities Act, our 2% or greater common stockholders (or partnership common units convertible into common stock), directors, executive officers, director nominees and their affiliates have agreed with the placement agents of this offering, subject to certain exceptions, not to sell or otherwise transfer or encumber, or enter into any transaction that transfers, in whole or in part, directly or indirectly, any shares of common stock or securities convertible into, exchangeable for or exercisable for shares of common stock owned by them at the completion of this offering or thereafter acquired by them for a period of 12 months after the closing date of this offering.

However, in addition to certain other exceptions, each of our directors, director nominees, executive officers and their affiliates may transfer or dispose of his or her shares during the lock-up period in the case of gifts or for estate planning purposes, provided in each case that each transferee agrees to a similar lock-up agreement for the remainder of the lock-up period, the transfer does not involve a disposition for value, no report is required to be filed by the transferor under the Exchange Act as a result of the transfer and the transferor does not voluntarily effect any public filing or report regarding such transfer. See “Plan of Distribution.”

FEDERAL INCOME TAX CONSIDERATIONS

The following is a general summary of certain material U.S. federal income tax considerations regarding our company and this offering of our common stock. For purposes of this discussion, references to “we,” “our” and “us” mean only Wheeler Real Estate Investment Trust, Inc., and do not include any of its subsidiaries, except as otherwise indicated. This summary is for general information only and is not tax advice. The information in this summary is based on:

•	the Internal Revenue Code of 1986, as amended (the “Code”);

•	current, temporary and proposed Treasury Regulations promulgated under the Code;

•	the legislative history of the Code;

•	administrative interpretations and practices of the Internal Revenue Service, or the IRS; and

•	court decisions;

in each case, as of the date of this prospectus. In addition, the administrative interpretations and practices of the IRS include its practices and policies as expressed in private letter rulings that are not binding on the IRS except with respect to the particular taxpayers who requested and received those rulings. The sections of the Code and the corresponding Treasury Regulations that relate to qualification and taxation as a REIT are highly technical and complex. The following discussion sets forth certain material aspects of the sections of the Code that govern the federal income tax treatment of a REIT and its stockholders. This summary is qualified in its entirety by the applicable Code provisions, Treasury Regulations promulgated under the Code, and administrative and judicial interpretations thereof. Future legislation, Treasury Regulations, administrative interpretations and practices and/or court decisions may adversely affect the tax considerations contained in this discussion. Any such change could apply retroactively to transactions preceding the date of the change. We have not requested and do not intend to request a ruling from the IRS that we qualify as a REIT, and the statements in this prospectus are not binding on the IRS or any court. Thus, we can provide no assurance that the tax considerations contained in this discussion will not be challenged by the IRS or will be sustained by a court if challenged by the IRS. This summary does not discuss any state, local or non-U.S. tax consequences associated with the purchase, ownership, or disposition of our common stock or our election to be taxed as a REIT.

You are urged to consult your own tax advisors regarding the tax consequences to you of:

•	the purchase, ownership or disposition of our common stock, including the federal, state, local, non-U.S. and other tax consequences;

•	our election to be taxed as a REIT for federal income tax purposes; and

•	potential changes in applicable tax laws.

Taxation of Our Company

General

We intend to elect to be taxed as a REIT under Sections 856 through 860 of the Code commencing with our taxable year ending December 31, 2012. We believe that we are organized and will operate in a manner that will allow us to qualify for taxation as a REIT under the Code commencing with our taxable year ending December 31, 2012, and we intend to continue to be organized and operate in this manner. However, qualification and taxation as a REIT depend upon our ability to meet the various qualification tests imposed under the Code, including through actual annual operating results, asset composition, distribution levels and diversity of stock ownership. Accordingly, no assurance can be given that we have been organized or will be able to operate in a manner so as to qualify or remain qualified as a REIT. See “—Failure to Qualify.”

Kaufman & Canoles, P.C. has acted as our tax counsel in connection with this offering of our common stock and our intended election to be taxed as a REIT. Kaufman & Canoles, P.C. will render an opinion to us to the effect that, commencing with our taxable year ending December 31, 2012, we have been organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and our proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT under the Code. It must be emphasized that this opinion will be based on various assumptions and representations as to factual matters, including representations made by us in a factual certificate provided by one of our officers. In addition, this opinion will be based upon our factual representations set forth in this prospectus. Moreover, our qualification and taxation as a REIT depend upon our ability to meet the various qualification tests imposed under the Code, which are discussed below, including through actual annual operating results, asset composition, distribution levels and diversity of stock ownership, the results of which have not been and will not be reviewed by Kaufman & Canoles, P.C. Accordingly, no assurance can be given that our actual results of operation for any particular taxable year will satisfy those requirements. Further, the anticipated federal income tax treatment described in this discussion may be changed, perhaps retroactively, by legislative, administrative or judicial action at any time. Kaufman & Canoles, P.C. has no obligation to update its opinion subsequent to the date of such opinion.

Provided we qualify for taxation as a REIT, we generally will not be required to pay federal corporate income taxes on our REIT taxable income that is currently distributed to our stockholders. This treatment substantially eliminates the “double taxation” that ordinarily results from investment in a “C” corporation. A C corporation is a corporation that generally is required to pay tax at the corporate level. Double taxation means taxation once at the corporate level when income is earned and once again at the stockholder level when the income is distributed. We will, however, be required to pay federal income tax as follows:

•	First, we will be required to pay tax at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains.

•	Second, we may be required to pay the “alternative minimum tax” on our items of tax preference under some circumstances.

•

Third, if we have (1) net income from the sale or other disposition of “foreclosure property” held primarily for sale to customers in the ordinary course of business or (2) other nonqualifying income from foreclosure property, we will be required to pay tax at the highest corporate rate on this income. To the extent that income from foreclosure property is otherwise qualifying income for purposes of the 75% gross income test, this tax is not applicable. Subject to certain other requirements, foreclosure property generally is defined as property we acquired through foreclosure or after a default on a loan secured by the property or a lease of the property.

•

Fourth, we will be required to pay a 100% tax on any net income from prohibited transactions. Prohibited transactions are, in general, sales or other taxable dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business.

•

Fifth, if we fail to satisfy the 75% gross income test or the 95% gross income test, as described below, but have otherwise maintained our qualification as a REIT because certain other requirements are met, we will be required to pay a tax equal to (1) the greater of (A) the amount by which we fail to satisfy the 75% gross income test and (B) the amount by which we fail to satisfy the 95% gross income test, multiplied by (2) a fraction intended to reflect our profitability.

•

Sixth, if we fail to satisfy any of the asset tests (other than a de minimis failure of the 5% or 10% asset test), as described below, due to reasonable cause and not due to willful neglect, and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets that caused us to fail such test.

•

Seventh, if we fail to satisfy any provision of the Code that would result in our failure to qualify as a REIT (other than a violation of the gross income tests or certain violations of the asset tests, as described below) and the violation is due to reasonable cause and not due to willful neglect, we may retain our REIT qualification but we will be required to pay a penalty of $50,000 for each such failure.

•

Eighth, we will be required to pay a 4% excise tax to the extent we fail to distribute during each calendar year at least the sum of (1) 85% of our ordinary income for the year, (2) 95% of our capital gain net income for the year, and (3) any undistributed taxable income from prior periods.

•

Ninth, if we acquire any asset from a corporation that is or has been a C corporation in a transaction in which our basis in the asset is determined by reference to the C corporation’s basis in the asset, and we subsequently recognize gain on the disposition of the asset during the ten-year period beginning on the date on which we acquired the asset, then we will be required to pay tax at the highest regular corporate tax rate on this gain to the extent of the excess of (1) the fair market value of the asset over (2) our adjusted basis in the asset, in each case determined as of the date on which we acquired the asset. The results described in this paragraph with respect to the recognition of gain assume that the C corporation will refrain from making an election to receive different treatment under applicable Treasury Regulations on its tax return for the year in which we acquire the asset from the C corporation.

•	Tenth, any subsidiaries that are C corporations, including any “taxable REIT subsidiaries,” generally will be required to pay federal corporate income tax on their earnings.

•

Eleventh, we will be required to pay a 100% tax on any “redetermined rents,” “redetermined deductions” or “excess interest.” See “—Penalty Tax.” In general, redetermined rents are rents from real property that are overstated as a result of services furnished to any of our tenants by a taxable REIT subsidiary of ours. Redetermined deductions and excess interest generally represent amounts that are deducted by a taxable REIT subsidiary of ours for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s length negotiations.

•

Twelfth, we may elect to retain and pay income tax on our net capital gain. In that case, a stockholder would include its proportionate share of our undistributed net capital gain (to the extent we make a timely designation of such gain to the stockholder) in its income, would be deemed to have paid the tax that we paid on such gain, and would be allowed a credit for its proportionate share of the tax deemed to have been paid, and an adjustment would be made to increase the basis of the stockholder in our common stock.

Requirements for Qualification as a REIT. The Code defines a REIT as a corporation, trust or association:

(1)	that is managed by one or more trustees or directors;

(2)	that issues transferable shares or transferable certificates to evidence its beneficial ownership;

(3)	that would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code;

(4)	that is not a financial institution or an insurance company within the meaning of certain provisions of the Code;

(5)	that is beneficially owned by 100 or more persons;

(6)	not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals, including certain specified entities, during the last half of each taxable year; and

(7)	that meets other tests, described below, regarding the nature of its income and assets and the amount of its distributions.

The Code provides that conditions (1) to (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (5) and (6) do not apply until after the first taxable year for which an election is made to be taxed as a REIT. For purposes of condition (6), the term “individual” includes a supplemental unemployment compensation benefit plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes, but generally does not include a qualified pension plan or profit sharing trust.

We believe that we have been organized, will operate and will issue sufficient shares of our common stock with sufficient diversity of ownership pursuant to this offering of our common stock to allow us to satisfy conditions (1) through (7) inclusive, during the relevant time periods. In addition, our charter provides for restrictions regarding ownership and transfer of our shares which are intended to assist us in continuing to satisfy the share ownership requirements described in (5) and (6) above. A description of the share ownership and transfer restrictions relating to our stock is contained in the discussion in this prospectus under the heading “Description of Securities—Restrictions on Ownership and Transfer.” These restrictions, however, may not ensure that we will, in all cases, be able to satisfy the share ownership requirements described in (5) and (6) above. If we fail to satisfy these share ownership requirements, except as provided in the next sentence, our status as a REIT will terminate. If, however, we comply with the rules contained in applicable Treasury Regulations that require us to ascertain the actual ownership of our shares and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the requirement described in condition (6) above, we will be treated as having met this requirement. See “—Failure to Qualify.”

In addition, we may not maintain our status as a REIT unless our taxable year is the calendar year. We will have a calendar taxable year.

Ownership of Interests in Partnerships, Limited Liability Companies and Qualified REIT Subsidiaries. In the case of a REIT that is a partner in a partnership or a member in a limited liability company treated as a partnership for federal income tax purposes, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership or limited liability company, as the case may be, based on its interest in partnership capital, subject to special rules relating to the 10% asset test described below. Also, the REIT will be deemed to be entitled to its proportionate share of the income of that entity. The assets and gross income of the partnership or limited liability company retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests. Thus, our pro rata share of the assets and items of income of our Operating Partnership, including our Operating Partnership’s share of these items of any partnership or limited liability company treated as a partnership or disregarded entity for federal income tax purposes in which it owns an interest, is treated as our assets and items of income for purposes of applying the requirements described in this discussion, including the gross income and asset tests described below. A brief summary of the rules governing the federal income taxation of partnerships and limited liability companies is set forth below in “—Tax Aspects of Our Operating Partnership, the Subsidiary Partnerships and the Limited Liability Companies.”

We expect to control our Operating Partnership and any subsidiary partnerships and the subsidiary limited liability companies and intend to operate them in a manner consistent with the requirements for our qualification as a REIT. If we become a limited partner or non-managing member in any partnership or limited liability company and such entity takes or expects to take actions that could jeopardize our status as a REIT or require us to pay tax, we may be forced to dispose of our interest in such entity. In addition, it is possible that a partnership or limited liability company could take an action which could cause us to fail a gross income or asset test, and that we would not become aware of such action in time to dispose of our interest in the partnership or limited liability company or take other corrective action on a timely basis. In that case, we could fail to qualify as a REIT unless we were entitled to relief, as described below.

We may from time to time own and operate certain properties through subsidiaries that we intend to be treated as “qualified REIT subsidiaries” under the Code. A corporation will qualify as our qualified REIT subsidiary if we own 100% of the corporation’s outstanding stock and do not elect with the subsidiary to treat it as a “taxable REIT subsidiary,” as described below. A qualified REIT subsidiary is not treated as a separate corporation, and all assets, liabilities and items of income, gain, loss, deduction and credit of a qualified REIT subsidiary are treated as assets, liabilities and items of income, gain, loss, deduction and credit of the parent REIT for all purposes under the Code, including all REIT qualification tests. Thus, in applying the federal tax requirements described in this discussion, any qualified REIT subsidiaries we own are ignored, and all assets, liabilities and items of income, gain, loss, deduction and credit of such corporations are treated as our assets, liabilities and items of income, gain, loss, deduction and credit. A qualified REIT subsidiary is not subject to federal income tax, and our ownership of the stock of a qualified REIT subsidiary will not violate the restrictions on ownership of securities, as described below under “—Asset Tests.”

Ownership of Interests in Taxable REIT Subsidiaries. We may own an interest in one or more taxable REIT subsidiaries in the future. A taxable REIT subsidiary is a corporation other than a REIT in which a REIT directly or indirectly holds stock, and that has made a joint election with such REIT to be treated as a taxable REIT subsidiary. If a taxable REIT subsidiary owns more than 35% of the total voting power or value of the outstanding securities of another corporation, such other corporation will also be treated as a taxable REIT subsidiary. Other than some activities relating to lodging and health care facilities as more fully described below under “—Income Tests,” a taxable REIT subsidiary may generally engage in any business, including the provision of customary or non-customary services to tenants of its parent REIT. A taxable REIT subsidiary is subject to federal income tax as a regular C corporation. In addition, a taxable REIT subsidiary may be prevented from deducting interest on debt funded directly or indirectly by its parent REIT if certain tests regarding the taxable REIT subsidiary’s debt to equity ratio and interest expense are not satisfied. A REIT’s ownership of securities of a taxable REIT subsidiary is not subject to the 5% or 10% asset test described below. See “—Asset Tests.”

Income Tests

We must satisfy two gross income requirements annually to maintain our qualification as a REIT. First, in each taxable year we must derive directly or indirectly at least 75% of our gross income (excluding gross income from prohibited transactions, certain hedging transactions, and certain foreign currency gains) from investments relating to real property or mortgages on real property, including “rents from real property” and, in certain circumstances, interest, or certain types of temporary investments. Second, in each taxable year we must derive at least 95% of our gross income (excluding gross income from prohibited transactions, certain hedging transactions, and certain foreign currency gains) from the real property investments described above or dividends, interest and gain from the sale or disposition of stock or securities, or any combination of the foregoing. For these purposes, the term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of all or some of the amount depends in any way on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “interest” solely by reason of being based on a fixed percentage or percentages of receipts or sales.

Rents we receive from a tenant will qualify as “rents from real property” for the purpose of satisfying the gross income requirements for a REIT described above only if all of the following conditions are met:

•

The amount of rent is not based in any way on the income or profits of any person. However, an amount we receive or accrue generally will not be excluded from the term “rents from real property” solely because it is based on a fixed percentage or percentages of receipts or sales;

•

Neither we nor an actual or constructive owner of 10% or more of our stock actually or constructively owns 10% or more of the interests in the assets or net profits of a non-corporate tenant, or, if the tenant is a corporation, 10% or more of the voting power or value of all classes of stock of the tenant. Rents we receive from such a tenant that is a taxable REIT subsidiary of ours, however, will not be excluded from the definition of “rents from real property” as a result of this condition if (1) at least 90% of the space at the property to which the rents relate is leased to third parties, and the rents paid by the taxable REIT subsidiary are substantially comparable to rents paid by our other tenants for comparable space, or (2) the property to which the rents relate is a qualified lodging facility and such property is operated on behalf of the taxable REIT subsidiary by a person who is an eligible independent contractor and certain other requirements are met, as described below. Whether rents paid by a taxable REIT subsidiary are substantially comparable to rents paid by other tenants is determined at the time the lease with the taxable REIT subsidiary is entered into, extended, and modified, if such modification increases the rents due under such lease. Notwithstanding the foregoing, however, if a lease with a “controlled taxable REIT subsidiary” is modified and such modification results in an increase in the rents payable by such taxable REIT subsidiary, any such increase will not qualify as “rents from real property.” For purposes of this rule, a “controlled taxable REIT subsidiary” is a taxable REIT subsidiary in which the parent REIT owns stock possessing more than 50% of the voting power or more than 50% of the total value of the outstanding stock of such taxable REIT subsidiary;

•

Rent attributable to personal property, leased in connection with a lease of real property, is not greater than 15% of the total rent received under the lease. If this condition is not met, then the portion of the rent attributable to personal property will not qualify as “rents from real property.” To the extent that rent attributable to personal property, leased in connection with a lease of real property, exceeds 15% of the total rent received under the lease, we may transfer a portion of such personal property to a taxable REIT subsidiary; and

•

We generally do not operate or manage the property or furnish or render services to our tenants, subject to a 1% de minimis exception and except as provided below. We may, however, perform services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered “rendered to the occupant” of the property. Examples of these services include the provision of light, heat, or other utilities, trash removal and general maintenance of common areas. In addition, we may employ an independent contractor from whom we derive no revenue to provide customary services, or a taxable REIT subsidiary, which may be wholly or partially owned by us, to provide both customary and non-customary services to our tenants without causing the rent we receive from those tenants to fail to qualify as “rents from real property.” Any amounts we receive from a taxable REIT subsidiary with respect to the taxable REIT subsidiary’s provision of non-customary services will, however, be nonqualifying income under the 75% gross income test and, except to the extent received through the payment of dividends, the 95% gross income test.

From time to time, we may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, and futures and forward contracts. Income from a hedging transaction, including gain from the sale or disposition of such a transaction, that is clearly identified as a hedging transaction as specified in the Code will not constitute gross income and thus will be exempt from the 75% and 95% gross income tests. The term “hedging transaction,” as used above, generally means any transaction we enter into in the normal course of our business primarily to manage risk of (1) interest rate changes or fluctuations with respect to borrowings made or to be made by us to acquire or carry real estate assets, or (2) currency fluctuations with respect to an item of qualifying income under the 75% or 95% gross income test. To the extent that we do not properly identify such transactions as hedges or we hedge with other types of financial instruments, the income from those transactions is not likely to be treated as qualifying income for purposes of the gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.

To the extent any taxable REIT subsidiaries pay dividends, we generally will derive our allocable share of such dividend income through our interest in our Operating Partnership. Such dividend income will qualify under the 95%, but not the 75%, gross income test.

We will monitor the amount of the dividend and other income from any taxable REIT subsidiaries and will take actions intended to keep this income, and any other nonqualifying income, within the limitations of the gross income tests. Although we expect these actions will be sufficient to prevent a violation of the gross income tests, we cannot guarantee that such actions will in all cases prevent such a violation.

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for the year if we are entitled to relief under certain provisions of the Code. We generally may make use of the relief provisions if:

•

following our identification of the failure to meet the 75% or 95% gross income tests for any taxable year, we file a schedule with the IRS setting forth each item of our gross income for purposes of the 75% or 95% gross income tests for such taxable year in accordance with Treasury Regulations to be issued; and

•	our failure to meet these tests was due to reasonable cause and not due to willful neglect.

It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because nonqualifying income that we intentionally accrue or receive exceeds the limits on nonqualifying income, the IRS could conclude that our failure to satisfy the tests was not due to reasonable cause. If these relief provisions do not apply to a particular set of circumstances, we will not qualify as a REIT. As discussed above in “—Taxation of Our Company—General,” even if these relief provisions apply, and we retain our status as a REIT, a tax would be imposed with respect to our nonqualifying income. We may not always be able to comply with the gross income tests for REIT qualification despite periodic monitoring of our income.

Prohibited Transaction Income. Any gain that we realize on the sale of property held as inventory or otherwise held primarily for sale to customers in the ordinary course of business, including our share of any such gain realized by our Operating Partnership, either directly or through its subsidiary partnerships and limited liability companies, will be treated as income from a prohibited transaction that is subject to a 100% penalty tax, unless certain safe harbor exceptions apply. This prohibited transaction income may also adversely affect our ability to satisfy the gross income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances surrounding the particular transaction. Our Operating Partnership intends to hold its properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing and owning its properties and to make occasional sales of the properties as are consistent with our Operating Partnership’s investment objectives. We do not intend to enter into any sales that are prohibited transactions. However, the IRS may successfully contend that some or all of the sales made by our Operating Partnership or its subsidiary partnerships or limited liability companies are prohibited transactions. We would be required to pay the 100% penalty tax on our allocable share of the gains resulting from any such sales.

Penalty Tax. Any redetermined rents, redetermined deductions or excess interest we generate will be subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of any services furnished to any of our tenants by a taxable REIT subsidiary of ours, and redetermined deductions and excess interest represent any amounts that are deducted by a taxable REIT subsidiary of ours for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s length negotiations. Rents we receive will not constitute redetermined rents if they qualify for certain safe harbor provisions contained in the Code.

Asset Tests

At the close of each calendar quarter of our taxable year, we must also satisfy four tests relating to the nature and diversification of our assets. First, at least 75% of the value of our total assets must be represented by real estate assets, cash, cash items and government securities. For purposes of this test, the term “real estate assets” generally means real property (including interests in real property and interests in mortgages on real property) and shares (or transferable certificates of beneficial interest) in other REITs, as well as any stock or debt instrument attributable to the investment of the proceeds of a stock offering or a public offering of debt with a term of at least five years, but only for the one-year period beginning on the date the REIT receives such proceeds.

Second, not more than 25% of the value of our total assets may be represented by securities (including securities of one or more taxable REIT subsidiaries), other than those securities includable in the 75% asset test.

Third, of the investments included in the 25% asset class, and except for investments in other REITs, any qualified REIT subsidiaries and taxable REIT subsidiaries, the value of any one issuer’s securities may not exceed 5% of the value of our total assets, and we may not own more than 10% of the total vote or value of the outstanding securities of any one issuer except, in the case of the 10% value test, securities satisfying the “straight debt” safe-harbor or securities issued by a partnership that itself would satisfy the 75% income test if it were a REIT. Certain types of securities we may own are disregarded as securities solely for purposes of the 10% value test, including, but not limited to, any loan to an individual or an estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, solely for purposes of the 10% value test, the determination of our interest in the assets of a partnership or limited liability company in which we own an interest will be based on our proportionate interest in any securities issued by the partnership or limited liability company, excluding for this purpose certain securities described in the Code.
Fourth, not more than 25% of the value of our total assets may be represented by the securities of one or more taxable REIT subsidiaries. Our Operating Partnership will own 100% of the securities of one or more corporations that will elect, together with us, to be treated as our taxable REIT subsidiaries, and we may acquire securities in other taxable REIT subsidiaries in the future.

The asset tests must be satisfied at the close of each calendar quarter of our taxable year in which we (directly or through our Operating Partnership) acquire securities in the applicable issuer, and also at the close of each calendar quarter in which we increase our ownership of securities of such issuer (including as a result of increasing our interest in our Operating Partnership). For example, our indirect ownership of securities of each issuer will increase as a result of our capital contributions to our Operating Partnership or as limited partners exercise their redemption/exchange rights. Accordingly, after initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we fail to satisfy an asset test because we acquire securities or other property during a quarter (including as a result of an increase in our interest in our Operating Partnership), we may cure this failure by disposing of sufficient nonqualifying assets within 30 days after the close of that quarter. We believe that we have maintained and intend to maintain adequate records of the value of our assets to ensure compliance with the asset tests. If we fail to cure any noncompliance with the asset tests within the 30 day cure period, we would cease to qualify as a REIT unless we are eligible for certain relief provisions discussed below.

Certain relief provisions may be available to us if we discover a failure to satisfy the asset tests described above after the 30-day cure period. Under these provisions, we will be deemed to have met the 5% and 10% asset tests if the value of our nonqualifying assets (1) does not exceed the lesser of (a) 1% of the total value of our assets at the end of the applicable quarter or (b) $10,000,000, and (2) we dispose of the nonqualifying assets or otherwise satisfy such tests within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury Regulations to be issued. For violations of any of the asset tests due to reasonable cause and not due to willful neglect and that are, in the case of the 5% and 10% asset tests, in excess of the de minimis exception described above, we may avoid disqualification as a REIT after the 30-day cure period by taking steps including (1) the disposition of sufficient nonqualifying assets, or the taking of other actions, which allow us to meet the asset tests within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury Regulations to be issued, (2) paying a tax equal to the greater of (a) $50,000 or (b) the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets, and (3) disclosing certain information to the IRS.

Although we believe we have satisfied the asset tests described above and plan to take steps to ensure that we satisfy such tests for any quarter with respect to which retesting is to occur, there can be no assurance that we will always be successful, or will not require a reduction in our Operating Partnership’s overall interest in an issuer (including in a taxable REIT subsidiary). If we fail to cure any noncompliance with the asset tests in a timely manner, and the relief provisions described above are not available, we would cease to qualify as a REIT.

Annual Distribution Requirements

To maintain our qualification as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to the sum of:

•	90% of our “REIT taxable income”; and

•	90% of our after-tax net income, if any, from foreclosure property; minus

•	the excess of the sum of certain items of non-cash income over 5% of our “REIT taxable income.”

For these purposes, our “REIT taxable income” is computed without regard to the dividends paid deduction and our net capital gain. In addition, for purposes of this test, non-cash income means income attributable to leveled stepped rents, original issue discount on purchase money debt, cancellation of indebtedness, or a like-kind exchange that is later determined to be taxable.

In addition, if we dispose of any asset we acquired from a corporation which is or has been a C corporation in a transaction in which our basis in the asset is determined by reference to the basis of the asset in the hands of that C corporation, within the ten-year period following our acquisition of such asset, we would be required to distribute at least 90% of the after-tax gain, if any, we recognized on the disposition of the asset, to the extent that gain does not exceed the excess of (a) the fair market value of the asset over (b) our adjusted basis in the asset, in each case, on the date we acquired the asset.

We generally must pay, or be treated as paying, the distributions described above in the taxable year to which they relate. At our election, a distribution will be treated as paid in a taxable year if it is declared before we timely file our tax return for such year and paid on or before the first regular dividend payment after such declaration, provided such payment is made during the 12-month period following the close of such year. These distributions are treated as received by our stockholders in the year in which paid. This is so even though these distributions relate to the prior year for purposes of the 90% distribution requirement. In order to be taken into account for purposes of our distribution requirement, the amount distributed must not be preferential—i.e., every stockholder of the class of stock to which a distribution is made must be treated the same as every other stockholder of that class, and no class of stock may be treated other than according to its dividend rights as a class. To the extent that we do not distribute all of our net capital gain, or distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be required to pay tax on the undistributed amount at regular corporate tax rates. We believe that we will make timely distributions sufficient to satisfy these annual distribution requirements and to minimize our corporate tax obligations. In this regard, the Partnership Agreement of our Operating Partnership authorizes us, as general partner of our Operating Partnership, to take such steps as may be necessary to cause our Operating Partnership to distribute to its partners an amount sufficient to permit us to meet these distribution requirements and to minimize our corporate tax obligation.

Pursuant to recent IRS guidance, certain part-stock and part-cash dividends distributed by publicly traded REITs with respect to calendar years 2008 though 2011, and in some cases declared as late as December 31, 2012, will be treated as distributions for purposes of the REIT distribution requirements. Under the terms of this Revenue Procedure, up to 90% of our distributions could be paid in shares of our stock. If we make such a distribution, taxable stockholders would be required to include the full amount of the dividend (i.e., the cash and the stock portion) as ordinary income (subject to limited exceptions), to the extent of our current and accumulated earnings and profits for federal income tax purposes, as described under the headings “—Federal Income Tax Considerations for Holders of Our Common Stock—Taxation of Taxable U.S. Stockholders—Distributions Generally” and “—Federal Income Tax Considerations for Holders of Our Common Stock—Taxation of Non-U.S. Stockholders— Distributions Generally.” As a result, our stockholders could recognize taxable income in excess of the cash received and may be required to pay tax with respect to such dividends in excess of the cash received. If a taxable stockholder sells the stock it receives as a dividend, the sales proceeds may be less than the amount included in income with respect to the dividend, depending on the market price of the stock at the time of the sale. Furthermore, with respect to non-U.S. stockholders, we may be required to withhold U.S. tax with respect to such dividends, including in respect of all or a portion of such dividend that is payable in stock.

Under some circumstances, we may be able to rectify an inadvertent failure to meet the 90% distribution requirement for a year by paying “deficiency dividends” to our stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends, subject to the 4% excise tax described below. However, we will be required to pay interest to the IRS based upon the amount of any deduction claimed for deficiency dividends.

Furthermore, we will be required to pay a 4% excise tax to the extent we fail to distribute during each calendar year at least the sum of 85% of our ordinary income for such year, 95% of our capital gain net income for the year and any undistributed taxable income from prior periods. Any ordinary income and net capital gain on which this excise tax is imposed for any year is treated as an amount distributed during that year for purposes of calculating such tax.

For purposes of the 90% distribution requirement and excise tax described above, dividends declared during the last three months of the taxable year, payable to stockholders of record on a specified date during such period and paid during January of the following year, will be treated as paid by us and received by our stockholders on December 31 of the year in which they are declared.

Like-Kind Exchanges

We may dispose of properties in transactions intended to qualify as like-kind exchanges under the Code. Such like-kind exchanges are intended to result in the deferral of gain for federal income tax purposes. The failure of any such transaction to qualify as a like-kind exchange could require us to pay federal income tax, possibly including the 100% prohibited transaction tax, depending on the facts and circumstances surrounding the particular transaction.

Failure to Qualify

If we discover a violation of a provision of the Code that would result in our failure to qualify as a REIT, certain specified cure provisions may be available to us. Except with respect to violations of the gross income tests and asset tests (for which the cure provisions are described above), and provided the violation is due to reasonable cause and not due to willful neglect, these cure provisions generally impose a $50,000 penalty for each violation in lieu of a loss of REIT status. If we fail to satisfy the requirements for taxation as a REIT in any taxable year, and the relief provisions do not apply, we will be required to pay tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify as a REIT will not be deductible by us, and we will not be required to distribute any amounts to our stockholders. As a result, we anticipate that our failure to qualify as a REIT would reduce the cash available for distribution by us to our stockholders. In addition, if we fail to qualify as a REIT, all distributions to stockholders will be taxable as regular corporate dividends to the extent of our current and accumulated earnings and profits. In such event, corporate distributees may be eligible for the dividends-received deduction. In addition, non-corporate stockholders, including individuals, may be eligible for the preferential tax rates on qualified dividend income. Unless entitled to relief under specific statutory provisions, we will also be ineligible to elect to be treated as a REIT for the four taxable years following the year for which we lost our qualification. It is not possible to state whether in all circumstances we would be entitled to this statutory relief.

Tax Aspects of Our Operating Partnership, the Subsidiary Partnerships and the Limited Liability Companies

General. All of our investments will be held indirectly through our Operating Partnership. In addition, our Operating Partnership may hold certain of its investments indirectly through subsidiary partnerships and limited liability companies which we expect will be treated as partnerships or disregarded entities for federal income tax purposes. In general, entities that are classified as partnerships or disregarded entities for federal income tax purposes are “pass-through” entities which are not required to pay federal income tax. Rather, partners or members of such entities are allocated their shares of the items of income, gain, loss, deduction and credit of the partnership or limited liability company, and are potentially required to pay tax on this income, without regard to whether they receive a distribution from the partnership or limited liability company. We will include in our income our share of these partnership and limited liability company items for purposes of the various gross income tests, the computation of our REIT taxable income, and the REIT distribution requirements. Moreover, for purposes of the asset tests, we will include our pro rata share of assets held by our Operating Partnership, including its share of its subsidiary partnerships and limited liability companies, based on our capital interests in each such entity. See “—Taxation of Our Company.”

Entity Classification. Our interests in our Operating Partnership and any subsidiary partnerships and limited liability companies involve special tax considerations, including the possibility that the IRS might challenge the status of these entities as partnerships (or disregarded entities). For example, an entity that would otherwise be classified as a partnership for federal income tax purposes may nonetheless be taxable as a corporation if it is a “publicly traded partnership” and certain other requirements are met. A partnership or limited liability company would be treated as a publicly traded partnership if its interests are traded on an established securities market or are readily tradable on a secondary market or a substantial equivalent thereof, within the meaning of applicable Treasury Regulations. Interests in a partnership are not treated as readily tradable on a secondary market, or the substantial equivalent thereof, if all interests in the partnership were issued in one or more transactions that were not required to be registered under the Securities Act, and the partnership does not have more than 100 partners at any time during the taxable year of the partnership, taking into account certain ownership attribution and anti-avoidance rules (the “100 Partner Safe Harbor”). Our Operating Partnership may not qualify for the 100 Partner Safe Harbor. In the event that the 100 Partner Safe Harbor or certain other safe harbor provisions of applicable Treasury Regulations are not available, our Operating Partnership could be classified as a publicly traded partnership.

If our Operating Partnership does not qualify for the 100 Partner Safe Harbor, interests in our Operating Partnership may nonetheless be viewed as not readily tradable on a secondary market or the substantial equivalent thereof if the sum of the percentage interests in capital or profits of our Operating Partnership transferred during any taxable year of our Operating Partnership does not exceed 2% of the total interests in our Operating Partnership’s capital or profits, subject to certain exceptions. For purpose of this 2% trading restriction, our interests in our Operating Partnership are excluded from the determination of the percentage interests in capital or profits of our Operating Partnership. In addition, this 2% trading restriction does not apply to transfers by a limited partner in one or more transactions during any 30-day period representing in the aggregate more than 2% of the total interests in our Operating Partnership’s capital or profits. We, as general partner of our Operating Partnership, have the authority to take any steps we determine necessary or appropriate to prevent any trading of interests in our Operating Partnership that would cause our Operating Partnership to become a publicly traded partnership, including any steps necessary to ensure compliance with this 2% trading restriction.

We believe our Operating Partnership and each of our other partnerships and limited liability companies will be classified as partnerships or disregarded entities for federal income tax purposes, and we do not anticipate that our Operating Partnership or any subsidiary partnership or limited liability company will be treated as a publicly traded partnership that is taxable as a corporation.

If our Operating Partnership or any of our other partnerships or limited liability companies were to be treated as a publicly traded partnership, it would be taxable as a corporation unless it qualified for the statutory “90% qualifying income exception.” Under that exception, a publicly traded partnership is not subject to corporate-level tax if 90% or more of its gross income consists of dividends, interest, “rents from real property” (as that term is defined for purposes of the rules applicable to REITs, with certain modifications), gain from the sale or other disposition of real property, and certain other types of qualifying income. However, if any such entity did not qualify for this exception or was otherwise taxable as a corporation, it would be required to pay an entity-level tax on its income. In this situation, the character of our assets and items of gross income would change and could prevent us from satisfying the REIT asset tests and possibly the REIT income tests. See “—Taxation of Our Company—Asset Tests” and “—Income Tests.” This, in turn, could prevent us from qualifying as a REIT. See “—Failure to Qualify” for a discussion of the effect of our failure to meet these tests. In addition, a change in the tax status of our Operating Partnership or a subsidiary partnership or limited liability company might be treated as a taxable event. If so, we might incur a tax liability without any related cash payment.

Allocations of Income, Gain, Loss and Deduction. The operating Partnership Agreement generally provides that allocations of net income to holders of common units generally will be made proportionately to all such holders in respect of such units. Certain limited partners will have the opportunity to guarantee debt of our Operating Partnership, indirectly through an agreement to make capital contributions to our Operating Partnership under limited circumstances. As a result of these guaranties or contribution agreements, and notwithstanding the foregoing discussion of allocations of income and loss of our Operating Partnership to holders of units, such limited partners could under limited circumstances be allocated a disproportionate amount of net loss upon a liquidation of our Operating Partnership, which net loss would have otherwise been allocable to us.

If an allocation of partnership income or loss does not comply with the requirements of Section 704(b) of the Code and the Treasury Regulations thereunder, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership. This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Our Operating Partnership’s allocations of taxable income and loss are intended to comply with the requirements of Section 704(b) of the Code and the Treasury Regulations thereunder.

Tax Allocations With Respect to the Properties. Under Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership, must be allocated in a manner so that the contributing partner is charged with the unrealized gain or benefits from the unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss generally is equal to the difference between the fair market value or book value and the adjusted tax basis of the contributed property at the time of contribution, as adjusted from time to time. These allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners.

Our Operating Partnership may, from time to time, acquire interests in property in exchange for interests in our Operating Partnership. In that case, the tax basis of these property interests generally carries over to the Operating Partnership, notwithstanding their different book (i.e., fair market) value (this difference is referred to as a book-tax difference). The Partnership Agreement requires that income and loss allocations with respect to these properties be made in a manner consistent with Section 704(c) of the Code. Treasury Regulations issued under Section 704(c) of the Code provide partnerships with a choice of several methods of accounting for book-tax differences. Depending on the method we choose in connection with any particular contribution, the carryover basis of each of the contributed interests in the properties in the hands of our Operating Partnership (1) could cause us to be allocated lower amounts of depreciation deductions for tax purposes than would be allocated to us if any of the contributed properties were to have a tax basis equal to its respective fair market value at the time of the contribution and (2) could cause us to be allocated taxable gain in the event of a sale of such contributed interests or properties in excess of the economic or book income allocated to us as a result of such sale, with a corresponding benefit to the other partners in our Operating Partnership. An allocation described in clause (2) above might cause us or the other partners to recognize taxable income in excess of cash proceeds in the event of a sale or other disposition of property, which might adversely affect our ability to comply with the REIT distribution requirements. See “—General—Requirements for Qualification as a REIT” and “—Annual Distribution Requirements.”

Any property acquired by our Operating Partnership in a taxable transaction will initially have a tax basis equal to its fair market value, and Section 704(c) of the Code generally will not apply.

Federal Income Tax Considerations for Holders of Our Common Stock

The following summary describes the principal federal income tax consequences to you of purchasing, owning and disposing of our common stock. This summary assumes you hold shares of our common stock as a

“capital asset” (generally, property held for investment within the meaning of Section 1221 of the Code). It does not address all the tax consequences that may be relevant to you in light of your particular circumstances. In addition, this discussion does not address the tax consequences relevant to persons who receive special treatment under the federal income tax law, except where specifically noted. Holders receiving special treatment include, without limitation:

•	financial institutions, banks and thrifts;

•	insurance companies;

•	tax-exempt organizations;

•	“S” corporations;

•	traders in securities that elect to mark to market;

•	partnerships, pass-through entities and persons holding our stock through a partnership or other pass-through entity;

•	stockholders subject to the alternative minimum tax;

•	regulated investment companies and REITs;

•	foreign governments and international organizations;

•	broker-dealers or dealers in securities or currencies;

•	U.S. expatriates;

•	persons holding our stock as part of a hedge, straddle, conversion, integrated or other risk reduction or constructive sale transaction; or

•	U.S. stockholders (as defined below) whose functional currency is not the U.S. dollar.

If you are considering purchasing our common stock, you should consult your tax advisors concerning the application of federal income tax laws to your particular situation as well as any consequences of the purchase, ownership and disposition of our common stock arising under the laws of any state, local or non-U.S. taxing jurisdiction.

When we use the term “U.S. stockholder,” we mean a holder of shares of our common stock who, for federal income tax purposes, is:

•	an individual who is a citizen or resident of the United States;

•

a corporation, including an entity treated as a corporation for federal income tax purposes, created or organized in or under the laws of the United States or of any state thereof or in the District of Columbia;

•	an estate the income of which is subject to federal income taxation regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more U.S. persons or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

If you hold shares of our common stock and are not a U.S. stockholder, you are a “non-U.S. stockholder.”

If a partnership or other entity treated as a partnership for federal income tax purposes holds shares of our common stock, the tax treatment of a partner generally will depend on the status of the partner and on the activities of the partnership. Partners of partnerships holding shares of our common stock are encouraged to consult their tax advisors.

Taxation of Taxable U.S. Stockholders

Distributions Generally. Distributions out of our current or accumulated earnings and profits will be treated as dividends and, other than with respect to capital gain dividends and certain amounts which have previously been subject to corporate level tax discussed below, will be taxable to our taxable U.S. stockholders as ordinary income when actually or constructively received. See “—Tax Rates” below. As long as we qualify as a REIT, these distributions will not be eligible for the dividends-received deduction in the case of U.S. stockholders that are corporations or, except to the extent provided in “—Tax Rates” below, the preferential rates on qualified dividend income applicable to non-corporate U.S. stockholders, including individuals.

To the extent that we make distributions on our common stock in excess of our current and accumulated earnings and profits, these distributions will be treated first as a tax-free return of capital to a U.S. stockholder. This treatment will reduce the U.S. stockholder’s adjusted tax basis in such shares of stock by the amount of the distribution, but not below zero. Distributions in excess of our current and accumulated earnings and profits and in excess of a U.S. stockholder’s adjusted tax basis in its shares will be taxable as capital gain. Such gain will be taxable as long-term capital gain if the shares have been held for more than one year. Dividends we declare in October, November, or December of any year and which are payable to a stockholder of record on a specified date in any of these months will be treated as both paid by us and received by the stockholder on December 31 of that year, provided we actually pay the dividend on or before January 31 of the following year. U.S. stockholders may not include in their own income tax returns any of our net operating losses or capital losses.

Certain stock dividends, including dividends partially paid in our stock and partially paid in cash that comply with IRS Revenue Procedure 2010-12, will be taxable to the recipient U.S. stockholder to the same extent as if paid in cash.

Capital Gain Dividends. Dividends that we properly designate as capital gain dividends will be taxable to our U.S. stockholders as a gain from the sale or disposition of a capital asset held for more than one year, to the extent that such gain does not exceed our actual net capital gain for the taxable year. U.S. stockholders that are corporations may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income.

Retention of Net Capital Gains. We may elect to retain, rather than distribute as a capital gain dividend, all or a portion of our net capital gains. If we make this election, we would pay tax on our retained net capital gains. In addition, to the extent we so elect, our earnings and profits (determined for federal income tax purposes) would be adjusted accordingly, and a U.S. stockholder generally would:

•

include its pro rata share of our undistributed net capital gains in computing its long-term capital gains in its return for its taxable year in which the last day of our taxable year falls, subject to certain limitations as to the amount that is includable;

•	be deemed to have paid its share of the capital gains tax imposed on us on the designated amounts included in the U.S. stockholder’s income as long-term capital gain;

•	receive a credit or refund for the amount of tax deemed paid by it;

•	increase the adjusted basis of its stock by the difference between the amount of includable gains and the tax deemed to have been paid by it; and

•

in the case of a U.S. stockholder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains in accordance with Treasury Regulations to be promulgated by the IRS.

Passive Activity Losses and Investment Interest Limitations. Distributions we make and gain arising from the sale or exchange by a U.S. stockholder of our shares will not be treated as passive activity income. As a result, U.S. stockholders generally will not be able to apply any “passive losses” against this income or gain. A U.S. stockholder may elect to treat capital gain dividends, capital gains from the disposition of our stock and income designated as qualified dividend income, described in “—Tax Rates” below, as investment income for purposes of computing the investment interest limitation, but in such case, the stockholder will be taxed at ordinary income rates on such amount. Other distributions made by us, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation.

Dispositions of Our Common Stock. If a U.S. stockholder sells or disposes of shares of common stock, it will recognize gain or loss for federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property received on the sale or other disposition and the holder’s adjusted basis in the shares. This gain or loss, except as provided below, will be a long-term capital gain or loss if the holder has held such common stock for more than one year. However, if a U.S. stockholder recognizes a loss upon the sale or other disposition of common stock that it has held for six months or less, after applying certain holding period rules, the loss recognized will be treated as a long-term capital loss to the extent the U.S. stockholder received distributions from us which were required to be treated as long-term capital gains.

Tax Rates. The maximum tax rate for non-corporate taxpayers for (1) capital gains, including certain “capital gain dividends,” is 15% (although depending on the characteristics of the assets which produced these gains and on designations which we may make, certain capital gain dividends may be taxed at a 25% rate) and (2) “qualified dividend income” is 15%. However, dividends payable by REITs are not eligible for the 15% tax rate on qualified dividend income, except to the extent that certain holding requirements have been met and the REIT’s dividends are attributable to dividends received from taxable corporations (such as its taxable REIT subsidiaries) or to income that was subject to tax at the corporate/REIT level (for example, if it distributed taxable income that it retained and paid tax on in the prior taxable year) or to dividends properly designated by the REIT as “capital gain dividends.” For taxable years beginning after December 31, 2012, the 15% capital gains tax rate is currently scheduled to increase to 20% and the rate applicable to dividends will be increased to the tax rate then applicable to ordinary income. In addition, U.S. stockholders that are corporations may be required to treat up to 20% of some capital gain dividends as ordinary income.

Medicare Tax on Unearned Income. Newly enacted legislation requires certain U.S. stockholders that are individuals, estates or trusts to pay an additional 3.8% tax on, among other things, dividends on and capital gains from the sale or other disposition of stock for taxable years beginning after December 31, 2012. U.S. stockholders should consult their tax advisors regarding the effect, if any, of this legislation on their ownership and disposition of our common stock.

New Legislation Relating to Foreign Accounts. Under newly enacted legislation, certain payments made after December 31, 2012 to “foreign financial institutions” in respect of accounts of U.S. stockholders at such financial institutions may be subject to withholding at a rate of 30%. U.S. stockholders should consult their tax advisors regarding the effect, if any, of this new legislation on their ownership and disposition of our common stock. See “—Taxation of Non-U.S. Stockholders—New Legislation Relating to Foreign Accounts.”

Information Reporting and Backup Withholding. We are required to report to our U.S. stockholders and the IRS the amount of dividends paid during each calendar year, and the amount of any tax withheld. Under the backup withholding rules, a stockholder may be subject to backup withholding with respect to dividends paid unless the holder comes within certain exempt categories and, when required, demonstrates this fact, or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. stockholder that does not provide us with its correct taxpayer identification number may also be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. Any amount paid as backup withholding will be creditable against the stockholder’s federal income tax liability, provided the required information is timely furnished to the IRS. In addition, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status. See “—Taxation of Non-U.S. Stockholders.”

Taxation of Tax-Exempt Stockholders

Dividend income from us and gain arising upon a sale of our shares generally should not be unrelated business taxable income (“UBTI”), to a tax-exempt stockholder, except as described below. This income or gain will be UBTI, however, if a tax-exempt stockholder holds its shares as “debt-financed property” within the meaning of the Code or if the shares are used in a trade or business of the tax-exempt stockholder. Generally, “debt-financed property” is property the acquisition or holding of which was financed through a borrowing by the tax-exempt stockholder.

For tax-exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, or qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) or (c)(20) of the Code, respectively, income from an investment in our shares will constitute UBTI unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for specific purposes so as to offset the income generated by its investment in our shares. These prospective investors should consult their tax advisors concerning these “set aside” and reserve requirements.

Notwithstanding the above, however, a portion of the dividends paid by a “pension-held REIT” may be treated as unrelated business taxable income as to certain trusts that hold more than 10%, by value, of the interests in the REIT. A REIT will not be a “pension-held REIT” if it is able to satisfy the “not closely held” requirement without relying on the “look-through” exception with respect to certain trusts or if such REIT is not “predominantly held” by “qualified trusts.” As a result of restrictions on ownership and transfer of our stock contained in our charter, we do not expect to be classified as a “pension-held REIT,” and as a result, the tax treatment described above should be inapplicable to our stockholders. However, because our stock will be publicly traded, we cannot guarantee that this will always be the case.

Taxation of Non-U.S. Stockholders

The following discussion addresses the rules governing federal income taxation of the purchase, ownership and disposition of our common stock by non-U.S. stockholders. These rules are complex, and no attempt is made herein to provide more than a brief summary of such rules. Accordingly, the discussion does not address all aspects of federal income taxation and does not address state, local or non-U.S. tax consequences that may be relevant to a non-U.S. stockholder in light of its particular circumstances. We urge non-U.S. stockholders to consult their tax advisors to determine the impact of federal, state, local and non-U.S. income tax laws on the purchase, ownership and disposition of shares of our common stock, including any reporting requirements.

Distributions Generally. Distributions (including any taxable stock dividends) that are neither attributable to gains from sales or exchanges by us of U.S. real property interests nor designated by us as capital gain dividends (except as described below) will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such distributions ordinarily will be subject to withholding of federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, unless the distributions are treated as effectively connected with the conduct by the non-U.S. stockholder of a U.S. trade or business. Under certain treaties, however, lower withholding rates generally applicable to dividends do not apply to dividends from a REIT. Certain certification and disclosure requirements must be satisfied to be exempt from withholding under the effectively connected income exemption. Dividends that are treated as effectively connected with a U.S. trade or business will generally not be subject to withholding but will be subject to federal income tax on a net basis at graduated rates, in the same manner as dividends paid to U.S. stockholders are subject to federal income tax. Any such dividends received by a non-U.S. stockholder that is a corporation may also be subject to an additional branch profits tax at a 30% rate (applicable after deducting federal income taxes paid on such effectively connected income) or such lower rate as may be specified by an applicable income tax treaty.

Except as otherwise provided below, we expect to withhold federal income tax at the rate of 30% on any distributions made to a non-U.S. stockholder unless:

(1)	a lower treaty rate applies and the non-U.S. stockholder files with us an IRS Form W-8BEN evidencing eligibility for that reduced treaty rate; or

(2)	the non-U.S. stockholder files an IRS Form W-8ECI with us claiming that the distribution is income effectively connected with the non-U.S. stockholder’s trade or business.

Distributions in excess of our current and accumulated earnings and profits will not be taxable to a non-U.S. stockholder to the extent that such distributions do not exceed the adjusted basis of the stockholder’s common stock, but rather will reduce the adjusted basis of such stock. To the extent that such distributions exceed the non-U.S. stockholder’s adjusted basis in such common stock, they will give rise to gain from the sale or exchange of such stock, the tax treatment of which is described below. For withholding purposes, we expect to treat all distributions as made out of our current or accumulated earnings and profits. However, amounts withheld may be refundable if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits, provided that certain conditions are met.

Capital Gain Dividends and Distributions Attributable to a Sale or Exchange of U.S. Real Property Interests. Distributions to a non-U.S. stockholder that we properly designate as capital gain dividends, other than those arising from the disposition of a U.S. real property interest, generally should not be subject to federal income taxation, unless:

(1)	the investment in our stock is treated as effectively connected with the non-U.S. stockholder’s U.S. trade or business, in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain, except that a non-U.S. stockholder that is a non-U.S. corporation may also be subject to a branch profits tax of up to 30%, as discussed above; or

(2)	the non-U.S. stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s capital gains.

Pursuant to the Foreign Investment in Real Property Tax Act, which is referred to as “FIRPTA,” distributions to a non-U.S. stockholder that are attributable to gain from sales or exchanges by us of “U.S. real property interests,” or USRPI, whether or not designated as capital gain dividends, will cause the non-U.S. stockholder to be treated as recognizing such gain as income effectively connected with a U.S. trade or business. Non-U.S. stockholders would generally be taxed at the same rates applicable to U.S. stockholders, subject to any applicable alternative minimum tax. We also will be required to withhold and to remit to the IRS 35% (or 15% to the extent provided in Treasury Regulations) of any distribution to non-U.S. stockholders that is designated as a capital gain dividend or, if greater, 35% of any distribution to non-U.S. stockholders that could have been designated as a capital gain dividend. The amount withheld is creditable against the non-U.S. stockholder’s federal income tax liability. However, any distribution with respect to any class of stock that is “regularly traded” on an established securities market located in the United States is not subject to FIRPTA, and therefore, not subject to the 35% U.S. withholding tax described above, if the non-U.S. stockholder did not own more than 5% of such class of stock at any time during the one-year period ending on the date of the distribution. Instead, such distributions will generally be treated as ordinary dividend distributions and subject to withholding in the manner described above with respect to ordinary dividends.

Retention of Net Capital Gains. Although the law is not clear on the matter, it appears that amounts designated by us as retained net capital gains in respect of the stock held by stockholders generally should be treated with respect to non-U.S. stockholders in the same manner as actual distributions of capital gain dividends. Under that approach, the non-U.S. stockholders would be able to offset as a credit against their federal income tax liability resulting from their proportionate share of the tax paid by us on such retained net capital gains and to receive from the IRS a refund to the extent their proportionate share of such tax paid by us exceeds their actual federal income tax liability. If we were to designate any portion of our net capital gain as retained net capital gain, a non-U.S. stockholder should consult its tax advisor regarding the taxation of such retained net capital gain.

Sale of Our Common Stock. Gain recognized by a non-U.S. stockholder upon the sale, exchange or other taxable disposition of our common stock generally will not be subject to federal income taxation unless such stock constitutes a USRPI. In general, stock of a domestic corporation that constitutes a “U.S. real property holding corporation,” or USRPHC, will constitute a USRPI. We expect that we will be a USRPHC. Our common stock will not, however, constitute a USRPI so long as we are a “domestically controlled qualified investment entity.” A “domestically controlled qualified investment entity” includes a REIT in which at all times during a specified testing period less than 50% in value of its stock is held directly or indirectly by non-U.S. stockholders. We believe, but cannot guarantee, that we are a “domestically controlled qualified investment entity.” Because our common stock will be publicly traded, no assurance can be given that we will continue to be a “domestically controlled qualified investment entity.”

Notwithstanding the foregoing, gain from the sale, exchange or other taxable disposition of our common stock not otherwise subject to FIRPTA will be taxable to a non-U.S. stockholder if either (a) the investment in our common stock is treated as effectively connected with the non-U.S. stockholder’s U.S. trade or business or (b) the non-U.S. stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met. In addition, even if we are a domestically controlled qualified investment entity, upon disposition of our stock (subject to the 5% exception applicable to “regularly traded” stock described below), a non-U.S. stockholder may be treated as having gain from the sale or other taxable disposition of a USRPI if the non-U.S. stockholder (1) disposes of our stock within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been treated as gain from the sale or exchange of a USRPI and (2) acquires, or enters into a contract or option to acquire, or is deemed to acquire, other shares of that stock during the 61-day period beginning with the first day of the 30-day period described in clause (1).

Even if we do not qualify as a “domestically controlled qualified investment entity” at the time a non-U.S. stockholder sells our stock, gain arising from the sale or other taxable disposition by a non-U.S. stockholder of such stock would not be subject to federal income taxation under FIRPTA as a sale of a USRPI if:

•	such class of stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market such as Nasdaq; and

•	such non-U.S. stockholder owned, actually and constructively, 5% or less of such class of our stock throughout the five-year period ending on the date of the sale or exchange.

If gain on the sale, exchange or other taxable disposition of our common stock were subject to taxation under FIRPTA, the non-U.S. stockholder would be subject to regular federal income tax with respect to such gain in the same manner as a taxable U.S. stockholder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). In addition, if the sale, exchange or other taxable disposition of our common stock were subject to taxation under FIRPTA, and if shares of our common stock were not “regularly traded” on an established securities market, the purchaser of such common stock would generally be required to withhold and remit to the IRS 10% of the purchase price.

Information Reporting and Backup Withholding Tax. Generally, we must report annually to the IRS the amount of dividends paid to a non-U.S. stockholder, such holder’s name and address, and the amount of tax withheld, if any. A similar report is sent to the non-U.S. stockholder. Pursuant to tax treaties or other agreements, the IRS may make its reports available to tax authorities in the non-U.S. stockholder’s country of residence.

Payments of dividends or of proceeds from the disposition of stock made to a non-U.S. stockholder may be subject to information reporting and backup withholding unless such holder establishes an exemption, for example, by properly certifying its non-U.S. status on an IRS Form W-8BEN or another appropriate version of IRS Form W-8. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we have or our paying agent has actual knowledge, or reason to know, that a non-U.S. stockholder is a U.S. person.

Backup withholding is not an additional tax. Rather, the federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may be obtained, provided that the required information is timely furnished to the IRS.

New Legislation Relating to Foreign Accounts. Newly enacted legislation may impose withholding taxes on certain types of payments made to “foreign financial institutions” and certain other non-U.S. entities. Under this legislation, the failure to comply with additional certification, information reporting and other specified requirements could result in withholding tax being imposed on payments of dividends and sales proceeds to U.S. stockholders that own the shares through foreign accounts or foreign intermediaries and certain non-U.S. stockholders. The legislation imposes a 30% withholding tax on dividends on, and gross proceeds from the sale or other disposition of, our stock paid to a foreign financial institution or to a foreign nonfinancial entity, unless (1) the foreign financial institution undertakes certain diligence and reporting obligations or (2) the foreign non-financial entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner. In addition, if the payee is a foreign financial institution, it generally must enter into an agreement with the U.S. Treasury that requires, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to certain other account holders. The legislation applies to payments made after December 31, 2012. Prospective investors should consult their tax advisors regarding this legislation.

Other Tax Consequences

State, local and non-U.S. income tax laws may differ substantially from the corresponding federal income tax laws, and this discussion does not purport to describe any aspect of the tax laws of any state, local or non-U.S. jurisdiction. You should consult your tax advisor regarding the effect of state, local and non-U.S. tax laws with respect to our tax treatment as a REIT and on an investment in our common stock.

ERISA CONSIDERATIONS

General

The following is a summary of certain considerations arising under ERISA, and the prohibited transaction provisions of Section 4975 of the Code that may be relevant to a prospective purchaser that is an employee benefit plan subject to ERISA. The following summary may also be relevant to a prospective purchaser that is not an employee benefit plan subject to ERISA, but is a tax-qualified retirement plan or an individual retirement account, individual retirement annuity, medical savings account or education individual retirement account, which we refer to collectively as an “IRA.” This discussion does not address all aspects of ERISA or Section 4975 of the Code or, to the extent not preempted, state law that may be relevant to particular employee benefit plan stockholders in light of their particular circumstances, including plans subject to Title I of ERISA, other employee benefit plans and IRAs subject to the prohibited transaction provisions of Section 4975 of the Code, and governmental, church, foreign and other plans that are exempt from ERISA and Section 4975 of the Code but that may be subject to other federal, state, local or foreign law requirements.

A fiduciary making the decision to invest in shares of our common stock on behalf of a prospective purchaser which is an ERISA plan, a tax qualified retirement plan, an IRA or other employee benefit plan is advised to consult its legal advisor regarding the specific considerations arising under ERISA, Section 4975 of the Code, and, to the extent not preempted, state law with respect to the purchase, ownership or sale of shares of our common stock by the plan or IRA.

Plans should also consider the entire discussion under the heading “Federal Income Tax Considerations,” as material contained in that section is relevant to any decision by an employee benefit plan, tax-qualified retirement plan or IRA to purchase our common stock.

Employee Benefit Plans, Tax-Qualified Retirement Plans and IRAs

Each fiduciary of an “ERISA plan,” which is an employee benefit plan subject to Title I of ERISA, should carefully consider whether an investment in shares of our common stock is consistent with its fiduciary responsibilities under ERISA. In particular, the fiduciary requirements of Part 4 of Title I of ERISA require that:

•	an ERISA plan make investments that are prudent and in the best interests of the ERISA plan, its participants and beneficiaries;

•	an ERISA plan make investments that are diversified in order to reduce the risk of large losses, unless it is clearly prudent for the ERISA plan not to do so;

•	an ERISA plan’s investments are authorized under ERISA and the terms of the governing documents of the ERISA plan; and

•	the fiduciary not cause the ERISA plan to enter into transactions prohibited under Section 406 of ERISA (and certain corresponding provisions of the Code).

In determining whether an investment in shares of our common stock is prudent for ERISA purposes, the appropriate fiduciary of an ERISA plan should consider all of the facts and circumstances, including whether the investment is reasonably designed, as a part of the ERISA plan’s portfolio for which the fiduciary has investment responsibility, to meet the objectives of the ERISA plan, taking into consideration the risk of loss and opportunity for gain or other return from the investment, the diversification, cash flow and funding requirements of the ERISA plan, and the liquidity and current return of the ERISA plan’s portfolio. A fiduciary should also take into account the nature of our business, the length of our operating history and other matters described in the section entitled “Risk Factors.” Specifically, before investing in shares of our common stock, any fiduciary should, after considering the employee plan’s or IRA’s particular circumstances, determine whether the investment is appropriate under the fiduciary standards of ERISA or other applicable law including standards with respect to prudence, diversification and delegation of control and the prohibited transaction provisions of ERISA and the Code.

Our Status Under ERISA

In some circumstances where an ERISA plan holds an interest in an entity, the assets of the entity are deemed to be ERISA plan assets. This is known as the “look-through rule.” Under those circumstances, the obligations and other responsibilities of plan sponsors, plan fiduciaries and plan administrators, and of parties in interest and disqualified persons, under Parts 1 and 4 of Subtitle B of Title I of ERISA and Section 4975 of the Code, as applicable, may be expanded, and there may be an increase in their liability under these and other provisions of ERISA and the Code (except to the extent (if any) that a favorable statutory or administrative exemption or exception applies). For example, a prohibited transaction may occur if our assets are deemed to be assets of investing ERISA plans and persons who have certain specified relationships to an ERISA plan (“parties in interest” within the meaning of ERISA, and “disqualified persons” within the meaning of the Code) deal with these assets. Further, if our assets are deemed to be assets of investing ERISA plans, any person that exercises authority or control with respect to the management or disposition of the assets is an ERISA plan fiduciary.

ERISA plan assets are not defined in ERISA or the Code, but the United States Department of Labor has issued regulations that outline the circumstances under which an ERISA plan’s interest in an entity will be subject to the look-through rule. The Department of Labor regulations apply to the purchase by an ERISA plan of an “equity interest” in an entity, such as stock of a REIT. However, the Department of Labor regulations provide an exception to the look-through rule for equity interests that are “publicly offered securities.”

Under the Department of Labor regulations, a “publicly offered security” is a security that is:

•	freely transferable;

•	part of a class of securities that is widely held; and

•

either part of a class of securities that is registered under section 12(b) or 12(g) of the Exchange Act or sold to an ERISA plan as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act, and the class of securities of which this security is a part is registered under the Exchange Act within 120 days, or longer if allowed by the SEC, after the end of the fiscal year of the issuer during which this offering of these securities to the public occurred.

Whether a security is considered “freely transferable” depends on the facts and circumstances of each case. Under the Department of Labor regulations, if the security is part of an offering in which the minimum investment is $10,000 or less, then any restriction on or prohibition against any transfer or assignment of the security for the purposes of preventing a termination or reclassification of the entity for federal or state tax purposes will not ordinarily prevent the security from being considered freely transferable. Additionally, limitations or restrictions on the transfer or assignment of a security which are created or imposed by persons other than the issuer of the security or persons acting for or on behalf of the issuer will ordinarily not prevent the security from being considered freely transferable.

A class of securities is considered “widely held” if it is a class of securities that is owned by 100 or more investors independent of the issuer and of one another. A security will not fail to be “widely held” because the number of independent investors falls below 100 subsequent to the initial public offering as a result of events beyond the issuer’s control.

The shares of our common stock offered in this prospectus may meet the criteria of the publicly offered securities exception to the look-through rule. First, the common stock could be considered to be freely transferable, as the minimum investment will be less than $10,000 and the only restrictions upon its transfer are those generally permitted under the Department of Labor regulations, those required under federal tax laws to maintain our status as a REIT, resale restrictions under applicable federal securities laws with respect to securities not purchased pursuant to this prospectus and those owned by our officers, directors and other affiliates, and voluntary restrictions agreed to by the selling stockholder regarding volume limitations.

Second, we expect (although we cannot confirm) that our common stock will be held by 100 or more investors, and we expect that at least 100 or more of these investors will be independent of us and of one another.

Third, the shares of our common stock will be part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act and the common stock is registered under the Exchange Act.

In addition, the Department of Labor regulations provide exceptions to the look-through rule for equity interests in some types of entities, including any entity which qualifies as either a “real estate operating company” or a “venture capital operating company.”

Under the Department of Labor regulations, a “real estate operating company” is defined as an entity which on testing dates has at least 50% of its assets, other than short-term investments pending long-term commitment or distribution to investors, valued at cost:

•	invested in real estate which is managed or developed and with respect to which the entity has the right to substantially participate directly in the management or development activities; and

•	which, in the ordinary course of its business, is engaged directly in real estate management or development activities.

According to those same regulations, a “venture capital operating company” is defined as an entity which on testing dates has at least 50% of its assets, other than short-term investments pending long-term commitment or distribution to investors, valued at cost:

•	invested in one or more operating companies with respect to which the entity has management rights; and

•	which, in the ordinary course of its business, actually exercises its management rights with respect to one or more of the operating companies in which it invests.

We have not endeavored to determine whether we will satisfy the “real estate operating company” or “venture capital operating company” exception.

Prior to making an investment in the shares offered in this prospectus, prospective employee benefit plan investors (whether or not subject to ERISA or section 4975 of the Code) should consult with their legal and other advisors concerning the impact of ERISA and the Code (and, particularly in the case of non-ERISA plans and arrangements, any additional state, local and foreign law considerations), as applicable, and the potential consequences in their specific circumstances of an investment in such shares.

PLAN OF DISTRIBUTION

Wellington Shields & Co., LLC and Capitol Securities Management, Inc. are acting as placement agents for this offering (the “Placement Agents”). Subject to the terms and conditions described in a placement agreement between the Placement Agents and our company, the Placement Agents have agreed to place a minimum of 3,000,000 and a maximum of 4,000,000 shares on a “best-efforts” basis.

While the Placement Agents will use their best efforts to sell the shares, they will be under no obligation to sell any or all of the shares and will not be obligated to purchase any of the shares.

We are offering the shares subject to prior sale, withdrawal, cancellation or modification of the offer, including its structure, terms and conditions, without notice. We are offering the shares to the public at the public offering price set forth on the cover page of this prospectus. The Placement Agents may also offer the shares to selected dealers at the public offering price. Any selected dealers that place such shares will be paid a fee of up to $0.24 per share out of the placement agents’ fee. The Placement Agents reserve the right, in their sole discretion, to reject in whole or in part any offer to purchase the shares.

The placement agreement provides that we will pay as compensation to the Placement Agents a placement fee equal to 7% of the gross proceeds of the shares placed in this offering. Any purchases of shares made by persons affiliated with our company for the explicit purpose of satisfying the minimum offering size of this offering will be made for investment purposes only, and not with a view toward redistribution. The following table summarizes the placement agents’ fees and commissions that we will pay to the Placement Agents.

	Per Share	Minimum Offering	Maximum Offering
Public offering price	$5.25	$3,000,000	$4,000,000
Placement fee	$0.3675	1,102,500	1,470,000
Proceeds to us, before expenses	$4.8825	14,647,500	19,530,000

We will be responsible for the expenses of issuance and distribution of the shares, including registration fees, legal and accounting fees and printing expenses, which we estimate will total approximately $1,025,000. In addition to the placement fee, we will pay the Placement Agents at the closing of the offering a non-accountable expense allotment not to exceed 1.5% of the gross proceeds of the shares placed in this offering.

The shares to be issued are new securities with no established trading market. We have applied to list the shares and the underlying shares of common stock on the Nasdaq Capital Market. Neither we nor the Placement Agents can provide any assurance that an active and liquid market will develop or, if developed, that the market will continue. The offering price of the shares and the placement agents fee have been determined by negotiations between us and the Placement Agents, and the offering price of the shares may not be indicative of the market price following the offering.

The Placement Agents have agreed in accordance with the provisions of SEC Rule 15c2-4 to cause all funds received from the sale of the shares to be promptly deposited in an escrow account maintained by SunTrust Bank as escrow agent for the investors in the offering. Payment for the shares may be made (i) by check, bank draft or money order made payable to “SunTrust Bank” and delivered to the Placement Agents no less than four business days before the date of closing, or (ii) by authorization of withdrawal from securities accounts maintained with the Placement Agents. If payment is made by authorization of withdrawal from securities accounts, the funds authorized to be withdrawn from a securities account will continue to accrue interest, if any interest is to accrue on such amounts, at the contractual rates until closing or termination of the offering. If a purchaser authorizes the Placement Agents to withdraw the amount of the purchase price from a securities account, the Placement Agents will do so as of the date of closing. The Placement Agents will inform prospective purchasers of the anticipated date of closing.

If we have not received subscriptions for a minimum of 3,000,000 shares by December 22, 2012, we will promptly return to the subscribers all funds placed in the escrow account without interest or deduction for expense. If the minimum number of subscriptions for the shares is attained, the offering will close, and the escrow agent will release all funds to us.

Pursuant to the placement agreement, we have agreed that, for so long as 5% or more of the outstanding shares of our Common Stock are owned by investors who purchased their shares in the offering due to the solicitation efforts of the Placement Agents (rather than due to referrals to our Placement Agents from our officers, directors or affiliates), the Placement Agents will have the right to designate, subject to our approval, which shall not be unreasonably withheld, one individual to serve as a non-voting observer to our board of directors and one individual to serve as an independent member of our board of directors. This observer will be (a) entitled to proper notice of all meetings of our board of directors, (b) permitted to attend such meetings via telephone, (c) entitled to receive the same compensation (including stock options, if any) as that paid or awarded to our independent directors, (d) entitled to reimbursement of travel expenses incurred in connection with in-person attendance at any meetings of our board of directors; provided, however, that such reimbursement shall be limited to an aggregate amount equal to $1,500 per meeting. Our Placement Agents have reserved the right to name a board observer subsequent to the closing of this offering and have designated Sanjay Madhu as one of our independent directors.

In the placement agreement, the obligations of the Placement Agents are subject to approval of certain legal matters by their counsel and to various other conditions. The placement agreement also provides that we will indemnify the Placement Agents against certain liabilities, including liabilities under the Securities Act, or contribute to payments the Placement Agents may be required to make in respect of any such liabilities.

LEGAL MATTERS

Certain legal matters will be passed upon for us by Kaufman & Canoles, P.C. and for the Placement Agents by McCarter & English, LLP. Kaufman & Canoles, P.C. will pass upon the validity of the shares of common stock sold in this offering and certain other matters of Maryland law. In addition, the description of federal income tax consequences contained in the section of the prospectus entitled “Federal Income Tax Considerations” is based on the opinion of Kaufman & Canoles, P.C.

EXPERTS

The combined balance sheets of Wheeler Real Estate Investment Trust, Inc. and Affiliated Companies and of Lumber River Associates, LLC, Tuckernuck Associates, LLC, and Perimeter Associates, LLC as of December 31, 2011 and 2010, and the related combined statements of operations, equity and cash flows for each of the years in the two year period ended December 31, 2011 appearing in this Prospectus and Registration Statement, have been audited by Cherry, Bekaert & Holland, L.L.P., an independent registered public accounting firm, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We intend to maintain a web site at www.WHLR.us. Information contained on, or accessible through our website is not incorporated by reference into and does not constitute a part of this prospectus or any other report or documents we file with or furnish to the SEC.

We have filed with the SEC a Registration Statement on Form S-11, including exhibits, schedules and amendments thereto, of which this prospectus is a part, under the Securities Act with respect to the shares of our common stock to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to our company and the shares of our common stock to be sold in this offering, reference is made to the registration statement, including the exhibits and schedules thereto. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, where that contract or other document has been filed as an exhibit to the registration statement, each statement in this prospectus is qualified in all respects by the exhibit to which the reference relates. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined without charge at the public reference room of the SEC, 100 F Street, N.E., Washington, DC 20549. Information about the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0300. Copies of all or a portion of the registration statement can be obtained from the public reference room of the SEC upon payment of prescribed fees. Our SEC filings, including our registration statement, are also available to you, free of charge, on the SEC’s website, www.sec.gov.

AS A RESULT OF THIS OFFERING, WE WILL BECOME SUBJECT TO THE INFORMATION AND PERIODIC REPORTING REQUIREMENTS OF THE EXCHANGE ACT, AND WILL FILE PERIODIC REPORTS AND OTHER INFORMATION WITH THE SEC. THESE PERIODIC REPORTS AND OTHER INFORMATION WILL BE AVAILABLE FOR INSPECTION AND COPYING AT THE SEC’S PUBLIC REFERENCE FACILITIES AND THE WEB SITE OF THE SEC REFERRED TO ABOVE.

GLOSSARY

Unless the context otherwise requires, the following capitalized terms shall have the meanings set forth below for the purposes of this prospectus.

“1933 Act” means the Securities Act of 1933, as amended.

“1940 Act” means the Investment Company Act of 1940, as amended.

“ACMs” means asbestos containing materials.

“ADA” means the Americans with Disabilities Act, as amended.

“Administrative Service Company” means WHLR Management, LLC.

“ASC” means Accounting Standards Codification.

“CAM” means common area maintenance.

“CMBS” means commercial mortgage-backed securities.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” means Wheeler Real Estate Investment Trust, Inc.

“ERISA” means the Employment Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FASB” means the Financial Accounting Standards Board.

“FFO” means funds from operations, which represents net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property, plus real estate related depreciation and amortization (excluding amortization of loan origination costs) and after adjustments for unconsolidated partnerships and joint ventures. FFO is a non-GAAP measure and it is not audited.

“FHAA” means the Fair Housing Amendment Act of 1988.

“FIRPTA” means the Foreign Investment in Real Property Tax Act.

“GAAP” means generally accepted accounting principles in the United States of America.

“GLA” means gross leasable area.

“IASB” means the International Accounting Standards Board.

“ICSC” means the International Council of Shopping Centers.

“IRA” means collectively, a tax-qualified retirement plan or an individual retirement account, individual retirement annuity, medical savings account or education individual retirement account.

“IRS” means the Internal Revenue Service.

“MGCL” means the Maryland General Corporation Law.

“NAREIT” means the National Association of Real Estate Investment Trusts.

“Operating Partnership” means Wheeler REIT, L.P.

“Ownership Entities” means the limited liability companies that currently own the properties that will comprise our operating portfolio upon completion of the formation transactions described elsewhere in this prospectus, and whose ownership interests will be contributed to or purchased by our operating partnership.

“Ownership Limits” means restrictions in our charter prohibiting any person from actually, beneficially or constructively owning more than 9.8% in value or number of shares, whichever is more restrictive, of the outstanding shares of common stock or more than 9.8% in value of the aggregate outstanding shares of all classes and series of our stock.

“Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of Wheeler REIT, L.P.

“Placement Agents” means Wellington Shields & Co., LLC and Capitol Securities Management, Inc.

“Predecessor” means the five entities and properties that are under the common control of Jon S. Wheeler to be contributed to or purchased by our operating partnership pursuant to the formation transactions described elsewhere in this prospectus.

“Prior Investors” means the owners of the membership interests of the Ownership Entities prior to the formation transactions described elsewhere in this prospectus.

“REIT” means real estate investment trust as defined in the Code.

“SEC” means the United States Securities and Exchange Commission.

“Services Companies” means collectively, Wheeler Interests, LLC, Wheeler Real Estate, LLC, Wheeler Development, LLC, Wheeler Capital, LLC, Site Applications, LLC, Creative Retail Works and TESR, LLC.

“UBTI” means unrelated business taxable income.

“UPREIT” means umbrella partnership real estate investment trust.

APPENDIX A

PRIOR PERFORMANCE TABLES

(Unaudited)

This introduction provides information relating to the real estate investment programs sponsored by the sponsor and his affiliates. A narrative summary of the prior performance of programs sponsored by our sponsor and his affiliates can be found on page 66 of this prospectus. All programs described herein have similar investment objectives to ours in that such programs are focused on investing in rental income producing assets in the Mid-Atlantic, Southeast and Southwest regions, with low risk properties. Such programs invest in community, neighborhood and strip centers, as well as freestanding retail properties. These tables provide information for use in evaluating the programs, the results of operations of the programs, and the compensation paid by the programs. These tables are furnished solely to provide prospective investors with information concerning the past performance of entities formed by the sponsor that raised capital from third parties. The information contained herein is included solely to provide prospective investors with background to be used to evaluate the real estate experience of our sponsor and his affiliates.

Investors are strongly encouraged to carefully review these tables in conjunction with the summary information contained elsewhere in this prospectus in the section captioned “Prior Performance Summary.”

THE INFORMATION IN THIS SECTION AND THE TABLES REFERENCED HEREIN SHOULD NOT BE CONSIDERED AS INDICATIVE OF HOW WE WILL PERFORM. THIS DISCUSSION REFERS TO THE PERFORMANCE OF PRIOR PROGRAMS AND PROPERTIES SPONSORED BY OUR SPONSOR OR HIS AFFILIATES OVER THE PERIODS LISTED THEREIN. IN ADDITION, THE TABLES INCLUDED WITH THIS PROSPECTUS (WHICH REFLECT RESULTS OVER THE PERIODS SPECIFIED IN EACH TABLE) DO NOT MEAN THAT WE WILL MAKE INVESTMENTS COMPARABLE TO THOSE REFLECTED IN SUCH TABLES.

YOU SHOULD NOT CONSTRUE INCLUSION OF THE FOLLOWING INFORMATION AS IMPLYING IN ANY MANNER THAT WE WILL HAVE RESULTS COMPARABLE TO THOSE REFLECTED IN THE INFORMATION BELOW.

TABLE I

EXPERIENCE IN RAISING AND INVESTING FUNDS

(Unaudited)

This table provides a summary of the experience of the sponsor and his affiliates in connection with each program the offering of which closed during the most recent three years. Information is provides with regard to the manner in which the proceeds of the offering have been applied. Also set forth below is information pertaining to the timing and length of these offerings.

	Port Crossing Shopping Center	Liberty Storage (Liberty Property Associates)	Crossroads Storage (Disney Associates)	Shops at Liberty Square	LaGrange Marketplace	Mandarin Crossing
Dollar Amount Offered	7,500,000.00	3,550,000.00	540,000.00	21,292.00	3,000,000.00	3,445,000.00
Dollar Amount Raised (100%)	2,546,500.00	902,500.00	174,200.00	13,272.30	615,000.00	674,982.00

Less offering Expenses:
Selling Commissions and Discounts retained by affiliates	—	—	—	—	—	—
Organizational Expenses	—	—	—	—	—	—
Other (explain)	—	—	—	—	—	—
Reserves	—	—	—	—	—	—
Percent available for investment	100%	100%	100%	100%	100%	100%

Acquisition Costs
Prepaid Items and fees related to purchase of property	45,499.74	6,535.50	4,250.00	750.00	22,750.00	25,025.00
Cash down payment	2,276,000.26	789,464.50	144,950.00	12,522.30	502,250.00	633,892.00
Acquisition Fees	225,000.00	106,500.00	25,000.00	—	90,000.00	16,065.00
Other (Explain) (Construction cost to build building)	—	—	—	124,997.01	—	—

Total Acquisition Cost	$2,546,500.00	$902,500.00	$174,200.00	$138,269.31	$615,000.00	$674,982.00

Percent Leverage (mortgage financing divided by total acquisition cost)	82%	75%	67.70%	90.00%	79.50%	80%
Date Offering began	10/31/08	01/01/09	12/09/09	01/05/10	01/14/10	08/10/09
Length of Offering (In months)	3 months	5 Months	1 Month	1 Month	1.5 Months	12 Months
Months to invest 90% of amount available for investment (from beginning)	N/A	N/A	N/A	N/A	N/A	N/A

TABLE II

COMPENSATION TO SPONSOR

(Unaudited)

Table II summarizes the amount and type of compensation paid to our sponsor and his affiliates in connection with (1) each program the offering of which closed during the most recent three years, and (2) all other programs that have made payments to the sponsor or his affiliates during the most recent three years.

	Port Crossing Shopping Center	Liberty Storage (Liberty Property Associates)	Crossroads Storage (Disney Associates)	Shops at Liberty Square	LaGrange Marketplace	Mandarin Crossing	Aggregate of other programs
Date Offering Commenced	10/31/08	01/01/09	12/09/09	01/05/10	01/14/10	08/10/09	# of programs
Dollar Amount Raised	2,546,500.00	902,500.00	174,200.00	13,272.30	615,000.00	674,982.00	33.00
Amount Paid to Sponsor from proceeds of offering:
Underwriting fees
Acquisition fees	90,000.00	31,950.00	7,500.00	—	36,000.00	42,840.00
Real estate commissions
Advisory fees
Other (identify and qualify) Capital Distribution pd to Woodside Capital	110,000.00	37,275.00	8,750.00	—	36,000.00	48,195.00	—
Dollar amount of cash generated from operations before deducting payments to sponsors: (Used EBTDA)	1,967,009.27	637,841.83	77,518.07	14,776.26	586,700.10	401,281.69	53,934,061.57

Amount paid to sponsor from operations:
Property Management Fees	93,809.49	5,111.51	589.22	—	40,275.04	31,864.76	3,654,772.00
Partnership management fees
Reimbursements	43,952.83	10,909.97	808.32	4,195.52	20,798.46	15,346.92	768,497.43
Leasing commissions	91,958.93	—	—	—	2,648.00	56,761.51	1,833,091.04
Other (identify and qualify) see breakdown below	80,741.37	2,520.00	—	—	26,628.09	6,002.94	4,300,154.44
Other—Site Applications							3,414,178.84
Other—TESR	15,636.19	2,520.00			23,322.16	6,002.94	545,236.33
Other—Creative Retail	5,105.18				3,305.93		241,609.30
Other—Wheeler RE							4,500.00
Other—Wheeler Dev.	60,000.00						94,629.97

	80,741.37	2,520.00	—	—	26,628.09	6,002.94	4,300,154.44
Dollar amount of property sales and refinancing before deducting payments to sponsors:						—	—
Cash	—	—	—	—	—	—	—
Notes	—	—	—	—	—	—	—
Amount paid to sponsor from property sales and refinancing:
Real estate commissions	—	—	—	—	—	—	—
Incentive fees (explain subordinated commissions in a note)	—	—	—	—	—	—	—
Other (identify and qualify)	—	—	—	—	—	—	—

TABLE III

OPERATING RESULTS OF PRIOR PROGRAMS

(Unaudited)

The following tables summarize the operating results of programs sponsored by our sponsor and his affiliates the offerings of which have closed during the most recent five years. Operating results are presented for each fiscal year since the inception of each program. All figures are as of December 31 of the year indicated.

Property: Disney Associates, LLC

	2011		2010		2009	2008

Gross Revenues		$64,857		$64,294
Profit on sale of properties				—
Less:
Operating expenses	27,146		26,135
Interest expense	25,687		23,786
Depreciation	17,533		14,663

		70,367		64,584	—	—

Net Income—Income Tax Basis		(5,509)		(290)	—	—

Taxable Income
from operations		(5,509)		(289)
from gain on sale				—

Cash generated from operations	12,386		14,606
Cash generated from sales
Cash generated from refinancing

Cash generated from operations, sales, and refinancing		12,386		14,606	—	—
Less:
Cash distributions to investors
from operating cash flow	10,452		14,606
from sales and refinancing
from other			16,249

		10,452		30,855	—	—

Cash generated (deficiency) after cash distributions		1,934		(30,840)	—	—
Less: Special items

Cash generated (deficiency) after cash distributions and special items		1,934		(30,840)	—	—

Tax & Distribution Data Per $1000 Invested

Federal Income Tax Results
Ordinary income (loss)
from operations	(6)		(0)
from recapture			—

		(6)		(0)	—	—

Capital gain (loss)				—

Cash Distributions to Investors Source (on GAAP basis)
Investment income			—
Return of capital	10		31

		10		31	—	—

Source (on cash basis)
Sales
Refinancing
Operations		10		15
other				16

TABLE III

(continued)

Property: Jenks Plaza Associates

	2011		2010		2009		2008

Gross Revenues		$147,091		$147,849		$128,572		$58,756
Profit on sale of properties
Less:
Operating expenses	37,560		46,791		55,683		34,303
Interest expense	69,058		70,910		71,553		28,146
Depreciation	60,145		60,146		60,146		25,060

		166,763		177,847		187,382		87,509

Net Income—GAAP Basis		(19,672)		(29,998)		(58,810)		(28,753)

Taxable Income
from operations		(11,716)		(33,469)		(64,143)		(74,260)
from gain on sale		—		—		—		—

Cash generated from operations	30,879		19,450		2,566		(15,047)
Cash generated from sales
Cash generated from refinancing

Cash generated from operations, sales, and refinancing		30,879		19,450		2,566		(15,047)
Less:
Cash distributions to investors
from operating cash flow	14,218		18,528		2,566		—
from sales and refinancing	—		—		—		—
from other	—		—		9		88,676

		14,218		18,528		2,575		88,676

Cash generated (deficiency) after cash distributions		16,661		922		(9)		(103,723)
Less: Special items		—		—		—

Cash generated (deficiency) after cash distributions and special items		16,661		922		(9)		(103,723)

Tax & Distribution Data Per $1000 Invested

Federal Income Tax Results
Ordinary income (loss)
from operations	(12)		(33)		(64)		(74)
from recapture					—

		(12)		(33)		(64)		(74)

Capital gain (loss)		—		—		—		—

Cash Distributions to Investors Source (on GAAP basis)
Investment income	—		—		—		—
Return of capital	15		20		13		89

		15		20		13		89

Source (on cash basis)
Sales
Refinancing
Operations		15		19		3		—
other		—		0		10		89

TABLE III

(continued)

Property: Kitty Hawk

	2011		2010		2009		2008

Gross Revenues		$335,202		$71,500		$181,886		$13,016
Profit on sale of properties		—		—		—		—
Less:
Operating expenses	341,789		115,860		58,183		6,773
Interest expense	118,896		151,535		102,473		6,047
Depreciation	40,318		40,255		40,255		3,350

		501,003		307,650		200,911		16,170

Net Income—GAAP Basis		(165,801)		(236,150)		(19,025)		(3,154)

Taxable Income
from operations		(165,793)		(236,151)		(19,022)		(1,480)
from gain on sale		—		—		—		—

Cash generated from operations	(95,333)		(170,365)		42,946		(1,116)
Cash generated from sales	—		—		—		—
Cash generated from refinancing	—		—		—		—

Cash generated from operations, sales, and refinancing		(95,333)		(170,365)		42,946		(1,116)
Less:
Cash distributions to investors
from operating cash flow	—		—		26,735		—
from sales and refinancing	—		—		—		—
from other	—		—		—		34

		—		—		26,735		34

Cash generated (deficiency) after cash distributions		(95,333)		(170,365)		16,211		(1,150)
Less: Special items		—		—		—		—

Cash generated (deficiency) after cash distributions and special items		(95,333)		(170,365)		16,211		(1,150)

Tax & Distribution Data Per $1000 Invested

Federal Income Tax Results
Ordinary income (loss)
from operations	(166)		(236)		(19)		(1)
from recapture	—		—		—		—

		(166)		(236)		(19)		(1)

Capital gain (loss)		—		—		—		—

Cash Distributions to Investors Source (on GAAP basis)
Investment income	—		—		—		—
Return of capital	—		—		30		34

		—		—		30		34

Source (on cash basis)
Sales
Refinancing
Operations		—		—		30		—
other		—		—		—		34

TABLE III

(continued)

Property: LaGrange Assoc

	2011		2010		2009	2008

Gross Revenues		$399,014		$427,826
Profit on sale of properties				—
Less:
Operating expenses	195,201		135,497
Interest expense	108,375		82,419
Depreciation	176,806		111,920

		480,382		329,836	—	—

Net Income—Income Tax Basis		(81,368)		97,990	—	—

Taxable Income
from operations		(81,368)		97,990
from gain on sale				—

Cash generated from operations	164,608		219,509
Cash generated from sales
Cash generated from refinancing

Cash generated from operations, sales, and refinancing		164,608		219,509	—	—
Less:
Cash distributions to investors
from operating cash flow	61500		117,914
from sales and refinancing
from other

		61,500		117,914	—	—

Cash generated (deficiency) after cash distributions		103,108		101,595	—	—
Less: Special items

Cash generated (deficiency) after cash distributions and special items		103,108		101,595	—	—

Tax & Distribution Data Per $1000 Invested

Federal Income Tax Results
Ordinary income (loss)
from operations	(81)		98
from recapture			—

		(81)		98	—	—

Capital gain (loss)

Cash Distributions to Investors Source (on GAAP basis)
Investment income			—
Return of capital	62		118

		62		118	—	—

Source (on cash basis)
Sales
Refinancing
Operations		62		118
other

TABLE III

(continued)

Property: Liberty Property Associates

	2011		2010		2009		NOT IN EXISTENCE 2008

Gross Revenues		$338		$312,272		$231,188
Profit on sale of properties				10
Less:
Operating expenses	121,100		121,993		79,936
Interest expense	152		163,190		103,573
Depreciation	73,840		73,840		49,185

		195,092		359,023		232,694	—

Net Income—GAAP Basis		(194,754)		(46,741)		(1,506)	—

Taxable Income
from operations		(8,965)		(36,802)		78
from gain on sale		—		—		—

Cash generated from operations	61,592		63,466		64,623
Cash generated from sales			61,257
Cash generated from refinancing

Cash generated from operations, sales, and refinancing		61,592		124,723		64,623	—
Less:
Cash distributions to investors
from operating cash flow	39,100		15,894		64,623
from sales and refinancing			61,257
from other					54,450

		39,100		77,151		119,073	—

Cash generated (deficiency) after cash distributions		22,492		47,572		(54,450)	—
Less: Special items		—		—		—

Cash generated (deficiency) after cash distributions and special items		22,492		47,572		(54,450)	—

Tax & Distribution Data Per $1000 Invested

Federal Income Tax Results
Ordinary income (loss)
from operations	(9)		(47)		78
from recapture	—		—		—

		(9)		(47)		78	—

Capital gain (loss)				9,890		—

Cash Distributions to Investors Source (on GAAP basis)
Investment income	—		—		—
Return of capital	43		81		119

		43		81		119	—

Source (on cash basis)
Sales		—		61
Refinancing
Operations		22		20		65
other		21				54

TABLE III

(continued)

Property: Lynnhaven Parkway Associates

	2011		2010		2009		2008		2007

Gross Revenues		$221,485		$232,488		$209,109		$200,000		$—
Profit on sale of properties
Less:
Operating expenses	25,656		21,289		24,777		20,474		24
Interest expense	145,101		145,100		145,100		146,293		—
Depreciation	168,095		168,095		168,095		177,859		4,244

		338,852		334,484		337,972		344,626		4,268

Net Income—GAAP Basis		(117,367)		(101,996)		(128,863)		(144,626)		(4,268)

Taxable Income
from operations		(64,268)		(60,604)		(134,398)		(350,355)		(2,146)
from gain on sale				—		—		—		—
Cash generated from operations	37,269		52,717		39,232		45,159		(24)
Cash generated from sales
Cash generated from refinancing

Cash generated from operations, sales, and refinancing		37,269		52,717		39,232		45,159		(24)
Less:
Cash distributions to investors
from operating cash flow	37,269		52,717		39,232		45,159		—
from sales and refinancing
from other	14		12,548		23,024		15,699		84,184

		37,283		65,265		62,256		60,858		84,184

Cash generated (deficiency) after cash distributions		(14)		(12,548)		(23,024)		(15,699)		(84,208)
Less: Special items		—		—

Cash generated (deficiency) after cash distributions and special items		(14)		(12,548)		(23,024)		(15,699)		(84,208)

Tax & Distribution Data Per $1000 Invested

Federal Income Tax Results
Ordinary income (loss)
from operations	(64)		(61)		(134)		(350)		(2)
from recapture	—		—

		(64)		(61)		(134)		(350)		(2)

Capital gain (loss)		—		—		—		—		—

Cash Distributions to Investors Source (on GAAP basis)
Investment income	—		—		—
Return of capital	51		65		65		61		84

		51		65		65		61		84
Source (on cash basis)
Sales
Refinancing
Operations		37		53		39		45		—
other		14		13		26		16		84

TABLE III

(continued)

Property: Mandarin

	2011		2010		2009	2008

Gross Revenues		$451,074		$187,689
Profit on sale of properties
Less:
Operating expenses	205,107		93,032
Interest expense	203,828		82,285
Depreciation	176,694		73,622

		585,629		248,939	—	—

Net Income—GAAP Basis		(134,555)		(61,250)	—	—

Taxable Income
from operations		(132,743)		(312,578)
from gain on sale		—		—

Cash generated from operations	41,524		(83,595)
Cash generated from sales	—
Cash generated from refinancing	—

Cash generated from operations, sales, and refinancing		41,524		(83,595)	—	—
Less:
Cash distributions to investors
from operating cash flow	42		—
from sales and refinancing	—		—
from other	25		97,349

		67		97,349	—	—

Cash generated (deficiency) after cash distributions		41,457		(180,944)	—	—
Less: Special items		—		—

Cash generated (deficiency) after cash distributions and special items		41,457		(180,944)	—	—

Tax & Distribution Data Per $1000 Invested

Federal Income Tax Results
Ordinary income (loss)
from operations	(133)		(313)
from recapture	—		—

		(133)		(313)	—	—

Capital gain (loss)		—		—

Cash Distributions to Investors Source (on GAAP basis)
Investment income	—		—
Return of capital	67		97

		67		97	—	—

Source (on cash basis)
Sales
Refinancing
Operations		42
other		25		97

TABLE III

(continued)

Property: Our Town

	2011		2010		2009		2008		2007

Gross Revenues		$383,219		$424,615		$423,033		$437,573		$159,585
Profit on sale of properties		—		—		—		—		—
Less:
Operating expenses	139,069		135,916		130,180		142,308		56,279
Interest expense	228,367		228,495		228,495		231,938		89,717
Depreciation	187,317		187,161		187,161		187,161		77,984

		554,753		551,572		545,836		561,407		223,980

Net Income—GAAP Basis		(171,534)		(126,957)		(122,803)		(123,834)		(64,395)

Taxable Income
from operations		(136,443)		(108,388)		(127)		(224,987)		(72,455)
from gain on sale		—		—		—		—		—
Cash generated from operations	14,976		49,570		93,694		41,964		23,549
Cash generated from sales	—		—		—		—		—
Cash generated from refinancing	—		—		—		—		—

Cash generated from operations, sales, and refinancing		14,976		49,570		93,694		41,964		23,549
Less:
Cash distributions to investors
from operating cash flow	9,500		47,449		93,694		41,964		23,549
from sales and refinancing	—		—		—		—		—
from other	—		—		13,214		60,876		98,771

		9,500		47,449		106,908		102,840		122,320

Cash generated (deficiency) after cash distributions		5,476		2,121		(13,214)		(60,876)		(98,771)
Less: Special items		—		—		—		—		—

Cash generated (deficiency) after cash distributions and special items		5,476		2,121		(13,214)		(60,876)		(98,771)

Tax & Distribution Data Per $1000 Invested

Federal Income Tax Results
Ordinary income (loss)
from operations	(136)		(108)		(127)		(225)		(72)
from recapture	—		—		—

		(136)		(108)		(127)		(225)		(72)

Capital gain (loss)		—		—		—		—		—

Cash Distributions to Investors Source (on GAAP basis)
Investment income	—		—		—		—		—
Return of capital	11		47		1,069		103		122

		11		47		1,069		103		122
Source (on cash basis)
Sales
Refinancing
Operations		11		47		94		42		24
other						975		61		99

TABLE III

(continued)

Property: PCSC

	2011		2010		2009		2008

Gross Revenues		$852,205		$771,869		$628,012
Profit on sale of properties		(1,920)		—		—
Less:
Operating expenses	222,690		168,565		163,892
Interest expense	465,601		446,280		334,419
Depreciation	194,414		238,782		139,319

		882,705		853,627		637,630	—

Net Income—GAAP Basis		(32,420)		(81,758)		(9,618)	—

Taxable Income
from operations		(32,420)		(81,615)		(9,618)
from gain on sale		—		—

Cash generated from operations	144,052		174,759		135,258
Cash generated from sales
Cash generated from refinancing

Cash generated from operations, sales, and refinancing		144,052		174,759		135,258	—
Less:
Cash distributions to investors
from operating cash flow	76395		52,076		66,720
from sales and refinancing
from other					—

		76,395		52,076		66,720	—

Cash generated (deficiency) after cash distributions		67,657		122,683		68,538	—
Less: Special items

Cash generated (deficiency) after cash distributions and special items		67,657		122,683		68,538	—

Tax & Distribution Data Per $1000 Invested

Federal Income Tax Results
Ordinary income (loss)
from operations	(32)		(82)
from recapture	—		—

		(32)		(82)		—	—

Capital gain (loss)		—		—

Cash Distributions to Investors Source (on GAAP basis)
Investment income	—		—
Return of capital	76		52		67

		76		52		67	—

Source (on cash basis)
Sales
Refinancing
Operations		76		52		67
other						—

TABLE III

(continued)

Property: Riversedge Office Assoc.

	2011		2010		2009		2008

Gross Revenues		$396,527		$383,239		$406,581		$188,628
Profit on sale of properties		—		—		—		—
Less:
Operating expenses	100,985		103,958		101,456		92,412
Interest expense	130,672		132,546		134,313		95,994
Depreciation	135,171		135,171		135,171		101,378

		366,829		371,675		370,940		289,784

Net Income—GAAP Basis		29,699		11,564		35,641		(101,156)

Taxable Income
from operations		78,527		50,264		45,150		(280,040)
from gain on sale		—		—		—		—

Cash generated from operations	99,435		139,366		109,823		18,319
Cash generated from sales	—		—		—		—
Cash generated from refinancing	—		—		—		—

Cash generated from operations, sales, and refinancing		99,435		139,366		109,823		18,319
Less:
Cash distributions to investors
from operating cash flow	99,435		109,929		109,823		18,319
from sales and refinancing	—		—		—		—
from other	18,230		—		826		125,687

		117,665		109,929		110,649		144,006

Cash generated (deficiency) after cash distributions		(18,230)		29,437		(826)		(125,687)
Less: Special items		—		—		—		—

Cash generated (deficiency) after cash distributions and special items		(18,230)		29,437		(826)		(125,687)

Tax & Distribution Data Per $1000 Invested

Federal Income Tax Results
Ordinary income (loss)
from operations	79		50		45		(280)
from recapture	—		—		—		—

		79		50		45		(280)

Capital gain (loss)		—		—		—		—

Cash Distributions to Investors Source (on GAAP basis)
Investment income	—		—		—		—
Return of capital	118		117		117		144

		118		117		117		144

Source (on cash basis)
Sales
Refinancing
Operations		99		117		110		18
other		18				7		126

TABLE III

(continued)

Property: Shoppes at Moyock

	2011		2010		2009		2008		2007

Gross Revenues		$149,457		$218,052		$203,203		$146,695		$61,591
Profit on sale of properties
Less:
Operating expenses	106,433		49,756		63,502		51,038		27,833
Interest expense	96,947		97,710		97,765		99,237		37,913
Depreciation	68,440		68,101		67,902		67,169		26,023

		271,820		215,567		229,169		217,444		91,769

Net Income—GAAP Basis		(122,363)		2,485		(25,966)		(70,749)		(30,178)

Taxable Income
from operations		(116,117)		5,471		(34,090)		(102,751)		(26,856)
from gain on sale		—		—		—		—		—
Cash generated from operations	19,746		19,432		39,145		(1,254)		(2,201)
Cash generated from sales
Cash generated from refinancing

Cash generated from operations, sales, and refinancing		19,746		19,432		39,145		(1,254)		(2,201)
Less:
Cash distributions to investors
from operating cash flow	0		18,692		32,712		—		—
from sales and refinancing
from other							17,758		55,787

		0		18,692		32,712		17,758		55,787

Cash generated (deficiency) after cash distributions		19,746		740		6,433		(19,012)		(57,988)
Less: Special items		—		—		—		—		—

Cash generated (deficiency) after cash distributions and special items		19,746		740		6,433		(19,012)		(57,988)

Tax & Distribution Data Per $1000 Invested

Federal Income Tax Results
Ordinary income (loss)
from operations	(116)		5		(34)		(103)		(27)
from recapture	—		—		—		—		—

		(116)		5		(34)		(103)		(27)

Capital gain (loss)		—		—		—		—		—

Cash Distributions to Investors Source (on GAAP basis)
Investment income	—		—		—
Return of capital	0		19		36		18		56

		0		19		36		18		56
Source (on cash basis)
Sales
Refinancing
Operations		0		19		36
other								18		56

TABLE III

(continued)

Property: Shoppes of Liberty Square

	2011		INCEPTION 2010		2009	2008

Gross Revenues		$13,750		$7,500
Profit on sale of properties
Less:
Operating expenses	3,129		8,918
Interest expense	7,639		6,565
Depreciation	3,189		1,619

		13,957		17,102	—	—

Net Income—GAAP Basis		(207)		(9,602)	—	—

Taxable Income
from operations		(233)		(9,470)
from gain on sale		—		—

Cash generated from operations	3,185		(7,542)
Cash generated from sales
Cash generated from refinancing

Cash generated from operations, sales, and refinancing		3,185		(7,542)	—	—
Less:
Cash distributions to investors
from operating cash flow	1752		0
from sales and refinancing
from other			438

		1,752		438	—	—

Cash generated (deficiency) after cash distributions		1,433		(7,980)	—	—
Less: Special items		—		—

Cash generated (deficiency) after cash distributions and special items		1,433		(7,980)	—	—

Tax & Distribution Data Per $1000 Invested

Federal Income Tax Results
Ordinary income (loss)
from operations	(0)		(9)
from recapture	—		—

		(0)		(9)	—	—

Capital gain (loss)		—		—

Cash Distributions to Investors Source (on GAAP basis)
Investment income
Return of capital	2		0

		2		0	—	—

Source (on cash basis)
Sales
Refinancing
Operations		2
other				0

TABLE III

(continued)

Property: Walnut Hill Plaza Assoc.

	2011		2010		2009		2008		2007

Gross Revenues		$681,698		$569,572		$515,195		$475,889		$19,142
Profit on sale of properties		—		—		—		—		—
Less:
Operating expenses	275,279		284,977		229,907		260,368		16,685
Interest expense	252,237		265,374		239,126		193,742		9,581
Depreciation	246,250		233,109		196,404		192,862		16,020

		773,766		783,460		665,437		646,972		42,286

Net Income—GAAP Basis		(92,068)		(213,888)		(150,242)		(171,083)		(23,144)

Taxable Income
from operations		(30,600)		(391,663)		(177,439)		(301,231)		(33,014)
from gain on sale		—		—		—		—		—
Cash generated from operations	98,108		(63,363)		110,333		33,427		3,222
Cash generated from sales	—		—		—		—		—
Cash generated from refinancing	—		—		—		—		—

Cash generated from operations, sales, and refinancing		98,108		(63,363)		110,333		33,427		3,222
Less:
Cash distributions to investors
from operating cash flow	86,625		—		7,309		—		3,222
from sales and refinancing	—		—		—		—		—
from other			99,000		—		—		106,944

		86,625		99,000		7,309		—		110,166

Cash generated (deficiency) after cash distributions		11,483		(162,363)		103,024		33,427		(106,944)
Less: Special items		—		—		—		—		—

Cash generated (deficiency) after cash distributions and special items		11,483		(162,363)		103,024		33,427		(106,944)

Tax & Distribution Data Per $1000 Invested

Federal Income Tax Results
Ordinary income (loss)
from operations	(31)		(392)		(180)		(301)		(33)
from recapture	—		—		—		—		—

		(31)		(392)		(180)		(301)		(33)

Capital gain (loss)		—		—		—		—		—

Cash Distributions to Investors Source (on GAAP basis)
Investment income	—		—		—		—		—
Return of capital	96		110		7		—		110

		96		110		7		—		110
Source (on cash basis)
Sales
Refinancing
Operations						7				3
other		0		110		—		—		107

TABLE IV

RESULTS OF COMPLETED PROGRAMS

(Unaudited)

The following table presents summary information on the results of programs sponsored by our sponsor and his affiliates that completed operations in the most recent five years.

All Properties

	BRANDY HILL	GOLDENROD	SHOP CITY ASSOC.	SMITHFIELD PLAZA ASSOC.
Dollar Amount Raised	$3,360,000	$2,110,000	$12,268,997	$1,559,000

Number of Properties Purchased	1	1	1	1

Date of Closing of Offering	4/22/2003	4/3/2003	8/6/2004	11/6/2001

Date of First Sale of Property	10/12/2011	2/16/2010	12/30/2008	10/9/2008

Date of Final Sale of Property	10/12/2011	2/16/2010	12/30/2008	10/9/2008

Tax Distribution Data Per $1000 Invested

Federal Income Tax Results
Ordinary income (loss)
from operations	(1,209)	(716)	481	311
from recapture	386	644		572

	(823)	(72)	481	884

Capital gain (loss)	101	389	10,040	4,148

Deferred gain
capital		(5)	—	—
ordinary

	—	(5)	—	—

Cash Distributions to Investors Source (on GAAP basis)
Investment income				—
Return of capital	311	849	11,352	5,008

	311	849		5,008

Source (on cash basis)
Sales		—	7,518	2,109
Refinancing		—	—	2,207
Operations	311	661	3,722	631
other		188	112	61

Receivable on Net Purchase Money Financing	N/A	N/A	N/A	N/A

TABLE V

SALE OR DISPOSALS OF PROPERTIES

(Unaudited)

The following table provides summary information on the results of sales or disposals of properties by programs sponsored by our sponsor and his affiliates during the most recent three years.

Property	Date Acquired	Date of Sale	Selling Price, Net of Closing Costs and GAAP Adjustments					Cost of Properties Including Closing and Soft Costs			Excess (deficiency) of Property Operating Cash Receipts Over Cash Expenditures
			Cash Received net of Closing Costs	Mortgage balance at time of sale	Purchase money mortgage taken back by program	Adjustments resulting from application of GAAP	Total	Original mortgage financing	Total Acquisition cost, capital improvement closing and soft costs	Combined Cost of Mortgage Balance and Total Acquisition Cost	Total

Brandy Hill Plaza (1)	5/21/2003	10/1/2011	0	$8,146,458.93	0		$8,146,458.93	$8,950,000.00	$798,731.68	$9,748,731.68	$190,898.31
Goldenrod Plaza (1)	4/14/2003	2/1/2010	0	$6,500,000.00	0		$6,500,000.00	$6,500,000.00	$339,763.97	$6,839,763.97	$95,769.54

(1)	Property disposed of by Deed In Lieu Agreement due to investors unwilling to agree to a partnership re-capitalization.

Wheeler Real Estate Investment Trust, Inc. and Affiliates

Wheeler Real Estate Investment Trust, Inc. and Affiliates

Unaudited Pro Forma Condensed Consolidated Financial Statements

Wheeler Real Estate Investment Trust, Inc. (the “Trust”), is a Maryland corporation formed on June 23, 2011 to acquire the entities owning various controlling and noncontrolling interests in real estate assets owned and/or managed by Jon S. Wheeler and/or his affiliates, including certain entities controlled by Plume Street Financial, LLC (“PSF”). Wheeler Real Estate Investment Trust, L.P. (our “Operating Partnership”) was formed as a Virginia limited partnership on April 5, 2012. Upon completion of the offering and formation transactions described throughout this prospectus, we expect our operations to be carried on through our Operating Partnership. At such time, we, as the sole general partner of our Operating Partnership, will have control of our Operating Partnership. Accordingly, we will consolidate the assets, liabilities and results of operations of our Operating Partnership.

Wheeler Real Estate Investment Trust, Inc. and Affiliates includes the Trust and entities owned and/or controlled by Mr. Wheeler and/or his affiliates, which in turn own controlling interests in five properties (together with its combined entities, the “Predecessor”, “WHLR and Affiliates” or the “Controlled Entities”). Accordingly, the contribution of or acquisition by merger of interests in the Controlled Entities is being accounted for as a transaction between entities under common control and, therefore, the acquisition of interests in each of the Controlled Entities will be recorded at our historical cost. In conjunction with the Offering and related formation transactions, the Company will acquire the noncontrolling interests in entities owning three properties that are currently controlled by PSF (“PSF Entities” or “Noncontrolled Entities”), of which Mr. Wheeler is a 50% partner. Unless otherwise noted, the Results of Operations only pertains to the Controlled Entities. The entities and respective properties party to the transactions are as follows:

Controlled Entities (Predecessor):

Wheeler Real Estate Investment Trust, Inc.

DF-1 Carrollton, LLC – The Shoppes at Eagle Harbor (Carrollton, VA)

Lynnhaven Parkway Associates, LLC – Monarch Bank Building (Virginia Beach, VA)

North Pointe Investors, LLC – North Pointe Crossing/Amscot Building (Tampa, FL)

Riversedge Office Associates, LLC – Riversedge North (Virginia Beach, VA)

Walnut Hill Plaza Associates, LLC – Walnut Hill Plaza (Petersburg, VA)

Noncontrolled Entities:

Lumber River Associates, LLC – Lumber River Village (Lumberton, NC)

Perimeter Associates, LLC – Perimeter Square (Tulsa, OK)

Tuckernuck Associates, LLC – Shoppes at TJ Maxx (Richmond, VA)

We have determined that Walnut Hill Plaza Associates, LLC is the acquirer for accounting purposes as it represents the largest of the five entities in both asset size and total revenues and the exchange of equity interests related to this entity results in the largest number of common units being received by Mr. Wheeler and its other investors. Since Mr. Wheeler does not own a controlling interest in the PSF Entities, the acquisition of the Noncontrolled Entities listed above will be accounted for as an acquisition under the purchase accounting method and recognized at the estimated fair value of acquired assets and assumed liabilities on the date of such contribution or acquisition. The fair value of these assets and liabilities has been allocated in accordance with Accounting Standards Codification (“ASC”) section 805-10, Business Combinations. Our methodology of allocating the cost of acquisitions to assets acquired and liabilities assumed is based on estimated fair values, replacement cost and appraised values. We estimated the fair value of acquired tangible assets (consisting of land, building and improvements), identified intangible lease assets and liabilities (consisting of acquired above-market leases, acquired in-place lease value, and acquired below-market leases) and assumed debt.

The value allocated to in-place leases is amortized over the related lease term and reflected as depreciation and amortization. The value of above- and below-market in place leases are amortized over the related lease term and reflected as either an increase (for below-market leases) or a decrease (for above-market leases) to rental income. The fair value of the debt assumed is determined using current market interest rates for comparable debt financings. The estimated purchase price of the Noncontrolled Entities for pro forma purposes is based on a relative equity evaluation analysis of the properties which incorporates cash flows and outstanding mortgage debt of the properties.

The following unaudited pro forma condensed consolidated financial information sets forth:

•

the combined historical financial information of the Predecessor as of and for the six months ended June 30, 2012 (unaudited) and for the year ended December 31, 2011 (audited) as derived from the financial statements of WHLR and Affiliates;

•

the fair value balance sheet for the PSF Entities as of June 30, 2012 (unaudited) and the results of operations for the six months ended June 30, 2012 (unaudited) and for the year ended December 31, 2011 (audited) which reflect all depreciation and amortization adjustments resulting from recording the PSF Entities at fair value;

•

pro forma adjustments related to execution of the formation transactions by the Predecessor as of June 30, 2012 for purposes of the unaudited pro forma condensed consolidated balance sheet and as of January 1, 2011 for purposes of the unaudited pro forma condensed consolidated statements of operations; and

•

pro forma adjustments related to the initial public offering as if the transaction was completed as of June 30, 2012 for purposes of the unaudited pro forma condensed consolidated balance sheet and as of January 1, 2011 for purposes of the unaudited pro forma condensed consolidated statements of operations.

The properties in our portfolio may be reassessed for property tax purposes after the consummation of this offering. Therefore, the amount of property taxes we pay in the future may increase from what we have paid in the past. Given the uncertainty of the amounts involved, we have not included any property tax increase in our pro forma financial statements.

You should read the information below along with all other financial information and analysis presented in this prospectus, including the sections captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations”; the Wheeler Real Estate Investment Trust, Inc. and Affiliates combined historical financial statements and related notes; and the combined historical financial statements and related notes of the PSF Entities.

Wheeler Real Estate Investment Trust, Inc. and Affiliates.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

June 30, 2012

	WHLR and Affiliates (Predecessor)	PSF Entities (1)	Combined Before Offering and Other Formation Transactions	Formation and Offering Transactions		Post Formation/Offering Consolidated Entity
ASSETS:
Net investment properties	$12,854,336	$22,874,422	$35,728,758	$—		$35,728,758
Cash and cash equivalents	132,933	74,036	206,969	13,812,590	(5)	7,556,487
				(2,979,868)	(2)
				(1,203,204)	(2)
				(1,780,000)	(6)
				(500,000)	(7)
Tenant and other receivables	579,135	102,421	681,556	—		681,556
Deferred costs, reserves, intangibles and other assets	1,300,480	1,845,757	3,146,237	(1,439,217)	(8)	1,707,020

Total Assets	$14,866,884	$24,896,636	$39,763,520	$5,910,301		$45,673,821

LIABILITIES:
Mortgages and other indebtedness	$12,015,046	$13,653,156	$25,668,202	$(500,000)	(7)	$25,168,202
Accounts payable, accrued expenses and other liabilities	1,078,080	197,878	1,275,958	(934,127)	(9)	341,831
Above/(below) market lease intangibles	—	3,168,091	3,168,091	—		3,168,091
Due to (from) related parties	1,135,900	83,793	1,219,693	(1,200,000)	(6)	19,693

Total Liabilities	14,229,026	17,102,918	31,331,944	(2,634,127)		28,697,817

Commitments and contingencies	—	—	—	—		—

EQUITY:
Preferred stock	999,000	—	999,000	(999,000)	(10)	—
Members’ equity	2,755,675	7,793,718	10,549,393	(10,549,393)	(3)	—
Common stock	—	—	—	32,855	(11)	32,855
Additional paid-in capital	—	—	—	14,273,645	(12)	14,273,645
Accumulated deficit	(3,116,817)	—	(3,116,817)	(580,000)	(6)	(4,185,675)
				(488,858)	(4)
Noncontrolling interest	—	—	—	4,813,850	(2)	6,855,179
				2,041,329	(4)

Total Equity	637,858	7,793,718	8,431,576	8,544,428		16,976,004

Total Liabilities and Equity	$14,866,884	$24,896,636	$39,763,520	$5,910,301		$45,673,821

See accompanying notes and management’s assumptions to unaudited pro forma condensed consolidated financial statements.

Wheeler Real Estate Investment Trust, Inc. and Affiliates

Unaudited Pro Forma Condensed Consolidated Statement of Operations

Six Months Ended June 30, 2012

WHLR and Affiliates (Predecessor)	PSF Entities	Combined Before Formation/ Offering Transactions	Formation and Offering Transactions	Post Offering Consolidated Entities
REVENUE:
Minimum rent	$796,791	$1,059,282	$1,856,073	$315,248	(13)	$2,171,321
Tenant reimbursements	210,349	289,924	500,273	—	500,273
Other income	8,518	74,032	82,550	—	82,550

Total Revenue	1,015,658	1,423,238	2,438,896	315,248	2,754,143

OPERATING EXPENSES:
Property operating	134,580	251,608	386,188	—	386,188
Depreciation and amortization	371,519	260,256	631,775	380,334	(14)	1,012,109
Real estate taxes	53,492	93,158	146,650	—	146,650
Repairs and maintenance	26,750	28,574	55,324	—	55,324
Advertising and promotion	2,813	2,319	5,132	—	5,132
Corporate general & administrative	412,738	7,065	419,803	—	419,803	(16)
Other	17,702	31,177	48,879	—	48,879

Total Operating Expenses	1,019,594	674,157	1,693,751	380,334	2,074,084

Operating Income	(3,936)	749,081	745,145	(65,086)	680,058
Interest expense	(395,447)	(426,725)	(822,172)	39,445	(15)(17)	(782,726)

Net Income (Loss)	$(399,383)	$322,356	$(77,026)	$(25,641)	(102,668)

Net loss allocated to noncontrolling interests	(41,871)

Net loss allocated to common stockholders	$(60,797)

Pro forma loss per share:
Basic	$(0.02)

Diluted	$(0.02)

Pro forma weighted-average number of shares:
Basic	3,285,457

Diluted	3,285,457

See accompanying notes and management’s assumptions to unaudited pro forma condensed consolidated financial statements.

Wheeler Real Estate Investment Trust, Inc. and Affiliates

Unaudited Pro Forma Condensed Consolidated Statement of Operations

Year Ended December 31, 2011

WHLR and Affiliates (Predecessor)	PSF Entities	Combined Before Formation/Offering Transactions	Formation and Offering Transactions	Post Offering Consolidated Entities
REVENUE:
Minimum rent	$1,458,083	$2,015,843	$3,473,926	$675,672	(13)	$4,149,598
Percentage of sales rent	6,525	17,230	23,755	—	23,755
Tenant reimbursements	329,452	479,704	809,156	—	809,156
Other income	131,217	19,668	150,885	—	150,885

Total Revenue	1,925,277	2,532,445	4,457,722	675,672	5,133,394

OPERATING EXPENSES:
Property operating	352,508	493,077	845,585	—	845,585
Depreciation and amortization	744,931	564,657	1,309,588	716,523	(14)	2,026,111
Real estate taxes	104,555	188,666	293,221	—	293,221
Repairs and maintenance	63,253	164,009	227,262	—	227,262
Advertising and promotion	27,580	18,804	46,384	—	46,384
Provision for credit losses	20,000	17,195	37,195	—	37,195
Corporate general & administrative	321,178	—	321,178	—	321,178	(16)
Other	39,902	73,967	113,869	—	113,869

Total Operating Expenses	1,673,907	1,520,375	3,194,282	716,523	3,910,805

Operating Income	251,370	1,012,070	1,263,440	(40,851)	1,222,589
Interest expense	(805,969)	(866,376)	(1,672,345)	78,891	(15)	(1,593,455)

Net Income (Loss)	$(554,599)	$145,694	$(408,905)	$38,040	(370,865)

Net loss allocated to noncontrolling interests	(151,249)

Net loss allocated to common stockholders	$(219,616)

Pro forma loss per share:
Basic	$(0.07)

Diluted	$(0.07)

Pro forma weighted-average number of shares:
Basic	3,285,457

Diluted	3,285,457

See accompanying notes and management’s assumptions to unaudited pro forma condensed consolidated financial statements.

Wheeler Real Estate Investment Trust, Inc. and Affiliates

Notes and Management’s Assumptions to Unaudited Pro Forma

Condensed Consolidated Financial Statements

A. Basis of Presentation

The accompanying unaudited pro forma condensed consolidated financial statements are presented to reflect:

•	the fair value of the PSF Entities accounted for under the purchase method of accounting in accordance with ASC Section 805, Business Combinations;

•

the contribution of the net proceeds of the Company’s initial public offering, after the payment of the placement fee and costs relating to the offering, assuming the issuance of 3,000,000 shares of $0.01 par value common stock at $5.25 per share under the minimum offering scenario discussed in the registration statement;

•

with the exception of The Shoppes at Eagle Harbor property, the contribution to the Operating Partnership of the partnership interests of the Prior Investors in the limited liability companies that directly or indirectly own the respective properties;

•	the conversion of 249,750 shares of total preferred stock currently outstanding into 285,457 shares of common stock based on the $5.25 offering price;

•

using approximately $1.78 million of the net proceeds of this offering to directly purchase 100% of the partnership interests of DF-1 Carrollton, LLC, which currently owns The Shoppes at Eagle Harbor property, one of the original eight properties in our operating portfolio; and

•	using approximately $500,000 of the net proceeds of this offering to repay outstanding indebtedness and the corresponding impact on interest expense.

The unaudited pro forma condensed consolidated balance sheet assumes the formation transactions occurred on June 30, 2012. The unaudited pro forma condensed consolidated statements of operations assume the formation transactions occurred on January 1, 2011. The unaudited pro forma condensed consolidated balance sheet is presented for illustrative purposes only and is not necessarily indicative of what the actual financial position would have been had the transactions referred to above occurred on June 30, 2012, nor does it purport to represent the future financial position of the Company. The unaudited pro forma condensed consolidated statements of operations are presented for illustrative purposes only and is not necessarily indicative of what the actual results of operations would have been had the transactions referred to above occurred on January 1, 2011, nor does it purport to represent the future results of operations of the Company. In the opinion of management, all material adjustments have been made to reflect the effects of transactions referred to above.

B. Management’s Assumptions to the Unaudited Pro Forma Condensed Consolidated Balance Sheet

(1)	Represents the PSF Entities at fair values. Fair values include necessary adjustments to the carrying values of the PSF Entities as presented below. The pro forma adjustments reflect the initial allocation of the estimated fair values and will be finalized upon consummation of the transactions.

	Fair Value	Carrying Value	Purchase Accounting Adjustment Increase/(Decrease)
Assets Acquired:
Investment property	$22,874,422	$12,281,495	$10,592,927
Accounts receivable and other assets	778,000	1,120,643	(342,643)
Other lease intangibles	1,244,214	281,479	962,735

Assets acquired	24,896,636	13,683,617	11,213,019

Liabilities Assumed:
Mortgage debt	13,653,156	13,344,145	309,011
Accounts payable, accrued expenses and other liabilities	281,671	281,671	-
Above/(below) market leases	3,168,091	-	3,168,091

Liabilities assumed	17,102,918	13,625,816	3,477,102

Fair value of net assets acquired	$7,793,718	$57,801	$7,735,917

Wheeler Real Estate Investment Trust, Inc. and Affiliates

Notes and Management’s Assumptions to Unaudited Pro Forma

Condensed Consolidated Financial Statements (continued)

(2)	The following summarizes the estimated consideration to be paid and the fair values of assets acquired and liabilities assumed in conjunction with Predecessor acquiring the PSF Entities, along with a description of the methods used to determine fair value. In estimating fair values, we considered many factors including, but not limited to, cash flows, market cap rates, location, occupancy rates, appraisals, other acquisitions and our knowledge of the current acquisition market for similar properties.

Estimated fair value of assets acquired and liabilities assumed:
Investment property (a)	$22,874,422
Tenant and other receivables and other assets (b)	778,000
Other lease intangibles (c)	1,244,214
Mortgage debt (d)	(13,653,156)
Accounts payable, accrued expenses and other liabilities (e)	(281,671)
Above/(below) market leases (f)	(3,168,091)

Fair value of net assets acquired	$7,793,718

Estimated purchase consideration:
Estimated consideration paid with common units	$4,813,850
Estimated consideration paid with cash	2,979,868

Total estimated consideration (g)	$7,793,718

a.	Represents the estimated fair value of the net investment properties acquired which includes land, buildings, site improvements, tenant improvements and in place leases. The fair value was estimated using following approaches:

i.	the market approach valuation methodology for land by considering similar transactions in the markets;

ii.	a combination of the cost approach and income approach valuation methodologies for buildings, including replacement cost evaluations, “go dark” analyses and residual calculations incorporating the land values;

iii.	the cost approach valuation methodology for site and tenant improvements, including replacement costs and prevailing quoted market rates; and

iv.	the income approach valuation methodology for in place leases which considered estimated market rental rates, expenses reimbursements and time required to replace leases.

b.	Represents the estimated fair value of tenant and other receivables and other current assets. It was determined that carrying value approximated fair value for all amounts in these categories.

c.	Represents the estimated fair value of other lease intangibles which includes leasing commissions and legal and marketing fees associated with replacing existing leases. The income approach was used to estimate the fair value of these intangible assets which included estimated market rates and expenses.

d.	Represents the estimated fair value of mortgages payable which was calculated by performing a discounted cash flow analysis on debt service using current prevailing market interest on comparable debt.

e.	Represents the estimated fair value of accounts payable, accrued expenses and other liabilities. It was determined that carrying value approximated fair value for all amounts in these categories.

f.	Represents the estimated fair value of above/(below) market leases. The income approach was used to estimate the fair value of above/(below) market leases using market rental rates for similar properties.

g.	Represents the estimated components of purchase consideration to be paid. The total negotiated consideration was based on a relative equity evaluation analysis of the properties which incorporates cash flows and outstanding mortgage debt of the properties. Other factors considered included, but were not limited to, the prevailing cap rates in the market, the property types, occupancy and location. The breakdown of consideration between common units and cash was estimated based on the contribution agreements received from existing investors indicating their preferences regarding their equity interests in the formation transactions. The consideration paid in common units assumes the issuance of 916,923 units at the $5.25 mid-point price of the offering. While the consideration breakdown will not be finalized until the existing investors make their election, management believes these amounts provide a reasonable estimate for pro forma purposes.

Wheeler Real Estate Investment Trust, Inc. and Affiliates

Notes and Management’s Assumptions to Unaudited Pro Forma

Condensed Consolidated Financial Statements (continued)

(3)	Represents the elimination of the members’ equity for the combined entities as of June 30, 2012.

(4)	Represents the transfer of ownership interests for the Predecessor. Amounts include cash paid to its investors of $1.20 million for their ownership interests of which $488,858 represents a dividend and $714,347 represents a return of capital. Accordingly, the original members’ equity of $2.76 million for the five entities under common control less the $714,347 return of capital results in a noncontrolling interest of $2.04 million. Prior investors of the Predecessor electing to convert their interests will receive 817,141 common units.

(5)	Represents the estimated net offering proceeds calculated as follows:

Gross proceeds from the sale of 3,000,000 common shares at $5.25	$15,750,000
Less: Payment of outstanding deferred offering costs at June 30, 2012	(934,127)
Less: Estimated placement fee and other offering costs to be incurred (a)	(1,003,283)

Net cash proceeds from offering	$13,812,590

a.	Represents the estimated additional underwriter placement fee, legal, accounting costs and other offering costs to be incurred prior to and at closing of the offering. This amount is the difference between the original estimated placement fee and other offering costs of $1,417,500, the legal, accounting and other costs of $1,025,000 disclosed in the registration statement and the $1,439,217 of offering costs incurred to date.

(6)	Reflects using approximately $1.78 million of the net proceeds to directly purchase 100% of the partnership interests of DF-1 Carrollton, LLC, which currently owns The Shoppes at Eagle Harbor property, of which approximately $1.2 million will offset a related party payable to the owner and approximately $580,000 will be deemed a dividend.

(7)	Reflects using approximately $500,000 of the net proceeds of this offering to repay outstanding indebtedness.

(8)	Represents deferred offering costs recorded as of June 30, 2012 that will be offset against equity upon completion of the offering.

(9)	Represents amounts due on offering costs incurred as of June 30, 2012 to be paid out of offering cash on hand and/or offering proceeds.

(10)	Represents adjustment required to eliminate the preferred stock when it is converted into common stock.

(11)	Represents 3,285,457 shares of $0.01 par value common stock, consisting of the 3,000,000 of common shares sold in the offering and the 249,750 shares of preferred shares converted into 285,457 of common shares based on the $5.25 offering price.

(12)	Represents the net additional paid-in capital generated from the offering transactions as follows:

Sale of 3,000,000 shares of $0.01 par value common stock at an estimated price of $5.25 per share	$15,750,000
Add: Conversion of preferred stock into common stock	999,000
Less: Par value of common stock issued	(32,855)
Less: Deferred offering costs incurred as of June 30, 2012	(1,439,217)
Less: Estimated placement fee and other offering costs to be incurred	(1,003,283)

Additional paid-in capital	$14,273,645

Wheeler Real Estate Investment Trust, Inc. and Affiliates

Notes and Management’s Assumptions to Unaudited Pro Forma

Condensed Consolidated Financial Statements (continued)

C. Management’s Assumptions to the Unaudited Pro Forma Condensed Consolidated Statements of Operations

(13)	Represents amortization expense resulting from the fair value adjustment recorded for above/(below) market leases which are being amortized on a straight-line basis over 5 years which approximates the estimated average life of the existing leases.

(14)	Represents incremental depreciation and amortization expense resulting from the fair value adjustment recorded for net investment properties which are being depreciated on a straight-line basis over their estimated useful lives in accordance with the Company’s depreciation and amortization policy.

(15)	Includes amortization expense of $22,945 and $45,891 for the six months ended June 30, 2012 and the year ended December 31, 2011, respectively, resulting from the fair value adjustment recorded for mortgage debt that is being amortized on a straight-line basis over the remaining term of the related mortgage debt, which approximates the interest method. Also includes estimated reductions in interest expense of $16,500 and $33,000 for the six months ended June 30, 2012 and the year ended December 31, 2011, respectively, resulting from the repayment of approximately $500,000 of outstanding indebtedness with the offering proceeds.

(16)	The operating expenses do not include additional anticipated annualized costs associated with becoming a publicly traded company of approximately $500,000 and $700,000 for the six months ended June 30, 2012 and the year ended December 31, 2011, respectively. Additional expenses would include contractual fees to be paid WHLR Management to manage the Company, directors fees, director’s and officer’s insurance, investor relations costs, NASDAQ listing fees and transfer agent fees.

Report of Independent Registered Public Accounting Firm

To the Partners and Stockholders of

Wheeler Real Estate Investment Trust, Inc. and

Affiliated Companies

Virginia Beach, Virginia

We have audited the accompanying combined balance sheets of Wheeler Real Estate Investment Trust, Inc. and Affiliated Companies (the “Company”) as of December 31, 2011 and 2010 and the related combined statements of operations, equity and cash flows for each of the years in the two year period ended December 31, 2011. These combined financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Wheeler Real Estate Investment Trust, Inc. and Affiliated Companies as of December 31, 2011 and 2010 and the results of their operations and their cash flows for each of the years in the two year period ended December 31, 2011, in conformity with accounting principles generally accepted in the United States of America.

/s/ Cherry Bekhaert & Holland, L.L.P.

Virginia Beach, Virginia

October 23, 2012

Wheeler Real Estate Investment Trust, Inc. and Affiliates

Combined Balance Sheets

	June 30, 2012	December 31,
		2011	2010
	(unaudited)
ASSETS:
Investment properties, at cost	$15,813,232	$15,789,542	$15,756,326
Less accumulated depreciation and amortization	2,958,896	2,618,324	1,934,804

	12,854,336	13,171,218	13,821,522

Cash and cash equivalents	132,933	104,007	199,637
Receivables:
Rents and other tenant receivables, net	72,230	82,849	35,563
Rents and other tenant receivables due from related parties, net	167,314	128,790	97,573
Unbilled rent	339,591	360,952	424,453
Deferred costs and other assets	1,300,480	977,080	228,478

Total Assets	$14,866,884	$14,824,896	$14,807,226

LIABILITIES:
Mortgages and other indebtedness	$12,015,046	$12,136,083	$12,350,577
Accounts payable, accrued expenses and other liabilities	1,078,080	846,742	101,992
Due to related parties	1,135,900	1,172,746	1,354,338

Total Liabilities	14,229,026	14,155,571	13,806,907

Commitments and contingencies (Note 8)	—	—	—

EQUITY:
Convertible preferred stock (no par value, 500,000 shares authorized, 249,750, 126,250 and 0 shares issued and outstanding, respectively)	999,000	505,000	—
Common stock ($0.01 par value, 15,000,000 shares authorized, no shares issued and outstanding)	—	—	—
Capital contributions	2,755,675	2,755,675	2,755,675
Accumulated deficit	(3,116,817)	(2,591,350)	(1,755,356)

Total Equity	637,858	669,325	1,000,319

Total Liabilities and Equity	$14,866,884	$14,824,896	$14,807,226

See accompanying notes to combined financial statements.

Wheeler Real Estate Investment Trust, Inc. and Affiliates

Combined Statements of Operations

	Six Months Ended June 30,		Years Ended December 31,
	2012	2011	2011	2010
	(unaudited)	(unaudited)
REVENUE:
Minimum rent	$796,791	$706,493	$1,458,083	$1,510,014
Percentage of sales rent	—	—	6,525	10,255
Tenant reimbursements	210,349	166,679	329,452	325,909
Other income	8,518	4,616	131,217	7,872

Total Revenue	1,015,658	877,789	1,925,277	1,854,050

OPERATING EXPENSES:
Property operating	134,580	146,887	352,508	301,076
Depreciation and amortization	371,519	370,199	744,931	732,852
Real estate taxes	53,492	49,976	104,555	95,356
Repairs and maintenance	26,750	22,304	63,253	124,864
Advertising and promotion	2,813	21,770	27,580	9,606
Provision for credit losses	—	—	20,000	9,632
Corporate general & administrative	412,738	—	321,178	—
Other	17,702	15,213	39,902	38,148

Total Operating Expenses	1,019,594	626,350	1,673,907	1,311,534

Operating Income (Loss)	(3,936)	251,439	251,370	542,516
Interest expense	(395,447)	(406,618)	(805,969)	(800,678)

Net Loss	$(399,383)	$(155,180)	$(554,599)	$(258,162)

See accompanying notes to combined financial statements.

Wheeler Real Estate Investment Trust, Inc. and Affiliates

Combined Statements of Equity

	Preferred Stock		Capital Contributions	Accumulated Deficit	Total
	Shares	Value
Balance, December 31, 2009	—	$—	$2,755,675	$(1,176,151)	$1,579,524
Equity distributions	—	—	—	(321,043)	(321,043)
Net loss	—	—	—	(258,162)	(258,162)

Balance, December 31, 2010	—	—	2,755,675	(1,755,356)	1,000,319
Net proceeds from issuance of preferred stock	126,250	505,000	—	—	505,000
Equity distributions	—	—	—	(281,395)	(281,395)
Net loss	—	—	—	(554,599)	(554,599)

Balance, December 31, 2011	126,250	505,000	2,755,675	(2,591,350)	669,325
Net proceeds from issuance of preferred stock	123,500	494,000	—	—	494,000
Equity distributions	—	—	—	(126,084)	(126,084)
Net loss	—	—	—	(399,383)	(399,383)

Balance, June 30, 2012 (unaudited)	249,750	$999,000	$2,755,675	$(3,116,817)	$637,858

See accompanying notes to combined financial statements.

Wheeler Real Estate Investment Trust, Inc. and Affiliates

Combined Statements of Cash Flows

	For the Six Months Ended June 30,		For the Years Ended December 31,
	2012	2011	2011	2010
	(unaudited)	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(399,383)	$(155,180)	$(554,599)	$(258,162)
Adjustments to reconcile combined net loss to net cash provided by operating activities
Depreciation and amortization	371,519	370,199	744,931	732,852
Provision for doubtful accounts	—	—	20,000	9,632
Changes in assets and liabilities
Tenant receivables and accrued revenue, net	(27,904)	(90,192)	(98,503)	(67,126)
Unbilled rent	21,360	87,724	63,501	22,697
Other assets	2,287	(18,010)	(37,161)	(32,671)
Accounts payable, accrued expenses and other liabilities	(3,745)	17,745	211,543	12,301

Net cash from operating activities	(35,866)	212,286	349,712	419,522

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(23,690)	(12,979)	(33,347)	(46,760)

Net cash from investing activities	(23,690)	(12,979)	(33,346)	(46,760)

CASH FLOWS FROM FINANCING ACTIVITIES:
Distributions to members	(126,084)	(125,462)	(281,395)	(321,043)
Proceeds from sales of preferred stock	494,000	—	505,000	—
Deferred offering costs	(121,551)	—	(239,515)	—
Net proceeds from related parties	(36,846)	(21,988)	(181,592)	215,867
Mortgage indebtedness proceeds	—	—	—	68,401
Mortgage indebtedness principal payments	(121,037)	(97,251)	(214,494)	(382,544)

Net cash from financing activities	88,482	(244,701)	(411,996)	(419,318)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	28,926	(45,394)	(95,630)	(46,557)
CASH AND CASH EQUIVALENTS, beginning of period	104,007	199,637	199,637	246,194

CASH AND CASH EQUIVALENTS, end of period	$132,933	$154,243	$104,007	$199,637

Supplemental Disclosures:

Other Cash Transactions:
Cash paid for interest	$409,572	$416,453	$803,791	$780,352

See accompanying notes to combined financial statements.

Wheeler Real Estate Investment Trust, Inc. and Affiliates

Notes to Combined Financial Statements

For the Six Months Ended June 30, 2012 and 2011 (unaudited) and the Years Ended December 31, 2011 and 2010

1. Organization and Basis of Presentation and Consolidation

As used herein, the “Company” refers to Wheeler Real Estate Investment Trust, Inc. and its affiliates on a combined basis, including the Operating Partnership (see below). The accompanying combined financial statements include the accounts and operations of the following entities and their respective properties which make up the Predecessor:

•	Wheeler Real Estate Investment Trust, Inc.

•	DF-1 Carrollton, LLC – The Shoppes at Eagle Harbor (Carrollton, VA)

•	Lynnhaven Parkway Associates, LLC – Monarch Bank Building (Virginia Beach, VA)

•	North Pointe Investors, LLC – North Pointe Crossing/Amscot Building (Tampa, FL)

•	Riversedge Office Associates, LLC – Riversedge North (Virginia Beach, VA)

•	Walnut Hill Plaza Associates, LLC – Walnut Hill Plaza (Petersburg, VA)

The Company prepared the accompanying combined financial statements in accordance with accounting principles generally accepted in the United States of America, or GAAP. The financial statements are prepared under the assumption that prior to or contemporaneously with completing the Offering and related formation transactions described in Note 3 to the combined financial statements, greater than 50% of the current investors in the Predecessor will enter into contribution agreements with the Operating Partnership, pursuant to which they will contribute 100% of their interests in the entities to the Company or the Operating Partnership in exchange for partnership units.

The entities included in the accompanying combined financial statements are under common ownership and control. Each property included in the financial statements that will be owned by the Company through the Operating Partnership upon the completion of the Offering and the formation transactions is currently owned directly or indirectly by partnerships, limited liability companies or corporations in which Jon S. Wheeler and his affiliates, certain of the Company’s other directors and executive officers and their affiliates and/or other third parties own a direct or indirect interest. See Note 9 “Related Party Transactions” for further information regarding the relationships and transactions between the Company and its related parties. Mr. Wheeler and his affiliates will continue to manage the properties and maintain significant influence over the operations and strategic direction of the Company. Accordingly, the Company relied on GAAP applicable to transactions between entities under common control when preparing the accompanying combined financial statements. In accordance with these principles, the Company prepared the accompanying combined financial statements using historical accounting records and has included the historical financial position, results of operations and cash flows applicable under GAAP. All material balances and transactions between the combined entities of the Company have been eliminated.

Wheeler Real Estate Investment Trust, Inc., organized as a Maryland corporation on June 23, 2011, intends to elect to be taxed as a Real Estate Investment Trust (REIT) beginning with its taxable year ending December 31, 2012. The Company will conduct substantially all of its business through Wheeler Real Estate Investment Trust, L.P., a Maryland limited partnership (the “Operating Partnership”). The Company will be structured as an UPREIT, which means that it will own most of its properties through the Company’s Operating Partnership and its affiliates. The Company will represent the sole general partner of the Operating Partnership. As an UPREIT, the Company may be able to acquire properties on more attractive terms from sellers who can defer tax obligations by contributing properties to the Operating Partnership in exchange for Operating Partnership Units (See Note 3), which will be redeemable for cash or exchangeable for shares of our common stock at our election.

Wheeler Real Estate Investment Trust, Inc. and Affiliates

Notes to Combined Financial Statements (continued)

For the Six Months Ended June 30, 2012 and 2011 (unaudited) and the Years Ended December 31, 2011 and 2010

1. Organization and Basis of Presentation and Consolidation (continued)

The Company was formed with the principle objective of acquiring, financing, developing, leasing, owning and managing income producing, strip centers, neighborhood, grocery-anchored, community and free-standing retail properties. Its strategy is to acquire high quality, well-located, dominant retail properties that generate attractive risk-adjusted returns. The Company will target competitively protected properties in communities that have stable demographics and have historically exhibited favorable trends, such as strong population and income growth. The Company considers competitively protected properties to be located in the most prominent shopping districts in their respective markets, ideally situated at major “Main and Main” intersections. The Company generally leases its properties to national and regional supermarket chains and select retailers that offer necessity and value oriented items and generate regular consumer traffic. The Company’s tenants carry goods that are less impacted by fluctuations in the broader U.S. economy and consumers’ disposable income, which it believes generates more predictable property-level cash flows.

The Company intends to execute an Initial Public Offering (the “Offering”). Upon completing the Offering, both the Offering net proceeds and the existing property investors’ ownership interests will be contributed to the operating partnership in exchange for limited partner interests in the operating partnership. As a result, the common stockholders of the Company will hold a controlling interest in the operating partnership while the partnership unit holders (“Prior Investors”) will maintain a non-controlling interest in the operating partnership. In turn, the operating partnership will control the entities that own the individual properties. See additional disclosure regarding the Offering and formation transactions in Note 3 of the combined financial statements.

As part of the formation transactions, the Company will acquire the following entities (the “PSF Entities”) that are controlled by Plume Street Financial, LLC (“PSF”), an entity in which Mr. Wheeler and Harrison J. Perrine each maintain a 50% ownership:

•	Lumber River Associates, LLC – Lumber River Village (Lumberton, NC)

•	Perimeter Associates, LLC – Perimeter Square (Tulsa, OK)

•	Tuckernuck Associates, LLC – Shoppes at TJ Maxx (Richmond, VA)

The combined financial statements of these entities are included elsewhere in the Registration Statement.

The acquisition of the PSF Entities will be accounted for as an acquisition under the acquisition method of accounting and recognized at the estimated fair value of acquired assets and assumed liabilities on the date of such contribution or acquisition. The fair value of these assets and liabilities will be allocated in accordance with Accounting Standards Codification (“ASC”) section 805, Business Combinations. The methodology of allocating the cost of acquisitions to assets acquired and liabilities assumed will be based on estimated fair values, replacement cost and appraised values. The fair value of acquired tangible assets (including of land, building and improvements), identified intangible lease assets and liabilities (including acquired above-market leases, acquired in-place lease value, and acquired below-market leases) and assumed debt will be determined in accordance with ASC 820, Fair Value Measurements.

The value of the consideration to be paid to each of the PSF Entities’ investors in the formation transactions, in each case, will be based upon the terms of the applicable contribution agreement among the Operating Partnership, on the one hand, and the PSF Entities’ investor or investors, on the other hand, and will be determined based on a relative equity valuation analysis of the PSF Entities. In exchange for contributing their interests in the PSF Entities, the PSF Entities’ investors will receive an aggregate of $2.98 million and 916,923 common units.

Upon consummation of the Offering and formation transactions, the Company expects that its portfolio will be comprised of five retail shopping centers, two free-standing retail properties, and one office building. Five of these properties are located in Virginia, one is located in Florida, one is located in North Carolina and one is located in Oklahoma. As of June 30, 2012, the Company’s portfolio when combined with the PSF Entities had total net rentable space of 348,490 square feet and an occupancy level of approximately 90% (unaudited).

Wheeler Real Estate Investment Trust, Inc. and Affiliates

Notes to Combined Financial Statements (continued)

For the Six Months Ended June 30, 2012 and 2011 (unaudited) and the Years Ended December 31, 2011 and 2010

2. Summary of Significant Accounting Policies

Investment Properties

The Company records investment properties and related intangibles at cost less accumulated depreciation and amortization. Investment properties include both acquired and constructed assets. Improvements and major repairs and maintenance are capitalized when the repair and maintenance substantially extends the useful life, increases capacity or improves the efficiency of the asset. All other repair and maintenance costs are expensed as incurred. The Company capitalizes interest on projects during periods of construction until the projects reach the completion point that corresponds with their intended purpose.

The Company allocates the purchase price of acquisitions to the various components of the acquisition based upon the fair value of each component which may be derived from various observable or unobservable inputs and assumptions. Also, the Company may utilize third party valuation specialists. These components typically include buildings, land and any intangible assets related to in-place leases the Company determines to exist.

The Company records depreciation on buildings and improvements utilizing the straight-line method over the estimated useful life of the asset, generally 5 to 40 years. The Company reviews depreciable lives of investment properties periodically and makes adjustments to reflect a shorter economic life, when necessary. Tenant allowances, tenant inducements and tenant improvements are amortized utilizing the straight-line method over the term of the related lease or occupancy term of the tenant, if shorter.

Amounts allocated to building are depreciated over the estimated remaining life of the acquired building or related improvements. The Company amortizes amounts allocated to tenant improvements, in-place lease assets and other lease-related intangibles over the remaining life of the underlying leases. The Company also estimates the value of other acquired intangible assets, if any, and amortizes them over the remaining life of the underlying related intangibles.

The Company reviews investment properties for impairment on a property-by-property basis whenever events or changes in circumstances indicate that the carrying value of investment properties may not be recoverable, but at least annually. These circumstances include, but are not limited to, declines in the property’s cash flows, occupancy and fair market value. The Company measures any impairment of investment property when the estimated undiscounted operating income before depreciation and amortization, plus its residual value, is less than the carrying value of the property. To the extent impairment has occurred, the Company charges to income the excess of carrying value of the property over its estimated fair value. The Company estimates fair value using unobservable data such as operating income, estimated capitalization rates, or multiples, leasing prospects and local market information. The Company may decide to sell properties that are held for use and the sale prices of these properties may differ from their carrying values. The Company did not record any impairment adjustments to its properties during the six months ended June 30, 2012 and 2011 and the years ended December 31, 2011 and 2010.

Conditional Asset Retirement Obligation

A conditional asset retirement obligation represents a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement depends on a future event that may or may not be with the Company’s control. Currently, the Company does not have any conditional asset retirement obligations. However, any such obligations identified in the future would result in the Company recording a liability if the fair value of the obligation can be reasonably estimated. Environmental studies conducted at the time the Company acquired its properties did not reveal any material environmental liabilities, and the Company is unaware of any subsequent environmental matters that would have created a material liability. The Company believes that its properties are currently in material compliance with applicable environmental, as well as non-environmental, statutory and regulatory requirements. The Company did not record any conditional asset retirement obligation liabilities during the six months ended June 30, 2012 and 2011 and the years ended December 31, 2011 and 2010.

Wheeler Real Estate Investment Trust, Inc. and Affiliates

Notes to Combined Financial Statements (continued)

For the Six Months Ended June 30, 2012 and 2011 (unaudited) and the Years Ended December 31, 2011 and 2010

2. Summary of Significant Accounting Policies (continued)

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of 90 days or less to be cash and cash equivalents. Cash equivalents are carried at cost, which approximates fair value. Cash equivalents consist primarily of bank operating accounts and money markets. Financial instruments that potentially subject the Company to concentrations of credit risk include its cash and cash equivalents and its trade accounts receivable. The Company places its cash and cash equivalents with institutions of high credit quality.

The Company places its cash and cash equivalents on deposit with financial institutions in the United States. On November 9, 2010, the Federal Deposit Insurance Corporation (“FDIC”) issued a Final Rule implementing section 343 of the Dodd-Frank Wall Street Reform and Consumer Protection Act that provides for unlimited insurance coverage of noninterest-bearing transaction accounts. Beginning December 31, 2010, through December 31, 2012, all noninterest-bearing transaction accounts are fully insured, regardless of the balance of the account, at all FDIC-insured institutions. The unlimited insurance coverage is available to all depositors, including consumers, businesses, and government entities. This unlimited coverage is separate from, and in addition to, the $250,000 insurance coverage provided to a depositor’s other deposit accounts held at an FDIC-insured institution.

The Company’s bank deposits were fully insured by the FDIC at June 30, 2012, based on specified coverage.

Tenant Receivables and Unbilled Rent

Tenant receivables include base rents, tenant reimbursements and receivables attributable to recording rents on a straight-line basis. The Company determines an allowance for the uncollectible portion of accrued rents and accounts receivable based upon customer credit-worthiness (including expected recovery of a claim with respect to any tenants in bankruptcy), historical bad debt levels, and current economic trends. The Company considers a receivable past due once it becomes delinquent per the terms of the lease. Our standard lease form considers a rent charge past due after five days. A past due receivable triggers certain events such as notices, fees and other allowable and required actions per the lease. As of June 30, 2012 and December 31, 2011 and 2010, the Company’s allowance for uncollectible accounts totaled $72,200 (unaudited), $72,200 and $52,200, respectively. During the six months ended June 30, 2012 and 2011, the Company did not record any bad debt expense. During the years ended December 31, 2011 and 2010, the Company recorded bad debt expense in the amount of $20,000 and $9,632, respectively, related to tenant receivables that were specifically identified as potentially uncollectible based on the an assessment of the tenant’s credit-worthiness. During the six months ended June 30, 2012 and 2011 and the years ended December 31, 2011 and 2010, the Company did not realize any recoveries related to tenant receivables previously charged off.

Wheeler Real Estate Investment Trust, Inc. and Affiliates

Notes to Combined Financial Statements (continued)

For the Six Months Ended June 30, 2012 and 2011 (unaudited) and the Years Ended December 31, 2011 and 2010

2. Summary of Significant Accounting Policies (continued)

Deferred Costs and Other Assets

The Company’s deferred costs and other assets consists primarily of internal and external leasing commissions, fees incurred in order to obtain long-term financing, and various property escrow accounts for real estate taxes, insurance and tenant improvements and replacements. The Company records amortization of financing costs using the effective interest method over the terms of the respective loans or agreements. The Company’s lease origination costs consist primarily of commissions paid in connection with lease originations. The Company records amortization of lease origination costs on a straight-line basis over the terms of the related leases. Details of these deferred costs, net of amortization and other assets are as follows:

	June 30, 2012	December 31,
		2011	2010
	(unaudited)
Lease origination costs, net	$154,328	$178,140	$204,708
Financing costs, net	11,539	18,072	20,441
Deferred REIT costs	1,129,356	772,722	—
Other	5,257	8,146	3,329

Total Deferred Costs and Other Assets	$1,300,480	$977,080	$228,478

Amortization of lease origination costs and in place leases represents a component of depreciation and amortization expense. The Company reports amortization of financing costs, amortization of premiums, and accretion of discounts as part of interest expense. The Company accounts for in place lease assets as a component of the investment properties’ cost basis (See Note 4 “Investment Properties”). Future amortization of lease origination costs, financing costs and in place leases is as follows:

For the Years Ending June 30, (unaudited)	Lease Origination Costs	Financing Costs	In Place Leases
2013	$47,159	$8,262	$1,779
2014	36,630	3,277	1,779
2015	29,785	—	1,779
2016	18,692	—	1,779
2017	10,747	—	2,787
Thereafter	11,315	—	3,912

	$154,328	$11,539	$13,815

Revenue Recognition

The Company retains substantially all of the risks and benefits of ownership of the investment properties and accounts for its leases as operating leases. The Company accrues minimum rents on a straight-line basis over the terms of the respective leases. Additionally, certain of the lease agreements contain provisions that grant additional rents based on tenants’ sales volumes (contingent or percentage rent). Percentage rents are recognized when the tenants achieve the specified targets as defined in their lease agreements. During the six months ended June 30, 2012 and 2011, the Company did not recognize any percentage rents. During the years ended December 31, 2011 and 2010, the Company recognized percentage rents of $6,525 and $10,255, respectively.

Wheeler Real Estate Investment Trust, Inc. and Affiliates

Notes to Combined Financial Statements (continued)

For the Six Months Ended June 30, 2012 and 2011 (unaudited) and the Years Ended December 31, 2011 and 2010

2. Summary of Significant Accounting Policies (continued)

The Company’s leases generally require the tenant to reimburse the Company for a substantial portion of its expenses incurred in operating, maintaining, repairing, insuring and managing the shopping center and common areas (collectively defined as Common Area Maintenance or “CAM” expenses). This significantly reduces the Company’s exposure to increases in costs and operating expenses resulting from inflation or other outside factors. The Company accrues reimbursements from tenants for recoverable portions of all these expenses as revenue in the period the applicable expenditures are incurred. The Company calculates the tenant’s share of operating costs by multiplying the total amount of the operating costs by a fraction, the numerator of which is the total number of square feet being leased by the tenant, and the denominator of which is the average total square footage of all leasable buildings in the property. The Company also receives escrow payments for these reimbursements from substantially all its tenants throughout the year. The Company recognizes differences between estimated recoveries and the final billed amounts in the subsequent year. These differences were not material in any period presented.

The Company recognizes lease termination fees in the period that the lease is terminated and collection of the fees is reasonably assured. Upon early lease termination, the Company provides for losses related to unrecovered intangibles and other assets. The Company did not recognize any lease termination fees during the six months ended June 30, 2012 and 2011 and the years ended December 31, 2011 and 2010.

Income Taxes

The Company intends to elect to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code and applicable Treasury regulations relating to REIT qualification. In order to maintain this REIT status, the regulations require the Company to distribute at least 90% of its taxable income to stockholders and meet certain other asset and income tests, as well as other requirements. As a REIT, the Company will generally not be liable for federal corporate income taxes as long as it distributes 100% of its taxable income. Thus, the Company made no provision for federal income taxes for the REIT in the accompanying combined financial statements. If the Company fails to qualify as a REIT, it will be subject to tax at regular corporate rates for the years in which it failed to qualify. If the Company loses its REIT status it could not elect to be taxed as a REIT for four years unless the Company’s failure to qualify was due to reasonable cause and certain other conditions were satisfied.

Management has evaluated the effect of the guidance provided by GAAP on Accounting for Uncertainty of Income Taxes and has determined that the Company had no uncertain income tax positions that could have a significant effect on the financial statements for the six months ended June 30, 2012 and 2011 and the years ended December 31, 2011 and 2010.

The Company’s income tax returns since 2008 are subject to examination by the Internal Revenue Service and state tax authorities, generally for three years after the tax returns were filed.

Financial Instruments

The carrying amount of financial instruments included in assets and liabilities approximates fair market value due to their immediate or short-term maturity.

Use of Estimates

The Company has made estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and revenues and expenses during the reported period. The Company’s actual results could differ from these estimates.

Advertising Costs

The Company expenses advertising and promotion costs as incurred. The Company incurred advertising and promotion costs of $2,813 and $21,770 for the six months ended June 30, 2012 and 2011, respectively. The Company incurred advertising and promotion costs of $27,580 and $9,606 for the years ended December 31, 2011 and 2010, respectively.

Wheeler Real Estate Investment Trust, Inc. and Affiliates

Notes to Combined Financial Statements (continued)

For the Six Months Ended June 30, 2012 and 2011 (unaudited) and the Years Ended December 31, 2011 and 2010

2. Summary of Significant Accounting Policies (continued)

Recent Accounting Pronouncements

The FASB and the IASB have initiated a joint project to develop a new approach to lease accounting that would ensure that assets and liabilities arising under leases are recognized in the statement of financial position. This proposed amendment to Topic 840 of the FASB Accounting Standards Codification would require a lessor to apply either a performance obligation approach or a derecognition approach to account for the assets and liabilities arising from a lease, depending on whether the lessor retains exposure to significant risks or benefits associated with the underlying asset during or after the expected term of the lease. We have not yet determined the effect of this proposed accounting proposal to the balance sheet.

In October 2011, the FASB issued a proposed accounting standards update to Real Estate – Investment Property Entities (Topic 973). The amendments of this proposed update would provide accounting guidance for entities that meet the criteria to be an investment property entity. The amendment would also introduce additional presentation and disclosure requirements. Investment properties acquired by an investment property entity would initially be measured at transaction price, including related transaction costs, and subsequently measured at fair value with all changes in fair value recognized in net income. In connection with this, a lessor of an investment property would not be required to apply the above mentioned proposed lessor accounting requirements for leases if the lessor measures its investment properties at fair value but would account for lease rental income on a straight line basis over the lease term unless another systematic basis is more representative of the time pattern in which benefit derived from the leased asset is diminished. We have not yet determined the impact of this proposed standard to the balance sheet.

In January 2012, the FASB issued an ASU update to Topic 350, “Intangibles – Goodwill and Other; Testing Goodwill for Impairment.” This amendment would give us the option to first assess qualitative factors to determine whether the existence of an event or circumstance indicates that it is more likely than not that indefinite –lived intangible assets are impaired before having to determine the fair value using the current quantitative approach. This ASU is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. We will adopt this ASU during fiscal 2012. We evaluate goodwill for impairment annually in conjunction with our year end closing procedures unless factors arise that would create the need to perform an evaluation during interim periods. For the six months ended June 30, 2012 there were no factors that indicated any impairment. Accordingly, we will apply the concepts of this ASU during our next evaluation of goodwill.

Other accounting standards that have been issued or proposed by the FASB or other standard-setting bodies are not currently applicable to the Company or are not expected to have a significant impact on the Company’s financial position, results of operations and cash flows.

Wheeler Real Estate Investment Trust, Inc. and Affiliates

Notes to Combined Financial Statements (continued)

For the Six Months Ended June 30, 2012 and 2011 (unaudited) and the Years Ended December 31, 2011 and 2010

3. Structure and Formation of the Company

The Operating Partnership

Following the completion of the proposed Offering and the formation transactions, substantially all of the Company’s assets will be held by, and its operations will be conducted through, the Operating Partnership. The Company will contribute the net proceeds from the Offering to the Operating Partnership in exchange for Operating Partnership units therein. The Company’s interest in the Operating Partnership will generally entitle it to share in cash distributions from, and in the profits and losses of, the Operating Partnership in proportion to the Company’s percentage ownership. As the sole general partner of the Operating Partnership, the Company will generally have the exclusive power under the partnership agreement to manage and conduct the Operating Partnership’s business and affairs, subject to certain limited approval and voting rights of the limited partners.

Formation Transactions

Each property that will be owned by the Company through the Operating Partnership upon the completion of the Offering and the formation transactions is currently owned directly or indirectly by partnerships, limited liability companies or corporations in which Jon S. Wheeler and his affiliates (See Note 9), certain of the Company’s other directors and executive officers and their affiliates and/or other third parties own a direct or indirect interest. The Company refers to these partnerships, limited liability companies and corporations collectively as the “ownership entities.” The financial statements are prepared under the assumption that prior to or contemporaneously with completing the Offering and related formation transactions greater than 50% of the current owners of the ownership entities (prior investors) will enter into contribution agreements with the Operating Partnership, pursuant to which they will contribute their interests in the ownership entities to the Company or the Operating Partnership. The prior investors, including those of the PSF Entities, will receive cash or common units in exchange for their interests in the ownership entities. The value of the consideration to be paid to each of the prior investors in the formation transactions, in each case, will be based upon the terms of the applicable contribution agreement among the Operating Partnership, on the one hand, and the prior investor or investors, on the other hand, and will be determined based on a relative equity valuation analysis of all of the properties included in the Company’s portfolio and the property management business. Excluding the PSF Entities, the Company has not obtained independent third-party appraisals of the properties in its portfolio.

Pursuant to the formation transactions, the Company intends to use approximately $1.78 million of the net proceeds of the Offering to directly purchase The Shoppes at Eagle Harbor and approximately $500,000 to repay outstanding indebtedness and approximately $2.0 million for working capital purposes. Additionally, the Company expects to adopt the proposed 2012 Share Incentive Plan which will establish a pool for share options for the Company’s employees following the completion of the Offering. This pool will contain options to purchase 500,000 shares of the Company’s common stock (assuming a minimum offering) or 600,000 shares of the Company’s common stock (assuming a maximum offering). The options will vest at a rate of 20% per year for five years and have a per share exercise price equal to the fair market value of one of the Company’s common shares on the date of grant. Other than those granted under this pool, the Company will not grant any shares or options to its employees prior to the second anniversary of the closing of the Offering. The Company expects to grant options under this pool to certain employees as of the closing of the Offering. Any options granted as of the closing of the Offering will have an exercise price per common share equal to the Offering price.

Wheeler Real Estate Investment Trust, Inc. and Affiliates

Notes to Combined Financial Statements (continued)

For the Six Months Ended June 30, 2012 and 2011 (unaudited) and the Years Ended December 31, 2011 and 2010

3. Structure and Formation of the Company (continued)

Consequences of the Offering and the Formation Transactions

The completion of the Offering and the formation transactions will have the following consequences.

•

The Company, through its interest in the Operating Partnership and its wholly owned affiliates, will indirectly own a 100% fee simple interest in all of the properties in its portfolio and will operate all of the properties in its portfolio;

•	Purchasers of shares of the Company common stock in the Offering will own a percentage of the Company’s outstanding common stock;

•

The prior investors in the entities that own the properties in the Company’s portfolio and those of the PSF Entities, including Mr. Wheeler and his affiliates and certain executive officers, will own a percentage of the Company’s outstanding common stock; and

•

The Company will be the sole general partner of the Operating Partnership, owning a certain percentage of the outstanding common units of partnership interest in the Operating Partnership. The prior investors in the entities that own the properties in the Company’s and the PSF Entities’ portfolios, including Mr. Wheeler and his affiliates and certain executive officers, will also own certain percentage of the outstanding common units.

4. Investment Properties

Investment properties consist of the following:

	June 30, 2012	December 31,
		2011	2010
	(unaudited)
Land	$2,925,277	$2,925,277	$2,925,277
Buildings and improvements	12,874,140	12,849,561	12,801,666
In place leases	13,815	14,704	29,383

Investment properties at cost	15,813,232	15,789,542	15,756,326
Less accumulated depreciation and amortization	(2,958,896)	(2,618,324)	(1,934,804)

Investment properties at cost, net	$12,854,336	$13,171,218	$13,821,522

The Company’s depreciation and amortization expense was $371,519 and $370,199 for the six months ended June 30, 2012 and 2011, respectively. The Company’s depreciation and amortization expense was $744,931 and $732,852 for the years ended December 31, 2011 and 2010, respectively.

All of the Company’s land, buildings and improvements serve as collateral for its mortgage loans payable portfolio. Accordingly, restrictions exist as to each property’s transferability, use and other common rights typically associated with property ownership.

Wheeler Real Estate Investment Trust, Inc. and Affiliates

Notes to Combined Financial Statements (continued)

For the Six Months Ended June 30, 2012 and 2011 (unaudited) and the Years Ended December 31, 2011 and 2010

5. Mortgage Loans Payable

The Company’s mortgage loans payable consist of the following:

	June 30, 2012	December 31,
		2011	2010
	(unaudited)
Mortgage term loan (The Shoppes at Eagle Harbor); payable in monthly principal and interest installments of $30,863; interest rate fixed at 6.20%; secured by real estate; matured April 2012 and was extended to December 30, 2012 to accommodate the renewal process.	$3,965,595	$4,024,629	$4,138,109
Mortgage term loan (Monarch Bank Building); interest only payable monthly at a fixed rate of 7.00%; secured by real estate; matures December 2012.	2,044,462	2,044,462	2,044,462
Mortgage term loan (Amscot Building); payable in monthly principal and interest installments of $4,634; interest rate fixed at 6.50%; secured by real estate; matures April 2014.	331,636	348,171	—
Mortgage term loan (Riversedge North); payable in monthly principal and interest installments of $13, 556; interest rate fixed at 6.00%; secured by real estate; matures April 2013.	2,115,163	2,131,678	2,163,602
Mortgage term loan (Walnut Hill Plaza); payable in monthly principal and interest installments of $25,269; interest rate fixed at 6.75%; secured by real estate; matures April 2014.	3,558,190	3,587,143	—
Mortgage term loan (Amscot Building); payable in monthly principal installments of $3,700 plus interest at 3 month Libor plus 2.80%; interest rate was 3.10% and 3.05% at December 31, 2010 and 2009, respectively; secured by real estate; matured February 2011.	—	—	380,175
Mortgage construction loan (Walnut Hill Plaza); interest only monthly at a 7.25% fixed rate; secured by real estate; matured March 2011.	—	—	3,624,229

Total Mortgage Loans Payable	$12,015,046	$12,136,083	$12,350,577

Debt Maturity

The Company’s scheduled principal repayments on indebtedness as of June 30, 2012 and December 31, 2011 are as follows:

	Twelve Months Ending June 30,		Twelve Months Ending December 31,
	(unaudited)
2013	$8,221,600	2012	$6,195,159
2014	3,793,446	2013	2,197,814
2015	—	2014	3,743,110
2016	—	2015	—
2017	—	2016	—
Thereafter	—	Thereafter	—

Total principal maturities	$12,015,046		$12,136,083

Wheeler Real Estate Investment Trust, Inc. and Affiliates

Notes to Combined Financial Statements (continued)

For the Six Months Ended June 30, 2012 and 2011 (unaudited) and the Years Ended December 31, 2011 and 2010

6. Rentals under Operating Leases

Future minimum rentals to be received under noncancelable tenant operating leases for each of the next five years and thereafter, excluding CAM and percentage rent based on tenant sales volume, as of June 30, 2012 and December 31, 2011 are as follows:

	Twelve Months Ending June 30,		Twelve Months Ending December 31,
	(unaudited)
2013	$1,606,171	2012	$1,936,092
2014	1,457,180	2013	1,855,167
2015	1,286,775	2014	1,641,775
2016	1,128,435	2015	1,450,524
2017	943,485	2016	1,162,521
Thereafter	726,111	Thereafter	1,202,773

	$7,148,157		$9,248,852

7. Equity

Equity currently consists of partnership interests in the Company’s five properties (see Note 1). The Company has authority to issue 15,500,000 of stock, consisting of 15,000,000 shares of $0.01 par value Common Stock and 500,000 shares of Series A Convertible Preferred Stock. The Board of Directors (once formed), with the approval of a majority of the entire Board and without an action by the stockholders of the Company, may amend the charter to increase or decrease the aggregate number of common shares available. Additionally, the Company’s Board may authorize the issuance of shares of its stock of any class or securities convertible into shares of its stock of any class. During the six months ended June 30, 2012 and the year ended December 31, 2011, the Company issued 123,500 (unaudited) and 126,250 shares, respectively, of Series A Convertible Preferred Stock at $4.00 per share generating $494,000 (unaudited) and $505,000, respectively, in proceeds to cover anticipated Offering expenses to be incurred prior to closing. All outstanding preferred stock shares are convertible into shares of common stock upon completion of the Offering at a conversion rate of $4.00 divided by 66.66% of the Offering price.

Contemporaneously with executing the Offering and formation transactions, the prior investors (See Note 3) will receive cash or common units in exchange for their interests in the ownership entities. The value of the consideration to be paid to each of the prior investors in the formation transactions will be based upon the terms of the applicable contribution agreement among the Operating Partnership and the prior investor(s), and will be determined based on a relative equity valuation analysis of all of the properties included in the Company’s portfolio and the property management business. The common units issued in exchange for each property’s ownership interest will be convertible into common stock 180 days after the Offering prospectus becomes effective.

8. Commitments and Contingencies

Litigation

The Company is involved in various legal proceedings arising in the ordinary course of its business, including, but not limited to commercial disputes. The Company believes that such litigation, claims and administrative proceedings will not have a material adverse impact on its financial position or its results of operations. The Company records a liability when it considers the loss probable and the amount can be reasonably estimated.

Wheeler Real Estate Investment Trust, Inc. and Affiliates

Notes to Combined Financial Statements (continued)

For the Six Months Ended June 30, 2012 and 2011 (unaudited) and the Years Ended December 31, 2011 and 2010

8. Commitments and Contingencies (continued)

Lease Commitments

As of June 30, 2011, the Amscot property is subject to a ground lease which terminates in 2045. The ground lease requires the Company to make a fixed annual rental payment and includes escalation clauses and renewal options. The Company incurred ground lease expense included in other expense of $6,400 and $3,400 during the six months ended June 30, 2012 and 2011, respectively. The Company incurred ground lease expense included in other expense of $29,500 and $26,100 during the years ended December 31, 2011 and 2010, respectively.

Future minimum lease payments due under the ground lease, including applicable automatic extension options, are as follows (unaudited):

Twelve Months Ending June 30,
2013	$12,000
2014	12,000
2015	14,307
2016	17,382
2017	20,600
Thereafter	656,905

$733,194

Insurance

The Company carries comprehensive liability, fire, extended coverage, business interruption and rental loss insurance covering all of the properties in its portfolio under a blanket insurance policy, in addition to other coverages, such as trademark and pollution coverage, that may be appropriate for certain of its properties. The Company believes the policy specifications and insured limits are appropriate and adequate for its properties given the relative risk of loss, the cost of the coverage and industry practice; however, its insurance coverage may not be sufficient to fully cover its losses.

Concentration of Credit Risk

The Company is subject to risks incidental to the ownership and operation of commercial real estate. These risks include, among others, the risks normally associated with changes in the general economic climate, trends in the retail industry, creditworthiness of tenants, competition for tenants and customers, changes in tax laws, interest rates, the availability of financing and potential liability under environmental and other laws.

The Company’s portfolio of properties is dependent upon regional and local economic conditions and is geographically concentrated in the Mid-Atlantic and Southeast, which markets represented approximately 94% and 6%, respectively, of the total annualized base rent of the properties in its portfolio as of June 30, 2012. The Company’s geographic concentration may cause it to be more susceptible to adverse developments in those markets than if it owned a more geographically diverse portfolio. Additionally, the Company’s retail shopping center properties depend on anchor stores or major tenants to attract shoppers and could be adversely affected by the loss of, or a store closure by, one or more of these tenants.

Wheeler Real Estate Investment Trust, Inc. and Affiliates

Notes to Combined Financial Statements (continued)

For the Six Months Ended June 30, 2012 and 2011 (unaudited) and the Years Ended December 31, 2011 and 2010

8. Commitments and Contingencies (continued)

The Company does not have any tenants that individually represent 10% or more of its combined total assets or 10% or more or its combined gross revenues. The following represent the Company’s properties that are components of its portfolio and which each individually represents 10% or more of the related property’s total assets or gross revenues:

		(Unaudited)
Property/Tenant	Location	Net Rentable Square Feet	Square Footage Leased		Annual Lease Payments	Expiration Date	Option Periods Remaining
			Amount	Percentage
Walnut Hill Plaza	Petersburg, VA	89,907
Tenant 1			15,000	16.68%	$73,800	2/28/2013	—
Tenant 2			14,812	16.47%	$97,759	2/29/2016	2
Tenant 3			11,780	13.10%	$106,020	3/31/2018	1
Tenant 4			9,875	10.98%	$45,425	7/30/2013	—

The Shoppes at Eagle Harbor	Carrollton, VA	23,303
Tenant 1			7,012	30.09%	$146,970	9/30/2015	4
Tenant 2			5,337	22.90%	$112,077	10/31/2016	1
Tenant 3			4,084	17.53%	$81,680	1/31/2014	2
Tenant 4			2,812	12.07%	$61,864	7/31/2014	—

Riversedge North	Virginia Beach, VA	10,550
Tenant 1			10,550	100.00%	$282,638	11/14/2017	4

Monarch Bank Building	Virginia Beach, VA	3,620
Tenant 1			3,620	100.00%	$224,910	12/31/2012	2

Amscot Building	Tampa, FL	2,500
Tenant 1			2,500	100.00%	$100,738	3/31/2020	3

The Net Rentable Square Feet and square footage lease data in the above table has not been audited, but has been included in the above table because management believes that it is useful information.

Regulatory and Environmental

As the owner of the buildings on our properties, the Company could face liability for the presence of hazardous materials (e.g., asbestos or lead) or other adverse conditions (e.g., poor indoor air quality) in its buildings. Environmental laws govern the presence, maintenance, and removal of hazardous materials in buildings, and if the Company does not comply with such laws, it could face fines for such noncompliance. Also, the Company could be liable to third parties (e.g., occupants of the buildings) for damages related to exposure to hazardous materials or adverse conditions in its buildings, and the Company could incur material expenses with respect to abatement or remediation of hazardous materials or other adverse conditions in its buildings. In addition, some of the Company’s tenants routinely handle and use hazardous or regulated substances and wastes as part of their operations at our properties, which are subject to regulation. Such environmental and health and safety laws and regulations could subject the Company or its tenants to liability resulting from these activities. Environmental liabilities could affect a tenant’s ability to make rental payments to the Company, and changes in laws could increase the potential liability for noncompliance. This may result in significant unanticipated expenditures or may otherwise materially and adversely affect the Company’s operations. The Company is not aware of any material contingent liabilities, regulatory matters or environmental matters that may exist.

Wheeler Real Estate Investment Trust, Inc. and Affiliates

Notes to Combined Financial Statements (continued)

For the Six Months Ended June 30, 2012 and 2011 (unaudited) and the Years Ended December 31, 2011 and 2010

9. Related Party Transactions

Jon S. Wheeler (“Mr. Wheeler”), the Company’s Chairman and President, when combined with his affiliates and after the execution of the contemplated transactions, will represent the Company’s second largest stockholder. Wheeler Interests, LLC and its affiliates (Wheeler Interests), controlled by Mr. Wheeler, provide administrative services to the Company, including management, administrative, accounting, marketing, development and design services. Pursuant to the terms of the Company’s administrative services agreement, Wheeler Interests’ responsibilities include administering the Company’s day-to-day business operations, identifying and acquiring targeted real estate investments, overseeing the management of the investments, and handling the disposition of the real estate investments. The Company also benefits from Wheeler Interests’ affiliates that specialize in retail real estate investment and management, including (i) Wheeler Development, LLC, a full service real estate development firm, (ii) Wheeler Capital, LLC, a capital investment firm specializing in venture capital, financing, and small business loans, (iii) Wheeler Real Estate, LLC, a real estate management and administration firm, (iv) Site Applications, LLC, a full service facility company, equipped to handle all levels of building maintenance, and (v) TESR, LLC, a tenant relations company, serving as a liaison between property management, lease administration and leasing and working to provide information on the health and fiscal viability of each tenant.

Wheeler Interests leases the Company’s Riversedge property under a 10 year operating lease expiring in November 2017, with four five year renewal options available. The lease currently requires monthly base rent payments of $24,000 and provides for annual increases throughout the term of the lease and subsequent option periods. Additionally, Wheeler Interests reimburses the Company for a portion of the property’s operating expenses and real estate taxes.

The following summarizes related party activity as of and for the six months ended June 30, 2012 and 2011, and the years ended December 31, 2011 and 2010:

	June 30,		December 31,
	2012	2011	2011	2010
	(unaudited)
Amounts paid to Wheeler Interests and its affiliates:
Wheeler Interests	$324,680	$29,066	$337,292	$59,814
Wheeler Development	—	11,672	11,672	700
Wheeler Real Estate	34,029	39,234	76,220	55,670
Site Applications	32,716	23,566	73,314	186,204
Creative Retail Works	—	—	5,621	7,462
TESR	11,576	6,154	19,152	12,337

	$403,001	$109,692	$523,271	$322,187

Amounts due to Wheeler Interests and its affiliates:
Wheeler Interests	$8,659	$7,628	$9,738	$12,072
Wheeler Development	—	—	—	38
Wheeler Real Estate	9,485	453	15,719	18,240
Site Applications	4,760	3,143	6,096	1,835
TESR	7,278	12,718	9,704	9,450
Jon Wheeler and affiliates	1,105,718	1,308,409	1,131,489	1,312,703

	$1,135,900	$1,332,351	$1,172,746	$1,354,338

Rent and reimbursement income received from Wheeler Interests	$207,400	$197,100	$396,500	$396,600

Rent and other tenant receivables due from Wheeler Interests	$167,314	$146,087	$128,790	$97,573

Wheeler Real Estate Investment Trust, Inc. and Affiliates

Notes to Combined Financial Statements (continued)

For the Six Months Ended June 30, 2012 and 2011 (unaudited) and the Years Ended December 31, 2011 and 2010

9. Related Party Transactions (continued)

The amounts outstanding to Mr. Wheeler and Wheeler Interests at June 30, 2012 and 2011 and December 31, 2011 and 2010 primarily consisted of a payable due from The Shoppes at Eagle Harbor property to its owner, a company in which Mr. Wheeler holds a substantial investment and management position. This amount primarily consists of advances to the property for construction costs incurred to build the center in excess of what was financed through the lender, and for a subsequent $250,000 principal curtailment required by the lender in conjunction with converting the construction loan to permanent financing; the lender required this payment due to cap rate changes and other factors occurring subsequent to their original underwriting of the construction loan as a result of the economic downturn beginning in 2008. In conjunction with the formation transactions and Offering, the REIT will use approximately $1.78 million of the net proceeds to purchase The Shoppes at Eagle Harbor property from DF-1 Carrollton, LLC. Per the DF-1 Carrollton, LLC operating agreement, this transaction will constitute a capital event, resulting in a distribution to DF-1 Carrollton, LLC, a portion of which will go towards satisfying the outstanding amounts due from the property.

Upon completion of the Offering and related formation transactions, properties that will be owned by the Company through the Operating Partnership are currently owned directly or indirectly by partnerships, limited liability companies or corporations in which Mr. Wheeler and his affiliates, certain of the Company’s other directors and executive officers and their affiliates own a direct or indirect interest. Additionally, Mr. Wheeler will effectively control the Company in his role as President and Chairman of its board of directors. See additional disclosure regarding the Offering and formation transactions in Note 3 of the combined financial statements.

Report of Independent Registered Public Accounting Firm

To the Partners and Stockholders of

Lumber River Associates, LLC, Tuckernuck Associates, LLC and Perimeter Associates, LLC

Virginia Beach, Virginia

We have audited the accompanying combined balance sheets of Lumber River Associates, LLC, Tuckernuck Associates, LLC and Perimeter Associates, LLC (the “PSF Entities”) as of December 31, 2011 and 2010 and the related combined statements of operations, equity (deficit) and cash flows for each of the years in the two year period ended December 31, 2011. These combined financial statements are the responsibility of the PSF Entities’ management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. The PSF Entities are not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the PSF Entities’ internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Lumber River Associates, LLC, Tuckernuck Associates, LLC and Perimeter Associates, LLC as of December 31, 2011 and 2010 and the results of their operations and their cash flows for each of the years in the two year period ended December 31, 2011, in conformity with accounting principles generally accepted in the United States of America.

/s/ Cherry Bekhaert & Holland, L.L.P.

Virginia Beach, Virginia

October 23, 2012

Lumber River Associates, LLC, Tuckernuck Associates, LLC and Perimeter Associates, LLC

Combined Balance Sheets

	June 30,	December 31,
	2012	2011	2010
	(unaudited)
ASSETS:
Investment properties, at cost	$17,740,914	$17,740,914	$17,680,810
Less accumulated depreciation and amortization	5,459,419	5,227,445	4,763,534

	12,281,495	12,513,469	12,917,276
Cash and cash equivalents	74,036	88,888	91,751
Receivables:
Rents and other tenant receivables, net	79,811	50,560	74,659
Unbilled rent	342,643	341,082	383,136
Due from related parties	—	—	57,555
Deferred costs and other assets	905,632	737,504	706,085

Total Assets	$13,683,617	$13,731,503	$14,230,462

LIABILITIES:
Mortgages and other indebtedness	$13,344,145	$13,457,247	$13,675,142
Accounts payable, accrued expenses and other liabilities	188,931	193,319	147,954
Due to related parties	92,740	130,209	—

Total Liabilities	13,625,816	13,780,775	13,823,096

Commitments and contingencies (Note 6)	—	—	—

EQUITY (DEFICIT):
Capital contributions	4,066,504	4,066,504	4,066,504
Accumulated deficit	(4,008,703)	(4,115,776)	(3,659,138)

Total Equity (Deficit)	57,801	(49,272)	407,366

Total Liabilities and Equity (Deficit)	$13,683,617	$13,731,503	$14,230,462

See accompanying notes to combined financial statements.

Lumber River Associates, LLC, Tuckernuck Associates, LLC and Perimeter Associates, LLC

Combined Statements of Operations

	Six Months Ended June 30,		Years Ended December 31,
	2012	2011	2011	2010
	(unaudited)	(unaudited)
REVENUE:
Minimum rent	$1,059,282	$951,719	$2,015,843	$2,073,944
Percentage of sales rent	—	11,651	17,230	23,302
Tenant reimbursements	289,924	250,581	479,704	552,619
Other income	74,032	12,865	19,668	12,218

Total Revenue	1,423,238	1,226,816	2,532,445	2,662,083

OPERATING EXPENSES:
Property operating	251,608	185,051	493,077	361,008
Depreciation and amortization	260,256	299,727	564,657	658,651
Real estate taxes	93,158	93,579	188,666	187,158
Repairs and maintenance	28,574	50,995	164,009	103,445
Advertising and promotion	2,319	18,759	18,804	16,499
Provision for credit losses	—	—	17,195	—
Corporate general & administrative	7,065	—	—	—
Other	31,177	28,460	73,967	49,492

Total Operating Expenses	674,156	676,571	1,520,375	1,376,253

Operating Income	749,082	550,245	1,012,070	1,285,830
Interest expense	(426,725)	(431,353)	(866,376)	(879,894)

Net Income	$322,356	$118,892	$145,694	$405,936

See accompanying notes to combined financial statements.

Lumber River Associates, LLC, Tuckernuck Associates, LLC and Perimeter Associates, LLC

Combined Statements of Equity

	Capital Contributions	Accumulated Deficit	Total
Balance, December 31, 2009	$4,066,504	$(3,408,954)	$657,550

Equity distributions	—	(656,120)	(656,120)

Net income	—	405,936	405,936

Balance, December 31, 2010	4,066,504	(3,659,138)	407,366

Equity distributions	—	(602,332)	(602,332)

Net income	—	145,694	145,694

Balance, December 31, 2011	4,066,504	(4,115,776)	(49,272)

Equity distributions	—	(215,283)	(215,283)

Net income	—	322,356	322,356

Balance, June 30, 2012 (unaudited)	$4,066,504	$(4,008,703)	$57,801

See accompanying notes to combined financial statements.

Lumber River Associates, LLC, Tuckernuck Associates, LLC and Perimeter Associates, LLC

Combined Statements of Cash Flows

	For the Six Months Ended June 30,		For the Years Ended December 31,
	2012	2011	2011	2010
	(unaudited)	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$322,356	$118,892	$145,693	$405,937
Adjustments to reconcile combined net income to net cash provided by operating activities
Depreciation and amortization	260,256	299,727	564,657	658,651
Provision for doubtful accounts	—	—	17,195	—
Changes in assets and liabilities
Tenant receivables and accrued revenue, net	(29,250)	(42,774)	6,903	5,049
Unbilled rent	(1,561)	79,288	42,054	(99,510)
Other assets	(22,559)	(54,119)	3,845	(143,657)
Accounts payable, accrued expenses and other liabilities	10,612	114,402	45,367	(4,341)

Net cash from operating activities	539,854	515,416	825,714	822,129

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	—	(60,239)	(60,104)	(78,617)

Net cash from investing activities	—	(60,239)	(60,104)	(78,617)

CASH FLOWS FROM FINANCING ACTIVITIES:
Distributions to members	(215,283)	(215,357)	(602,332)	(656,120)
Deferred offering costs	(188,851)	—	(78,455)	—
Net proceeds from related parties	(37,470)	63,136	130,209	24,604
Mortgage indebtedness principal payments	(113,102)	(108,367)	(217,895)	(208,757)

Net cash from financing activities	(554,706)	(260,588)	(768,473)	(840,273)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(14,852)	194,589	(2,863)	(96,761)
CASH AND CASH EQUIVALENTS, beginning of period	88,888	91,751	91,751	188,512

CASH AND CASH EQUIVALENTS, end of period	$74,036	$286,340	$88,888	$91,751

Supplemental Disclosures:

Other Cash Transactions:
Cash paid for interest	$429,499	$433,303	$867,221	$880,703

See accompanying notes to combined financial statements.

Lumber River Associates, LLC, Tuckernuck Associates, LLC and Perimeter Associates, LLC

Notes to Combined Financial Statements

For the Six Months Ended June 30, 2012 and 2011 (unaudited) and the Years Ended December 31, 2011 and 2010

1. Organization and Basis of Presentation and Consolidation

The accompanying combined financial statements include the accounts and operations of the following entities and their respective properties on a combined basis:

•	Lumber River Associates, LLC – Lumber River Village (Lumberton, NC)

•	Perimeter Associates, LLC – Perimeter Square (Tulsa, OK)

•	Tuckernuck Associates, LLC – Shoppes at TJ Maxx (Richmond, VA)

The above entities are controlled by Plume Street Financial, LLC (“PSF”), an entity in which Jon S. Wheeler and Harrison J. Perrine each maintain a 50% ownership. As used herein, the “PSF Entities” refers to the three entities on a combined basis. The accompanying combined financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, or GAAP. All material balances and transactions between the combined entities of the PSF Entities have been eliminated.

The historical financial statements are prepared in contemplation that the PSF Entities will be acquired in conjunction certain formation transactions and an initial public offering (the “Offering”) being consummated by Wheeler Real Estate Investment Trust, Inc. (the “Trust”), which is a Maryland corporation formed on June 23, 2011. The Trust was formed to acquire the entities owning various controlling and noncontrolling interests in real estate assets owned and/or managed by Jon S. Wheeler and/or his affiliates, including the PSF Entities. Upon completion of the Offering and formation transactions, the operations of the PSF Entities will be carried on through Wheeler Real Estate Investment Trust, L.P. (our “Operating Partnership”). At such time, the Trust will be the sole general partner and have control of the Operating Partnership. Accordingly, the assets, liabilities and results of operations of the PSF Entities will be consolidated with the Operating Partnership. Mr. Wheeler and his affiliates will continue to manage the properties and maintain significant influence over the operations and strategic direction of the PSF Entities. See Note 7 “Related Party Transactions” for further information regarding the relationships and transactions between the PSF Entities and its related parties.

The acquisition of the PSF Entities will be accounted for as an acquisition under the acquisition method of accounting and recognized at the estimated fair value of acquired assets and assumed liabilities on the date of such contribution or acquisition. The fair value of these assets and liabilities will be allocated in accordance with Accounting Standards Codification (“ASC”) section 805, Business Combinations. The methodology of allocating the cost of acquisitions to assets acquired and liabilities assumed will be based on estimated fair values, replacement cost and appraised values. The fair value of acquired tangible assets (including land, building and improvements), identified intangible lease assets and liabilities (including acquired above-market leases, acquired in-place lease value, and acquired below-market leases) and assumed debt will be determined in accordance with ASC 820, Fair Value Measurements.

The value of the consideration to be paid to each of the PSF Entities’ prior investors in the formation transactions, in each case, will be based upon the terms of the applicable contribution agreement among the Operating Partnership, on the one hand, and the prior investor or investors, on the other hand, and will be determined based on a relative equity valuation analysis of the PSF Entities. The prior investors will receive cash or common units in exchange for their interests in the PSF Entities.

2. Summary of Significant Accounting Policies

Investment Properties

The PSF Entities record investment properties and related intangibles at cost less accumulated depreciation and amortization. Investment properties include both acquired and constructed assets. Improvements and major repairs and maintenance are capitalized when the repair and maintenance substantially extends the useful life, increases capacity or improves the efficiency of the asset. All other repair and maintenance costs are expensed as incurred. The PSF Entities capitalize interest on projects during periods of construction until the projects reach the completion point that corresponds with their intended purpose.

Lumber River Associates, LLC, Tuckernuck Associates, LLC and Perimeter Associates, LLC

Notes to Combined Financial Statements (continued)

For the Six Months Ended June 30, 2012 and 2011 (unaudited) and the Years Ended December 31, 2011 and 2010

2. Summary of Significant Accounting Policies (Continued)

The PSF Entities allocate the purchase price of acquisitions to the various components of the acquisition based upon the fair value of each component which may be derived from various observable or unobservable inputs and assumptions. Also, the PSF Entities may utilize third party valuation specialists. These components typically include buildings, land and any intangible assets related to in-place leases the PSF Entities determine to exist.

The PSF Entities record depreciation on buildings and improvements utilizing the straight-line method over the estimated useful life of the asset, generally 5 to 40 years. The PSF Entities review depreciable lives of investment properties periodically and makes adjustments to reflect a shorter economic life, when necessary. Tenant allowances, tenant inducements and tenant improvements are amortized utilizing the straight-line method over the term of the related lease or occupancy term of the tenant, if shorter.

Amounts allocated to building are depreciated over the estimated remaining life of the acquired building or related improvements. The PSF Entities amortize amounts allocated to tenant improvements, in-place lease assets and other lease-related intangibles over the remaining life of the underlying leases. The PSF Entities also estimate the value of other acquired intangible assets, if any, and amortizes them over the remaining life of the underlying related intangibles.

The PSF Entities review investment properties for impairment on a property-by-property basis whenever events or changes in circumstances indicate that the carrying value of investment properties may not be recoverable, but at least annually. These circumstances include, but are not limited to, declines in the property’s cash flows, occupancy and fair market value. The PSF Entities measure any impairment of investment property when the estimated undiscounted operating income before depreciation and amortization, plus its residual value, is less than the carrying value of the property. To the extent impairment has occurred, the PSF Entities charge to income the excess of carrying value of the property over its estimated fair value. The PSF Entities estimate fair value using unobservable data such as operating income, estimated capitalization rates, or multiples, leasing prospects and local market information. The PSF Entities may decide to sell properties that are held for use and the sale prices of these properties may differ from their carrying values. The PSF Entities did not record any impairment adjustments to its properties during the six months ended June 30, 2012 and 2011 or the years ended December 31, 2011 and 2010.

Conditional Asset Retirement Obligation

A conditional asset retirement obligation represents a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement depends on a future event that may or may not be with the PSF Entities’ control. Currently, the PSF Entities do not have any conditional asset retirement obligations. However, any such obligations identified in the future would result in the PSF Entities recording a liability if the fair value of the obligation can be reasonably estimated. Environmental studies conducted at the time the PSF Entities acquired its properties did not reveal any material environmental liabilities, and the PSF Entities are unaware of any subsequent environmental matters that would have created a material liability. The PSF Entities believe that its properties are currently in material compliance with applicable environmental, as well as non-environmental, statutory and regulatory requirements. The PSF Entities did not record any conditional asset retirement obligation liabilities during the six months ended June 30, 2012 and 2011 or the years ended December 31, 2011 and 2010.

Cash and Cash Equivalents

The PSF Entities consider all highly liquid investments purchased with an original maturity of 90 days or less to be cash and cash equivalents. Cash equivalents are carried at cost, which approximates fair value. Cash equivalents consist primarily of bank operating accounts and money markets. Financial instruments that potentially subject the PSF Entities to concentrations of credit risk include its cash and cash equivalents and its trade accounts receivable. The PSF Entities place its cash and cash equivalents with institutions of high credit quality.

Lumber River Associates, LLC, Tuckernuck Associates, LLC and Perimeter Associates, LLC

Notes to Combined Financial Statements (continued)

For the Six Months Ended June 30, 2012 and 2011 (unaudited) and the Years Ended December 31, 2011 and 2010

2. Summary of Significant Accounting Policies (Continued)

The PSF Entities place its cash and cash equivalents on deposit with financial institutions in the United States. On November 9, 2010, the Federal Deposit Insurance Corporation (“FDIC”) issued a Final Rule implementing section 343 of the Dodd-Frank Wall Street Reform and Consumer Protection Act that provides for unlimited insurance coverage of noninterest-bearing transaction accounts. Beginning December 31, 2010, through December 31, 2012, all noninterest-bearing transaction accounts are fully insured, regardless of the balance of the account, at all FDIC-insured institutions. The unlimited insurance coverage is available to all depositors, including consumers, businesses, and government entities. This unlimited coverage is separate from, and in addition to, the $250,000 insurance coverage provided to a depositor’s other deposit accounts held at an FDIC-insured institution.

The PSF Entities’ bank deposits were fully insured by the FDIC at June 30, 2012, based on specified coverage.

Tenant Receivables and Unbilled Rent

Tenant receivables include base rents, tenant reimbursements and receivables attributable to recording rents on a straight-line basis. The PSF Entities determine an allowance for the uncollectible portion of accrued rents and accounts receivable based upon customer credit-worthiness (including expected recovery of a claim with respect to any tenants in bankruptcy), historical bad debt levels, and current economic trends. The PSF Entities consider a receivable past due once it becomes delinquent per the terms of the lease. Our standard lease form considers a rent charge past due after five days. A past due receivable triggers certain events such as notices, fees and other allowable and required actions per the lease. As of June 30, 2012 and December 31, 2011 and 2010, the PSF Entities’ allowance for uncollectible accounts totaled $17,195 (unaudited), $17,195 and $0, respectively. During the six months ended June 30, 2012 and 2011 and the year ended December 31, 2010, the PSF Entities did not record bad debt expense. During the year ended December 31, 2011, the PSF Entities recorded bad debt expense in the amount of $17,195 related to tenant receivables that were specifically identified as potentially uncollectible based on the an assessment of the tenant’s credit-worthiness. During the six months ended June 30, 2012 and 2011 and the years ended December 31, 2011 and 2010, the PSF Entities did not realize any recoveries related to tenant receivables previously charged off.

Deferred Costs and Other Assets

The PSF Entities’ deferred costs and other assets consists primarily of internal and external leasing commissions, deferred REIT costs allocated to the PSF Entities and various property escrow accounts for real estate taxes, insurance and tenant improvements and replacements. The PSF Entities’ lease origination costs consist primarily of commissions paid in connection with lease originations. The PSF Entities record amortization of lease origination costs on a straight-line basis over the terms of the related leases. Details of these deferred costs, net of amortization and other assets are as follows:

	June 30,	December 31,
	2012	2011	2010
	(unaudited)
Lease origination costs, net	$281,480	$296,123	$364,408
Property escrows	280,845	274,061	248,844
Deferred REIT costs	309,861	136,010	—
Other	33,446	31,310	92,833

Total Deferred Costs and Other Assets	$905,632	$737,504	$706,085

Lumber River Associates, LLC, Tuckernuck Associates, LLC and Perimeter Associates, LLC

Notes to Combined Financial Statements (continued)

For the Six Months Ended June 30, 2012 and 2011 (unaudited) and the Years Ended December 31, 2011 and 2010

2. Summary of Significant Accounting Policies (Continued)

Amortization of lease origination costs and in place leases represents a component of depreciation and amortization expense. The PSF Entities report amortization of financing costs, amortization of premiums, and accretion of discounts as part of interest expense. The PSF Entities account for in place lease assets as a component of the investment properties’ cost basis (See Note 3 “Investment Properties”). Future amortization of lease origination costs is as follows:

For the Years Ending June 30,	Lease Origination Costs
(unaudited)
2013	$70,087
2014	58,906
2015	44,029
2016	36,222
2017	31,722
Thereafter	40,514

$281,480

Revenue Recognition

The PSF Entities retain substantially all of the risks and benefits of ownership of the investment properties and accounts for its leases as operating leases. The PSF Entities accrue minimum rents on a straight-line basis over the terms of the respective leases. Additionally, certain of the lease agreements contain provisions that grant additional rents based on tenants’ sales volumes (contingent or percentage rent). Percentage rents are recognized when the tenants achieve the specified targets as defined in their lease agreements. During the six months ended June 30, 2012, the PSF Entities did not recognize any percentage rents. During the six months ended June 30, 2011, the PSF Entities recognized percentage rents of $11,650. During the years ended December 31, 2011 and 2010, the PSF Entities recognized percentage rents of $17,230 and $23,302, respectively.

The PSF Entities’ leases generally require the tenant to reimburse the PSF Entities for a substantial portion of its expenses incurred in operating, maintaining, repairing, insuring and managing the shopping center and common areas (collectively defined as Common Area Maintenance or “CAM” expenses). This significantly reduces the PSF Entities’ exposure to increases in costs and operating expenses resulting from inflation or other outside factors. The PSF Entities accrue reimbursements from tenants for recoverable portions of all these expenses as revenue in the period the applicable expenditures are incurred. The PSF Entities calculate the tenant’s share of operating costs by multiplying the total amount of the operating costs by a fraction, the numerator of which is the total number of square feet being leased by the tenant, and the denominator of which is the average total square footage of all leasable buildings in the property. The PSF Entities also receive escrow payments for these reimbursements from substantially all its tenants throughout the year. The PSF Entities recognize differences between estimated recoveries and the final billed amounts in the subsequent year. These differences were not material in any period presented.

The PSF Entities recognize lease termination fees in the period that the lease is terminated and collection of the fees is reasonably assured. Upon early lease termination, the PSF Entities provide for losses related to unrecovered intangibles and other assets. The PSF Entities did not recognize any lease termination fees during the six months ended June 30, 2012 and 2011 and the year ended December 31, 2011. During the year ended December 31, 2010, the PSF Entities recognized $25,000 of lease termination fees which are included in tenant reimbursements income.

Income Taxes

Management has evaluated the effect of the guidance provided by GAAP on Accounting for Uncertainty of Income Taxes and has determined that the PSF Entities had no uncertain income tax positions that could have a significant effect on the financial statements for the six months ended June 30, 2012 and 2011 and the years ended December 31, 2011 and 2010.

The PSF Entities’ income tax returns since 2008 are subject to examination by the Internal Revenue

Lumber River Associates, LLC, Tuckernuck Associates, LLC and Perimeter Associates, LLC

Notes to Combined Financial Statements (continued)

For the Six Months Ended June 30, 2012 and 2011 (unaudited) and the Years Ended December 31, 2011 and 2010

2. Summary of Significant Accounting Policies (Continued)

Service and state tax authorities, generally for three years after the tax returns were filed.

Financial Instruments

The carrying amount of financial instruments included in assets and liabilities approximates fair market value due to their immediate or short-term maturity.

Use of Estimates

The PSF Entities have made estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and revenues and expenses during the reported period. The PSF Entities’ actual results could differ from these estimates.

Advertising Costs

The PSF Entities expense advertising and promotion costs as incurred. The PSF Entities incurred advertising and promotion costs of $2,319 and $18,759 for the six months ended June 30, 2012 and 2011, respectively. The PSF Entities incurred advertising and promotion costs of $18,804 and $16,499 the years ended December 31, 2011 and 2010, respectively.

Recent Accounting Pronouncements

The FASB and the IASB have initiated a joint project to develop a new approach to lease accounting that would ensure that assets and liabilities arising under leases are recognized in the statement of financial position. This proposed amendment to Topic 840 of the FASB Accounting Standards Codification would require a lessor to apply either a performance obligation approach or a derecognition approach to account for the assets and liabilities arising from a lease, depending on whether the lessor retains exposure to significant risks or benefits associated with the underlying asset during or after the expected term of the lease. We have not yet determined the effect of this proposed accounting proposal to the balance sheet.

In October 2011, the FASB issued a proposed accounting standards update to Real Estate – Investment Property Entities (Topic 973). The amendments of this proposed update would provide accounting guidance for entities that meet the criteria to be an investment property entity. The amendment would also introduce additional presentation and disclosure requirements. Investment properties acquired by an investment property entity would initially be measured at transaction price, including related transaction costs, and subsequently measured at fair value with all changes in fair value recognized in net income. In connection with this, a lessor of an investment property would not be required to apply the above mentioned proposed lessor accounting requirements for leases if the lessor measures its investment properties at fair value but would account for lease rental income on a straight line basis over the lease term unless another systematic basis is more representative of the time pattern in which benefit derived from the leased asset is diminished. We have not yet determined the impact of this proposed standard to the balance sheet.

Lumber River Associates, LLC, Tuckernuck Associates, LLC and Perimeter Associates, LLC

Notes to Combined Financial Statements (continued)

For the Six Months Ended June 30, 2012 and 2011 (unaudited) and the Years Ended December 31, 2011 and 2010

2. Summary of Significant Accounting Policies (Continued)

In January 2012, the FASB issued a ASU update to Topic 350, “Intangibles – Goodwill and Other; Testing Goodwill for Impairment.” This amendment would give us the option to first assess qualitative factors to determine whether the existence of an event or circumstance indicates that it is more likely than not that indefinite –lived intangible assets are impaired before having to determine the fair value using the current quantitative approach. This ASU is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. We will adopt this ASU during fiscal 2012. We evaluate goodwill for impairment annually in conjunction with our year end closing procedures unless factors arise that would create the need to perform an evaluation during interim periods. For the six months ended June 30, 2012 there were no factors that indicated any impairment. Accordingly, we will apply the concepts of this ASU during our next evaluation of goodwill.

Other accounting standards that have been issued or proposed by the FASB or other standard-setting bodies are not currently applicable to the PSF Entities or are not expected to have a significant impact on the PSF Entities’ financial position, results of operations and cash flows.

3. Investment Properties

Investment properties consist of the following:

	June 30,	December 31,
	2012	2011	2010
	(unaudited)
Land	$4,773,236	$4,773,236	$4,773,236
Buildings and improvements	12,967,678	12,967,679	12,904,938
In place leases	—	—	2,636

Investment properties at cost	17,740,914	17,740,914	17,680,810
Less accumulated depreciation and amortization	(5,459,419)	(5,227,445)	(4,763,534)

Investment properties at cost, net	$12,281,495	$12,513,469	$12,917,276

The PSF Entities’ depreciation and amortization expense was $260,256 and $299,727 for the six months ended June 30, 2012 and 2011, respectively. The PSF Entities’ depreciation and amortization expense was $564,657 and $658,651 for the years ended December 31, 2011 and 2010, respectively.

All of the PSF Entities’ land, buildings and improvements serve as collateral for its mortgage loans payable portfolio. Accordingly, restrictions exist as to each property’s transferability, use and other common rights typically associated with property ownership.

Lumber River Associates, LLC, Tuckernuck Associates, LLC and Perimeter Associates, LLC

Notes to Combined Financial Statements (continued)

For the Six Months Ended June 30, 2012 and 2011 (unaudited) and the Years Ended December 31, 2011 and 2010

4. Mortgage Loans Payable

The PSF Entities’ mortgage loans payable consist of the following:

	June 30,		December 31,
	2012		2011	2010
	(unaudited	)
Mortgage term loan (Lumber River Plaza); payable in monthly principal and interest installments of $18,414; interest rate fixed at 5.65%; secured by real estate; matures May 2015.	$3,015,500		$3,038,979	$3,084,442
Mortgage term loan (Perimeter Square); payable in monthly principal and interest installments of $28,089; interest rate fixed at 6.38%; secured by real estate; matures June 2016.	4,349,062		4,376,033	4,428,148
Mortgage term loan (Shoppes at TJ Maxx); payable in monthly principal and interest installments of $43,931; interest rate fixed at 6.57%; secured by real estate; matures September 2012.	5,979,583		6,042,235	6,162,552

Total Mortgage Loans Payable	$13,344,145		$13,457,247	$13,675,142

The mortgage term loan (Shoppes at TJ Maxx) matured in September of 2012. This term loan was refinanced on October 19, 2012 for a principal amount of $6,400,000 (inclusive of net loan fees of $380,000), at 6.0% interest rate (15.8% effective interest rate resulting from amortization of the loans fees above) maturing April 19, 2013. Payable in monthly interest only amounts of $32,000; outstanding principal and accrued unpaid interest due at maturity.

Debt Maturity

The PSF Entities’ scheduled principal repayments on indebtedness as of June 30, 2012 and December 31, 2011 are as follows:

	Twelve Months Ending June 30,		Twelve Months Ending December 31,
	(unaudited)
2013	$6,086,491	2012	$6,144,704
2014	113,645	2013	110,234
2015	2,978,902	2014	117,181
2016	4,165,107	2015	2,953,925
2017	—	2016	4,131,203
Thereafter	—	Thereafter	—

	$13,344,145		$13,457,247

5. Rentals under Operating Leases

Future minimum rentals to be received under noncancelable tenant operating leases for each of the next five years and thereafter, excluding CAM and percentage rent based on tenant sales volume, as of June 30, 2012 and December 31, 2011 are as follows:

Lumber River Associates, LLC, Tuckernuck Associates, LLC and Perimeter Associates, LLC

Notes to Combined Financial Statements (continued)

For the Six Months Ended June 30, 2012 and 2011 (unaudited) and the Years Ended December 31, 2011 and 2010

5. Rentals under Operating Leases (continued)

	Twelve Months Ending June 30,		Twelve Months Ending December 31,
	(unaudited)
2013	$1,929,128	2012	$2,016,279
2014	1,629,070	2013	1,673,161
2015	1,299,622	2014	1,326,710
2016	1,065,644	2015	1,057,956
2017	923,826	2016	952,894
Thereafter	1,119,910	Thereafter	1,531,546

	$7,967,200		$8,558,546

6. Commitments and Contingencies

Litigation

The PSF Entities are involved in various legal proceedings arising in the ordinary course of its business, including, but not limited to commercial disputes. The PSF Entities believe that such litigation, claims and administrative proceedings will not have a material adverse impact on its financial position or its results of operations. The PSF Entities record a liability when it considers the loss probable and the amount can be reasonably estimated.

Insurance

The PSF Entities carry comprehensive liability, fire, extended coverage, business interruption and rental loss insurance covering all of the properties in its portfolio under a blanket insurance policy, in addition to other coverages, such as trademark and pollution coverage, that may be appropriate for certain of its properties. The PSF Entities believe the policy specifications and insured limits are appropriate and adequate for its properties given the relative risk of loss, the cost of the coverage and industry practice; however, its insurance coverage may not be sufficient to fully cover its losses.

Concentration of Credit Risk

The PSF Entities are subject to risks incidental to the ownership and operation of commercial real estate. These risks include, among others, the risks normally associated with changes in the general economic climate, trends in the retail industry, creditworthiness of tenants, competition for tenants and customers, changes in tax laws, interest rates, the availability of financing and potential liability under environmental and other laws.

The PSF Entities’ properties are dependent upon regional and local economic conditions and are geographically concentrated in the Mid-Atlantic and Southwest, which markets represented approximately 68% and 32%, respectively, of the total annualized base rent of the properties in its portfolio as of June 30, 2012. The PSF Entities’ geographic concentration may cause it to be more susceptible to adverse developments in those markets than if it owned a more geographically diverse portfolio. Additionally, the PSF Entities’ retail shopping center properties depend on anchor stores or major tenants to attract shoppers and could be adversely affected by the loss of, or a store closure by, one or more of these tenants.

The PSF Entities do not have any tenants that individually represent 10% or more of its combined total assets or 10% or more or its combined gross revenues. The following represent the PSF Entities’ properties that are components of its portfolio and which each individually represents 10% or more of the related property’s total assets or gross revenues:

Lumber River Associates, LLC, Tuckernuck Associates, LLC and Perimeter Associates, LLC

Notes to Combined Financial Statements (continued)

For the Six Months Ended June 30, 2012 and 2011 (unaudited) and the Years Ended December 31, 2011 and 2010

6. Commitments and Contingencies (continued)

		(Unaudited)
		Net
		Rentable			Annual		Option
		Square	Square Footage Leased		Lease	Expiration	Periods
Property/Tenant	Location	Feet	Amount	Percentage	Payments	Date	Remaining
Shoppes at TJ Maxx	Richmond, VA	93,552
Tenant 1			32,400	34.63%	$294,192	4/30/2014	—
Lumber River Plaza	Lumberton, NC	66,781
Tenant 1			30,280	45.34%	$155,250	6/30/2013	5
Tenant 2			9,100	13.63%	$63,700	9/30/2015	1
Tenant 3			8,001	11.98%	$44,520	12/31/2012	2
Perimeter Square	Tulsa, OK	58,277
Tenant 1			26,813	46.01%	$339,162	6/30/2018	—
Tenant 2			10,754	18.45%	$90,334	7/31/2012	1

The Net Rentable Square Feet and square footage lease data in the above table has not been audited, but has been included in the above table because management believes that it is useful information.

Regulatory and Environmental

As the owner of the buildings on our properties, the PSF Entities could face liability for the presence of hazardous materials (e.g., asbestos or lead) or other adverse conditions (e.g., poor indoor air quality) in its buildings. Environmental laws govern the presence, maintenance, and removal of hazardous materials in buildings, and if the PSF Entities do not comply with such laws, it could face fines for such noncompliance. Also, the PSF Entities could be liable to third parties (e.g., occupants of the buildings) for damages related to exposure to hazardous materials or adverse conditions in its buildings, and the PSF Entities could incur material expenses with respect to abatement or remediation of hazardous materials or other adverse conditions in its buildings. In addition, some of the PSF Entities’ tenants routinely handle and use hazardous or regulated substances and wastes as part of their operations at our properties, which are subject to regulation. Such environmental and health and safety laws and regulations could subject the PSF Entities or its tenants to liability resulting from these activities. Environmental liabilities could affect a tenant’s ability to make rental payments to the PSF Entities, and changes in laws could increase the potential liability for noncompliance. This may result in significant unanticipated expenditures or may otherwise materially and adversely affect the PSF Entities’ operations. The PSF Entities are not aware of any material contingent liabilities, regulatory matters or environmental matters that may exist.

7. Related Party Transactions

Wheeler Interests, LLC and its affiliates (Wheeler Interests), controlled by Jon S. Wheeler (“Mr. Wheeler”), provide administrative services to the PSF Entities, including management, administrative, accounting, marketing, development and design services. Pursuant to the terms of the PSF Entities’ administrative services agreement, Wheeler Interests’ responsibilities include administering the PSF Entities’ day-to-day business operations, identifying and acquiring targeted real estate investments, overseeing the management of the investments, and handling the disposition of the real estate investments. The PSF Entities also benefits from Wheeler Interests’ affiliates that specialize in retail real estate investment and management, including (i) Wheeler Development, LLC, a full service real estate development firm, (ii) Wheeler Capital, LLC, a capital investment firm specializing in venture capital, financing, and small business loans, (iii) Wheeler Real Estate, LLC, a real estate management and administration firm, (iv) Site Applications, LLC, a full service facility company, equipped to handle all levels of building maintenance, and (v) TESR, LLC, a tenant relations company, serving as a liaison between property management, lease administration and leasing and working to provide information on the health and fiscal viability of each tenant.

The following summarizes related party activity between the PSF Entities and Wheeler Interests as of and

Lumber River Associates, LLC, Tuckernuck Associates, LLC and Perimeter Associates, LLC

Notes to Combined Financial Statements (continued)

For the Six Months Ended June 30, 2012 and 2011 (unaudited) and the Years Ended December 31, 2011 and 2010

7. Related Party Transactions (continued)

for the six months ended June 30, 2012 and 2011 and the years ended December 31, 2011 and 2010:

	June 30,		December 31,
	2012	2011	2011	2010
	(unaudited)
Amounts paid to Wheeler Interests and its affiliates:
Wheeler Interests	$30,674	$37,798	$67,555	$64,519
Wheeler Development	—	343	3,693	—
Wheeler Real Estate	56,345	68,147	113,456	145,458
Site Applications	34,263	36,028	87,018	75,708
Creative Retail Works	21,701	4,100	61,800	9,364
TESR	14,812	12,966	37,142	12,973

	$157,795	$159,382	$370,664	$308,022

Amounts due to (from) Wheeler Interests and its affiliates:
Wheeler Interests	$3,165	$124	$1,870	$492
Wheeler Development	—	321	—	—
Wheeler Real Estate	3,670	7,118	2,140	6,706
Site Applications	3,020	43	10,260	—
Creative Retail Works	—	—	25,829	—
TESR	3,760	32,640	90	29,255
Jon Wheeler and affiliates	79,125	(34,665)	90,020	(94,008)

	$92,740	$5,581	$130,209	$(57,555)

Until February 11, 2013 (90 days after the date of this prospectus), all dealers that effect transactions in our common shares, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as placement agent and with respect to their unsold allotments or subscriptions.

3,000,000 Share Minimum

4,000,000 Share Maximum

Wheeler Real Estate Investment Trust, Inc.

Common Stock

PROSPECTUS

Wellington Shields & Co., LLC	Capitol Securities Management, Inc.

November 13, 2012